As filed with the Securities and Exchange Commission on November 9, 1995

                                                      Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------
                               UJB FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

            New Jersey                     6712                 22-1903313
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                               301 Carnegie Center
                                  P.O. Box 2066
                        Princeton, New Jersey 08543-2066
                                 (609) 987-3200

    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                                   -----------
                           RICHARD F. OBER, JR., ESQ.
                               UJB Financial Corp.
             Executive Vice President, General Counsel and Secretary
                       301 Carnegie Center, P.O. Box 2066
                        Princeton, New Jersey 08543-2066
                                 (609) 987-3442

    (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                                   -----------
                                    Copy to:
                              HENRY S. BRYANS, ESQ.
                             Drinker Biddle & Reath
                       Philadelphia National Bank Building
                            Broad & Chestnut Streets
                             Philadelphia, PA 19107
                                   -----------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the acquisition of The Flemington National Bank and Trust Company by Registrant as described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                                   -----------
                         CALCULATION OF REGISTRATION FEE

                                                              Proposed       Proposed
                                                               Maximum        Maximum
                                                              Offering       Aggregate      Amount of
          Title of Securities               Amount to be      Price Per      Offering      Registration
           Being Registered                 Registered(1)      Unit(2)       Price(3)          Fee
          -------------------               -------------     ---------     ----------     ------------
Common Stock, Par value $1.20 (and
  associated stock purchase rights)(4)        1,652,508        $47.50      $45,527,610        $15,700


---------
(1) Based upon the 958,476 shares of The Flemington National Bank and Trust Company common stock which will be outstanding upon consummation of the Merger, multiplied by 1.7241, the highest exchange ratio for issuance of Registrant's Common Stock in the Merger specifically provided for in the Agreement and Plan of Merger.

(2) Based upon the last sale price of $47.50 of The Flemington National Bank and Trust Company common stock on November 7, 1995 as reported in the NASDAQ SmallCap Market, pursuant to Rule 457(f)(1).

(3) Based upon the price of The Flemington National Bank and Trust Company common stock referred to in footnote (2) hereof multiplied by the number of shares of The Flemington National Bank and Trust Company common stock referred to in footnote (1) hereof.

(4) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the Registrant's common stock.
                                   -----------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                          UJB FINANCIAL CORP.
                                           ----------------

                                         Cross-Reference Sheet
                                                  for
                               Registration Statement on Form S-4 and Prospectus
                                           ----------------

   Item
  Number           Caption in Form S-4                       Caption in Proxy Statement-Prospectus
  ------           -------------------                       -------------------------------------

A. INFORMATION ABOUT THE TRANSACTION

   1. Forepart of Registration Statement
        and Outside Front Cover Page of
        Prospectus ....................................  Facing Page of Registration Statement; Cross Reference Sheet;
                                                           Outside Front Cover Page of Prospectus

   2. Inside Front and Outside Back Cover
        Pages of Prospectus ...........................  Incorporation of Certain Documents by Reference; Available
                                                           Information; Table of Contents

   3. Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information .................  Incorporation of Certain Documents by Reference; Summary;
                                                           Introduction; Selected Financial Data; Pro Forma Financial Information

   4. Terms of the Transaction ........................  Summary; Introduction; The Merger; The Merger Agreement;
                                                           Description of UJB Capital Stock; Description of Flemington Capital Stock

   5. Pro Forma Financial Information .................  Selected Financial Data; Pro Forma Financial Information

   6. Material Contacts with the Company
        Being Acquired ................................  The Merger; The Merger Agreement

   7. Additional Information Required for
        Re-offering by Persons and Parties
        Deemed to be Underwriters .....................  Not Applicable

   8. Interests of Named Experts and Counsel ..........  Legal Matters

   9. Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities ...................................  Not Applicable

B. INFORMATION ABOUT THE REGISTRANT

  10. Information with Respect to S-3
        Registrants ..................................   Incorporation of Certain Documents by Reference; UJB Financial Corp.;
                                                           Description of UJB Capital Stock
  11. Incorporation of Certain Information by
        Reference ....................................   Incorporation of Certain Documents by Reference
  12. Information with Respect to S-2 or S-3
        Registrants .................................    Not Applicable
  13. Incorporation of Certain Information
        by Reference ................................    Not Applicable
  14. Information with Respect to Registrants
       Other Than S-2 or S-3 Registrants ............    Not Applicable



   Item
  Number           Caption in Form S-4                       Caption in Proxy Statement-Prospectus
  ------           -------------------                       -------------------------------------

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

  15. Information with Respect to S-3
        Companies ...................................     Not Applicable

  16. Information with Respect to S-2 or S-3
        Companies ...................................     Not Applicable

  17. Information with Respect to Companies
        Other Than S-2 or S-3 Companies .............     Selected Financial Data; Market Price and Dividend Matters;
                                                            Flemington Management's Discussion and Analysis of
                                                            Financial Condition and Results of Operations;
                                                            The Flemington National Bank and Trust Company;
                                                            Description of Flemington Capital Stock; Index to
                                                            Financial Statments of Flemington; Financial Statements
                                                            of Flemington
D. VOTING & MANAGEMENT INFORMATION

  18. Information if Proxies, Consents or
        Authorizations are to be Solicited ...........    Incorporation of Certain Documents by Reference; Summary;
                                                           Introduction; The Merger; Interests of Certain Persons in the
                                                           Merger; UJB Financial Corp.; The Flemington National
                                                           Bank and Trust Company
  19. Information if Proxies, Consents or
        Authorizations are not to be Solicited
        or in an Exchange Offer ......................    Not Applicable



                 The Flemington National Bank and Trust Company
                                 56 Main Street
                          Flemington, New Jersey 08822
                                 (908) 782-3151

                                                                          , 1995

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of the shareholders of The Flemington National Bank and Trust Company ("Flemington") which will be held on ___________, _____, 1996, at 9:30 a.m., local time, at the ___________,
_____ Street, Flemington, New Jersey.

     The purpose of the Special Meeting is to consider and vote upon the Agreement and Plan of Merger dated as of August 1, 1995 (the "Merger Agreement"), among Flemington, UJB Financial Corp. ("UJB"), and UJB's wholly owned subsidiary, United Jersey Bank ("UJBank"). The Merger Agreement provides for the merger of Flemington with and into UJBank (the "Merger"). UJB is a bank holding company headquartered in Princeton, New Jersey. Through its wholly owned banking subsidiaries, UJB currently maintains over 290 banking offices in New Jersey and eastern Pennsylvania.

     If the Merger is approved and completed, each Flemington shareholder will receive that number of shares of UJB Common Stock for each share of Flemington Common Stock as is obtained by multiplying that number of shares which such shareholder owns of record on the Exchange Date by the Exchange Ratio. The Merger Agreement provides that the Exchange Ratio will be determined following the Special Meeting in the manner set forth in the attached Proxy
Statement-Prospectus. On             , 1995, the last sale price for Flemington
Common Stock, as reported on the NASDAQ SmallCap Market was $_____ per share.

     The attached Proxy Statement-Prospectus contains important information concerning the Merger. We urge you to give it your careful attention.

     The Board of Directors of Flemington has carefully considered and approved the Merger Agreement and believes that the Merger is in the best interests of Flemington and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     YOUR VOTE IS EXTREMELY IMPORTANT. You are urged to sign, date and mail the enclosed proxy card promptly in the postage-prepaid envelope provided. If you attend the Special Meeting, you may vote in person even if you have already mailed your proxy card.

     On behalf of the Board of Directors, we wish to thank you for your support.

                                       Sincerely yours,


                                       GEORGE D. MULLER,
                                       Chairman of the Board


                                       NATHAN C. COLLINS,
                                       President and Chief Executive Officer

                 The Flemington National Bank and Trust Company
                                 56 Main Street
                          Flemington, New Jersey 08822
                                 (908) 284-4700

                                   ----------

                                     NOTICE
                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 1995

                                   ----------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of The Flemington National Bank and Trust Company ("Flemington" or "FNB") will be held at __________, New Jersey, on __________, 1996 at 9:30 a.m. (local time), for the purpose of considering and voting on the following matter:

          A proposal to approve the Agreement and Plan of Merger dated as of August 1, 1995 (the "Merger Agreement") among Flemington, UJB Financial Corp. and United Jersey Bank, which agreement provides for the merger of Flemington with and into United Jersey Bank, a wholly owned bank subsidiary of UJB Financial Corp., and for the conversion of outstanding shares of the common stock, par value $2.50 per share, of Flemington into whole shares of the common stock, par value $1.20 per share, of UJB Financial Corp. and cash in lieu of fractional shares of UJB Financial Corp. common stock, based on an exchange ratio to be determined subsequent to the date of the Special Meeting (subject to certain anti-dilution adjustments), all as more fully described in the accompanying Proxy Statement-Prospectus.

     A description of the Merger Agreement and related matters is contained in the Proxy Statement-Prospectus that accompanies this Notice.

     Pursuant to the Bylaws of Flemington, the Board of Directors has fixed __________, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. Only record holders of outstanding Flemington common stock as of the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

                                             By order of the Board of Directors


                                             [Signature Cut]

                                             VICTORIA A. ARCELLA
                                             Secretary

Flemington, New Jersey
       , 1995

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING OR NOT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE SELF-ADDRESSED POSTAGE-PAID ENVELOPE.

THE BOARD OF DIRECTORS OF FLEMINGTON UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT AND PLAN OF MERGER.

       [FLEMINGTON LOGO]                                 [UJB LOGO]

       PROXY STATEMENT                                    PROSPECTUS
 THE FLEMINGTON NATIONAL BANK                         UJB FINANCIAL CORP.
       AND TRUST COMPANY                              301 CARNEGIE CENTER
        56 MAIN STREET                          PRINCETON, NEW JERSEY 08543-2066
 FLEMINGTON, NEW JERSEY 08822                          (609) 987-3200
       (908) 782-3152

                               1,652,508 SHARES OF
                    COMMON STOCK (PAR VALUE $1.20 PER SHARE)

     This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $2.50 per share, of The Flemington National Bank and Trust Company, a national banking association ("Flemington"), in connection with the solicitation of proxies by the Board of Directors of Flemington ("Flemington Board") for use at the Special Meeting of Flemington's shareholders to be held at ___________________, New Jersey, at ______a.m. (local time) on ________,
____, 1995, and at any adjournments thereof ("Special Meeting").

     This Proxy Statement-Prospectus relates to up to 1,652,508 shares of common stock, par value $1.20 per share ("UJB Stock"), of UJB Financial Corp, a New Jersey corporation and registered bank holding company ("UJB"), to be issued upon the merger ("Merger") of Flemington with and into United Jersey Bank, a New Jersey chartered banking corporation ("UJBank"), pursuant to an Agreement and Plan of Merger dated as of August 1, 1995 ("Merger Agreement"). In the Merger, each outstanding share of Flemington's common stock, par value $2.50 per share ("Flemington Stock"), outstanding at the Effective Time (as defined herein) will be converted into the right to receive whole shares of UJB Stock and cash in lieu of any fractional shares of UJB Stock ("Cash In Lieu
Amount"), based on an exchange ratio to be determined subsequent to the date of the Special Meeting ("Exchange Ratio"), adjusted, if necessary, in accordance with certain anti-dilution provisions (such whole shares of UJB Stock and such Cash In Lieu Amount determined in accordance with the Exchange Ratio and any necessary anti-dilution adjustments are referred to collectively herein as the "Merger Consideration"). As set forth in the Merger Agreement, the Exchange Ratio will be fixed based on the "Average Price" of UJB Stock over a period ending on the "Determination Date" (as both terms are defined herein). The Exchange Ratio will not be lower than 1.3514 and will not be higher than 1.7241 except in certain circumstances more fully described herein. See "THE MERGER AGREEMENT--Determination of Exchange Ratio" for further discussion of the Exchange Ratio.

     This Proxy Statement-Prospectus constitutes (1) the Proxy Statement of Flemington relating to the solicitation of proxies by the Flemington Board for use at the Special Meeting to be held for the purpose of considering and voting upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, and (2) the Prospectus of UJB with respect to the UJB Stock to be issued in the Merger. Consummation of the Merger is subject to various conditions, including the approvals of the shareholders of Flemington, the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and the Commissioner of Banking of the State of New Jersey ("New Jersey Commissioner of Banking").

     UJB Stock is traded on the New York Stock Exchange, and Flemington Stock is traded on the NASDAQ Stock Market--Small Cap Market. The closing sale prices of UJB Stock and Flemington Stock were $34.875 and $41.25, respectively, on August 1, 1995 (the last day prior to the public announcement of the Merger), and were $__________ and $_______, respectively, on December __, 1995.

     Subsequent to the execution of the Merger Agreement, on September 10, 1995, UJB entered into a merger agreement with The Summit Bancorporation, providing for the merger of The Summit Bancorporation with and into UJB under the name "Summit Bank Corp." Additional information regarding that merger is contained in this Proxy Statement-Prospectus.

     All information contained in this Proxy Statement-Prospectus with respect to UJB has been supplied by UJB, and all information with respect to Flemington has been supplied by Flemington.

     The Proxy Statement-Prospectus is first being mailed to Flemington shareholders on or about _________, 1995.

                              --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                              --------------------

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it would be unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create an implication that there has been no change in the affairs of UJB or Flemington or in the information set forth herein since the date of this Proxy Statement-Prospectus.
                              --------------------

         The date of this Proxy Statement-Prospectus is _______, 1995.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
AVAILABLE INFORMATION ................................................     1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ......................     2
SUMMARY ..............................................................     3
     The Companies ...................................................     3
     Flemington Special Meeting ......................................     3
     Stock Held By Affiliates ........................................     4
     The Merger ......................................................     4
     Market Prices and Dividends .....................................     6
     Recent Acquisitions .............................................     8
     Summary of Comparative Per Share Data ...........................     9
INTRODUCTION .........................................................    11
SPECIAL MEETING ......................................................    11
     Record Date; Vote Required ......................................    11
     Holders of Flemington Voting Securities .........................    12
     Proxies; Revocation; Solicitation ...............................    13
SELECTED FINANCIAL DATA ..............................................    14
FLEMINGTON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS ................................    17
PRO FORMA FINANCIAL INFORMATION ......................................    35
     Pro Forma Condensed Combined Balance Sheet ......................    36
     Pro Forma Condensed Combined Statements of Income ...............    37
     Notes to Pro Forma Financial Information ........................    42
MARKET PRICE AND DIVIDEND MATTERS ....................................    43
     Market Price and Dividend History ...............................    43
     Flemington Dividends Under Merger Agreement .....................    44
     Dividend Limitations ............................................    44
THE MERGER ...........................................................    44
     Recommendation of the Flemington Board and Reasons
       for the Merger ................................................    44
     Background ......................................................    45
     Opinion of Flemington's Financial Advisor .......................    48
     Charter and By-Laws of Surviving Corporation ....................    51
     Board of Directors and Officers of Surviving Corporation ........    51
     Dissenters' Rights ..............................................    51
     New York Stock Exchange Listing .................................    52
     Accounting Treatment ............................................    52
     Certain Federal Income Tax Consequences of the Merger ...........    52
     Resale of UJB Stock .............................................    53
     Differences in Shareholders' Rights .............................    53
THE MERGER AGREEMENT .................................................    59
     Effective Time ..................................................    59
     Closing of the Merger ...........................................    59
     Determination of Exchange Ratio .................................    59
     Exchange of Flemington Certificates .............................    59
     Termination Fee .................................................    60
     Amendment .......................................................    61
     Covenants .......................................................    61
     Regulatory Approvals ............................................    62
     Conditions to the Merger; Termination ...........................    63
     Expenses ........................................................    63

                                      (i)

                                                                         Page
                                                                         ----
INTERESTS OF CERTAIN PERSONS IN THE MERGER ...........................    63
     Indemnification..................................................    63
     The Flemington National Bank and Trust Company Defined
       Contribution Plan and Other Arrangements.......................    64
      Employment and Severance Arrangements...........................    64
      Affiliate Transaction...........................................    65
UJB FINANCIAL CORP. ..................................................    66
     Description of Business .........................................    66
     Recent Developments .............................................    66
DESCRIPTION OF UJB CAPITAL STOCK .....................................    68
     Common Stock ....................................................    68
     Preferred Stock .................................................    68
     Shareholder Rights Plan .........................................    69
THE FLEMINGTON NATIONAL BANK AND TRUST COMPANY .......................    69
     Description of Business .........................................    69
     Description of Properties .......................................    85
     Legal Proceedings ...............................................    85
DESCRIPTION OF FLEMINGTON CAPITAL STOCK ..............................    86
     Common Stock ....................................................    86
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE
  SPECIAL MEETING ....................................................    86
SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETINGS........................    86
LEGAL MATTERS ........................................................    87
EXPERTS ..............................................................    87
INDEX TO FINANCIAL STATEMENTS OF FLEMINGTON ..........................   F-1
FINANCIAL STATEMENTS OF FLEMINGTON ...................................   F-2
AGREEMENT AND PLAN OF MERGER (without exhibits) ..................  Appendix A
OPINION OF ADVEST, INC. ..........................................  Appendix B
SECTION 214a OF THE NATIONAL BANK ACT ............................  Appendix C

                                      (ii)

                              AVAILABLE INFORMATION

     Each of UJB and Flemington is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securites and Exchange Commission ("Commission"), in the case of UJB, and the Office of the Comptroller of the Currency ("OCC"), in the case of Flemington, relating to its businesses, financial statements and other matters. The Registration Statement discussed below and the exhibits thereto as well as such reports, proxy statements and other information filed by UJB may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, UJB Stock is listed on the New York Stock Exchange
("NYSE") and reports, proxy statements and other information concerning UJB are available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information filed by Flemington pursuant to the information requirements of the Exchange Act can be inspected at the offices of the OCC, Securities, Investments, and Fiduciary Practices Division, Washington, D.C. 20219. Further, Flemington Stock is authorized for inclusion in The NASDAQ SmallCap Market tier of The NASDAQ Stock Market ("NASDAQ/SmallCap") and reports, proxy statements and other information concerning Flemington are available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     UJB has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), in respect of the UJB Stock to be issued in the Merger ("Registration Statement"). As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits filed as a part thereof or incorporated by reference therein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference into and made a part of this Proxy Statement-Prospectus the following documents filed by UJB (File No. 1-6451) with the Commission: (1) the Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (2) the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995; (3) the Current Reports on Form 8-K dated January 19, 1995, August 1, 1995, September 10, 1995 (two at such date), and October 27, 1995; and (4) the description of UJB Stock contained in UJB's Registration Statement on Form 10 filed pursuant to Section 12(b) of the Exchange Act, dated August 31, 1970, and the description of the preferred stock purchase rights appurtenant to the UJB Stock contained in UJB's Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, dated August 28, 1989, including all amendments thereto and reports filed under the Exchange Act for the purpose of updating either description. Such incorporation by reference will not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K. There are hereby incorporated by reference into and made a part of this Proxy Statement-Prospectus the following documents filed by The Summit Bancorporation (File No. 0-8026) with the Commission: (1) Item 8 of the Annual Report of Form 10-K for the fiscal year ended December 31, 1994 and (2) Item 1 of the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995. All documents filed by UJB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that is also incorporated or deemed incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. UJB hereby undertakes, with respect to the documents listed above filed with the Commission, to provide without charge to each person, including any beneficial owner, to whom this Proxy Statement-Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated into this Proxy Statement-Prospectus and deemed to be part hereof, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests for documents filed by UJB or The Summit Bancorporation should be directed to Richard F. Ober, Jr., Secretary, UJB Financial Corp., 301 Carnegie Center, P.O. Box 2066, Princeton, New Jersey 08543-2066 (telephone (609) 987-3442). In order to ensure timely delivery of documents prior to the Special Meeting, any request should be made by_______, 1995.

                                     SUMMARY

     The following constitutes a brief summary, for the convenience of the shareholders of Flemington, of the information contained in this Proxy Statement-Prospectus, including Appendices A, B and C hereto, relating to the proposal to approve the Merger Agreement. The summary is necessarily selective and is qualified in its entirety by the more extensive discussion contained elsewhere in this Proxy Statement-Prospectus, relating to the proposal to approve the Merger Agreement, by Appendices A, B and C hereto and by the documents incorporated by reference herein. Flemington shareholders are encouraged to read carefully this Proxy Statement-Prospectus, including Appendices A, B and C.

The Companies

  UJB

     UJB Financial Corp., a New Jersey corporation and registered bank holding company with its principal executive offices at 301 Carnegie Center, Princeton, New Jersey, through its wholly owned subsidiary banks, United Jersey Bank and First Valley Bank, operated 290 banking offices located in New Jersey and eastern Pennsylvania at September 30, 1995. The subsidiary banks of UJB are engaged in a general banking business. They offer demand and interest bearing deposit accounts, make business, real estate, personal and instalment loans, and provide lease financing and trust and fiduciary services. In addition, UJB owns eight active nonbank subsidiaries that are engaged primarily in discount brokerage, venture capital investment, commercial finance lending, lease financing and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

  Flemington

     The Flemington National Bank and Trust Company, a national banking association, with its principal executive offices at 56 Main Street, Flemington, New Jersey, operated, as of September 30, 1995, eight banking offices located in Clinton Township, Delaware Township, East Amwell Township, Flemington (2), Lambertville, Raritan Township and Three Bridges, New Jersey. Flemington's primary business consists of attracting deposits from the general public and originating loans that are secured by residential properties, as well as originating commercial and consumer loans.

Flemington Special Meeting

  Time, Date, Place and Purpose

     The Special Meeting will be held on ___________, 1996 at 9:30 a.m. (local time), at the __________ New Jersey, to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached hereto as Appendix A.

  Record Date; Vote Required

     The record date for determining the Flemington shareholders entitled to notice of and to vote at the Special Meeting is ___________, 1995 ("Record Date"). The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Flemington Stock is necessary to constitute a quorum at the Special Meeting. An affirmative vote of the holders of two-thirds of the shares of Flemington Stock outstanding and entitled to vote at the Special Meeting is necessary to approve the Merger Agreement. Notwithstanding receipt of the requisite vote of Flemington shareholders to approve the Merger Agreement, should such be received, both Flemington and UJB have the right to refuse to close the Merger in the event the number of Dissenting Shares (as defined herein) exceeds five percent (5%) of the Flemington Stock outstanding on the Record Date. In the event that there are not sufficient votes to approve the proposal or the number of Dissenting Shares exceeds five percent (5%) of the Flemington Stock outstanding on the Record Date, the Special Meeting may be adjourned from time to time by a majority of those present in person or by proxy in order to permit, as appropriate, further solicitation of proxies by Flemington or discussions with Dissenting Shareholders (as defined herein); provided however, proxies voting against the Merger Agreement will not be used by the proxy holders to vote in favor of the adjournment pursuant to such proxy holders' discretionary voting authority.

Stock Held by Affiliates

     The directors and executive officers of Flemington and their affiliates beneficially owned as of the Record Date 60,367 shares entitled to vote on the Merger Agreement, representing 6.30% of the issued and outstanding shares of Flemington Stock. Approval of the Merger Agreement by Flemington Shareholders (as defined herein) will require the affirmative vote of 638,984 of the issued and outstanding shares of Flemington Stock. The directors and the executive officers of Flemington have all indicated that they will vote their shares of Flemington Stock in favor of the Merger Agreement.

The Merger

  Determination of Exchange Ratio

     The shares of each holder of Flemington Stock will be converted in the Merger into the right to receive the Merger Consideration. However, the number of whole shares of UJB Stock and the Cash In Lieu Amount constituting the Merger Consideration, and the Exchange Ratio upon which the determination of the Merger Consideration will be based, have not been fixed and will not be fixed until a date subsequent to the Special Meeting. The Merger Agreement provides that the Exchange Ratio (and thereby the shares of UJB Stock and Cash In Lieu Amount constituting the Merger Consideration) will be fixed on the "Determination Date," a date which may be any date between, and including, the Closing Date of the Merger and the date which is ten business days prior to the Closing Date. The Exchange Ratio will be set by reference to the "Average Price" of UJB Stock, which will be the price representing the average of the closing prices of UJB Stock on the NYSE--Composite Transactions Tape over a ten consecutive trading-day period ending on the Determination Date, and will be based upon the following criteria:


                    "Average Price" of UJB Stock on
                       the "Determination Date"                               Exchange Ratio
                    -------------------------------                           --------------
Greater than $37.00 ......................................................  1.3514
Equal to or greater than $29.00 and equal to or less than $37.00 .........  $50.00 (div. by) Average Price
Less than $29.00 and greater than or equal to $26.10 .....................  1.7241
Less than $26.10 .........................................................  Flemington may terminate the
                                                                              Merger Agreement unless UJB
                                                                              agrees to an Exchange Ratio
                                                                              equal to $45.00 (div. by) Average Price


     Flemington shareholders will be required to vote on the proposal to approve the Merger Agreement prior to knowing the Exchange Ratio.

     The Exchange Ratio is also subject to certain anti-dilution adjustments. See "THE MERGER AGREEMENT--Determination of Exchange Ratio."

  Conversion of Outstanding Flemington Stock

     At 12:01 a.m. on the day after the Merger Agreement and necessary certifications pursuant to the New Jersey Banking Act have been filed with the New Jersey Commissioner of Banking ("Effective Time"), Flemington will be merged with and into UJBank. If the Merger is approved by the Flemington shareholders and subject to the satisfaction or waiver of certain conditions in the Merger Agreement, it is presently contemplated that the Effective Time will occur in the first quarter of 1996. At the Effective Time, each outstanding share of Flemington Stock, other than (i) shares of Flemington Stock beneficially owned by UJB or a subsidiary of UJB, if any, (ii) shares held in the treasury of Flemington, if any, and (iii) shares in respect of which dissenters rights are exercised (see "THE MERGER--Dissenters Rights"), if any, will be converted into and represent the right to receive the Merger Consideration. As soon as practicable following the Effective Time, each holder of Flemington Stock will receive from the Exchange Agent, a letter of transmittal and instructions for exchanging certificates representing their Flemington Stock ("Flemington Certificates") for a certificate representing whole shares of UJB Stock and, if entitled thereto, a check representing a Cash In Lieu Amount.

  Recommendation of Flemington Board

     The Flemington Board unanimously recommends that Flemington shareholders vote to approve the Merger Agreement.

  Opinion of Flemington's Financial Advisor

     Flemington engaged Advest, Inc., Financial Institutions Group ("Advest") to render financial advisory and investment banking services in connection with Flemington management's decision to explore various methods to enhance Flemington shareholder value. Pursuant to such engagement, Advest has evaluated the financial terms of the Merger. Advest has delivered to Flemington an opinion dated __________, 1995 stating that, as of __________, 1995, based on the review and assumptions and subject to the limitations described therein, the Exchange Ratio was fair, from a financial point of view, to Flemington's shareholders. A copy of Advest's opinion is attached as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety. See "THE MERGER--Opinion of Flemington's Financial Advisor."

  Dissenters' Rights

     By complying with the specific procedures set forth in Section 214a of The National Bank Act, provided as Appendix C hereto, and described herein, a Flemington shareholder has the right to receive in cash the value of the Flemington Stock held by such Flemington shareholder determined as of the date the Merger Agreement is approved by Flemington shareholders by a committee of three appraisers, or upon appeal by the Flemington shareholder, by the U.S. Comptroller of the Currency. See "THE MERGER--Dissenters' Rights."

  Accounting Treatment

     It is anticipated that the Merger, when consummated, will be accounted for as a pooling-of-interests. See "THE MERGER--Accounting Treatment."

  Federal Income Tax Consequences in General

     Thompson & Mitchell, UJB's legal counsel, has delivered its opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain repesentations made by UJB and Flemington and certain shareholders of Flemington, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss will be recognized by Flemington shareholders who exchange their shares of Flemington Stock solely for shares of UJB Stock in the Merger. However, cash received in lieu of fractional shares may give rise to taxable income. Each Flemington shareholder is urged to consult his or her tax advisor to determine the specific tax consequences of the Merger to such shareholder, including the applicability of various state, local, and foreign tax laws. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

  Regulatory Approvals

     Consummation of the Merger requires, and is conditioned upon receipt of, the approval of the Merger by the Federal Reserve Board and the New Jersey Commissioner of Banking. The Merger may not be consummated until after the expiration of a 15-to-30-day statutory waiting period following receipt of Federal Reserve Board approval without objection to the Merger by the United States Department of Justice ("Justice Department"). See "THE MERGER AGREEMENT--Regulatory Approvals."

  Conditions of the Merger

     Consummation of the Merger is subject to the satisfaction of certain conditions including, among other things, the approval of the Merger Agreement by the requisite vote of Flemington's shareholders, the number of Dissenting Shares not exceeding five percent (5%) of Flemington Stock outstanding on the Record Date and the receipt of all requisite regulatory approvals and the expiration of any required waiting periods in connection therewith. See "THE MERGER AGREEMENT--Conditions to the Merger; Termination."

  Exchange of Certificates

     After the Effective Time, Flemington's shareholders will receive in the mail from the Exchange Agent letters of transmittal and instructions for exchanging Flemington Certificates for the Merger Consideration to which they become entitled. Flemington's shareholders should not surrender their Flemington Certificates until they receive these instructions. See "THE MERGER AGREEMENT--Exchange of Flemington Certificates."

     In the event a Flemington Certificate has been, lost, stolen, destroyed or is not properly registered, the holder of the Flemington Stock represented thereby is urged, in order to avoid delays and additional expense, to notify Flemington's registrar and transfer agent, United Missouri Trust Company of New York, One Battery Park Plaza, New York, NY 10004, of such fact and begin the process of having replacement certificates issued.

  Interests of Certain Persons in the Merger

     Directors and executive officers of Flemington have interests in the Merger that are in addition to their interests as shareholders of Flemington. These interests include: (1) indemnification of directors and officers of Flemington against certain claims that may arise after the Effective Time based on services provided to Flemington or any subsidiary of Flemington prior to the Effective Time; (2) UJB's covenant to use its best efforts to purchase insurance for six years after the Effective Time, subject to a maximum premium limitation, protecting Flemington directors and officers against such claims; (3) the assumption by UJB of Flemington's obligations under an employment agreement with Nathan C. Collins, President and Chief Executive Officer of Flemington, providing for Mr. Collins to receive salary at his base annual rate of $190,000 and customary perquisites through at least February of 1997; (4) the assumption by UJB of Flemington's obligations under a stock appreciation rights agreement with Mr. Collins which granted Mr. Collins cash-settlement stock appreciation rights with respect to 10,000 shares of Flemington Stock, 5,000 of which became exercisable upon grant and 5,000 of which become exercisable upon the earlier to occur of March 1, 1996 or the Effective Time; (5) the assumption by UJB of Flemington's obligations under a stock appreciation rights agreement with J. Kirby Fowler, Director and former President and Chief Executive Officer of Flemington, which granted Mr. Fowler cash-settlement stock appreciation rights with respect to 2,500 shares of Flemington Stock, all of which became exercisable upon grant; and (6) for Garrett P. Bromley, Thomas C. Pickel and Victoria Ann Arcella, (i) payments under their change in control agreements with Flemington of an amount equal to one year's salary in the event their employment with UJB is terminated within one year following the Effective Time other than for cause, and (ii) a payment of $72,000 each in the event they continue their employment with Flemington until the Effective Time and with UJB for a period of 30 days after the Effective Time. These interests and the underlying assumptions are described in more detail below under "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

Market Prices and Dividends

     UJB Stock is listed and traded on the NYSE. Flemington Stock is listed and traded on the NASDAQ/SmallCap. Flemington stock commenced trading on NASDAQ/SmallCap in October, 1994. The following table presents for the periods indicated (rounded to the nearest cent and adjusted for all stock splits and stock dividends) the high and low sale prices of a share of UJB Stock and the high and low bid prices of a share of Flemington Stock and dividends declared per share on UJB Stock and Flemington Stock.


                                               UJB Stock                      Flemington Stock
                                     -----------------------------     ----------------------------
                                       Sale Prices                        Bid Prices*
                                     ----------------    Dividends     ----------------   Dividends
Year                                  High      Low      Per Share      High       Low    Per Share
----                                 ------    ------    ---------     ------    ------   ---------
1993 .............................   $33.25    $21.63      $0.69       $24.25    $21.00     $0.10
1994 .............................    29.25     22.50       0.94        27.35     22.25      0.45
1995 (through      , 1995)

---------
* Based on data furnished by the National Quotation Bureau, Incorporated. The quoted bids represent prices between buyers and sellers and do not include any retail markup, markdown or commission. They may not necessarily represent actual transactions. These quoted bids have been restated to reflect the 5% stock dividends that became effective during 1994 and 1995 and rounded to the nearest $0.25.
                                       6

     The following table presents (rounded to the nearest cent) for August 1, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and for ,1995, the last sale price of a share of UJB Stock, the last sale price of a share of Flemington Stock and the pro forma equivalent in UJB Stock of a share of Flemington Stock computed by multiplying the last sale price of UJB Stock on each of the dates specified in the table by a hypothetical Exchange Ratio that was fixed by assuming, for purposes of the Exchange Ratio criteria set forth in the Merger Agreement (see "THE MERGER AGREEMENT--Determination of Exchange Ratio"), that the date set forth in the first column of the table was the "Determination Date" and that the Average Price was the last sale price of UJB Stock on the assumed Determination Date. The pro forma equivalents set forth below are provided for illustration purposes only. Neither pro forma equivalent is intended to represent the actual pro forma equivalent that will be applicable to the Merger; such amount will not be calculable until a date subsequent to the Special Meeting.

                                                        Pro Forma
                                                        Flemington    Exchange
                               UJB       Flemington     Equivalent    Ratio(1)
                              ------     ----------     ----------    --------
August 1, 1995 .............  $34.88      $41.25          $59.13       1.4335
        , 1995 .............

     On the date the Exchange Ratio is fixed and on the date UJB Certificates are received by Flemington shareholders entitled thereto, the price of a share of UJB Stock, the Pro Forma Flemington Equivalent and the actual Exchange Ratio applicable to the Merger may differ from those set forth above. Flemington shareholders should obtain current price quotations. In addition, past dividends paid in respect of UJB Stock and Flemington Stock are not necessarily indicative of future dividends, which may be declared and paid. No assurance can be given concerning dividends to be declared and paid in respect of UJB Stock and Flemington Stock before or after the Effective Time. See "MARKET PRICE AND DIVIDEND MATTERS."

     The following table presents, as of __________, 1995, the current annualized dividend rate for a share of UJB Stock, for a share of Flemington Stock, and (rounded to the nearest cent) for the pro forma equivalent in UJB Stock of a share of Flemington Stock computed by multiplying the annualized dividend rate of a share of UJB Stock by certain hypothetical Exchange Ratios set forth and described below.

                                                        Pro Forma
                                                        Flemington    Exchange
                               UJB       Flemington     Equivalent    Ratio(1)
                              ------     ----------     ----------    --------

        , 1995 .............                              $            1.3514
                                                          $            1.5152
                                                          $            1.7241
----------
(1) The listed Exchange Ratios have been furnished for illustration purposes only. The Exchange Ratio has not been fixed, will not be fixed until a date subsequent to the scheduled date of the Special Meeting, and may, when fixed as provided for in the Merger Agreement, differ from the Exchange Ratios set forth above. The Exchange Ratios listed above would be applicable in the following situations:

                                                Average Price of
                                                UJB Stock on the
              Exchange Ratio                   Determination Date
              --------------                   -------------------
              1.3514                           Greater than $37.00
              1.5152                           $33.00
              1.7241                           less than $29.00 but greater
                                                 than or equal to $26.10

     The Merger Agreement provides that, for Average Prices of UJB Stock on the Determination Date of between $29.00 and $37.00, the Exchange Ratio would vary from 1.3514 to 1.7241 (based on the formula of $50.00 (div. by) Average Price). The Exchange Ratio of 1.5152 applies only if the Average Price of UJB Stock on the Determination Date is exactly $33.00, the mid-point between $29.00 and $37.00.

     The Exchange Ratio would differ from the hypothetical Exchange Ratios presented in the table if the Average Price of UJB Stock on the Determination Date were less than $26.10. In such case, Flemington could terminate the Merger Agreement unless UJB agreed to the Exchange Ratio determined by dividing $45.00 by the Average Price. See "THE MERGER AGREEMENT--Determination of Exchange Ratio."

Recent Acquisitions

     On September 10, 1995, UJB entered into an Agreement and Plan of Merger with The Summit Bancorporation ("Summit"), a New Jersey-headquartered bank holding company, pursuant to which Summit will merge with and into UJB under the name "Summit Bank Corp." (the "Summit Acquisition"). Although T. Joseph Semrod, Chairman, President and Chief Executive Officer of UJB, John G. Collins, Vice Chairman of UJB, and Robert G. Cox, President and Chief Executive Officer of Summit had had general discussions about the possible merger of UJB and Summit over the years, Mr. Cox first expressed a specific interest in exploring the feasibility of a merger at a breakfast meeting with Mr. Collins on July 21, 1995. Mr. Collins, who had succeeded Mr. Cox as Chairman of the New Jersey Bankers Association, and Mr. Cox met regularly for breakfast every three or four months. The July 21, 1995 breakfast was scheduled prior to, but took place subsequent to a July 18, 1995 meeting of Summit's Executive Committee at which strategic alternatives for Summit were explored. The next contact between UJB and Summit regarding a merger took place on August 8, 1995. Several meetings were held among Messrs. Semrod, Collins and Cox between August 17, 1995 and September 10, 1995, the date both the Summit Board and UJB Board approved the merger agreement between Summit and UJB. In addition to the merger of Summit into UJB, the merger agreement further provides for the merger of UJBank and Summit Bank, Summit's banking subsidiary, under the name "Summit Bank." Upon consummation of the Summit Acquisition, each share of Summit common stock will be converted into a right to receive 0.90 shares of UJB Stock and cash in lieu of fractional shares. Further, each share of Summit adjustable rate cumulative preferred stock ($25 stated value) ("Summit Preferred") will be converted into a right to receive a like number of shares of a newly created class of UJB preferred stock ("UJB Series C Preferred") having the same relative rights, preferences and limitations as the Summit Preferred and having relative rights, preferences and limitations substantially similar to those of the UJB Series B Preferred Stock except for dividend payment dates, dividend interest rates and the voting rights that apply in the event of nonpayment of dividends. The Summit Acquisition is expected to be accounted for as a pooling-of-interests. At September 30, 1995, Summit had total consolidated assets, deposits and shareholders' equity of $5.6 billion, $4.6 billion and $484.6 million. Subject to the satisfaction of certain conditions, including the approval of the Summit Acquisition by the shareholders of UJB and Summit, the Summit Acquisition is expected to close late in the first quarter of 1996. For a further description of the Summit Acquisition, see "UJB FINANCIAL CORP.--Recent Developments."

     On July 11, 1995, UJB completed the acquisition of Bancorp New Jersey, Inc. ("Bancorp"), a New Jersey-headquartered bank holding company, which has been accounted for on a purchase accounting basis (the "Bancorp Acquisition"). At July 11, 1995, Bancorp had assets of $506 million and deposits of $451 million. In the transaction, 60 percent of the outstanding Bancorp common stock was exchanged for UJB Stock at the exchange ratio of 1.5441 shares of UJB Stock for each share of Bancorp common stock, resulting in a total of 1,948,153 shares of UJB Stock being issued, and the remaining 40 percent of outstanding Bancorp common stock was exchanged for cash at the rate of $43.10 per share, for an aggregate cash payment of $36,273,463.

     On June 13, 1995, Summit entered into an Agreement and Plan of Merger with Garden State Bancshares, Inc. ("Garden State"), a New Jersey-headquartered bank holding company, pursuant to which Garden State will merge with and into Summit and for the exchange of Garden State common stock at the exchange ratio of 1.08 shares of Summit common stock (and cash in lieu of fractional shares) for each share of Garden State common stock ("Garden State Acquisition", and, together with the Summit Acquisition, the "Pooling Acquisitions"). The Garden State Acquisition is expected to be accounted for as a pooling-of-interests. On September 30, 1995, Garden State had total consolidated assets, deposits and shareholders' equity of $314 million, $284 million and $29 million, respectively.

     UJB continually evaluates acquisition opportunities and in the past two years has accepted numerous invitations to conduct due diligence on an anonymous basis in connection with acquisition opportunities. Following certain of its due diligence activities, UJB has submitted bids to investment bankers observing confidential bidding procedures in connection with those acquisition opportunities consistent with UJB's long-term strategic plans. The anonymous due diligence and confidential bidding procedures preclude UJB from knowing the identity of other bidders and assumes the confidentiality of its participation in acquisition opportunities is also preserved. Acquisitions, where they are successfully negotiated, typically involve the payment of a premium over book and market values, and therefore some dilution of UJB's book value and net income per common share may occur in connection with such acquisition transactions, including the Pooling Acquisitions. The Agreement does not restrict UJB's ability to engage in acquisition transactions but, during the effectiveness of the merger agreement between Summit and UJB, UJB has agreed to limit its acquisition transactions to certain de minimis amounts.

     The Pooling Acquisitions are reflected in the pro forma information set forth herein, unless otherwise indicated. See "SUMMARY--Summary of Comparative Per Share Data," "SELECTED FINANCIAL DATA," and "PRO FORMA FINANCIAL INFORMATION."

                      Summary of Comparative Per Share Data

     The following summary presents, for the periods indicated, selected comparative per share data: (i) on a historical basis for both UJB and Flemington; (ii) on a pro forma combined basis for UJB, giving effect to the Merger, assuming that the Merger had been effective at the beginning of the periods presented; (iii) on a pro forma combined basis for UJB, assuming the Merger and the Pooling Acquisitions had been effective for all periods presented; and (iv) on a pro forma equivalent basis per common share for Flemington, assuming that the Merger, and the Merger and the Pooling Acquisitions had been effective for all periods presented. Such data are computed on a pro forma equivalent basis with respect to a share of Flemington Stock by multiplying the pro forma combined amount (giving effect to both the Merger and the Merger and the Pooling Acquisitions) by certain Exchange Ratios provided for in the Merger Agreement. As previously described, the Exchange Ratio has not yet been fixed and will not be fixed until a date subsequent to the Special Meeting. When so fixed, the Exchange Ratio may differ from any of the exchange ratios set forth below for illustration purposes. See "THE MERGER AGREEMENT--Determination of Exchange Ratio." The pro forma consolidated statements of income do not give effect to anticipated expenses and nonrecurring changes related of the Merger and the estimated effect of revenue enhancements and expense savings associated with consolidation of operations of UJB and Flemington. See "SUMMARY--Recent Acquisitions," "SELECTED FINANCIAL DATA," "PRO FORMA FINANCIAL INFORMATION" and "FINANCIAL STATEMENTS OF FLEMINGTON."



                                                                           Nine Months
                                                                              Ended           Year Ended
                                                                          September 30,      December 31,
                                                                          --------------   -------------------
                                                                           1995   1994     1994   1993    1992
                                                                           ----   ----     ----   ----    ----
Net Income Per Share (1)(2)
Historical:
   UJB ................................................................    $2.20   $1.73   $2.35   $1.50  $1.09
   Flemington .........................................................     1.65    1.68    2.28    0.95   1.28
Pro Forma Combined at Exchange Ratio of (3):
   1.3514 .............................................................     2.18    1.72    2.33    1.48   1.09
   1.5152 .............................................................     2.17    1.71    2.32    1.47   1.08
   1.7241 .............................................................     2.16    1.71    2.32    1.47   1.08
All transactions Pro Forma Combined at Exchange Ratio of (3):
   1.3514 .............................................................     1.99    1.19    1.77    1.52   1.08
   1.5152 .............................................................     1.99    1.19    1.77    1.52   1.08
   1.7241 .............................................................     1.98    1.19    1.77    1.52   1.08
Pro Forma Combined Flemington equivalent at Exchange Ratio (3):
   1.3514 .............................................................     2.95    2.32    3.15    2.00   1.47
   1.5152 .............................................................     3.29    2.59    3.52    2.23   1.64
   1.7241 .............................................................     3.72    2.95    4.00    2.53   1.86
All transactions Pro Forma Combined Flemington equivalent at
  Exchange Ratio of (3):
   1.3514 .............................................................     2.69    1.61    2.39    2.05   1.46
   1.5152 .............................................................     3.02    1.80    2.68    2.30   1.64
   1.7241 .............................................................     3.41    2.05    3.05    2.62   1.86
Dividends per Share (1)(4)
Historical:
   UJB ................................................................     0.87    0.68    0.94    0.69   0.60
   Flemington .........................................................     0.59    0.30    0.45    0.10     --
Pro Forma Combined ....................................................     0.87    0.68    0.94    0.69   0.60
All transactions Pro Forma Combined ...................................     0.87    0.68    0.94    0.69   0.60
Pro Forma Combined Flemington equivalent at Exchange Ratio of (3):
   1.3514 .............................................................     1.18    0.92    1.27    0.93   0.81
   1.5152 .............................................................     1.32    1.03    1.42    1.05   0.91
   1.7241 .............................................................     1.50    1.17    1.62    1.19   1.03
All transactions Pro Forma Combined Flemington equivalent at
  Exchange Ratio of (3):
     1.3514 ...........................................................     1.18    0.92    1.27    0.93   0.81
     1.5152 ...........................................................     1.32    1.03    1.42    1.05   0.91
     1.7241 ...........................................................     1.50    1.17    1.62    1.19   1.03


                                                                           September 30, 1995  December 31, 1994
                                                                           ------------------  -----------------
Book Value per Share (1)
Historical:
   UJB ................................................................          $21.43             $19.53
   Flemington .........................................................           20.00              18.30
Pro Forma Combined at Exchange Ratio of (3):
   1.3514 .............................................................           21.28              19.39
   1.5152 .............................................................           21.23              19.34
   1.7241 .............................................................           21.16              19.27
All transactions Pro Forma Combined at Exchange Ratio of (3)(5):
   1.3514 .............................................................           18.38              17.11
   1.5152 .............................................................           18.36              17.09
   1.7241 .............................................................           18.32              17.05
Pro Forma Combined Flemington equivalent at Exchange Ratio of (3):
   1.3514 .............................................................           28.76              26.20
   1.5152 .............................................................           32.17              29.30
   1.7241 .............................................................           36.48              33.22
All transactions Pro Forma Combined Flemington equivalent at
  Exchange Ratio of (3)(5):
   1.3514 .............................................................           24.84              23.12
   1.5152 .............................................................           27.82              25.89
   1.7241 .............................................................           31.59              29.40

-------------

(1) The financial information for Flemington and All Transactions Pro Forma Combined has been restated to reflect all stock dividends and all stock splits and reflects the elimination of UJB Stock and Flemington Stock owned by Summit.

(2) Pro forma combined net income per common share was computed based on pro forma combined net income less preferred dividends divided by the weighted average number of shares outstanding during the periods presented.

(3) Flemington pro forma equivalent per share data is computed by multiplying UJB's pro forma per share data (giving effect to the Merger) by the exchange ratios.

(4) Pro forma amounts assume that UJB would have declared cash dividends per share equal to its historical cash dividend per share declared.

(5) Gives effect to the mergers of Summit into UJB and Garden State into Summit as if they had occurred at the end of the period. The September 30, 1995 pro forma book value per share also includes the anticipated $85 million of merger-related charges ($54 million after tax) related to the merger of Summit into UJB and the anticipated $7.4 million ($4.4 million after tax) related to the merger of Garden State into Summit. Pro Forma book value per share at September 30, 1995 does not reflect the estimated expense savings and revenue enhancements anticipated to result from the mergers.

                                  INTRODUCTION

     This Proxy Statement-Prospectus is being furnished to shareholders of Flemington who are holders of Flemington Stock as of the Record Date ("Flemington Shareholders") in connection with the solicitation of proxies by the Flemington Board for use at the Special Meeting to be held on _______,1995 or any adjournments thereof, at_______________________, New Jersey, at 9:30 a.m. (local time). The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby.

     The Board of Directors of Flemington has approved the Merger Agreement and unanimously recommends that Flemington Shareholders vote FOR its approval.

     The information contained herein with respect to UJB has been supplied by UJB and the information contained herein with respect to Flemington has been supplied by Flemington.

                                 SPECIAL MEETING

Record Date; Vote Required

     The securities to be voted at the Special Meeting consist of shares of Flemington Stock, with each share entitling its owner to one vote on the proposal brought before the Special Meeting. Flemington had no other class of voting securities outstanding at the close of business on the Record Date, ________, 1995. There were ______ record holders of Flemington Stock and 958,476 shares of Flemington Stock outstanding and eligible to be voted at the Special Meeting as of the Record Date. It is anticipated that this Proxy Statement-Prospectus, together with the enclosed proxy card, will be mailed to shareholders on or about __________, 1995.

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Flemington Stock will constitute a quorum for the transaction of business. Under The National Bank Act, the approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the shares of Flemington Stock outstanding and entitled to vote at the Special Meeting. Notwithstanding receipt of the requisite vote of Flemington Shareholders to approve the Merger Agreement, should such vote be received, both Flemington and UJB have the right to refuse to close the Merger in the event the number of Dissenting Shares exceeds five percent (5%) of the Flemington Stock outstanding on the Record Date. The Special Meeting may be adjourned from time to time by a majority of those present in person or by proxy if necessary to obtain the votes necessary to approve the Merger Agreement through further solicitation of proxies or otherwise, or, if the number of Dissenting Shares exceeds five percent (5%) of the Flemington Stock outstanding on the Record Date, to conduct discussions with Dissenting Shareholders. In the event the matter of adjournment is put to the vote of those present at the Special Meeting either in person or by proxy, proxies voting against the Merger Agreement will not be used by the proxy holders to vote in favor of the adjournment pursuant to such proxy holders' discretionary voting authority. The approval of the Merger Agreement by Flemington Shareholders is a condition to the consummation of the Merger. See "THE MERGER AGREEMENT--Conditions to the Merger; Termination."

     Votes cast "for" and "against" on the proposal will be tallied as indicated. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will have the same effect as a vote "against" the Merger. There will be no "broker non-votes" submitted by brokers or nominees in connection with the Special Meeting (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the persons entitled to vote such shares and the broker or nominee does not have discretionary voting power under the applicable NYSE rules) because, even though the proposal to approve the Merger Agreement is a nondiscretionary matter under rules of the NYSE, it is the only proposal. Broker non-votes appear on proxies submitted by brokers and nominees only when at least one discretionary matter, in addition to a nondiscretionary matter, is presented for vote at a shareholder meeting.

Holders of Flemington Voting Securities

     The following table sets forth, as of September 30, 1995, the name and address of each person who owns of record or who is known by the Flemington Board to be the beneficial owner of more than five percent (5%) of the outstanding Flemington Stock, the number of shares beneficially owned by such person and the percentage of the outstanding Flemington Stock so owned.

                                                                 Percent of
                                                                 Outstanding
                                        Shares Beneficially    Flemington Stock
Name and Address                             Owned(1)         Beneficially Owned
----------------                        -------------------   ------------------
Charles R. Fisher .....................      169,686(2)             17.70%
 147 Main Street
 Flemington, New Jersey 08822

C. Ryman Herr, Jr., Esquire ...........       64,088(3)              6.90%
 149 Stanton Mountain Road
 Lebanon, New Jersey 08833

----------------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Commission, as adopted by the OCC, and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after September 30, 1995. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Of the 169,686 shares beneficially owned by Charles R. Fisher, 149,577 shares are owned by him individually and 20,109 shares are owned by his spouse individually.

(3) Of the 64,088 shares beneficially owned by C. Ryman Herr, Jr., 37,141 shares are owned by him individually and 26,947 shares are held by a general partnership in which Mr. Herr is a general partner and shares equally in the voting and dispositive powers over those shares held by such partnership.

     Flemington is not aware of any other person or entity, that is a beneficial owner of more than five percent (5%) of Flemington Stock.

     The following table represents information as to the shares of Flemington Stock beneficially owned by directors of Flemington, certain executive officers of Flemington and all directors and executive officers as a group, as of the Record Date.

                                                 Amount and
                                                  Nature of
 Name of Individual                              Beneficial         Percent of
or Identity of Group                           Ownership (1)(2)      Class(3)
--------------------                          -----------------     ---------
Nathan C. Collins (4) ......................          420                --
Charles H. Fisher ..........................        3,761                --
Henry H. Fisher ............................        5,723                --
J. Kirby Fowler (5) ........................       11,099               1.16%
C. Edward Herder (6) .......................        8,004                --
Lorraine M. Herr ...........................        5,103                --
Cynthia M. Jacob (7) .......................          683                --
Patricia A. McKiernan ......................          479                --
George D. Muller (8) .......................        5,588                --
Bernard L. Schapiro (9) ....................       17,809               1.86%
All Executive Officers and Directors
  as a Group (10 directors, 3 executive
  officers, 13 persons in total) ...........       60,367               6.30%

-----------

(1)  See footnote (1) above for the definition of "beneficial ownership".

(2)  Information furnished by the directors and Flemington.

(3)  Less than one percent (1%) unless otherwise indicated.

(4) Of the 420 shares beneficially owned by Mr. Collins, 400 shares are owned by him individually and 20 shares with his spouse.

(5) Of the 11,099 shares beneficially owned by Mr. Fowler, 6,226 shares are owned by him individually; 782 shares are owned by his spouse individually; and 4,091 shares are held for his benefit in Flemington's profit-sharing plan.

(6) Of the 8,004 shares beneficially owned by Mr. Herder, 1,565 shares are owned by him individually; 1,207 shares are owned in joint tenancy with his spouse; and 5,232 shares are held by the Chester H. Herder & Son, Inc. IRA for benefit of Mr. Herder.

(7) These 683 shares are held by the Collier Jacob & Mills profit-sharing plan for the benefit of Ms. Jacob.

(8) Of the 5,588 shares beneficially owned by Mr. Muller, 2,415 shares are owned by him individually; 2,621 shares are owned by his spouse individually; and 552 shares are held by a child who shares the same household.

(9) Of the 17,809 shares beneficially owned by Dr. Schapiro, 1,935 shares are owned by him individually; 7,709 shares are owned by his spouse individually; 693 shares are held by B.L. Schapiro, M.D., P.A.; and 7,472 shares are held by B.L. Schapiro M.D., P.A. employee pension trust.

Proxies; Revocation; Solicitation

     If the enclosed form of proxy is properly executed and returned to Flemington in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Proxies that are executed, but as to which no instructions have been marked, will be voted FOR the approval of the Merger Agreement. Should any other matter properly come before the Special Meeting, the persons named as proxies in the accompanying proxy, acting by a majority of those proxies present, will have discretionary authority to vote on such matters in accordance with their judgment. Although the Special Meeting may be adjourned by a vote of Flemington Shareholders present in person or by proxy at the Special Meeting, proxies voting against the Merger Agreement will not be used by the proxy holders to vote in favor of the adjournment pursuant to such proxy holders' discretionary voting authority. As of the time of the preparation of this Proxy Statement-Prospectus, the Flemington Board does not know of any matter, other than that referred to in the Notice of Special Meeting of Shareholders, to be presented for action at the Special Meeting.

     The cost of soliciting proxies will be borne by Flemington. In addition to use of the mails, proxies may be solicited personally or by telephone, telecopier or telegraph by officers, directors or employees of Flemington, who will not be specially compensated for such solicitation activities. Arrangements will also be made by Flemington to reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. Flemington has retained_________________, a proxy soliciting firm, to assist in the solicitation of proxies, at a fee of $_________ plus fees for direct telephone solicitations, if authorized, and reimbursement of certain out-of-pocket costs.

     A Flemington Shareholder may revoke a proxy at any time prior to its being voted by (1) delivering written notice of revocation to Victoria A. Arcella, Executive Vice President and Corporate Secretary, The Flemington National Bank and Trust Company, 56 Main Street, Box 231, Flemington, New Jersey 08822, telephone: (908) 284-4700; (2) executing a later-dated proxy and giving written notice thereof to the Corporate Secretary of Flemington; or (3) voting in person after giving written notice to the Corporate Secretary of Flemington. Unless previously revoked or otherwise instructed thereon, proxies will be voted at the Special Meeting on the matter described above. If a Flemington Shareholder holding Flemington Stock in street name wishes to vote such Flemington Stock at the Special Meeting, the Flemington Shareholder must obtain from the nominee holding the Flemington Stock in street name a properly executed proxy identifying the individual as a Flemington Shareholder, authorizing the Flemington Shareholder to act on behalf of the nominee at the Special Meeting and identifying the number of shares with respect to which the authorization is granted.

                             SELECTED FINANCIAL DATA

     The tables below set forth selected historical financial information for UJB and Flemington for each of the five years in the period ended December 31, 1994 and the nine month periods ended September 30, 1995 and 1994. Such information has been derived from and should be read in conjunction with the consolidated financial statements of UJB and Flemington, including the respective notes thereto and management's discussions and analysis of financial condition and results of operations contained therein, which in the case of UJB are incorporated by reference in this Proxy Statement-Prospectus, and in the case of Flemington are included in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "FLEMINGTON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "FINANCIAL STATEMENTS OF FLEMINGTON." The selected historical financial information for UJB and Flemington for the nine month periods ended September 30, 1995 and 1994 reflect, in the opinion of the managements of UJB and Flemington, respectively, all adjustments (comprising only normal recurring accruals) necessary for a fair presentation of the consolidated operating results and financial position of UJB and Flemington for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year or any other period.

     The tables setting forth selected unaudited pro forma combined financial information give effect to the Merger and the Merger and the Pooling Acquisitions under the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger, see "THE MERGER--Accounting Treatment." This information is derived from the unaudited pro forma condensed combined financial statements appearing elsewhere herein and should be read in conjunction with those statements. See "PRO FORMA FINANCIAL INFORMATION." The unaudited pro forma financial information is prepared based on (i) the Exchange Ratio in the Merger of 1.7241 shares of UJB Stock for each share of Flemington Stock, (ii) an exchange ratio for the Summit Acquisition of 0.90 shares of UJB Stock for each share of Summit common stock, and (iii) an effective exchange ratio for the Garden State Acquisition of
0.972 shares of UJB Common for each share of Garden State common stock. The assumed Exchange Ratio of 1.7241 is the highest and most dilutive of the fixed exchange ratios specifically provided in the Merger Agreement. (The Exchange Ratio would only be higher if: (i) the Average Price of UJB Stock or the Determination Date is less than $26.10; (ii) Flemington sends notice terminating the Merger Agreement; and (iii) UJB nullifies such notice by agreeing to an Exchange Ratio equal to $45.00 divided by the Average Price.) The pro forma condensed combined financial statements do not purport to be indicative of the combined financial position or results of operations for future periods or indicative of the results that actually would have been realized had the entities been a single entity during the periods reflected in the tables.

                Selected Historical Financial Information of UJB


                                      At or For the
                                    Nine Months Ended
                                      September 30,                         At or For the Year Ended December 31,
                                 -------------------------   -------------------------------------------------------------------
                                     1995         1994          1994          1993          1992          1991          1990
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                       (Unaudited)
                                                              (in thousands, except per share data)
Income Statement Data:
Interest income ...............  $   817,999   $   700,202   $   960,973   $   907,628   $   979,008   $ 1,134,624   $ 1,217,082
Interest expense ..............      333,725       244,898       344,869       331,720       429,725       634,432       723,064
Net interest income ...........      484,274       455,304       616,104       575,908       549,283       500,192       494,018
Provision for loan losses .....       48,750        55,500        84,000        95,685       139,555       167,650       251,888
Investment securities gains
  (losses) ....................        5,205         1,846         1,888         8,877        18,485        13,919          (596)
Net income (loss) .............      124,362        95,827       130,150        82,418        56,788        24,252       (11,416)
Net income (loss) per share ...         2.20          1.73          2.35          1.50          1.09          0.46         (0.29)
Cash dividends declared per
  share .......................         0.87          0.68          0.94          0.69          0.60          0.60          1.02
Average common shares
  outstanding .................       55,946        54,604        54,697        53,917        50,398        48,279        47,230

Balance Sheet Data:
Total assets ..................  $15,533,070   $15,517,860   $15,429,472   $13,789,641   $14,114,550   $13,727,539   $13,156,273
Investment securities .........    4,027,611     4,475,756     4,327,716     3,877,473     3,713,506     3,538,905     3,077,065
Loans .........................   10,226,745     9,599,558     9,656,574     8,743,708     8,928,580     8,937,873     8,860,622
Total deposits ................   12,871,632    12,167,335    12,567,791    11,751,499    12,087,328    11,620,247    10,912,739
Long-term debt ................      204,338       206,252       204,754       208,654       216,945        65,152        72,960
Shareholders' equity ..........    1,263,997     1,084,991     1,104,260     1,019,252       959,492       850,873       845,551
Book value per common share ...        21.43         19.21         19.53         18.23         17.38         16.92         17.09

             Selected Historical Financial Information of Flemington



                                      At or For the
                                    Nine Months Ended
                                      September 30,                         At or For the Year Ended December 31,
                                 -------------------------   -------------------------------------------------------------------
                                     1995         1994          1994          1993          1992          1991          1990
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                       (Unaudited)
                                                              (in thousands, except per share data)
Income Statement Data(1):
Interest income ...............   $   15,165   $    13,438   $    18,418   $    17,376   $    18,733  $     20,376   $    20,516
Interest expense ..............        5,937         4,279         5,967         6,078         8,286        11,658        11,628
Net interest income ...........        9,228         9,159        12,451        11,298        10,447         8,718         8,888
Provision for loan losses .....         --            --            (622)          440           770         3,778         3,274
Investment securities gains
  (losses) ....................         --              50          (328)        1,512           208           347           130
Net income (loss) .............        1,583         1,610         2,180           909         1,231        (1,493)          215
Net income (loss) per share ...         1.65          1.68          2.28          0.95          1.28         (1.56)         0.22
Cash dividends declared per
  share .......................         0.59          0.30          0.45          0.10          --            0.75          1.00
Average common shares
  outstanding .................          958           958           958           958           958           958           958

Balance Sheet Data(1):

Total assets ..................   $  289,573    $  280,850    $  268,307   $   260,712   $   257,696   $   246,703   $   226,913
Investment securities .........       82,140        97,326        81,742        98,196       104,014        80,140        59,429
Loans .........................      190,386       169,119       172,282       146,376       130,648       138,566       138,709
Total deposits ................      257,725       244,116       241,280       240,825       232,124       227,332       205,604
Long-term debt ................         --            --            --            --            --            --            --
Shareholders' equity ..........       19,174        17,212        17,528        17,121        16,280        15,013        16,871
Book value per common share ...        20.00         17.97         18.30         17.87         16.99         15.67         17.61


      Selected UJB and Flemington Pro Forma Combined Financial Information
                                   (Unaudited)

                                      At or For the
                                    Nine Months Ended
                                      September 30,                         At or For the Year Ended December 31,
                                 -------------------------   -------------------------------------------------------------------
                                     1995         1994          1994          1993          1992          1991          1990
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                       (Unaudited)
                                                              (in thousands, except per share data)
Income Statement Data:

Interest income ...............   $  833,164    $  713,640    $   979,391  $   925,004   $   997,741   $ 1,155,000   $ 1,237,598
Interest expense ..............      339,662       249,177        350,836      337,798       438,011       646,090       734,692
Net interest income ...........      493,502       464,463        628,555      587,206       559,730       508,910       502,906
Provision for loan losses .....       48,750        55,500         83,378       96,125       140,325       171,428       255,162
Investment securities gains
 losses) ......................        5,205         1,896          1,560       10,389        18,693        14,266          (466)
Net income (loss) .............      125,945        97,437        132,330       83,327        58,019        22,759       (11,201)
Net income (loss) per
  share (3) ...................         2.16          1.71           2.32         1.47          1.08          0.41         (0.27)
Cash dividends declared per
  share .......................         0.87          0.68           0.94         0.69          0.60          0.60          1.02
Average common shares
  outstanding .................       57,598        56,256         56,349       55,569        52,050        49,931        48,882

Balance Sheet Data:
Total assets ..................  $15,822,643    $15,798,710   $15,697,779   $14,050,353   $14,372,246   $13,974,242  $13,383,186
Investment securities .........    4,109,751      4,573,082     4,409,458     3,975,669     3,817,520     3,619,045    3,136,494
Loans .........................   10,417,131      9,768,677     9,828,856     8,890,084     9,059,228     9,076,439    8,999,331
Total deposits ................   13,129,357     12,411,451    12,809,071    11,992,324    12,319,452    11,847,579   11,118,343
Long-term debt ................      204,338        206,252       204,754       208,654       216,945        65,152       72,960
Shareholders' equity ..........    1,283,171      1,102,203     1,121,788     1,036,373       975,772       865,886      862,422
Book value per common share ...        21.16          18.95         19.27         18.00         17.15         16.66        16.86

       Selected All Transactions Pro Forma Combined Financial Information
                                   (Unaudited)

                                             At or For the
                                           Nine Months Ended
                                              September 30,               At or For the Year Ended December 31,
                                       -----------------------  ----------------------------------------------------------
                                           1995        1994       1994        1993        1992        1991         1990
                                       ----------- -----------  ---------- ----------- ----------- ----------- -----------
                                                             (in thousands, except per share data)

Income Statement Data:
Interest income ...................... $ 1,148,238 $   979,636 $ 1,342,303 $ 1,274,846 $ 1,383,798 $ 1,609,195 $ 1,752,692
Interest expense .....................     481,043     348,421     489,273     470,817     613,998     909,492   1,063,433
Net interest income ..................     667,195     631,215     853,030     804,029     769,800     699,703     689,259
Provision for loan losses ............      52,437      62,762      92,348     114,442     171,824     197,595     344,200
Investment securities gains (losses) .       6,815       2,201       2,025      11,349      20,318      12,800      (4,185)
Net income (loss) ....................     181,793     106,587     158,787     133,514      90,121      45,682     (24,925)
Net income (loss) per share (2)(3) ...        1.98        1.19        1.77        1.52        1.08        0.56       (0.38)
Cash dividends declared per share ....        0.87        0.68        0.94        0.69        0.60        0.60        1.02
Average common shares outstanding (2)       90,720      87,961      88,238      86,005      80,792      75,775      74,561

Balance Sheet Data (4):
Total assets ......................... $21,786,386 $21,562,122 $21,469,008 $19,701,150 $19,788,121 $19,188,578 $18,674,645
Investment securities (2) ............   5,864,021   6,313,320   6,108,010   5,676,222   5,397,584   4,836,393   4,293,129
Loans ................................  14,131,444  13,316,969  13,487,735  12,212,782  12,311,917  12,497,197  12,619,884
Total deposits .......................  18,054,705  17,151,093  17,488,564  16,688,145  17,001,373  16,302,678  15,466,449
Long-term debt .......................     474,740     461,994     543,517     460,454     357,931     259,471     384,301
Shareholders' equity (2) .............   1,734,528   1,550,366   1,576,421   1,490,399   1,390,101   1,206,635   1,184,559
Book value per common share (2) ......       18.32       16.92       17.05       16.65       15.71       15.13       15.12



----------
(1) Certain reclassifications have been made to historical amounts to conform to UJB's method of presentation. Per share data for Flemington has been restated to reflect the stock dividends declared.

(2) Includes the elimination of shares of UJB Stock and Flemington Stock owned by Summit.

(3) Pro forma combined net income per common share was computed based on pro forma combined net income less preferred dividends divided by the weighted average number of shares outstanding during the period. Common stock equivalents are not included in the pro forma calculation as they are not material.

(4) Balance sheet data as of September 30, 1995 give effect for anticipated expenses and non-recurring charges relating to the mergers of Garden State into Summit and Summit into UJB. The balance sheet data as of September 30, 1995 does not reflect any estimated expense savings and revenue enhancements anticipated from the mergers.

                 FLEMINGTON MANAGEMENT'S DISCUSSION AND ANALYSIS
                                       OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

  Three and Nine month Periods Ended September 30, 1995 and 1994

     For the third quarter ended September 30, 1995, Flemington reported net income of $525,000, or $0.55 per share, compared to net income of $591,000, or $0.62 per share, for the third quarter of 1994. For the nine months ended September 30, 1995, net income amounted to $1.58 million, or $1.65 per share, compared to $1.61 million, or $1.68 per share for the comparable period in 1994. Flemington's slightly decreased earnings for the nine month period ended September 30, 1995 over 1994 were primarily the result of an increased level of net interest income and reductions in its income tax provision and other noninterest expenses, offset by increases experienced in salaries and employee benefits expense.

     Flemington's return on average stockholders' equity ("ROE") and return on average assets ("ROA") for the nine months ended September 30, 1995 were 11.43% and 0.75%, respectively. Both of these performance measures were below the ROE of 12.60% and the ROA of 0.80% for the nine months ended September 30, 1994. For the third quarter ended September 30, 1995, ROE was 10.86% and ROA was 0.73%. Both of these results were also below the ROE of 13.82% and the ROA of 0.85% for the third quarter of 1994.

     Net Interest Income. Net interest income amounted to $9.2 million for the nine month period ended September 30, 1995, an increase of $69,000, or 0.8%, over the same period in 1994. On a tax equivalent basis, net interest income increased $82,000, or 0.9%, to $9.4 million as compared to 1994. Net interest spread decreased 36 basis points to 4.08% at September 30, 1995 from 4.44% at September 30, 1994 and net interest margin (tax equivalent net interest income as a percentage of average interest earning assets) decreased 19 basis points to 4.68% at September 30, 1995. For the third quarter ended September 30, 1995, net interest income amounted to $3.1 million, a decrease of $55,000, or 1.72%, compared to the same period in 1994. The slightly improved level of net interest income for the first nine months is primarily a result of increased loan volume coupled with the effects of Flemington's assets and liabilities repricing in a rising interest rate environment. Approximately $30.0 million of Flemington's loan portfolio reprices with changes in the prime rate. While Flemington has been able to maintain, for the most part, its cost on interest bearing demand and savings deposits, its cost for time deposits and other borrowed funds experienced significant increases during the first nine months of 1995. Shifts experienced in the composition of the balance sheet positively impacted net interest income and margin: Average loans outstanding, as a percentage of interest earning assets, increased from 60.6% at September 30, 1994 to 68.4% at September 30, 1995, and interest bearing liabilities as a percentage of average interest earning assets decreased from 83.9% to 83.2% over the same period. While the rising rate environment positively impacted net interest income and margin, the decrease experienced in Flemington's net interest spread and margin reflects the use of higher costing funds resulting from the shift in Flemington's interest bearing liability structure. As a percentage of total interest bearing liabilities, time deposits and other borrowed funds averaged 39.7% and 4.4%, respectively, for the nine months ended September 30, 1995, compared to 30.4% and 3.2%, respectively, for the comparable period in 1994. These increases, along with the corresponding increase in rates paid to obtain them, accounted for $1.8 million in additional interest expense during the first nine months of 1995.

     Interest income on a tax-equivalent basis for the three month period ended September 30, 1995 was $5.3 million, an increase of $503,000, or 10.5%, compared to the same period in 1994. The increase in interest income was primarily due to the higher interest rate environment, with increased rates resulting in a $350,000 increase in interest income. Substantially every category of earning assets experienced an increase in the average yield earned, with the yield on total interest earning assets increasing 47 basis points from 7.25% for the third quarter 1994 to 7.72% for the third quarter 1995. Growth in loan volume also positively effected interest income in the three month period ended September 30, 1995, resulting in an additional $545,000 of interest income, with the effects of this growth outpacing the effects of volume reductions in Flemington's security portfolios, as Flemington funded loan demand, in part, with proceeds from sales and maturities from this category of interest earning assets.

     Interest expense increased $565,000, or 36.8%, and amounted to $2.1 million for the three month period ended September 30, 1995. The increase in interest expense was primarily attributable to the higher interest rate environment experienced during the quarter as compared to the same period in 1994 and the use of costlier borrowed funds to fund loan demand. The cost of all interest bearing liabilities increased from 2.77% at September 30, 1994 to 3.70% at September 30, 1995. This 93 basis point increase resulted in an increase of $700,000 in interest expense. Flemington continuously reviews its pricing of deposits and has responded to increases in rates from competitive forces in its market place on the pricing of certificates of deposit. With the exception of certain new products introduced, rates on interest bearing demand and savings deposits have either decreased or remained stable since the third quarter of 1993.

     Noninterest Income. Total noninterest income amounted to $1.17 million for the nine months ended September 30, 1995, compared to $1.2 million at September 30, 1994, a decrease of $34,000. Excluding security gains, noninterest income increased $16,000, or 2.9%. For the third quarter 1995, total noninterest income decreased $28,000, or 7.4%, over the comparable period in 1994.

     For the nine month period ended September 30, 1995, service fees on deposit accounts increased $100,000, or 15.8%, primarily as a result of increases in Flemington's fee schedule in the first quarter of 1995 and increases experienced as a result of changes in Flemington's program with its vendor for customer check ordering, including participation in a rebate program. Other service fees decreased $69,000, or 21.4%, primarily in the area of other loan fees. Commissions on mortgage originations declined $56,000 primarily as a result of Flemington's decision to retain its mortgage originations. Trust income increased $16,000, or 13.6%. Flemington implemented a marketing strategy during 1994 aimed at growing this area of Flemington and increased its trust assets $12.8 million from September 30, 1994 to September 30, 1995. Other noninterest income increased $24,000 from the prior period, with $34,000 of the increase attributable to mortgage servicing fees. In December 1994, Flemington sold $15.9 million of three year adjustable rate mortgages to an unrelated third party, retaining servicing rights to the loans.

     Securities gains decreased $50,000 from the nine month period in 1994 to the same period in 1995. In 1994, Flemington sold $2.0 million of U.S. Treasury securities from its available for sale portfolio, recognizing a gain of $50,000.

     Noninterest Expense. Noninterest expenses totaled $8.0 million for the nine months ended September 30, 1995, compared to $7.8 million at September 30, 1994, an increase of $182,000, or 2.3%. For the three month period ended September 30, 1995, noninterest expense totaled $2.6 million, an decrease of $81,000, or 3.1%, over the same period in 1994.

     Salaries and employee benefits for the nine months ended September 30, 1995 amounted to $4.5 million, an increase of $285,000, or 6.8%, compared to 1994. For the third quarter 1995, salaries and employee benefits increased $145,000, or 10.3%, when compared to the same period in 1994. The increase for the nine month period was primarily due to merit increases granted in January, 1995, $281,000 provided for stock appreciation rights and $110,000 provided as other employee compensation.

     Occupancy and equipment expenses totaled $1.4 million for the nine months ended September 30, 1995, and $1.5 million for the same period in 1994, a decrease of $28,000, or 1.9%.

     Professional and other fees totaled $737,000 for the nine months ended September 30, 1995, and $463,000 for the same period in 1994, an increase of $274,000, or 59.2%. All of this increase relates to consultant fees and costs incurred with Flemington's proposed merger with United Jersey Bank announced on August 2, 1995.

     FDIC insurance expense totaled $255,000 for the nine months ended September 30, 1995, a decrease of $182,000, or 41.6%, compared to the same period in 1994, as a refund of $154,000 was received in the third quarter relating to a reduction in the FDIC insurance premium charge, effective June 1, 1995.

     Other noninterest expenses amounted to $1.1 million for the nine month period ended September 30, 1995, a decrease of $167,000, or 13.4%, compared to the same period in 1994. The decrease was primarily a result of the $160,000 decrease in other real estate costs. During the first quarter of 1995, Flemington sold two properties recognizing gains totaling $123,000.

     Financial Condition. Total assets were $289.6 million at September 30, 1995, an increase of $21.3 million, or 7.9%, compared to December 31, 1994. The increase was primarily a result of a $18.1 million increase in loans, with $14.7 million of the growth in residential real estate.

     Total loans amounted to $190.4 million at September 30, 1995, an increase of $18.1 million, or 10.5%, compared to December 31, 1994. During the first nine months of 1995, the Bank's residential real estate portfolio continued to provide the largest volume increases. Flemington funded $17.9 million of 1-4 family residential mortgages during the first nine months of 1995, primarily in adjustable rate instruments. Additional volume increases experienced in residential real estate were primarily funding of home equity loans/lines, which amounted to approximately $2.2 million for the nine month period ended September 30, 1995.

     Total deposits averaged $249.9 million during the first nine months of 1995, an increase of $8.1 million, or 3.3%, compared to 1994. At September 30, 1995, these deposits amounted to $257.7 million, an increase of $16.4 million from December 31, 1994. Flemington's deposit base experienced a realignment as consumers opted for higher rate certificates of deposit accounts in the current interest rate environment, with the average rate paid increasing 140 basis points from 3.76% during the first nine months of 1994 to 5.16% during the same period in 1995. Time deposits represented, on average, 41.5% of total interest bearing deposits at September 30, 1995 as compared to 31.4% at September 30, 1994. Other borrowed funds at September 30, 1995 amounted to $8.6 million, an increase of $1.3 million as compared to December 31, 1994.

     Allowance for Loan Losses and Related Provision. The allowance for loan losses reflects the results of management's ongoing assessment of the losses that will be experienced in the lending function. Flemington has a standardized process to assess the adequacy of the allowance for loan losses, which includes a periodic review to assess the risks inherent in the loan portfolio and credit reviews to identify specific allocations. It incorporates a credit review and gives consideration to areas of exposure such as concentration of credit, economic and industry conditions, and negative trends in delinquencies and collections. Consideration is also given to collateral coverage and the composition of the loan portfolio. Specific allocations are identified by loan category and allocated according to various categories of loans. Loans classified by regulators are incorporated in the standardized process of assessing the adequacy of the allowance for loan losses. The allowance is maintained at a level determined adequate to provide for potential losses on loans.

     The allowance for loan losses at September 30, 1995 was $2.4 million, compared to $2.1 million at December 31, 1994, an increase $295,000, or 13.8%. As a percent of total loans, the allowance was 1.28% at September 30, 1995 compared to 1.24% at year end 1994. The ratio of the allowance for loan losses to nonperforming loans decreased to 85.17% at September 30, 1995 compared to 90.54% at December 31, 1994. Net recoveries for the nine months ended September 30, 1995 totalled $295,000 compared with net recoveries of $512,000 in 1994.

     The relationship among loans, loans charged-off and loan recoveries, the provision for loan losses and the allowance for loan losses is shown below:

                                                  Nine months
                                                     ended           Year ended
                                                  September 30,     December 31,
                                                      1995              1994
                                                  ------------      ------------
                                                      (dollars in thousands)
Loans:
  Average for the period ........................   $182,894          $159,700
                                                    ========          ========
Allowance:
  Balance, beginning of period ..................   $  2,134          $  2,244
  Provisions charged (credited) to operations ...          0              (622)
Loans charged-off:
  Commercial and financial ......................         53               103
  Real estate mortgage ..........................         14               112
  Consumer ......................................         11                86
                                                    --------          --------
                                                          78               301
                                                    --------          --------
Recoveries of previously charged-off loans:
  Commercial and financial ......................        218               481
  Real estate mortgage ..........................        123               312
  Consumer ......................................         32                20
                                                    --------          --------
                                                         373               813
                                                    --------          --------
Balance, end of period ..........................   $  2,429          $  2,134
                                                    ========          ========
Ratio of:
  Net recoveries to average loans outstanding ...      (0.16%)           (0.32%)
  Allowance to period-end loans .................       1.28%             1.24%

     Interest Rate Sensitivity and Liquidity. An objective of Flemington's asset/liability management policy is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Flemington's senior management and the Board of Directors is responsible for managing interest rate risk within tolerable variances as established in Flemington's policy.

     At September 30, 1995, Flemington continues to be liability sensitive within one year and asset sensitive beyond that horizon. While these static measurements may be used as early indicators of potential interest rate exposure, they do not reflect the results of any projected activity and are not indicative of the impact of fluctuating interest rates on net interest income. Rather, interest rate sensitivity is measured and managed based on information provided by an earnings simulation model that is used to evaluate the effect of prospective upward and downward changes in interest rates on net interest income and net income. The model includes maturity and repricing information as well as additional assumptions which affect balances under various interest rate scenarios, such as the susceptibility of mortgages and mortgage-related securities to prepayment variations and the susceptibility of Flemington's deposit mix to reconfiguration.

     Flemington's consolidated liquidity position increased during the first nine months of 1995, with an increase of $2.9 million in Flemington's securities available for sale portfolio. As of September 30, 1995, Flemington held $37.0 million, or 12.8% of total assets, in cash and cash equivalents, overnight federal funds sold, money market investments and securities available for sale representing Flemington's primary sources of liquidity, as compared to $32.7 million, or 12.2%, of assets at December 31, 1994.

     As a source of liquidity, the investment portfolio provides cash flows through sales, maturities and periodic repayments of principal. During the first nine months of 1995, proceeds from maturities and other investment portfolio cash flows from both security portfolios totaled $10.5 million. These cash flows were principally reinvested in United States Government agency securities or used to fund loan demand.

     Additionally, Flemington has demonstrated the ability to secure funds from certificates of deposit over $100,000, primarily from local government agencies. These funds are generally obtained through a competitive bidding process and are generally shorter in terms of maturity. At September 30, 1995, Flemington's outstanding time deposits of $100,000 and over were comprised primarily of $12.9 million from government agencies and $5.4 million from individuals. While the amounts on deposit from individuals have historically been stable in dollar amount and are generally longer in terms of maturity, Flemington began offering, in 1994, competitive bidding for these deposits.

     Liquidity is also available through Flemington's ability to secure funds from securities sold under agreements to repurchase and Federal Home Loan Bank lending programs, which provide Flemington with access to funds at rates equal to or less than the cost of many traditional funding sources and enhance Flemington's ability to match funding of securities and loans. In the fourth quarter of 1994, Flemington was accepted into membership in the Federal Home Loan Bank of New York ("FHLB"). Flemington's borrowing capacity with the FHLB is based in part on the amount of qualifying collateral available, specifically United States Treasury and Government agency securities, mortgage backed securities and residential real estate loans. Unused borrowing capacity, on both a collateralized and uncollateralized basis, with the FHLB totaled approximately $80.9 million at September 30, 1995. Collateral totaling $53.6 million was available for repurchase agreements and $14.5 million in Federal funds lines was available to Flemington at September 30, 1995. Flemington may increase its use of these funding sources, as necessary, for additional leverage and as a means to achieve its asset/liability strategy.

     Capital Resources. At September 30, 1995, stockholders' equity totaled $19.2 million, an increase of $1.6 million, or 9.4%, compared with December 31, 1994. Net income of $1.6 million and a $629,000 decrease in unrealized losses in excess of unrealized gains on securities available for sale, net of deferred taxes, was offset by the payment of cash dividends totaling $566,000. Book value per common share increased to $20.00 at September 30, 1995 from $18.30 at December 31, 1994.

     Flemington's risk-based capital ratios decreased slightly during the first nine months of 1995 primarily as a result of the growth in Flemington's loan and loan commitment obligations. Tier 1 and total risk-based capital ratios amounted to 12.07% and 13.32%, respectively, at September 30, 1995, compared to 12.47% and 13.88%, respectively, at December 31, 1994. An institution must generally have a ratio of Tier 1 Capital to total risk-weighted assets of 4% and a ratio of Total Capital to total risk-weighted assets of 8%. The Tier 1 leverage ratio, a measure of Tier 1 Capital to adjusted average assets, was 6.94% at September 30, 1995, compared to 6.68% at December 31, 1994. In the absence of a formal order from banking regulatory agencies, most sound, well-run institutions engaged in the least risky operations must maintain minimum Tier 1 leverage ratios of at least 3%, with all others required to maintain higher levels of capital depending on their conditions.

  Years ended December 31, 1994 and 1993

     Flemington is reporting net income of $2.2 million for the year ended December 31, 1994, its highest level in five years. Compared to net income of $909,000 in 1993, this represents an increase of $1.3 million or 139.8%. On a per share basis, the earnings were $2.39 for the year, compared to $1.00 reported in 1993.

     Flemington's increased earnings was primarily a result of the increase in net interest income attributable to the increased volume of loans, the reduction in its provision for loan losses, the $2.2 million loss on the sale of troubled real estate assets recognized in 1993, and decreases in the costs associated with carrying non-performing assets, offset by market losses on the sale of securities this year as compared to gains recognized in 1993.

     Flemington's return on average stockholders' equity ("ROE") and return on average assets ("ROA") for 1994 were 12.71% and 0.80%, respectively. Both of these performance measures reflected improvement from the ROE of 5.43% and the ROA of 0.36% for 1993.

     During 1994, the Federal Reserve Bank raised the rate on Federal funds a total of seven times, from 3.0% at year end 1993 to 5.50% at year end 1994, as a precautionary measure against inflation. Consequently, the Flemington raised its prime lending rate from 6.0% to 8.50% over the same period. Additionally, the increases by the Federal Reserve Bank caused reaction in the bond market, with the long-term bond yield, a traditional benchmark, rising to 7.88% as of December 31, 1994 from 6.35% as of December 31, 1993. While Flemington has not suffered upward pressure on the rates it pays for "core type" deposits, it has been subject to competitive forces in the market area driving up rates on certificates of deposit.

     Net recoveries on previously charged-off loans amounted to $512,000 during 1994, compared to net charge-offs of $1.3 million in 1993. Collections on five unrelated loans comprised $622,000 of the $813,000 of gross recoveries. With the improvement in the overall ratio of loan charge-offs to recoveries, primarily as a result of the five significant recoveries, Flemington recognized a negative provision of $622,000. With this transfer, the allowance for loan losses as a percentage of total loans was 1.24% at December 31, 1994, a level considered adequate by management.

     In spite of rising interest rates, Flemington experienced strong loan growth in its real estate portfolio throughout 1994. On a year to year basis, total loans grew $25.9 million, or 17.7%. To fund this demand, Flemington relied principally on purchased funds. In the fourth quarter of 1994, Flemington was accepted for membership in the Federal Home Loan Bank of New York, providing Flemington with additional sources with which to meet its funding demands. In December 1994, Flemington sold a $15.9 million package of performing residential real estate loans, recognizing a $152,000 loss on the transaction. In the same month, $14.1 million of securities were either called or sold, with a loss of $378,000 recognized on the dispositions. Substantially all of the proceeds from these transactions were used to paydown borrowed funds.

     Earning Assets. Average earning assets totaled $258.2 million at December 31, 1994, an increase of $18.9 million, or 7.9%, compared to December 31, 1993. The increase in average assets was primarily attributable to strong loan demand, with an increase on average of $25.9 million, or 19.4%, in Flemington's portfolio. Funding for the loan portfolio was obtained through the liquidation of overnight investments, growth in Flemington's deposit base, and overnight borrowings. Average Federal funds sold and money market investments decreased $4.0 million, or 76.4%, from their respective 1993 amounts. Flemington's deposit base increased on average $9.2 million from 1993 to 1994, and borrowed funds increased $6.7 million on average over the same period. Proceeds from certain investment cash flows were used to paydown the outstanding balances of borrowed funds, resulting in a decrease on average of $3.0 million, or 3.0%, in average total investment securities.

     Securities Available for Sale. Securities available for sale amounted to $22.7 million at December 31, 1994, as compared to $60,000 at December 31, 1993. Securities classified as available for sale are those securities which may be sold in response to changing market and interest rate conditions or as part of Flemington's asset/liability strategy. This portfolio is carried at market value and, at December 31, 1994, the amortized cost of these securities exceeded their market value by $735,000.

     Effective January 1, 1994, Flemington adopted the provisions of the Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115) and placed securities with a fair market value of $69.1 million in its available for sale portfolio. In July, Flemington reevaluated its available for sale portfolio and, after giving consideration to its ability and positive intent to hold certain investments to maturity, transferred securities with a then current market value of $29.5 million to the held to maturity portfolio of investments. The unrealized loss on those securities transferred totaled $1.5 million on the date of transfer and will be accreted back to book value from equity over the remaining life for the United States Government agency securities and the average life for the United States Government agency collateralized mortgage obligations ("CMOs") and mortgage-backed securities ("MBS") transferred. As of December 31, 1994, the remaining unaccreted loss amounted to $1.4 million. For a further discussion regarding the effect of FAS 115 on Flemington's capital position, see "FLEMINGTON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Capital Resources."

     During 1994, Flemington sold $13.1 million of securities from its available for sale portfolio, recognizing a net loss of $328,000. Proceeds totaling $10.9 million from the sales in December were used to paydown Flemington's overnight borrowings. Flemington reinvested the $12.7 million of maturities and other cash flows from the available for sale portfolio into United States Treasury and Government agency securities, which currently provide a higher yielding investment vehicle for the cash flows from Flemington's portfolio.

     Investment Securities. The $39.0 million decrease was a result of securities with a book value of $68.2 million being transferred to the available for sale portfolio effective January 1, 1994, offset by securities totaling $29.5 million being transferred to the held to maturity portfolio in the third quarter of 1994. During 1994, Flemington reinvested the $5.2 million of maturities and other cash flows from the held to maturity portfolio into $2.9 million of obligations of state and political subdivisions and $2.0 million of United States Government agency securities. Flemington's investments in municipal securities were made in support of its community and surrounding areas.

     Loans. Total loans averaged $159.7 million during 1994, an increase of $25.9 million, or 19.4%, compared to year end 1993. Actual loans outstanding increased from $146.4 million at December 31, 1993 to $172.3 million at December 31, 1994. Substantially all of Flemington's lending activity is to customers located within Hunterdon County, New Jersey, and secured by property in this area. While this market experienced weaknesses in real estate during the early 1990s, the residential real estate market has shown increases in activity during 1993 and 1994. During 1994, Flemington concentrated its resources on mortgage lending in the residential market. Of the loan portfolio as a whole, 89.3% of Flemington's loans are secured by real estate.

     Flemington's concentrated effort and the interest rate environment resulted in an increase of $19.5 million, or 15.9%, in its real estate mortgage portfolio. At December 31, 1994, its real estate mortgage portfolio totaled $142.7 million. The accompanying table illustrates the composition of the real estate mortgage portfolio.

                                                       December 31,
                                           -----------------------------------
                                             1994          1993         1992
                                           --------      --------     --------
                                                 (dollars in thousands)

Residential mortgages .................... $ 89,370      $ 71,840     $ 56,441
Home equity loans and lines of credit ....   14,624        14,029       14,520
Commercial mortgages .....................   38,692        37,294       37,164
                                           --------      --------     --------
                                           $142,686      $123,163     $108,125
                                           ========      ========     ========

     Flemington benefited from the widening spread between short-term and long-term interest rates as homebuyers increasingly chose adjustable rate mortgages over fixed rate mortgages to finance purchases during 1993 and 1994. As a means of achieving Flemington's asset/liability strategy, Flemington generally retains adjustable rate mortgages for its own portfolio and sells fixed rate loans upon origination. During 1993, Flemington did, however, begin a program of retaining ownership of fifteen year fixed rate mortgages, committing approximately $18.0 million of funding to origination of these loans.

     Flemington experienced growth of approximately $33.4 million in its residential mortgage portfolio during 1994; fifteen year fixed rated mortgages contributed $5.0 million to the increase experienced, with the remainder primarily attributable to funding of three year adjustable rate mortgages. Flemington's home equity portfolio experienced an increase of $595,000. Flemington's portfolio of home equity credit lines and residential mortgages represents the core business of Flemington. These portions of Flemington's total portfolio maintained adequate loan-to-value ratios throughout the downturn in the market, with nominal levels of delinquencies and losses.

     As loan funding requirements outpaced the growth in deposits, Flemington borrowed funds on an overnight basis until borrowed funds reached a high of $23.5 million in December 1994. Because of the significant use of alternate funding, Flemington sold $15.9 million of three year adjustable rate mortgages to an unrelated third party, using the proceeds to paydown its borrowings. The sales price, which represented 99.0% of the net book value of the loans and was determined based upon competitive bidding, resulted in a loss of $152,000. Flemington retained servicing right to the loans.

     Flemington's commercial mortgage portfolio at December 31, 1994 increased $1.4 million, or 3.7%, compared to December 31, 1993. While Flemington experienced prepayments in this portfolio as a result of the interest rate environment, Flemington was able to successfully reinvest the funds in part by participating in multi-lender residential and commercial real estate development opportunities. Flemington's commercial mortgages, which consist of both owner-occupied and investor-type properties, were generally originated based on real estate values that have since declined. However, Flemington has either written down or adequately reserved for those loans where the decline in collateral value potentially impairs collectibility. Flemington's lending policy generally requires a 70% loan-to-value ratio for commercial real estate mortgages with higher standards used for non-user or investor-type properties. Value is based upon independently prepared, conforming appraisals. Additionally, irrespective of the collateral value, the granting of commercial mortgage loans is based upon the cash flow ability of the borrower to repay the obligation as agreed.

     Also experiencing growth was Flemington's $11.1 million real estate construction portfolio, which increased $5.2 million. The growth experienced during 1994 is primarily attributable to funding $2.7 million for two commercial properties and $1.8 million for two residential development projects. Construction loans are monitored with advances made only after work is completed, independently inspected and verified by qualified professionals.

     The commercial loan portfolio increased $1.0 million, or 7.6%, from year end 1993 to 1994. The increase was primarily related to the introduction of a new product, Business Manager, in the latter half of the year. These loans are to customers who are located primarily within Flemington's market area and are generally for working capital purposes, secured by their accounts receivable. Introduced in September, the product provided $1.2 million in new business by year end. Business development efforts continue to be directed toward building relationships with lower middle market companies and development of products designed to specifically meet the needs of this customer group. Flemington's commercial portfolio continues to mirror the diversification of the region with no concentration of loans to any one particular industry.

     Flemington's consumer loan portfolio increased $234,000, or 5.8%, from December 31, 1993 to December 31, 1994. This portfolio consists mainly of automobile and boat loans, and has remained relatively stable over the past couple of years as Flemington has concentrated its lending efforts on mortgage products.

     Nonperforming Assets. Nonperforming assets increased 6.5%, or $184,000, from December 31, 1993. Included in nonperforming assets are nonperforming loans, restructured loans and other real estate owned. Substantially all of Flemington's nonperforming assets are secured by real estate.

     Nonperforming loans, which include nonaccrual loans and loans past due 90 days or greater and still accruing interest, amounted to $2.4 million at December 31, 1994, an increase of $412,000, or 21.2%, compared to December 31, 1993. The increase is primarily a result of placing nine residential loans totaling $944,000 on nonaccrual, offset by the repayment of a $427,000 land development loan and the charge-off of two loans totaling $105,000. Included in nonperforming loans at year end 1994 is $307,000 relating to three residential land development loans to one borrower, $1.8 million secured by residential real estate and $486,000 secured by commercial real estate.

     Restructured loans, loans for which the terms have been restructured to provide for a reduction or deferral of interest or a deferral of principal due to deterioration in the financial position of the borrower, declined $36,000, or 8.1%, from December 31, 1993 and includes five loans to unrelated parties.

     Other real estate, which consists of properties acquired through foreclosure, amounted to $269,000 at December 31, 1994, a decline of $192,000, or 41.6%, compared to December 31, 1993. Other real estate owned is accounted for at the lower of cost or fair value less estimated costs to sell. During 1994, Flemington sold one property recognizing a gain of $3,000. As of December 31, 1994, Flemington has five properties remaining in other real estate. The accompanying table illustrates the activity in other real estate for the past two years.

                                                           1994         1993
                                                          -----       ------
                                                        (dollars in thousands)

  Balance, beginning of year ...........................  $ 461       $4,302
  Additions from loan portfolio ........................    --           776
  Sales and other reductions ...........................   (192)      (4,138)
  Charge offs ..........................................    --          (479)
                                                          -----       ------
  Balance, end of year .................................  $ 269       $  461
                                                          =====       ======

     Allowance for Loan Losses and Related Provision. The allowance for loan losses at December 31, 1994 was $2.1 million, compared to $2.2 million at December 31, 1993, a decrease of $110,000 or 4.9%. As a percent of total loans, the allowance was 1.24% at December 31, 1994 compared to 1.53% at year end 1993. The ratio of the allowance for loan losses to nonperforming loans decreased to 90.54% at December 31, 1994, compared with 115.37% at December 31, 1993. Net recoveries for 1994 totaled $512,000, compared to net charge-offs of $1.3 million in 1993.

     The allowance for loan losses reflects the results of management's ongoing assessment of the losses that will be experienced in the lending function. Flemington has a standardized process to assess the adequacy of the allowance for loan losses, which includes a periodic review to assess the risks inherent in the loan portfolio and credit reviews to identify specific allocations. It incorporates a credit review and gives consideration to areas of exposure such as concentration of credit, economic and industry conditions, and negative trends in delinquencies and collections. Consideration is also given to collateral coverage and the composition of the loan portfolio. Specific allocations are identified by loan category and allocated according to various categories of loans. Loans classified by regulators are incorporated in the standardized process of assessing the adequacy of the allowance for loan losses. The allowance is maintained at a level determined adequate to provide for potential losses on loans.

     The provision for loan losses was a negative $622,000 for the year ended December 31, 1994, a decrease of $1.1 million, or 241.4%, as compared to the $440,000 provision recorded in 1993. The decline in amounts provided to the allowance by means of the provision for loan losses reflects the effect on the adequacy of the allowance of five specific and significantly large recoveries, totaling $622,000, received in 1994 on unrelated loans.

     Deposits. Total deposits amounted to $241.3 million at December 31, 1994, an increase of $455,000, or 0.2%, over 1993. On average, deposits increased $9.2 million from 1993 to 1994. Flemington experienced on average $4.6 million, or 14.5%, of growth in noninterest bearing demand deposits and $5.7 million, or 9.7%, in savings deposits. Interest bearing demand deposits decreased on average $1.1 million, or 1.4%, while the average balance of time deposits remained relatively stable over the two year period.

     During 1994, Flemington experienced disintermediation primarily in its interest bearing core deposits as it maintained its interest rates in the rising rate environment. However, the $8.6 million decrease in interest bearing demand deposits was partially offset by a $4.7 million increase in noninterest bearing deposits. Additionally, in the second quarter of 1994, Flemington began a program of competitive bidding for individual and government agency certificates of deposit over $100,000, and experienced growth of $4.6 million in these time deposits. The growth experienced in time deposits in excess of $100,000 was used to provide incremental net interest income through matched funding in the short-term and, ultimately to fund loan demand. In conjunction with Flemington's ability to maintain its interest rate level on interest bearing core deposits in a rising rate environment, Flemington's deposit configuration continued to have a positive effect on earnings. However, Flemington expects this trend to level off as deposit rates, particularly on time deposits, rise in response to Federal Reserve Bank interest rate policies. The average rates paid on deposit balances decreased 31 basis points to 2.66% during 1994, compared to 2.97% during 1993.

     Borrowed Funds. Borrowed funds can be used to satisfy daily funding needs and, when advantageous, for arbitrage. Flemington has traditionally used overnight funding sources, which consist primarily of Federal funds and repurchase agreements as a means of achieving its asset/liability strategies through prefunding of maturities in its investment portfolios, a strategy which was implemented to protect Flemington's earnings stream from reinvestment risk ssociated with its mortgage backed securities. However, during 1994, Flemington's purchased funds position was necessitated to meet particularly strong residential real estate loan demand. To meet its funding requirements and outstanding commitments, Flemington primarily used funding from securities sold under agreements to repurchase, which increased on average $5.2 million from 1993 to 1994 and reached a high of $23.5 million in December 1994. As discussed above, Flemington used substantially all of the proceeds from the sale of three year adjustable rate mortgages and securities sold from its available for sale portfolio to paydown its overnight borrowings in December 1994. Borrowed funds in total increased $6.5 million from December 31, 1993 to year end 1994 and, on average, they increased $6.7 million in the same period.

     Net Interest Income. Net interest income amounted to $12.5 million for 1994, an increase of $1.2 million, or 10.2%, over the same period in 1993. On a tax equivalent basis, net interest income increased $1.2 million, or 10.6%, to $12.6 million, as compared to 1993. Net interest spread increased 9 basis points to 4.43% at December 31, 1994 from 4.34% at year end 1993 and net interest margin, tax equivalent net interest income as a percentage of average interest earning assets, increased 12 basis points to 4.88% in 1994 from 4.76% in 1993. The improved level of net interest income, spread and margin is a result of increased loan volume coupled with the effects of the rising interest rate environment. Approximately $29.7 million of Flemington's loan portfolio repriced with the increases in prime rate, while Flemington was able to maintain its cost on core type deposits. Additionally, shifts experienced in the composition of the balance sheet positively impacted net interest spread and margin: Average loans outstanding as a percentage of interest earning assets increased from 55.9% at December 31, 1993 to 61.8% at December 31, 1994 and interest bearing liabilities as percentage of average interest earning assets decreased from 85.6% to 83.7% over the same period.

     Interest income on a tax equivalent basis was $18.6 million, an increase of $1.1 million, or 6.3%, compared to 1993. The increase in interest income was primarily due to the volume increases in Flemington's loan portfolio. Growth in loan volume resulted in a $1.8 million increase in interest income, outpacing the $700,000 decrease in income as a result of Flemington's investment portfolios and adjustable rate residential mortgages repricing into a lower rate environment. The 21 basis point decrease, from 8.20% at December 31, 1993 to 7.99% at December 31, 1994, in the yield earned on the loan portfolio resulted in a $287,000 decrease in income. While loan volume increased interest income, approximately 75.4% of the volume increases were in historically lower rate residential loans rather than higher yielding commercial loans. As a percentage of average total loans outstanding, residential real estate loans increased from 59.7% at December 31, 1993 to 60.5% at December 31, 1994, and commercial loans decreased from 8.7% in 1993 to 8.1% in 1994. The lower yields earned by Flemington on its investment portfolios are primarily a result of the 1993 security sales and subsequent reinvestment of those proceeds into the lower rate environment. The yield earned on the investment portfolio declined 40 basis points, from 6.34% at year end 1993 to 5.94% at year end 1994, resulting in a $413,000 decrease in interest income. The yield on interest earning assets declined from 7.30% at December 31, 1993 to 7.19% at December 31, 1994. While the effects of Flemington's assets repricing in a low rate environment is evident, the increases in prime rate, experienced primarily in the second and third quarters of 1994, are mitigating the negative impact.

     Interest expense decreased $111,000, or 1.8%, and amounted to $6.0 million in 1994. The decrease in interest expense was primarily attributable to the low interest rate environment experienced through the first half of 1994 and Flemington's ability to maintain its cost of funds on core type deposits during the rising rate environment experienced in the second half of the year. The cost of all interest bearing liabilities declined from 2.97% during 1993 to 2.76% during 1994. This 21 basis point decline resulted in a $534,000 reduction in interest expense, which was offset by a $423,000 increase attributable to increased levels of low cost funds, primarily savings deposits, and the increased volume of funds secured from repurchase agreements. Volume increases experienced in savings deposits and borrowed funds increased interest expense $150,000 and $298,000, respectively. In the absence of sufficient deposit growth to fund loan volume increases experienced during 1994, Flemington began funding loan demand, in part, with the use of funds secured from repurchase agreements which increased on average $6.7 million from 1993 to 1994. Flemington continues to aggressively price its deposits but has responded to increases in rates from competitive forces in its market place on the pricing of certificates of deposit. Rates on interest bearing demand and savings deposits have not been changed since the rates were reduced in the third quarter of 1993. Additionally, Flemington anticipates having to continue the use of higher costing funds secured from repurchase agreements to augment deposit growth in funding loan demand.

     Noninterest Income. Total noninterest income amounted to $1.2 million for the year ended December 31, 1994, compared to $3.0 million at December 31, 1993, a decrease of $1.8 million, or 60.2%. Excluding security gains and losses, noninterest income increased 4.3%, or $62,000, during 1994, as compared to 1993. Noninterest income categories for the current year compared to 1993 are shown in the accompanying table.

                                                            1994         1993
                                                          ------       ------
                                                         (dollars in thousands)

  Service fees on deposit accounts .....................  $  854       $  800
  Other service fees ...................................     408          355
  Brokered mortgage commissions ........................      60          150
  Trust income .........................................     155          125
  Securities gains (losses) ............................    (328)       1,512
  Other ................................................      25           10
                                                          ------       ------
                                                          $1,174       $2,952
                                                          ======       ======

     Service fees on deposit accounts and other service fees increased $107,000, or 9.3%, in 1994 primarily as a result of increases in Flemington's fee schedule in the second quarter of 1993, the opening of a new branch in the fourth quarter of 1993 and an increase in 1994 of $35,000 in interest income collected on previously charged-off loans. Commissions on mortgage originations declined $90,000, or 60.0%, to $60,000 for the year ended December 31, 1994, as compared to 1993. With the rising rate environment experienced in 1994, refinancing activity has slowed significantly. Additionally, during 1994 Flemington originated and retained in its own loan portfolio $5.0 million of fixed rate residential loans that would have historically been originated for commissions. Trust income increased 24.0% to $155,000 for the year ended December 31, 1994, compared to $125,000 for 1993. During 1994, Flemington implemented a marketing strategy aimed at growing this area of Flemington and increased its assets $5.5 million, including $2.0 million in managed accounts and $3.5 million in custodial accounts.

     Investment security transactions resulted in a net loss of $328,000 for the year ended December 31, 1994, as compared to a net gain of $1.5 million during 1993. As discussed above, Flemington sold $13.1 million of securities from its available for sale portfolio, applying the proceeds to paydown Flemington's overnight borrowings. During 1993, Flemington sold $22.2 million of its securities available for sale, recognizing a gain of $844,000. These securities were sold to mitigate the adverse effect of the troubled real estate asset sale. Additionally, as a means of achieving Flemington's asset/liability strategy, an additional $21.7 million of investment securities were sold in September 1993. In addition to recognizing a gain of $668,000, Flemington increased its level of cash flow over four years, reduced the average life of its investment portfolio, and increased its total return by $283,000.

     Noninterest Expense. Noninterest expense totaled $10.8 million for the year ended December 31, 1994, compared to $12.5 million at December 31, 1993, a decrease of $1.7 million, or 13.4%. Noninterest expense categories, for the periods indicated, are shown in the following table:

                                                             1994         1993
                                                          -------      -------
                                                          (dollars in thousands)

  Salaries and employee benefits .......................  $ 5,745      $ 5,023
  Net occupancy expense ................................    1,197          992
  Equipment expense ....................................      759          692
  Loss on sale of loans ................................      152        1,486
  Communications and supplies ..........................      583          560
  Professional and other fees ..........................      620          763
  Promotion ............................................      252          227
  Appraisal costs and other loan fees ..................      105          114
  FDIC Insurance .......................................      572          581
  Other insurance expense ..............................       90          116
  Other real estate costs ..............................      158        1,387
  Other ................................................      546          510
                                                          -------      -------
                                                          $10,779      $12,451
                                                          =======      =======

     Salaries and employee benefits for the year ended December 31, 1994 amounted to $5.7 million, an increase of $722,000, or 14.4%, compared to 1993. The increase was primarily due to severance arrangements with Flemington's former president and expense related to Flemington's contribution to its employee profit sharing and 401(k) plans.

     Occupancy expenses of $1.2 million for the year ended December 31, 1994, increased $205,000, or 20.6%, compared to the same period in 1993, and primarily reflects the opening of a new branch in December 1993 and improvements made thereto. Equipment expense increased $67,000, or 9.7% from $692,000 at December 31, 1993 to the $759,000 recorded for 1994. This increase was principally due to acceleration of depreciation on certain assets.

     The sale of loans in 1994 resulted in a loss of $152,000 as compared to the loss of $1.5 million recognized in 1993. As discussed above, Flemington sold a package of three year adjustable rate mortgages totaling $15.9 million to an unrelated third party, using the proceeds to paydown its outstanding borrowings. In 1993, Flemington sold a $5.0 million package of troubled real estate assets to an unrelated third party. Included in the package were performing loans with a net book value of $2.1 million and nonperforming loans with a net book value of $1.3 million. The sales price, which represented 56.6% of the net book value of the assets and was determined based upon competitive bidding, resulted in a loss of $1.5 million.

     Other noninterest expenses amounted to $2.9 million for the year ended December 31, 1994, a decrease of $1.3 million, or 31.3%, compared to 1993. Costs associated with other real estate owned declined $1.2 million; excluding legal costs and the $698,000 loss recorded on the properties sold in the package sale of assets in September 1993, costs decreased $531,000 for the year ended December 31, 1994, as compared to 1993. The decrease was primarily a result of $456,000 of write-downs to fair value on certain properties during 1993 and $127,000 of real estate taxes paid during 1993 to acquire clear title to two properties. With twenty-two properties sold in 1993 and the significant reduction in the level of troubled real estate assets from year end 1992 to year end 1994, Flemington has been able to reduce the costs to carry these assets and the resources expended to manage them: professional and other fees decreased $143,000, or 18.7%, for the year ended December 31, 1994, as compared to 1993, and other insurance expense decreased $26,000. All other categories showed relatively modest changes from the prior year.

     The following table demonstrates the impact on Flemington's net interest income of changes in the volume of interest earning assets and interest bearing liabilities and changes in interest rates earned and paid for the years ended December 31, 1994 and 1993.

          THE FLEMINGTON NATIONAL BANK AND TRUST COMPANY AND SUBSIDIARY RATE/VOLUME VARIANCE ANALYSIS OF CHANGES IN NET INTEREST INCOME


                                                     December 31,                   December 31,
                                                     1994 vs. 1993                 1993 vs. 1992
                                             --------------------------     -----------------------------
                                             Change                         Change
                                               in                             in
                                             income/    Rate     Volume     income/      Rate      Volume
                                             expense   effect    effect     expense     effect     effect
                                             -------   ------    ------     -------     ------     ------
                                                                (dollars in thousands)
Interest earning assets:
  Federal funds sold ......................  $  (89)    $  24    $ (113)    $    (8)    $   (26)    $  18
  Money market investments ................     (23)        2       (25)        (52)        (14)      (38)
  Investment securities (1):
    Taxable ...............................    (715)     (397)     (318)       (332)     (1,032)      700
                                             ------     -----    ------     -------     -------     -----
    Tax exempt ............................     132       (16)      148         112           4       108
                                             ------     -----    ------     -------     -------     -----
    Total investment securities ...........    (583)     (413)     (170)       (220)     (1,028)      808
                                             ------     -----    ------     -------     -------     -----
    Loans(2) ..............................   1,794      (287)    2,081      (1,035)     (1,000)      (35)
                                             ------     -----    ------     -------     -------     -----
      Total interest earning assets .......   1,099      (674)    1,773      (1,315)     (2,068)      753
                                             ------     -----    ------     -------     -------     -----
  Interest bearing liabilities:
   Demand deposits ........................    (340)     (316)      (24)       (837)       (935)       98
   Savings deposits .......................     (12)     (162)      150        (109)       (457)      348
   Other time deposits ....................    (137)     (136)       (1)     (1,248)       (863)     (385)
                                             ------     -----    ------     -------     -------     -----
     Total interest bearing deposits ......    (489)     (614)      125      (2,194)     (2,255)       61
   Other borrowed funds ...................     378        80       298         (14)         (3)      (11)
                                             ------     -----    ------     -------     -------     -----
     Total interest bearing liabilities ...    (111)     (534)      423      (2,208)     (2,258)       50
                                             ------     -----    ------     -------     -------     -----
   Net interest income ....................  $1,210     $(140)   $1,350     $   893     $   190     $ 703
                                             ------     -----    ------     -------     -------     -----

----------
Note: Interest income on tax exempt loans and securities was computed by dividing the tax exempt income by one minus the federal corporate income tax rate to reflect the tax equivalent income. Variances which were not specifically attributable to volume or rate were allocated proportionately between each, based on the overall effect on interest expense.

(1)  Includes investment securities available for sale.

(2)  Includes nonaccruing and renegotiated loans.

  Capital Resources

     The capital adequacy of Flemington is reviewed on an ongoing basis by management and the Board of Directors with respect to asset size, balance sheet composition and risk profile characteristics which include asset quality, interest rate risk and liquidity.

     At December 31, 1994, stockholders' equity totaled $17.5 million, an increase of $407,000, or 2.4%, over December 31, 1993. Net income of $2.2 million was offset by the payment of $407,000 in dividends to stockholders, and $1.4 million of unrealized losses in excess of unrealized gains on securities available for sale, net of deferred taxes totaling $716,000. Book value per common share increased to $19.20 at December 31, 1994 from $18.75 at December 31, 1993.

     With the adoption of FAS 115 on January 1, 1994, Flemington is required to carry its portfolio of securities available for sale at market value, with unrealized gains and losses, net of the related tax effect, included as a component of stockholders' equity. Adoption of the provisions of FAS 115 resulted in an immediate increase of $608,000 in retained earnings on January 1, 1994. As a result of the reevaluation of the available for sale portfolio in July, Flemington transferred securities with a market value of $29.5 million to the held to maturity portfolio. The unrealized loss on those securities transferred totaled $1.5 million on the date of transfer and will be accreted back to book value from equity over the remaining life for the United States Government agency securities and the average life for the United States Government agency CMOs and MBS transferred. As of December 31, 1994, the remaining unaccredited loss amounted to $1.4 million. The unrealized loss on the securities available for sale portfolio as of December 31, 1994 amounted to $735,000. Net of the tax effect, the total unrealized losses on securities available for sale and those securities transferred to held to maturity, reduced stockholders' equity by $1.4 million.

     The $1.1 million depreciation in the unrealized gains on securities available for sale, net of the related tax effect, is a result of the bond market's reaction to Federal Reserve Bank interest rate policies. As a precautionary measure against inflation, the Federal Reserve Bank raised the rate on Federal funds a total of seven times during 1994. The long-term bond yield, a traditional benchmark, rose to 7.88% as of year end 1994, as compared to 6.35% at December 31, 1993. As expected, the upward pressure on yields has resulted in lower bond prices.

     Flemington's risk-based capital ratios improved during the year primarily as a result of increased capital levels from $2.2 million of net income offset by $407,000 of dividends paid. Risk-based capital ratios are expressed as a percentage of risk-adjusted assets whereby various prescribed risk percentages are applied to assets on the balance sheet as well as off-balance sheet instruments. Tier 1 and total risk-based capital ratios amounted to 12.47% and 13.88%, respectively, at December 31, 1994, compared to 12.32% and 13.57%, respectively, at December 31, 1993. The current minimum regulatory guidelines for Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. Flemington's leverage ratio, a measure of capital to adjusted average assets, was 6.68% at December 31, 1994, compared to 6.71% at December 31, 1993. While actual asset growth amounted to $7.6 million, on average the increase was $16.7 million. This growth in average assets resulted in a slight decrease in Flemington's leverage ratio. In the absence of a formal order from banking regulatory agencies, most sound, well run institutions engaged in the least risky operations must maintain minimum leverage ratios of at least 3%, with all others required to maintain higher levels of capital depending on their conditions.

  Interest Rate Sensitivity and Liquidity

     An objective of Flemington's asset/liability management policy is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Flemington's Asset/Liability Committee ("ALCO") is responsible for managing interest rate risk within tolerable variances as established in Flemington's policy.

     At December 31, 1994, Flemington continues to be liability sensitive within one year and asset sensitive beyond one year. While these static measurements may be used as early indicators of potential interest rate exposure, they do not reflect the results of any projected activity and are not indicative of the impact of fluctuating interest rates on net interest income. Rather, interest rate sensitivity is measured and managed based on information provided by an earnings simulation model that is used to evaluate the effect of prospective upward and downward changes in interest rates on net interest income and net income. The model includes maturity and repricing information as well as additional assumptions which affect balances under various interest rate scenarios, such as the susceptibility of mortgages and mortgage-related securities to prepayment variations and the susceptibility of Flemington's deposit mix to reconfiguration.

     At December 31, 1994, a two hundred basis point increase and decrease in interest rates over the following twelve months would reduce net interest income by 1.40% and 1.32%, respectively. In the rising rate scenario, the decrease in net interest income is primarily a result of the assumed deposit rate increases and the risk Flemington faces in the expected reconfiguration of its deposit base, with interest rate sensitive core deposits shifting to more costly time deposits. With a falling rate environment, it is expected that the effect of repricing of Flemington's interest sensitive assets will outpace Flemington's ability to reduce core deposit rates below their current level. With the rising rate environment during 1994, Flemington's margin benefited from the repricing of its $20.1 million portfolio of prime rate based commercial loans and $9.6 million of prime rate based consumer real estate loans and was further enhanced by Flemington's ability to maintain its current level of deposit rates, which were not increased during the market rate increases experienced in 1994. Further augmenting the growth in net interest income were repricings in Flemington's portfolio of adjustable rate mortgages.

     Management anticipates that short-term market rates will increase during the first half of 1995 and level off thereafter, causing a flattening of the yield curve. With consideration to interest rate forecasts and analysis of Flemington's interest rate sensitivity position, management developed a strategy for mitigating the potential risk to earn-ings posed by a flattening of the yield curve and will implement, in February 1995, the use of interest rate floors to protect its earnings stream.

     The accompanying table reflects Flemington's interest rate sensitivity or gap position, which is the estimated aggregate maturity and repricing of interest earning assets and interest bearing liabilities, at December 31, 1994.


                                       Six       Six months    Over one
                                      months      through      through       Over          No
                                     or less      one year    five years   five years    maturity      Total
                                     --------     --------    ----------   ----------    --------     --------
                                                                (dollars in thousands)

Federal funds sold ................  $    585      $   --      $    --      $    --     $    --      $    585
Money market investments ..........        50          --           --           --          --            50
Investment securities:
  Available for sale ..............     4,396        2,970       14,031        1,261         --        22,658
  Held to maturity ................     7,482        3,553       41,318        6,731         --        59,084
Loans .............................    47,336       21,571       84,858       18,517                  172,282
                                     --------      -------     --------     --------    --------     --------
Rate sensitive assets .............  $ 59,849      $28,094     $140,207     $ 26,509    $    --      $254,659
                                     --------      -------     --------     --------    --------     --------
Deposits:
  Interest bearing demand .........    20,564          --           --           --       48,829       69,393
  Savings deposits ................    13,983          239          --           --       46,512       60,734
  Other time deposits .............    38,016       14,674       18,390          --          --        71,080
Borrowed funds ....................     7,315          --           --           --          --         7,315
                                     --------      -------     --------     --------    --------     --------
Rate sensitive liabilities ........  $ 79,878      $14,913     $ 18,390     $    --     $ 95,341     $208,522
                                     --------      -------     --------     --------    --------     --------
Interest sensitivity GAP ..........  $(20,029)     $13,181     $121,817     $ 26,509    $(95,341)    $ 46,137
Cumulative GAP ....................  $(20,029)     $(6,848)    $114,969     $141,478    $ 46,137     $ 46,137
                                     ========      =======     ========     ========    ========     ========



     In addition to monitoring interest rate sensitivity, ALCO monitors and coordinates all activities relating to maintenance of liquidity to ensure that Flemington has the ability to meet present and future funding obligations and commitments. In conjunction with income from operations, deposit growth, and cash flows from the investment portfolio, Flemington uses short-term financing activities to meet its routine, operational cash needs.

     Flemington's consolidated liquidity position increased during 1994, with an increase of $22.6 million in Flemington's securities available for sale portfolio. With the adoption of FAS 115, Flemington transferred securities with a book value of $68.2 million and market value of $69.1 million to securities available for sale. In July 1994, Flemington transferred securities available for sale with a then current market value of $29.5 million to its portfolio of held to maturity investments. As of December 31, 1994, Flemington held $32.7 million, or 12.2% of total assets, in cash and cash equivalents, overnight federal funds sold, money market investments and securities available for sale representing Flemington's primary sources of liquidity, as compared to $11.1 million, or 4.3%, of assets at December 31, 1993.

     As a source of liquidity, the investment portfolio provides cash flows through sales, maturities and periodic repayments of principal. During 1994, proceeds from the sale of securities available for sale were $12.8 million, and proceeds from maturities and other cash flows from both security portfolios totaled $17.8 million. These cash flows were principally reinvested in United States Government agency securities and, in December 1994, used to reduce Flemington's purchased funds position. As a result of Flemington's investment strategies, scheduled maturities and anticipated principal payments of Flemington's portfolios will be approximately $12.3 million during 1995. The weighted average life of the portfolios, adjusted for historical prepayment patterns on MBS, was estimated to be approximately 2.7 years at December 31, 1994.

     Additionally, Flemington has the demonstrated ability to secure funds from certificates of deposit over $100,000, primarily from local government agencies. These funds are generally obtained through a competitive bidding process and are generally shorter in terms of maturity than like funds obtained from individuals. At December 31, 1994, Flemington's outstanding time deposits of $100,000 were comprised primarily of $6.7 million from government agencies and $4.1 million from individuals. While the amounts on deposit from individuals have historically been stable in dollar amount and are generally longer in terms of maturity, Flemington began offering, in the second quarter of 1994, competitive bidding for these deposits.

     Liquidity is also available through Flemington's ability to secure funds from securities sold under agreements to repurchase and Federal Home Loan Bank lending programs, which provide Flemington with access to funds at rates equal to or less than the cost of many traditional funding sources and enhance Flemington's ability to match funding of securities and loans. In the fourth quarter of 1994, Flemington was accepted into membership in the Federal Home Loan Bank of New York ("FHLB"). Flemington's borrowing capacity with the FHLB is based in part on the amount of qualifying collateral available, specifically United States Treasury and Government agency securities, mortgage backed securities and residential real estate loans. Unused borrowing capacity with the FHLB was approximately $67.0 million at December 31, 1994. Collateral totaling $48.2 million was available for repurchase agreements and $67.0 million in Federal funds lines was available to Flemington at December 31, 1994. During 1994, Flemington funded the $25.9 million growth in its loan portfolio primarily with funds from repurchase agreements. Flemington may increase its use of this funding source, as necessary, for additional leverage and as a means to achieve its asset/liability strategy.

     Liquidity is managed on a daily basis by Flemington, enabling senior management to effectively monitor changes in liquidity and to react accordingly to market conditions. Management believes that liquidity is sufficient to meet present and future financial obligations and commitments on a timely basis.

  Inflation

     The impact of inflation on banks is different from the inflationary impact on nonfinancial institutions. Banks have assets and liabilities which are primarily monetary in nature and which tend to reflect changes in inflation. This is especially true for banks with a high percentage of rate sensitive interest earning assets and interest bearing liabilities. A bank can further reduce the impact of inflation by managing its interest rate sensitivity. Flemington's management monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of interest earning assets and interest bearing liabilities. Inflation also can have an impact on operating costs of labor and outside services. However, these tend to be partially mitigated by fee income which would rise with inflation. Management foresees no material adverse affect on income and the financial condition of Flemington based upon the current rate of inflation.

  Years ended December 31, 1993 and 1992

     Flemington reported net income of $909,000 for the year ended December 31, 1993, as compared to net income of $1.2 million in 1992, a decrease of $322,000, or 26.2%. On a per share basis, the earnings were $1.05 for the year, compared to $1.42 reported in 1992.

     The decline in net income was a result of strategies implemented by Flemington to improve its asset quality and core earnings. During the first quarter of 1993, Flemington implemented a strategy for maximizing the appreciation in its portfolio of securities available for sale, while reducing the level of nonperforming assets. Flemington's strategy included packaging and selling those nonperforming assets that were not currently under contract for sale, with any discount in the purchase price being partially offset by realizing gains in the available for sale portfolio. Additionally, Flemington marketed and sold another twenty-one properties on an individual basis.

     During the third quarter of 1993, Flemington sold a $5.0 million package of troubled real estate assets to an unrelated third party for $2.8 million in cash, net of commissions and closing costs, recognizing a $2.2 million loss. Included in the package were performing loans with a net book value of $2.1 million, nonperforming loans with a net book value of $1.3 million and other real estate owned with a book value of $1.6 million. Additionally, Flemington sold to the same party three notes for which the receivable had previously been charged-off Flemington's records for $61,000 in cash.

     The sale price, which represented 56.6% of the net book value of the assets and 16.7% of the notes previously charged-off, was determined based upon competitive bidding resulting from due diligence performed by the purchaser and other potential purchasers. The Flemington Board accepted the competitive bid, which represented a discount of 43.4% on net book value, or a loss of $2.2 million, after giving consideration to a number of factors, including the cost of continuing to carry these troubled real estate assets, including maintenance, taxes, insurance and lost income opportunity; and the level of human resources that have been devoted to managing and selling these assets and the costs thereof. With a significant decrease in the level of troubled real estate assets, Flemington will be able to reduce substantially the costs to carry these assets and the resources expended to manage them.

     To mitigate the adverse impact of the sale of troubled assets on the consolidated statement of operations, Flemington began selling, in the first quarter, its portfolio of investment securities held as available for sale, recognizing the appreciation in market value of that portfolio. Moreover, Flemington has instituted certain cost containment and reduction measures, most notably in employee benefit expense. During the second quarter, Flemington changed healthcare insurance carriers, realizing savings with no loss of benefits to its employees. Flemington also experienced a reduction in its level of contribution to Flemington's profit sharing plan for 1993.

     Flemington began to realize the benefit of its actions, during the fourth quarter of 1993 when Flemington posted earnings of $547,000, the most profitable quarter Flemington has experienced since the third quarter of 1991. Expenses related to other real estate owned, excluding the loss on the package sale, totaled $810,000 for the first three quarters of 1993 and $73,000 for the fourth quarter. Additionally, as a result of the reduction in nonperforming loans, Flemington was able to reduce its provision for loan losses to $50,000 in the fourth quarter of 1993.

     Net Interest Income. Net interest income amounted to $11.3 million for 1993, an increase of $851,000, or 8.1%, over the same period in 1992. On a tax equivalent basis, net interest income increased $893,000, or 8.5%, to $11.4 million, as compared to 1992. The improved level of net interest income is a result of increases in Flemington's net interest spread; Flemington's tax equivalent net interest income increased 29 basis points to 4.34% at December 31, 1993 from 4.05% at year end 1992. Net interest margin, tax equivalent net interest income as a percentage of average interest earning assets, increased to 4.76% during 1993 compared to 4.59% in 1992. The increase in the net interest spread and margin is a result of Flemington's interest bearing liabilities repricing in a declining rate environment coupled with growth in noninterest bearing demand and low cost deposits while maintaining a relatively stable earning assets base. As a percentage of average interest earning assets, average interest bearing liabilities approximated 85.6% as of December 31, 1993 and 86.9% as of December 31, 1992.

     Interest income on a tax equivalent basis was $17.5 million, a decrease of $1.3 million, or 6.9%, compared to 1992. The decline in interest income was primarily due to the lower interest rate environment and the sluggish commercial loan demand being experienced in Flemington's market. Proceeds from loan principal repayments, investment maturities and sales and deposit growth have been reinvested in lower yielding securities during this period of declining interest rates. Average total investment securities increased $11.6 million to $100.3 million at December 31, 1993, compared to $88.7 million at December 31, 1992, while Flemington's average total loans outstanding decreased slightly during the same period. As a percentage of average earning assets, investments increased from 38.8% during 1992 to 41.9% during 1993 as the loan portfolio decreased from 58.6% to 55.9%. While the volume increases in the investment portfolio had a $808,000 positive effect on interest income, the 186 basis point difference in the average yield on Flemington's loan portfolio over the average yield on the investment portfolio has caused downward pressure on interest income. The yield on interest earning assets declined 91 basis points to 7.30% in 1993 from 8.21% in 1992.

     Interest expense decreased $2.2 million, or 26.5%, and amounted to $6.1 million for 1993. The lower interest rate environment was the primary cause of the decline in interest expense; the 119 basis point decline in the average rate paid for funds resulted in a $2.3 million reduction in interest expense. Customers continued to shift deposits into lower costing funds during 1993. The average balance of higher costing certificates of deposit amounted to $66.0 million, or 28.3% of Flemington's deposit base, at December 31, 1993, compared to $73.8 million, or 33.1% of average total deposits, in 1992. Flemington continues to aggressively price its deposits and, effective July and September 1993, further reduced rates paid on interest bearing demand and savings deposits. The cost of all interest bearing liabilities declined from 4.16% during 1992 to 2.97% during the same period in 1993.

     Provision for Loan Losses. The provision for loan losses was $440,000 for the year ended December 31, 1993, a decrease of $330,000, or 42.9%, as compared to the $770,000 recorded in 1992. The decline in amounts provided to the allowance by means of the provision for loan losses reflects the significant decrease in the level of nonperforming loans and loans charged-off experienced by Flemington. Nonperforming assets declined 64.7%, or $5.2 million, from December 31, 1992 to year end 1993; net of charged-off loans, the decline amounted to $3.3 million, or 40.8%. Additionally, Flemington experienced a reduction in loans charged-off with net charge-offs for 1993 totaling $1.3 million, or 0.96% of average loans, compared to $1.9 million, or 1.40% of average loans, in 1992. Included in net charged-off loans in 1993 is $874,000, related to the performing and nonperforming loans included in the troubled real estate asset sale.

     Noninterest Income. Total noninterest income amounted to $3.0 million for the year ended December 31, 1993, compared to $1.6 million at December 31, 1992, an increase of $1.4 million, or 85.5%. Excluding security gains, noninterest income decreased 4.1% during 1993, as compared to 1992.

     Noninterest income categories compared to the same period in 1992 are shown in the accompanying table.

                                                  1993        1992
                                                 ------      ------
                                               (dollars in thousands)

Service fees on deposit accounts .............   $  800      $  757
Other service fees ...........................      355         238
Brokered mortgage commissions ................      150         215
Trust income .................................      125          87
Securities gains .............................    1,512         208
Other ........................................       10          86
                                                 ------      ------
                                                 $2,952      $1,591
                                                 ======      ======

     Service charges, including those on deposit accounts, increased $160,000, or 16.1%, in 1993 as a result of increases, made in the second quarter of 1993, in Flemington's fee schedules and additional revenue from the restructured merchant credit card processing program. Commissions on mortgage originations declined $65,000, or 30.2%, to $150,000 for the year ended December 31, 1993, as compared to the same period in 1992. During 1993, Flemington experienced a more stabilized interest rate environment, with rates no longer in a rapidly declining mode as had been experienced in 1992 and thus, there was significantly less refinancing activity. During the second quarter of 1993, Flemington also began retaining a substantial number of fifteen year fixed rate mortgages that would have traditionally been sold in the secondary market. Trust income increased 43.7% in 1993, from $87,000 at December 31, 1992 to $125,000 at year end 1993. The increase was primarily due to two new customer relationships.

     At December 31, 1992, Flemington established a portfolio of investment securities which may be sold in response to changing market and interest rate conditions or as part of the asset/liability strategy of Flemington and transferred $29.9 million of its CMOs and MBS to this category. During 1993, Flemington sold $22.2 million of its securities held as available for sale, recognizing a gain of $844,000. These securities were sold to reduce prepayment risk and to take advantage of current market conditions, mitigating the adverse effect of the troubled real estate asset sale. Additionally, as a means of achieving Flemington's asset/liability strategy, an additional $21.7 million of United States Treasury securities were sold in the third quarter. In addition to recognizing a gain of $668,000, Flemington increased its level of cash flow over four years, reduced the average life of its investment portfolio, and increased its total return by $283,000.

     Noninterest Expense. Noninterest expense totaled $12.5 million for the year ended December 31, 1993, compared to $9.4 million at December 31, 1992, an increase of $3.1 million, or 32.7%. Noninterest expense categories, for the periods indicated, are shown in the following table:

                                                  1993         1992
                                                 -------      ------
                                                (dollars in thousands)

Salaries and employee benefits ...............   $ 5,023      $4,622
Net occupancy expense ........................       992         952
Equipment expense ............................       692         698
Loss on sale of loans ........................     1,486           0
Communications and supplies ..................       560         526
Professional and other fees ..................       763         698
Promotion ....................................       227         106
Appraisal costs and other loan fees ..........       114         282
FDIC Insurance ...............................       581         505
Other insurance expense ......................       116         116
Other real estate costs ......................     1,387         496
Other ........................................       510         381
                                                 -------      ------
                                                 $12,451      $9,382
                                                 =======      ======

     Salaries and employee benefits for the year ended December 31, 1993 amounted to $5.0 million, an increase of $401,000, or 8.7%, compared to 1992. The increase was primarily due to annual merit increases which occurred in the first quarter of 1993; increased costs of providing education reimbursement; and expense related to Flemington's 401(k) program which began in April 1993. These increases were offset by decreases in the cost of providing health-care insurance coverage and a decreased level of expense provided for Flemington's contribution to its profit sharing plan. The expense related to the profit sharing plan was reduced in the third quarter of 1993 as a result of the adverse effect the sale of certain of Flemington's troubled real estate assets had on the consolidated statement of operations.

     Occupancy expenses of $992,000 for the year ended December 31, 1993, rose $40,000, or 4.2%, compared to the same period in 1992, primarily reflecting the increased level of amortization expense for leasehold improvements. Equipment expense remained virtually unchanged from $698,000 at December 31, 1992 to the $692,000 recorded for 1993.

     As discussed above, Flemington sold a $5.0 million package of troubled real estate assets to an unrelated third party in the third quarter of 1993. Included in the package were performing loans with a net book value of $2.1 million and nonperforming loans with a net book value of $1.3 million. The sales price, which represented 56.6% of the net book value of the loans sold and was determined based upon competitive bidding, resulted in a loss of $1.5 million.

     Other noninterest expenses for the year ended December 31, 1993 amounted to $4.3 million, an increase of $1.2 million, or 38.7%, compared to 1992. Professional and other fees increased $65,000, with legal costs for nonperforming assets accounting for the majority of the increase. Promotion expense increased $121,000, or 114.2%, with the promotion of Flemington's new location in Lambertville, New Jersey and as Flemington focused more effort on product enhancement and development. The FDIC assessment increased $76,000, or 15.0% as a result of an increased level of deposits. Other operating expenses increased $129,000, primarily as a result of increases in correspondent bank charges and travel, conferences and seminars. These increases were partially offset by decreases in appraisal costs and other loan fees of $168,000; during 1992, Flemington completed its reappraisal of substantially all real estate that collateralized loans.

     Costs associated with other real estate owned, excluding the $680,000 loss recorded on the properties sold in the package sale of assets in the third quarter, increased $211,000, or 42.5%, for the year ended December 31, 1993, as compared to 1992. The increase was primarily a result of write-downs to fair value on certain properties and expenses relating to two specific properties. Real estate taxes of $127,000 were paid to acquire clear title of these properties and an additional $65,000 of costs associated with the sale of one of the properties were incurred. The declines in fair value that were experienced in 1993 were a result of continued weakening in market value of approved and improved bare land and, generally, resulted from Flemington's reappraisal process.

Governmental Monetary Policies

     The earnings of Flemington are affected by domestic and foreign economic conditions, particularly by the monetary and fiscal policies of the United States government and its agencies.

     The monetary policies of the Federal Reserve Board have had, and will continue to have, an important impact on the operating results of commercial banks through the Federal Reserve Board's power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply. The techniques used by the Federal Reserve Board include setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The Federal Reserve Board also conducts open market transactions in United States government securities.

     From time to time various proposals are made in the United States Congress and the New Jersey legislature and before various regulatory authorities which would alter the powers of, and restrictions on, different types of banking organizations and which would restructure part or all of the existing regulatory framework for financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of Flemington.

                         PRO FORMA FINANCIAL INFORMATION

                                   (Unaudited)

     The following unaudited pro forma condensed combined financial statements reflect the Merger and the Pooling Acquisitions under the application of the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting, see "THE MERGER--Accounting Treatment." This pro forma financial information is based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Commission. The pro forma financial information has been prepared using the historical consolidated financial statements and notes thereto appearing in UJB's Form 10-K, Summit's Form 10-K, Flemington's Form 10-KSB and Garden State's Form 10-K each for the fiscal year ended December 31, 1994. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

     The Pro Forma Condensed Combined Statements of Income give effect to the proposed Merger and the Pooling Acquisitions by combining the respective statements of income of UJB, Summit, Garden State and Flemington for the nine months ended September 30, 1995 and 1994 and for each of the three years in the period ended December 31, 1994. The Pro Forma Condensed Combined Statements of Income do not give effect to anticipated expenses and nonrecurring charges related to the Merger and the Pooling Acquisitions and the estimated effect of revenue enhancements and expense savings associated with the aforementioned consolidation of the operations of UJB and Summit. Had these expenses and nonrecurring charges been reflected in the Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1995, All Transactions Pro Forma net income would decrease by $58 million or $.64 per share.

     Earnings per common share amounts for UJB, Summit, Garden State and Flemington are based on the historical weighted average number of common shares outstanding for each company during the period. With respect to the pro forma earnings per share computation, shares of Summit, Garden State and Flemington have been adjusted to the equivalent shares of UJB for each period.

     The pro forma financial information uses the Exchange Ratio of 0.90 shares of UJB Stock for each share of Summit common stock, the exchange ratio of 1.7241 shares of UJB Stock for each share of Flemington common stock (the highest and most dilutive of the fixed exchange ratios, see "UJB FINANCIAL CORP.--Recent Developments"), and the effective exchange ratio of 0.972 shares of UJB Stock for each share of Garden State common stock.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1995

                            (Unaudited, in thousands)



                                                                                                        Pro Forma
                                                                    UJB and                             Adjustment        All
                                                                   Flemington                 Garden     Increase     Transactions
                                               UJB     Flemington   Pro Forma      Summit      State    (Decrease)     Pro Forma
                                          -----------   --------   -----------   ----------   --------    -------      -----------
Assets
Cash and due from banks ...............   $   807,173   $ 10,591   $   817,764   $  259,414   $  8,630                 $ 1,085,808
Interest bearing deposits with
 banks ................................        15,938       --          15,938           13         77                      16,028
Short-term investment securities ......         2,000        850         2,850       68,870     14,500                      86,220
Investment securities .................     4,027,611     82,140     4,109,751    1,690,028     68,450    $(4,208)(1)    5,864,021
Loans .................................    10,226,745    190,386    10,417,131    3,503,775    210,538                  14,131,444
 Less: Allowance for
  loan losses .........................       200,337      2,429       202,766       90,819      4,110                     297,695
                                          -----------   --------   -----------   ----------   --------    -------      -----------
   Net loans ..........................    10,026,408    187,957    10,214,365    3,412,956    206,428                  13,833,749
Premises and equipment ................       163,774      3,657       167,431       43,667      8,071                     219,169
Other real estate owned, net ..........        27,082        342        27,424       13,401      3,347                      44,172
Other assets ..........................       463,084      4,036       467,120      130,951      4,401     34,747(1)(3)    637,219
                                          -----------   --------   -----------   ----------   --------    -------      -----------
Total Assets ..........................   $15,533,070   $289,573   $15,822,643   $5,619,300   $313,904    $30,539      $21,786,386
                                          ===========   ========   ===========   ==========   ========    =======      ===========

Liabilities and Shareholders'
 Equity
Deposits ..............................   $12,871,632   $257,725   $13,129,357   $4,641,492   $283,856                 $18,054,705
Other borrowed funds ..................       936,043      8,640       944,683      157,367       --                     1,102,050
Other liabilities .....................       257,060      4,034       261,094       65,456      1,422    $92,391(3)       420,363
Long-term debt ........................       204,338       --         204,338      270,402       --                       474,740
                                          -----------   --------   -----------   ----------   --------    -------      -----------
Total Liabilities .....................    14,269,073    270,399    14,539,472    5,134,717    285,278     92,391       20,051,858
Shareholders' equity
 Preferred stock ......................        30,008       --          30,008       12,612       --                        42,620
 Common Stock .........................        69,098      2,396        71,494       50,172     12,302    (22,553)(2)      111,415
Surplus ...............................       490,781     10,237       501,018      314,068      9,900     20,395 (1)(2)   845,381
Retained earnings .....................       677,631      7,301       684,932      105,088      6,380    (58,392)(3)      738,008
Net unrealized (loss) gain on
 investment securities,
 net of tax ...........................        (3,521)      (760)       (4,281)       2,643         44     (1,302)(1)       (2,896)
                                          -----------   --------   -----------   ----------   --------    -------      -----------
Total Shareholders' equity ............     1,263,997     19,174     1,283,171      484,583     28,626    (61,852)       1,734,528
                                          -----------   --------   -----------   ----------   --------    -------      -----------
Total Liabilities and Shareholders'
 Equity ...............................   $15,533,070   $289,573   $15,822,643   $5,619,300   $313,904    $30,539      $21,786,386
                                          ===========   ========   ===========   ==========   ========    =======      ===========

            See Notes to Pro Forma Financial Information on page 42.

                PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                 (Unaudited, in thousands except per share data)



                                                                      UJB and                           All
                                                                     Flemington            Garden   Transactions
                                                   UJB    Flemington  Pro Forma  Summit     State     Pro Forma
                                                 -------- ---------- ---------- --------   -------  ------------

Interest Income
  Interest and fees on loans ................... $623,270   $11,387   $634,657  $216,902   $15,076  $  866,635
  Interest on investment securities ............  190,296     3,756    194,052    76,253     2,984     273,289
  Interest on Federal funds sold and
    securities purchased under agreements
    to resell ..................................    2,603        22      2,625     3,125       441       6,191
  Interest on trading account securities .......    1,320       --       1,320        37       --        1,357
  Interest on bank balances ....................      510       --         510       248         8         766
                                                 --------   -------   --------  --------   -------  ----------
    Total interest income ......................  817,999    15,165    833,164   296,565    18,509   1,148,238
Interest Expense
  Interest on savings and time deposits ........  239,057     4,787    243,844    98,379     6,246     348,469
  Interest on commercial certificates of
    deposits $100,000 and over .................   18,860       703     19,563    11,900       902      32,365
  Interest on borrowed funds ...................   75,808       447     76,255    23,880        74     100,209
                                                 --------   -------   --------  --------   -------  ----------
    Total interest expense .....................  333,725     5,937    339,662   134,159     7,222     481,043
                                                 --------   -------   --------  --------   -------  ----------
    Net interest income ........................  484,274     9,228    493,502   162,406    11,287     667,195
  Provision for loan losses ....................   48,750       --      48,750     3,600        87      52,437
                                                 --------   -------   --------  --------   -------  ----------
    Net interest income after provision
      for loan losses ..........................  435,524      9,228   444,752   158,806      11,200   614,758
Non-Interest Income
  Service charges on deposit accounts ..........   49,665       731     50,396    15,112     1,137      66,645
  Service and loan fee income ..................   20,707       213     20,920     6,601       411      27,932
  Trust income .................................   16,421       134     16,555     8,740       462      25,757
  Investment securities gains ..................    5,205       --       5,205     1,610       --        6,815
  Trading account gains ........................      777       --         777       175       --          952
  Other ........................................   37,399        89     37,488     5,611       228      43,327
                                                 --------   -------   --------  --------   -------  ----------
    Total non-interest income ..................  130,174     1,167    131,341    37,849     2,238     171,428
Non-Interest Expenses
  Salaries .....................................  146,639     3,413    150,052    45,670     4,082     199,804
  Pension and other employee benefits ..........   47,072     1,057     48,129    14,955     1,146      64,230
  Occupancy, net ...............................   39,329       862     40,191    12,995       923      54,109
  Furniture and equipment ......................   37,965       575     38,540     7,032       582      46,154
  Other real estate owned expenses .............    5,779       (84)     5,695     1,998       439       8,132
  FDIC insurance assessment ....................   13,710       255     13,965     5,176       332      19,473
  Advertising and public relations .............    8,585       161      8,746     4,199       362      13,307
  Other ........................................   72,139     1,742     73,881    21,754     1,893      97,528
                                                 --------   -------   --------  --------   -------  ----------
    Total non-interest expenses ................  371,218     7,981    379,199   113,779     9,759     502,737
                                                 --------   -------   --------  --------   -------  ----------
Income before income taxes .....................  194,480     2,414    196,894    82,876     3,679     283,449
  Federal and state income taxes ...............   70,118       831     70,949    29,524     1,183     101,656
                                                 --------   -------   --------  --------   -------  ----------
Net Income ..................................... $124,362   $ 1,583   $125,945  $ 53,352   $ 2,496  $  181,793
                                                 ========   =======   ========  ========   =======  ==========
Net Income Per Common Share .................... $   2.20   $  1.65   $   2.16  $   1.56   $  0.82  $     1.98
                                                 ========   =======   ========  ========   =======  ==========
Average Common Shares Outstanding (1) ..........   55,946       958     57,598    33,658     3,054      90,720
                                                 ========   =======   ========  ========   =======  ==========



            See Notes to Pro Forma Financial Information on page 42.

                PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                 (Unaudited, in thousands except per share data)


                                                                         UJB and                         All
                                                                       Flemington           Garden   Transactions
                                                      UJB   Flemington  Pro Forma  Summit    State     Pro Forma
                                                   -------- ---------- ---------- --------  -------  -------------

Interest Income
  Interest and fees on loans ..................... $510,472    $9,130   $519,602  $178,040  $11,901    $709,543
  Interest on investment securities ..............  188,484     4,268    192,752    69,461    3,259     265,472
  Interest on Federal funds sold and securities
    purchased under agreements to resell .........      255        40        295     2,833       88       3,216
  Interest on trading account securities .........      557       --         557        59      --          616
  Interest on bank balances ......................      434       --         434       250      105         789
                                                   --------    ------   --------  --------  -------    --------
    Total interest income ........................  700,202    13,438    713,640   250,643   15,353     979,636
Interest Expense
  Interest on savings and time deposits ..........  173,752     3,833    177,585    72,375    4,818     254,778
  Interest on commercial certificates of
    deposits $100,000 and over ...................    8,256       219      8,475     3,686      505      12,666
  Interest on borrowed funds .....................   62,890       227     63,117    17,849       11      80,977
                                                   --------    ------   --------  --------  -------    --------
    Total interest expense .......................  244,898     4,279    249,177    93,910    5,334     348,421
                                                   --------    ------   --------  --------  -------    --------
    Net interest income ..........................  455,304     9,159    464,463   156,733   10,019     631,215
  Provision for loan losses ......................   55,500       --      55,500     6,795      467      62,762
                                                   --------    ------   --------  --------  -------    --------
    Net interest income after provision for
      loan losses ................................  399,804     9,159    408,963   149,938    9,552     568,453
Non-Interest Income
  Service charges on deposit accounts ............   48,474       631     49,105    13,378      915      63,398
  Service and loan fee income ....................   20,082       322     20,404    10,367      658      31,429
  Trust income ...................................   16,410       118     16,528     8,501      397      25,426
  Investment securities gains ....................    1,846        50      1,896       180      125       2,201
  Trading account gains ..........................      522       --         522       129      --          651
  Other ..........................................   33,109        80     33,189     7,425      181      40,795
                                                   --------    ------   --------  --------  -------    --------
    Total non-interest income ....................  120,443     1,201    121,644    39,980    2,276     163,900
Non-Interest Expenses
  Salaries .......................................  135,521     3,050    138,571    51,404    4,060     194,035
  Pension and other employee benefits ............   41,721     1,135     42,856    14,824      969      58,649
  Occupancy, net .................................   38,492       891     39,383    14,444      908      54,735
  Furniture and equipment ........................   36,170       574     36,744     6,880      724      44,348
  Other real estate owned expenses ...............   14,467        76     14,543     2,760    1,215      18,518
  FDIC insurance assessment ......................   20,815       437     21,252     7,555      609      29,416
  Advertising and public relations ...............    8,039       178      8,217     2,991      310      11,518
  Restructuring charges ..........................      --        --         --     13,565      --       13,565
  Loss on sale of assets .........................      --        --         --     35,390      --       35,390
  Other ..........................................   70,925     1,457     72,382    24,897    1,665      98,944
                                                   --------    ------   --------  --------  -------    --------
    Total non-interest expenses ..................  366,150     7,798    373,948   174,710   10,460     559,118
                                                   --------    ------   --------  --------  -------    --------
Income before income taxes .......................  154,097     2,562    156,659    15,208    1,368     173,235
  Federal and state income taxes .................   56,539       952     57,491     7,351       75      64,917
                                                   --------    ------   --------  --------  -------    --------
Income before cumulative effect of a change
  in accounting principle ........................   97,558     1,610     99,168     7,857    1,293     108,318
  Cumulative effect of a change in accounting
    principle ....................................   (1,731)      --      (1,731)      --       --       (1,731)
                                                   --------    ------   --------  --------  -------    --------
Net Income ....................................... $ 95,827    $1,610   $ 97,437  $  7,857  $ 1,293    $106,587
                                                   ========    ======   ========  ========  =======    ========
Net Income Per Common Share:
  Income before cumulative effect of a change
    in accounting principle ...................... $   1.76    $ 1.68   $   1.74  $   0.21  $  0.59    $   1.21
  Cumulative effect of a change in accounting
    principle ....................................    (0.03)      --       (0.03)      --       --        (0.02)
                                                   --------    ------   --------  --------  -------    --------
Net Income ....................................... $   1.73    $ 1.68   $   1.71  $   0.21  $  0.59    $   1.19
                                                   ========    ======   ========  ========  =======    ========
Average Common Shares Outstanding(1) .............   54,604       958     56,256    32,997    2,205      87,961
                                                   ========    ======   ========  ========  =======    ========


            See Notes to Pro Forma Financial Information on page 42.



                PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1994
                 (Unaudited, in thousands except per share data)

                                                                         UJB and                           All
                                                                       Flemington            Garden   Transactions
                                                      UJB   Flemington  Pro Forma  Summit     State     Pro Forma
                                                   -------- ---------- ---------- --------   -------  ------------
  Interest Income
   Interest and fees on loans ...................  $706,049   $12,733   $718,782  $244,980   $16,534  $  980,296
   Interest on investment securities ............   253,027     5,641    258,668    93,525     4,274     356,467
   Interest on Federal funds sold and securities
    purchased under agreements to resell ........       600        44        644     2,918       140       3,702
   Interest on trading account securities .......       668       --         668        79       --          747
   Interest on bank balances ....................       629       --         629       325       137       1,091
                                                   --------   -------   --------  --------   -------  ----------
     Total interest income ......................   960,973    18,418    979,391   341,827    21,085   1,342,303
  Interest Expense
   Interest on savings and time deposits ........   239,714     5,154    244,868    98,433     6,513     349,814
   Interest on commercial certificates of
    deposits $100,000 and over ..................    13,639       346     13,985     7,066       766      21,817
   Interest on borrowed funds ...................    91,516       467     91,983    25,605        54     117,642
                                                   --------   -------   --------  --------   -------  ----------
    Total interest expense ......................   344,869     5,967    350,836   131,104     7,333     489,273
                                                   --------   -------   --------  --------   -------  ----------
    Net interest income .........................   616,104    12,451    628,555   210,723    13,752     853,030
   Provision for loan losses ....................    84,000      (622)    83,378     7,995       975      92,348
                                                   --------   -------   --------  --------   -------  ----------
    Net interest income after provision for
     loan losses ................................   532,104    13,073    545,177   202,728    12,777     760,682
  Non-Interest Income
   Service charges on deposit accounts ..........    64,474       854     65,328    18,523     1,230      85,081
   Service and loan fee income ..................    27,531       408     27,939    11,468       773      40,180
   Trust income .................................    21,792       155     21,947    11,875       532      34,354
   Investment securities gains (losses) .........     1,888      (328)     1,560       344       121       2,025
   Trading account gains ........................       670       --         670       177       --          847
   Other ........................................    43,933        85     44,018     9,611       257      53,886
                                                   --------   -------   --------  --------   -------  ----------
     Total non-interest income ..................   160,288     1,174    161,462    51,998     2,913     216,373
  Non-Interest Expenses
   Salaries .....................................   183,339     4,324    187,663    66,868     5,467     259,998
   Pension and other employee benefits ..........    53,386     1,421     54,807    19,219     1,320      75,346
   Occupancy, net ...............................    50,749     1,197     51,946    18,868     1,198      72,012
   Furniture and equipment ......................    49,065       759     49,824     9,496       918      60,238
   Other real estate owned expenses .............    18,287       158     18,445     3,053     1,404      22,902
   FDIC insurance assessment ....................    27,933       572     28,505    10,050       805      39,360
   Advertising and public relations .............    10,843       252     11,095     4,761       474      16,330
   Restructuring charges ........................       --        --         --     13,565       --       13,565
   Loss on sale of assets .......................       --        --         --     35,390       --       35,390
   Other ........................................    94,597     2,096     96,693    32,416     2,556     131,665
                                                   --------   -------   --------  --------   -------  ----------
     Total non-interest expenses ................   488,199    10,779    498,978   213,686    14,142     726,806
                                                   --------   -------   --------  --------   -------  ----------
  Income before income taxes ....................   204,193     3,468    207,661    41,040     1,548     250,249
   Federal and state income taxes (benefit) .....    72,312     1,288     73,600    16,640      (509)     89,731
                                                   --------   -------   --------  --------   -------  ----------
  Income before cumulative effect of a change in
   accounting principle .........................   131,881     2,180    134,061    24,400     2,057     160,518
   Cumulative effect of a change in accounting
    principle ...................................    (1,731)      --      (1,731)      --        --       (1,731)
                                                   --------   -------   --------  --------   -------  ----------
  Net Income ....................................  $130,150   $ 2,180   $132,330  $ 24,400   $ 2,057  $  158,787
                                                   ========   =======   ========  ========   =======  ==========
  Net Income Per Common Share:
   Income before cumulative effect of a
    change in accounting principle ..............  $   2.38   $  2.28   $   2.35  $   0.70   $  0.89  $     1.79
  Cumulative effect of a change in
   accounting principle .........................     (0.03)      --       (0.03)      --        --        (0.02)
                                                   --------   -------   --------  --------   -------  ----------
  Net Income ....................................  $   2.35   $  2.28   $   2.32  $   0.70   $  0.89  $     1.77
                                                   ========   =======   ========  ========   =======  ==========
  Average Common Shares Outstanding(1) ..........    54,697       958     56,349    33,090     2,308      88,238
                                                   ========   =======   ========  ========   =======  ==========

             See Notes to Pro Forma Financial Information on page 42


                PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1993
                 (Unaudited, in thousands except per share data)

                                                                        UJB and                          All
                                                                      Flemington           Garden    Transactions
                                                    UJB   Flemington  Pro Forma  Summit     State     Pro Forma
                                                 -------- ----------  --------- --------   -------  -------------
Interest Income
  Interest and fees on loans ..................  $670,705   $10,952   $681,657  $232,981   $15,751  $  930,389
  Interest on investment securities ...........   234,020     6,268    240,288    89,793     4,898     334,979
  Interest on Federal funds sold and securities
    purchased under agreements to resell ......       955       156      1,111     5,175       102       6,388
  Interest on trading account securities ......     1,297       --       1,297        68       --        1,365
  Interest on bank balances ...................       651       --         651     1,013        61       1,725
                                                 --------   -------   --------  --------   -------  ----------
      Total interest income ...................   907,628    17,376    925,004   329,030    20,812   1,274,846
Interest Expense
  Interest on savings and time deposits .......   271,345     5,758    277,103   108,452     7,409     392,964
  Interest on commercial certificates of
    deposits $100,000 and over ................     7,319       231      7,550     2,065       528      10,143
  Interest on borrowed funds ..................    53,056        89     53,145    14,560         5      67,710
                                                 --------   -------   --------  --------   -------  ----------
    Total interest expense ....................   331,720     6,078    337,798   125,077     7,942     470,817
                                                 --------   -------   --------  --------   -------  ----------
    Net interest income .......................   575,908    11,298    587,206   203,953    12,870     804,029
  Provision for loan losses ...................    95,685       440     96,125    17,200     1,117     114,442
                                                 --------   -------   --------  --------   -------  ----------
    Net interest income after provision
      for loan losses .........................   480,223     10,858   491,081   186,753    11,753     689,587
Non-Interest Income
  Service charges on deposit accounts .........    60,474       800     61,274    16,936     1,211      79,421
  Service and loan fee income .................    21,063       355     21,418    11,751     1,065      34,234
  Trust income ................................    21,852       125     21,977    11,125       473      33,575
  Investment securities gains .................     8,877     1,512     10,389       702       258      11,349
  Trading account gains .......................     1,884       --       1,884       331       --        2,215
  Other .......................................    49,151       160     49,311    10,472       217      60,000
                                                 --------   -------   --------  --------   -------  ----------
      Total non-interest income ...............   163,301     2,952    166,253    51,317     3,224     220,794
Non-Interest Expenses
  Salaries ....................................   185,570     3,982    189,552    67,030     4,892     261,474
  Pension and other employee benefits .........    58,601     1,041     59,642    17,594     1,009      78,245
  Occupancy, net. .............................    48,487       992     49,479    18,619     1,138      69,236
  Furniture and equipment .....................    45,592       692     46,284     8,927       887      56,098
  Other real estate owned expenses ............    40,925     1,387     42,312     6,849     4,319      53,480
  FDIC insurance assessment ...................    29,244       581     29,825    10,487       854      41,166
  Advertising and public relations ............    10,517       227     10,744     4,443       293      15,480
  Restructuring charges .......................    21,500       --      21,500       --        --       21,500
  Other .......................................    97,533     3,549    101,082    36,728     2,168     139,978
                                                 --------   -------   --------  --------   -------  ----------
      Total non-interest expenses .............   537,969    12,451    550,420   170,677    15,560     736,657
                                                 --------   -------   --------  --------   -------  ----------
Income (loss) before income taxes .............   105,555     1,359    106,914    67,393      (583)    173,724
  Federal and state income taxes (benefit) ....    26,953       450     27,403    21,972       (46)     49,329
                                                 --------   -------   --------  --------   -------  ----------
Income (loss) before cumulative effect of
  a change in accounting principle ............    78,602       909     79,511    45,421      (537)    124,395
  Cumulative effect of a change in
    accounting principle ......................     3,816       --       3,816     5,303       --        9,119
                                                 --------   -------   --------  --------   -------  ----------
Net Income (loss) .............................  $ 82,418   $   909   $ 83,327  $ 50,724   $  (537) $  133,514
                                                 ========   =======   ========  ========   =======  ==========
Net Income (loss) Per Common Share:
  Income (loss) before cumulative effect of
    a change in accounting principle ..........  $   1.43   $  0.95   $   1.40  $   1.37   $ (0.31) $     1.41
  Cumulative effect of a change in
    accounting principle ......................      0.07       --        0.07      0.17       --         0.11
                                                 --------   -------   --------  --------   -------  ----------
Net Income (loss) .............................  $   1.50   $  0.95   $   1.47  $   1.54   $ (0.31) $     1.52
                                                 ========   =======   ========  ========   =======  ==========
Average Common Shares Outstanding(1) ..........    53,917       958     55,569    32,102     1,724      86,005
                                                 ========   =======   ========  ========   =======  ==========

            See Notes to Pro Forma Financial Information on page 42.

                PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1992
                 (Unaudited, in thousands except per share data)



                                                                            UJB and                               All
                                                                           Flemington                Garden  Transactions
                                                      UJB       Flemington  Pro Forma    Summit       State    Pro Forma
                                                    --------    ---------- ----------   --------     -------  -----------

Interest Income

  Interest and fees on loans ...................    $713,987     $11,988    $725,975    $260,765     $18,176   $1,004,916
  Interest on investment securities ............     258,371       6,609     264,980      95,165       5,270      365,415
  Interest on Federal funds sold and
    securities purchased under agreements
    to resell ..................................       4,615         136       4,751       4,997          96        9,844
  Interest on trading account securities .......       1,367        --         1,367          66        --          1,433
  Interest on bank balances ....................         668        --           668       1,503          19        2,190
                                                    --------     -------    --------    --------     -------   ----------
    Total interest income ......................     979,008      18,733     997,741     362,496      23,561    1,383,798
Interest Expense
  Interest on savings and time deposits ........     366,023       7,874     373,897     140,546      10,167      524,610
  Interest on commercial certificates of
    deposits $100,000 and over .................      16,320         309      16,629       3,900         782       21,311
  Interest on borrowed funds ...................      47,382         103      47,485      20,586           6       68,077
                                                    --------     -------    --------    --------     -------   ----------
    Total interest expense .....................     429,725       8,286     438,011     165,032      10,955      613,998
                                                    --------     -------    --------    --------     -------   ----------
    Net interest income ........................     549,283      10,447     559,730     197,464      12,606      769,800
  Provision for loan losses ....................     139,555         770     140,325      25,998       5,501      171,824
                                                    --------     -------    --------    --------     -------   ----------
    Net interest income after provision for
      loan losses ..............................     409,728       9,677     419,405     171,466       7,105      597,976
Non-Interest Income
  Service charges on deposit accounts ..........      54,356         757      55,113      16,233       1,137       72,483
  Service and loan fee income ..................      21,261         238      21,499       4,555       1,371       27,425
  Trust income .................................      19,837          87      19,924      10,899         314       31,137
  Investment securities gains ..................      18,485         208      18,693         710         915       20,318
  Trading account gains ........................       1,804        --         1,804         525        --          2,329
  Other ........................................      47,610         301      47,911       8,783         215       56,909
                                                    --------     -------    --------    --------     -------   ----------
    Total non-interest income ..................     163,353       1,591     164,944      41,705       3,952      210,601
Non-Interest Expenses
  Salaries .....................................     179,457       3,651     183,108      63,007       4,585      250,700
  Pension and other employee benefits ..........      51,209         971      52,180      15,429         737       68,346
  Occupancy, net ...............................      47,872         952      48,824      18,890       1,091       68,805
  Furniture and equipment ......................      42,404         698      43,102       8,908         858       52,868
  Other real estate owned expenses .............      38,092         496      38,588       9,258       2,293       50,139
  FDIC insurance assessment ....................      26,047         505      26,552       9,349         637       36,538
  Advertising and public relations .............      10,578         106      10,684       2,940         273       13,897
  Other ........................................     101,204       2,003     103,207      35,563       2,225      140,995
                                                    --------     -------    --------    --------     -------   ----------
    Total non-interest expenses ................     496,863       9,382     506,245     163,344      12,699      682,288
                                                    --------     -------    --------    --------     -------   ----------
Income (loss) before income taxes ..............      76,218       1,886      78,104      49,827      (1,642)     126,289
  Federal and state income taxes (benefit) .....      19,430         655      20,085      16,340        (257)      36,168
                                                    --------     -------    --------    --------     -------   ----------
Net Income (loss) ..............................    $ 56,788     $ 1,231    $ 58,019    $ 33,487     $(1,385)  $   90,121
                                                    ========     =======    ========    ========     =======   ==========
Net Income (loss) Per Common Share .............    $   1.09     $  1.28    $   1.08    $   1.07     $ (0.80)  $     1.08
                                                    ========     =======    ========    ========     =======   ==========
Average Common Shares Outstanding(1) ...........      50,398         958      52,050      30,220       1,724       80,792
                                                    ========     =======    ========    ========     =======   ==========


            See Notes to Pro Forma Financial Information on page 42.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

(1) Reflects the elimination of 96,519 shares of UJB Stock and 23,548 shares of Flemington Stock owned by Summit at September 30, 1995.

(2) The Pro Forma Condensed Combined Balance Sheet gives effect to the Merger and the Pooling Acquisitions by combining the respective balance sheets of UJB, Flemington, Summit and Garden State at September 30, 1995 on a pooling-of-interests basis. The capital accounts have been adjusted to reflect the issuance of 35.3 million shares of UJB Stock in exchange for all the outstanding shares of Flemington, Summit and Garden State.

(3) Reflects charges of approximately $85 million, $54 million net of tax, attributable to the merger of Summit into UJB and $7.4 million, $4.4 million net of tax, attributable to the merger of Garden State into Summit. These charges include estimated severance and outplacement costs, expenses related to facilities closures and consolidation costs directly attributable to these mergers.

                        MARKET PRICE AND DIVIDEND MATTERS

Market Price and Dividend History

     UJB Stock is listed and traded on the NYSE and is quoted under the symbol "UJB." The following table sets forth, for the periods indicated, the high and low sale prices of a share of UJB Stock, as reported in published financial sources, and quarterly dividends declared per share.

     Flemington Stock commenced trading on NASDAQ/SmallCap in October, 1994. Flemington Stock is quoted and traded under the symbol "FLNB" on NASDAQ/SmallCap and prices for Flemington Stock are reported under the symbol "FlemgBT" in the Financial Press. The following table sets forth, for the periods indicated, the high and low bid prices of a share of Flemington Stock, as reported in published financial sources, and quarterly dividends declared per share.

     All stock prices shown in the table below and in the paragraph following the table have been rounded to the nearest cent and all stock prices and dividends shown below have been adjusted for stock splits and stock dividends.

                                                   UJB Stock                          Flemington Stock
                                      -------------------------------    -------------------------------------
                                         Sale Prices                       Bid Prices*
                                      ----------------      Dividends    ----------------           Dividends
                                       High        Low      Per Share     High       Low            Per Share
                                      ------     ------     ---------    ------    ------          ----------
1993
First Quarter ......................  $29.38     $22.50       $0.16      $23.00     $21.00             $ --
Second Quarter .....................   29.25      21.63        0.16       24.25      23.00               --
Third Quarter ......................   33.25      24.25        0.16       24.25      21.00               --
Fourth Quarter .....................   30.25      23.38        0.21       23.00      21.00              0.10

1994
First Quarter ......................   28.63      23.50        0.21       24.75      22.25              0.10
Second Quarter .....................   29.25      25.50        0.21       24.75      23.75              0.10
Third Quarter ......................   29.13      26.13        0.26       25.50      23.75              0.10
Fourth Quarter .....................   27.13      22.50        0.26       27.25      25.25              0.15

1995
First Quarter ......................   28.75      24.13        0.29       34.00      24.25              0.10
Second Quarter .....................   30.75      27.13        0.29       32.25      31.25              0.10
Third Quarter ......................   37.25      30.00        0.29       48.75      31.75              0.39
Fourth Quarter (through
        , 1995) ....................

----------

* Based on data furnished by the National Quotation Bureau, Incorporated. The quoted bids represent prices between buyers and sellers and do not include any retail markup, markdown or commission. They may not necessarily represent actual transactions. These quoted bids have been restated to reflect the 5% stock dividends that became effective during 1994 and 1995 and rounded to the nearest $0.25.

     On August 1, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last sale price of a share of UJB Stock was $34.875 and the last sale price of a share of Flemington Stock was $41.25. On December___ , 1995, the last sale price of a share of UJB Stock was $_____ and the last sale price of Flemington Stock was $____. Flemington shareholders are urged to obtain current market quotations.

     On the date the Exchange Ratio is fixed and on the date UJB Certificates are received by Flemington shareholders entitled thereto, the price of a share of UJB Stock may differ from those set forth above. Flemington shareholders should obtain current price quotations. In addition, past dividends paid in respect of UJB Stock and Flemington Stock are not necessarily indicative of future dividends which may be declared and paid. No assurance can be given concerning dividends to be declared and paid in respect of UJB Stock and Flemington Stock before or after the Effective Time.

Flemington Dividends Under Merger Agreement

     In order to ensure that Flemington shareholders would be paid at least one but no more than one dividend in the calendar quarter in which the Merger is consummated, Flemington agreed to coordinate with UJB the declaration of any dividends and the setting of any record or payment dates.

     In addition, Flemington is permitted under the Merger Agreement to pay a dividend equivalent to that paid by UJB to UJB shareholders. For each quarter in which UJB declares a dividend, Flemington is entitled to declare a dividend equal to the dividend declared by UJB multiplied by 1.3514, the lowest possible exchange ratio in the Merger. In the event the Exchange Ratio ultimately determined in accordance with the Merger Agreement is greater than 1.3514, Flemington shareholders of record at the Effective Time will be entitled to receive a cash payment per share of Flemington Stock equal in amount to the difference obtained by subtracting (b) from (a), where (a) is the dividends per share Flemington could have paid under the Merger Agreement had the multiplier for such dividends been the actual Exchange Ratio rather than 1.3514, and where
(b) is the actual dividends per share paid by Flemington underthe Merger Agreement prior to the Effective Time. Pursuant to these provisions, on September 13, 1995,Flemington declared a dividend of $.39 per share, payable on October 12, 1995, to all shareholders of record on September28,1995.

Dividend Limitations

     The bank subsidiaries of UJB are restricted by law in the amount of dividends they may pay to UJB. In addition, UJB is restricted by certain debt agreements in the amount of dividends it may pay to its shareholders. Assuming the Merger and the other Pooling Acquisitions were effective at September 30, 1995, under the most restrictive of such agreements, the amount that would have been available on that date for dividend payments to holders of UJB Stock was approximately $675 million.

                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

Recommendation of the Flemington Board and Reasons for the Merger

     The Merger Agreement provides for the merger of Flemington with and into UJBank, with UJBank being the surviving corporation ("Surviving Corporation"). Upon consummation of the Merger, each outstanding share of Flemington Stock, other than (i) shares of Flemington Stock beneficially owned by UJB or a subsidiary of UJB, if any, (ii) shares of Flemington Stock held in the treasury of Flemington, if any, and (iii) shares in respect of which dissenters' rights are exercised (see "THE MERGER AGREEMENT -- Dissenters' Rights") will be converted into and represent the right to receive the Merger Consideration. The Exchange Ratio upon which the Merger Consideration will be based has not yet been fixed and will not be fixed until a date subsequent to the Special Meeting, which date may not be later than the Closing Date nor earlier than the date which is ten business days prior to the Closing Date. See "THE MERGER AGREEMENT--Determination of Exchange Ratio." The Exchange Ratio is subject to appropriate adjustments in the event that, from the date of the Merger Agreement to the Effective Time, the outstanding shares of UJB Stock are increased or decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar changes.

     THE MERGER AGREEMENT HAS BEEN APPROVED BY THE FLEMINGTON BOARD. THE FLEMINGTON BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF FLEMINGTON SHAREHOLDERS. THE FLEMINGTON BOARD UNANIMOUSLY RECOMMENDS THAT FLEMINGTON SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     The Flemington Board has considered the terms of the Merger Agreement and has concluded that such terms are fair to, and that the Merger is in the best interests of, Flemington and its shareholders. In determining to accept the offer from UJB and enter into the Merger Agreement, the Flemington Board considered the following material fac-tors: (i) the financial condition, operating results and future prospects of UJB and Flemington; (ii) the immediate and potential long-term financial benefits to Flemington shareholders inherent in the terms of the Merger, including the Exchange Ratio and the substantially increased dividend rate before and after the Closing; (iii) a comparison of the consideration being paid in the Merger to consideration paid in comparable mergers, based, among other things, on multiples of book value and earnings; (iv) a conclusion that further consolidation in the banking industry was inevitable, that Flemington could be at a competitive disadvantage as an independent entity in such an environment, and that market conditions were favorable to a business transaction in the current time frame; (v) the tax-free nature of the transaction to Flemington shareholders (except to the extent a Flemington shareholder receives a Cash In Lieu Amount, see "THE MERGER--Certain Federal Income Tax Consequences"); (vi) Flemington's alternatives to the Merger; (vii) the ability of the combined enterprise to offer Flemington's customers a broader range of products and services than Flemington presently offers as an independent entity; (viii) the relative prospects for future growth as an independent entity in a confined trading market as compared to a substantially larger organization operating in more economically diversified trading areas; (ix) the provisions of the Merger Agreement allowing Flemington to terminate the Merger Agreement if certain conditions, including a minimum Exchange Ratio, are not met at the closing (see "THE MERGER AGREEMENT--Conditions to the Merger; Termination"); and (x) the opinion of Advest that the financial terms of UJB's offer were fair to Flemington's shareholders from a financial point of view. The Flemington Board did not assign any specific or relative weights to the factors under consideration.

     The Flemington Board concluded that the financial condition, operating results and future prospects of UJB were favorable, and that a merger between Flemington and UJBank would be beneficial to the shareholders of Flemington. The Flemington Board also took into account that Flemington shareholders would have the opportunity to participate in the future growth of UJB by obtaining UJB Stock in the Merger. The Flemington Board noted that, upon consummation of the Merger, Flemington, as part of an interstate bank holding company of greater size and resources, should be able to provide its customers with a greater range of services and should become a stronger competitor in its existing markets. The Flemington Board believes that the Merger will result in a stronger and more effective competitor in its market, better able to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities that might not be available to Flemington on its own. The Flemington Board believes that the Merger will provide Flemington's customers with a broader range of products and services, as well as greater convenience.

     The Flemington Board determined that the consideration offered by UJB to Flemington shareholders compared very favorably with the consideration paid in comparable mergers and that the tax-free nature of the transaction to Flemington shareholders was an additional positive consideration in approving the Merger. Flemington's primary alternative to the Merger was to continue as an independent bank. While the Flemington Board believes this alternative was attractive and would have increased shareholder value over time, the alternative involved more risk than the Merger and was not likely, in the long run, to produce shareholder value in excess of that being provided by the Merger. The provisions of the Merger Agreement allowing Flemington to terminate the Merger Agreement if certain conditions are not met at the closing help to ensure that the Flemington Board can protect the interests of Flemington's shareholders against certain financial risks inherent in transactions of this nature, and the opinion of Advest that the financial terms of UJB's offer were fair to Flemington's shareholders from a financial point of view substantiated the Flemington Board's view that the proposed Merger was in the best interests of Flemington's shareholders. The Flemington Board therefore determined that all of these material factors indicated that the Flemington Board should accept UJB's offer and enter into the Merger Agreement.

Background

     In the late 1980s and early 1990s, Flemington experienced problems in the quality of its loan portfolio and those problems adversely affected earnings. These problems, which were in part a result of external forces, resulted in Flemington entering into a formal agreement with the Office of the Comptroller of the Currency in October of 1991 (the "OCC Agreement"). The OCC Agreement largely focused on requiring Flemington to improve its procedures for credit extension and monitoring, but also required Flemington to study methods for increasing capital and to develop a three year strategic plan. Following the execution of the OCC Agreement, the Flemington Board promptly constituted a Compliance Committee to work with management to affirmatively address the matters required to be addressed in the OCC Agreement.

     During 1993, members of the Flemington Board continued their practice of attending banking seminars so as to better enable them to evaluate strategic alternatives for Flemington. Many of these programs raised issues relating to the increasing difficulty which community banks were having in competing in the market place against larger, and frequently more technically sophisticated banks, and a substantial focus of these programs was on issues relating to business combinations involving community banks and larger institutions. In late 1993 and early 1994, four banking institutions, three of which were based in New Jersey, made overtures to Flemington regarding the possibility of a business combination transaction. They were all ultimately advised that Flemington was not then interested in pursuing such a transaction.

     In early 1994, it became apparent to the Board that among the strategic alternatives it would have to consider would be some form of business combination transaction. In May of 1994, the Flemington Board constituted a Study Committee charged with making reports and recommendations to the Board of Directors on consolidation trends within the banking industry and the New Jersey market place and options available to Flemington within those trends.

     In the spring of 1994, the OCC Agreement was terminated. During the period the OCC Agreement had been in effect, Flemington's return on average assets had increased and its non-performing loans as a percentage of its total loans had decreased. However, Flemington remained below the medians of peer group performance. During this period, various members of the Flemington Board continued to attend banking seminars where a substantial focus was on business acquisition transactions.

     The Flemington Board recognized throughout this period that the basic alternatives available to Flemington were (i) remaining independent, (ii) acquiring other smaller institutions, (iii) combining with an institution of substantially equal size, or (iv) being acquired by a larger institution. In January, 1995, after also considering the retention of two other advisors, Advest, Inc. was requested to prepare an engagement letter covering the terms under which they would be compensated if a transaction of the nature described in clause (iii) or clause (iv) of the preceding sentence were effected by Flemington. The Study Committee had consulted with Advest since its organization in 1994. The letter was accepted by Flemington on February 10, 1995, well prior to any decision having been made by the Board as to which course Flemington should pursue. During the spring of 1995, Advest continued to assist the Study Committee on evaluating the stated alternatives.

     On May 10, 1995, representatives of Advest met with the Flemington Board and reviewed in detail the history of their engagement, the methodology employed by the Study Committee and Advest in analyzing the four stated alternatives, and a large volume of relevant data. After reviewing with the Flemington Board the general banking environment in New Jersey and consolidation trends within that market place, representatives of Advest and members of the Study Committee reported in detail their analysis of the four alternatives available to Flemington. After substantial analysis and discussion, the Board concluded that, for a variety of reasons, neither a strategy of like size business combinations, nor the acquisitions of smaller institutions, nor a path of continued independence was likely to produce a long-term viable competitor in Flemington's market place or maximize the value of Flemington Stock. The reasons for these conclusions included, but were not limited to: (i) the relative unattractiveness of Flemington Stock as an acquisition medium; (ii) the relatively limited pool of possible acquisition targets which were smaller than Flemington; (iii) the substantial dilution that would likely result to Flemington stockholders if Flemington Stock were used as the acquisition medium in a like-size combination; and (iv) substantial concerns that the institution resulting from any of these strategies would not have the necessary capital and breadth of products and services to remain a viable competitor in Flemington's market place.

     Advest representatives then analyzed in substantial detail the current bank acquisition market in New Jersey. Although Flemington's financial performance remained slightly below the median of peer group performance, recent transaction levels indicated that Flemington's substantial presence in a desirable market area could well result in an acquisition pricing of more than twice book value (i.e., in excess of $40 per share). When combined with the increasingly competitive banking environment and the increasing difficulty of smaller banks competing on an effective basis with larger institutions, the Flemington Board concluded that the acquisition of Flemington at an acceptable price level--one that appeared achievable in the current acquisition market place--would likely prove to be in the best interest of Flemington's shareholders and the communities which Flemington serves. The Flemington Board further concluded that postponing a serious investigation of this course of action could adversely affect Flemington and its shareholders due to a likely decrease in the number of interested parties (as a result of the continuing consolidation process in the industry) and a possible decrease in Flemington's competitive position and market share (as a result of increasing competitive pressures from larger institutions).

     Based on the analyses and recommendations made by the Advest representatives and the members of the Study Committee at the May 10, 1995, meeting of the Flemington Board, the Flemington Board authorized Advest to
(i)contact certain institutions identified by Advest as known to be interested in the New Jersey banking market place, including Flemington's trading area, to determine whether they may be interested in evaluating Flemington as a possible acquisition target, (ii) obtain confidentiality letters from those institutions expressing such an interest, (iii) furnish to those institutions executing confidentiality letters certain non-public information on Flemington, and (iv) obtain non-binding indications of interest from those institutions, subject to due diligence review of Flemington by them, as to the price level at which they would be prepared to make a formal proposal. No determination was made by the Flemington Board at its meeting on May 10, 1995, to effect a business combination in which Flemington would be acquired by a larger entity. However, the Flemington Board believed that in light of the various alternatives which then appeared available to Flemington, an investigation of such a transaction was prudent.

     Advest advised the institutions which it had been authorized to contact that although their proposals could be subject to a due diligence investigation, it was likely that only the two institutions making proposals determined by the Flemington Board to be most favorable to Flemington's shareholders would be permitted to conduct on-site due diligence. Thus, all participating institutions were aware that their proposals would have to closely approximate their best proposal if they were to remain in consideration. Of the twelve institutions contacted, ten executed confidentiality letters and received non-public information relating to Flemington. On July 13, 1995 eight of those institutions made written proposals. The proposals ranged from a low of $38.00 per Flemington share (in a combination of cash and the proposed acquiror's shares, based on their current price levels) to a high (UJB's proposal) of $48.00 per Flemington share (in UJB Stock). The original UJB proposal contained no specific protection in the event of any downward movement in UJB's share price but, by its terms, indicated an intention to protect, in some manner, a $48.00 per Flemington common share value.

     On July 14, 1995, the Board met to review all of the proposals, as well as the underlying fundamentals of the proposing institutions. At the end of such meeting, the Flemington Board authorized Advest to advise UJB and Summit, the institution with the second highest proposal, that they were permitted to conduct on-site due diligence. Advest was also instructed to attempt to improve upon the two highest proposals. UJB conducted due diligence at Flemington between July 17 and July 19 and Summit conducted due diligence at Flemington between July 20 and July 24. Both UJB and Summit increased their proposed price levels during this period; at then-current price levels, UJB's final proposal, which was that ultimately set forth in the Merger Agreement, remained superior to Summit's final proposal. Neither UJB nor Summit were aware of the other's participation in the bidding and due diligence process. No discussions of Flemington took place at the July 21, 1995 breakfast meeting at which the possibility of merger between UJB and Summit was broached. See "UJB FINANCIAL CORP.--Recent Developments."

     The Flemington Board met again on July 25, 1995. At that meeting, Advest advised the Flemington Board that UJB had revised its proposal to that set forth herein. The new proposal represented a substantial improvement of UJB's prior proposal in that it (i) increased the basic value attributable to Flemington's shares in the proposed transaction from $48 to $50, (ii) provided a contractual exit for Flemington if there were a substantial decline in UJB's share value prior to Closing and UJB proved unwilling to restore to a $45 value (in UJB Stock) per Flemington share, and (iii) included a dividend incremental which would likely add between $.29 or $.58 per Flemington share (depending on the timing of the Closing). After substantial discussion, the Flemington Board determined that it would be in the best interest of Flemington, its shareholders, its customers and the communities which it served to pursue a business combination transaction with UJB. At the close of the meeting, the Board authorized Advest and Flemington's counsel to attempt to negotiate a mutually acceptable definitive agreement with UJB.

     In the evening of August 1, 1995, the Flemington Board held an extended meeting. During the meeting, there was further discussion of many of issues described above. A detailed review was made of the terms of the definitive agreement, as well as financial and other data relating to UJB. A representative of Advest present at the meeting expressed the opinion of their firm that the Exchange Ratio was fair, from a financial point of view, to the shareholders of Flemington and delivered the written opinion of Advest to that effect. After substantial discussion, the definitive agreement was unanimously approved by the nine directors present at the meeting. Joint announcement of the Merger was made at the commencement of business on August 2.

Opinion of Flemington's Financial Advisor

     By letter dated January 3, 1995 and accepted by Flemington on February 10, 1995, the Flemington Board retained the services of Advest as Flemington's financial advisor in connection with a strategic study analysis and possible business combination through a merger of equals methodology or through acquisition by a larger company. If an acquisition or merger transaction resulted, the engagement letter requested that Advest render a fairness opinion regarding the consideration to be received by the shareholders of Flemington, from a financial point of view.

     Advest is a nationally recognized investment banking firm and, as part of its investment banking business, is regularly engaged in the valuation of bank, bank holding company and thrift institution securities in connection with mergers, acquisitions, and other securities transactions. As the financial advisor to Flemington, Advest was involved in every stage of the discussions with various financial institutions that resulted in the offer by UJB, as well as the negotiations with UJB that resulted in the Merger Agreement.

     At the Flemington Board meeting held on August 1, 1995, to formally consider UJB's merger proposal, Advest delivered its written opinion to the Flemington Board that the Exchange Ratio was fair from a financial point of view to the Shareholders of Flemington. There were no limitations imposed by Flemington on Advest in connection with its rendering of the Fairness Opinion. Advest is not a market maker in either Flemington or UJB stock. Advest has also delivered a written opinion to the Flemington Board dated the date of this Proxy Statement-Prospectus to the effect that as of such date, the Exchange Ratio was fair to the Flemington shareholders from a financial point of view.

     The full text of Advest's fairness opinion, which sets forth assumptions made and matters considered, is attached as Appendix B to this Proxy Statement-Prospectus. Flemington Shareholders are urged to read such opinion in its entirety. Advest's opinion is directed only to consideration offered in the Merger and does not constitute a recommendation to any Flemington Shareholder as to how such shareholder should vote at the Special Meeting. The summary information regarding Advest's opinion and the procedures followed in rendering such opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion Advest conducted the following tasks: (i) reviewed the Merger Agreement and the exhibits and schedules thereto; (ii) reviewed the Annual Report on Form 10-KSB for Flemington for each of the two fiscal years ending December 31, 1994 and on Form 10-K for UJB for each of the three fiscal year(s) ended December 31, 1994, as well as unaudited financial information for the quarter ended September 30, 1995 for each of Flemington and UJB and earnings press releases for the quarter and nine months ended September 30, 1995; (iii) reviewed certain financial information as filed with federal banking agencies for the three years ended December 31, 1994, as well as for the nine months ended September 30, 1995, for each of Flemington and UJB, including comparative financial and operating data on the banking industry and certain institutions which Advest deemed to be comparable to both companies; (iv) reviewed the historical market prices and trading activity for the common stock of each of Flemington and UJB and compared them with certain publicly-traded companies which Advest deemed to be comparable to each company; (v) considered the beneficial financial impact to the shareholders of Flemington of the Equivalent Rate Dividend; (vi) reviewed certain bank mergers and acquisitions on a state, regional and nationwide basis for institutions which Advest deemed to be comparable to Flemington and compared the proposed consideration with the consideration paid in such other mergers and acquisitions which Advest deemed relevant; (vii) conducted limited discussions with members of senior management of each of Flemington and UJB concerning the financial condition, business, and prospects of each respective company; (ix) and reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Advest deemed necessary.

     In performing its review, Advest assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with Advest. Advest did not make any independent evaluation or appraisal of specific assets or liabilities, the collateral securing assets or liabilities of Flemington or UJB or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Flemington and UJB). With respect to the financial projections reviewed with management, Advest assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of Flemington and UJB. Advest also assumed that there has been no material change in Flemington's or UJB's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available.

     In connection with rendering its fairness opinion to the Flemington Board, Advest performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of the Advest analyses. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. Advest believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Advest's opinion.

     In performing its analyses, Advest made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Flemington, UJB or Advest. Any estimates contained in Advest's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. No company or transaction utilized in Advest's analyses was identical to Flemington or UJB or the Merger. Because such estimates are inherently subject to uncertainty, Advest assumes no responsibility for their accuracy.

   Stock Trading History.

     Advest examined the history of trading prices for both Flemington Stock and UJB Stock for the periods from October 1985 through September 1995. Advest also examined the relationship between movements of the market prices for Flemington and UJB to movements in the NASDAQ/SmallCap bank stock index during the period from October 1994 through September 1995 during which Flemington Stock was listed on NASDAQ/SmallCap.

     Since its listing on the NASDAQ/SmallCap in October 1994, but prior to the middle of February 1995, Flemington Stock has primarily traded in the $23.00 to $26.00 range. In February 1995 there was significant price appreciation and the stock began trading in the $31.00 to $34.00 range. Since July 5, 1995 the stock appreciated from $33.25 to a high of $41.75 on July 13, 1995. During the week prior to the announcement of the Merger, Flemington Stock traded between $39.25 and $41.25 per share. Since the announcement of the Merger, Flemington Stock has traded between $46.75 and $49.00.

  Contribution Analysis.

     Advest prepared a contribution analysis showing the percentage contributed by Flemington to the combined company on a pro forma basis of assets, deposits, common equity and tangible common equity at September 30, 1995, and net income for the nine months ended September 30, 1995. Advest then compared these percentages to theFlemington shareholder's pro forma contribution of UJB's Pro Forma Condensed Combined Statements. This analysis showed that Flemington, as of September 30, 1995, would contribute 1.3% of pro forma consolidated assets, 1.4% of pro forma consolidated deposits, 1.1% of pro forma consolidated equity and
 .87% of pro forma consolidated net income for the nine months ended September 30, 1995. Flemington shareholders would hold 1.5% of the pro forma ownership of the combined company.

  Comparable Company Analysis.

     In undertaking its analysis, Advest compared the financial condition and financial operating performance of Flemington with a peer group of 9 commercial banks in New Jersey with between $152 to $562 million in assets. The review considered asset size, return on average assets and equity, the equity to assets ratio and the ratio of nonperforming assets to total assets, among other information. Compared to Flemington, which had a return on average assets of
 .81%, and return on average equity of 12.62%, based on twelve months ended June 30, 1995 operating results, and tangible equity to assets ratio of 6.60% and nonperforming assets to total assets of 1.24% at June 30, 1995, the peer group had a median return on average assets of .90%, and return on average equity of 13.62% based on twelve months ended June 30, 1995 operating results, tangible equity to average assets ratio of 8.03% and a nonperforming assets to total assets ratio of 1.38% at June 30, 1995. In most respects, Flemington was comparable to the peer group except that its profitability was slightly lower than peer group level.

  Discounted Cash Flow Analysis.

     Advest performed an analysis which estimated the future cash flows of Flemington over three to five years under various circumstances, assuming Flemington performed in accordance with the earnings forecasts of its management and certain variations thereof (including variations with respect to the growth rate of assets, net interest spread, noninterest income, noninterest expenses and dividend payout ratio). To approximate the terminal value of Flemington Stock at the end of the three to five year period Advest applied price to earnings multiples ranging from 12x to 16x and applied multiples of book value ranging from 1.50x to 2.00x. The terminal values were then discounted to present values using a 15 percent discount rate which was chosen to reflect the required rate of return of likely prospective buyers. This analysis indicated a range of value per share of Flemington Stock of $27.27 to $37.24 at the end of three years, and $24.64 and $34.06 at the end of five years.

  Analysis of Selected Merger Transactions.

     Advest reviewed certain financial data related to 311 acquisitions of commercial banks, nationwide, with assets between $100 and $800 million announced since January 1, 1993 of which 83 were announced since January 1, 1995. Advest also reviewed selected regional acquisitions including the following transactions which were the most recent in the Mid Atlantic region (identified by acquiror/acquiree): Fulton Financial Corp/Gloucester County Bancshares, North Fork Bancorp/Extebank, Carnegie Bancorp/Regents Bancshares, Hubco Inc./Growth Financial Corp. Hubco Inc./Urban National Bank, Summit Bancorp/ Garden State Bancshares, United National Bancorp/New Era Bank, Staten Island Savings Bank/Gateway Bancorp, Midlantic Corporation/Old York Road Bancorp, and North Fork Bancorp/Great Neck Bancorp.

     Advest calculated average price to the target's earnings (trailing 12 months), to stated book value and tangible book value, and premium paid to core deposits. For nationwide transactions announced since January 1, 1995, the calculations yielded, as of the date of announcement of these transactions, the following average multiples; (i) median price offered as a multiple of earnings of 16.8 times (25.5 times for regional transactions) compared with a multiple of
22.3 times associated with the UJB proposal; (ii) median price offered as a percent of book value of 180% (156% for regional transactions and 246% for New Jersey transactions) compared with 250% associated with the UJB proposal; (iii) median price offered as a percent of tangible book value of 197% (159% for regional transactions and 246% for New Jersey transactions), compared with 250% associated with the UJB proposal; (iv) median premium as a percent of core deposits of 9.94% (11.93% for regional transactions and 13.54% for New Jersey transactions) compared to 11.2% associated with the UJB proposal. In terms of price to earnings, price to book and core deposit premiums the UJB proposal is in line with other New Jersey transactions and substantially above the nationwide and regional pricing. It also is in line with other New Jersey and Regional transactions in terms of core deposit premium, while being substantially higher than other transactions nationwide.

     No company or transaction used as a comparison in the above analysis is identical to Flemington, UJB or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value of the companies to which they are being compared.

  Impact Analysis.

     Advest analyzed the changes in the amount of fully-diluted earnings per share and book value represented by the issuance of 1.5151 shares of UJB Stock for each share of Flemington Stock, assuming a $33 price per share of UJB. The analysis evaluated, among other things, possible dilution or accretion in fully diluted earnings per share and book value per share for UJB. The analysis was based upon (i) September 30, 1995 balance sheet data for Flemington;(ii) September 30, 1995 balance sheet data for UJB; (iii) latest twelve months earnings for the period ended September 30, 1995 for Flemington; and (iv) latest twelve months earnings for the period ended September 30, 1995 for UJB.

     At of the time of this analysis, these pro forma analyses indicated that the Merger would be approximately .74% dilutive to UJB's fully diluted earnings per share, and approximately .56% dilutive to UJB's book value per share.

  Impact per Share Analysis.

     Advest also analyzed the impact of the Merger on Flemington shareholders based on the Exchange Ratio of 1.5151 shares of UJB Stock for one share of Flemington Stock. That analysis, which was based on certain assump-

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tions made by Advest, found that, based on the proposed Exchange Ratio, UJB's equivalent earnings per share would be $4.04 per share or 80% greater than existing Flemington earnings per share; that UJB's equivalent book value per share would be $29.95 or 50% greater than existing Flemington book value per share, and that UJB's equivalent dividend income would be $.40 per share or 339% greater than existing Flemington dividends per share.

     Advest's retainer agreement provides that Flemington will pay Advest a transaction fee in connection with the Merger, a substantial portion of which is contingent upon consummation of the Merger. Under the terms of the agreement, Flemington has agreed to pay Advest a fee equal to .60% of the aggregate consideration paid to the Flemington Shareholders and option holders in the Merger, or approximately $294,000 (based on the number of shares of Flemington Stock outstanding on the Record Date, assuming a market price of $35 for UJB Stock and assuming no adjustment to the Merger consideration), net of $148,000 in fees already paid to Advest in relation to the Merger (including $73,800 upon execution of the Merger Agreement and $75,000 upon delivery of the initial written fairness opinion) so that the total fees for Advest's engagement by Flemington, excluding reimbursement for out-of-pocket expenses, shall not exceed
 .60% of the total consideration in the Merger.

     The summary set forth above does not purport to be a complete description, but is a brief summary of the material analysis and procedures performed by Advest in the course of arriving at its opinions.

Charter and By-Laws of Surviving Corporation

     Pursuant to the Merger Agreement, the Restated Certificate of Incorporation and By-Laws of UJBank, as in effect at the Effective Time, will be the Certificate of Incorporation and By-Laws of the Surviving Corporation in the Merger unless and until amended.

Board of Directors and Officers of Surviving Corporation

     The Merger Agreement provides that the directors and officers of UJBank immediately prior to the Effective Time will continue to be the directors and officers, respectively, of the Surviving Corporation.

Dissenters' Rights

     Any holder of record of Flemington Stock who follows the procedures specified in Section 214a of the National Bank Act is entitled to receive, at the Effective Time, in cash the value of such shares as of the date Flemington shareholders approve the Merger Agreement in lieu of the Merger Consideration. The following summary of Section 214a of the National Bank Act is necessarily incomplete and is qualified in its entirety by reference to Section 214a of the National Bank Act, which is attached hereto as Appendix C.

     Section 214a of the National Bank Act provides that Flemington shareholders who vote against the Merger or who give notice in writing to Flemington at or prior to the Special Meeting that such shareholder dissents from the Merger Agreement (collectively, "Dissenting Shareholders") are entitled to receive in cash the value of the Flemington Stock held by such shareholder, at the time the Merger is consummated, upon written request made by such shareholder to UJBank at any time within thirty days of the date of consummation of the Merger. Such written request must be accompanied by surrender of the appropriate Flemington certificates. In the event a Flemington shareholder who may have voted against the Merger or gave written notice of dissent from the Merger Agreement at or prior to the Special Meeting surrenders Flemington certificates in connection with the submission of a properly executed and completed letter of transmittal to the Exchange Agent following the Effective Time, such surrender will be deemed by UJB to be a waiver of the right to receive cash pursuant to an exercise of dissenters' rights. The value of a dissenter's Flemington Stock shall be determined as of the date Flemington shareholders approve the Merger Agreement, by a committee of three persons, one to be selected by majority vote of the Dissenting Shareholders who have sent the required written request for payment, one by the directors of UJBank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any Dissenting Shareholder who has sent the required written request for payment, such Dissenting Shareholder may within five days after being notified of the appraised value of his shares appeal to the OCC who shall cause an appraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the Merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the OCC shall upon written request of

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
any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal, or the appraisal as the case may be, shall be paid by UJBank. The Merger Agreement provides that either Flemington or UJB may refuse to close the Merger in the event the number of shares of Flemington Stock held by Dissenting Shareholders ("Dissenting Shares") exceeds five percent (5%) of the shares ofFlemington Stock outstanding on the Record Date.

New York Stock Exchange Listing

     UJB has agreed in the Merger Agreement to use its best efforts to cause the shares of UJB Stock to be issued in the Merger to be listed on the NYSE. Listing of such shares of UJB Stock on the NYSE (subject to official notice of issuance) is a condition to the consummation of the Merger.

Accounting Treatment

     It is anticipated that the Merger, when consummated, will be accounted for as a pooling-of-interests. Under this method of accounting, the historical book values of the assets, liabilities and shareholders' equity of Flemington, as reported on its Consolidated Statements of Condition, will be carried over onto the Consolidated Balance Sheets of UJB and no goodwill or other intangible assets will be created. UJB will include on its Consolidated Statement of Income the consolidated results of operations of Flemington for the entire fiscal year in which the consummation of the Merger occurs.

Certain Federal Income Tax Consequences of the Merger

     The following discussion is based upon an opinion of Thompson & Mitchell, counsel to UJB ("Counsel"), and except as otherwise indicated, reflects Counsel's opinion. The discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of the Merger to certain Flemington shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to Flemington shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to Flemington shareholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Flemington Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their Flemington Stock as part of a "straddle", "hedge" or "conversion transaction". In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result, each Flemington shareholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the Merger to such shareholder. The discussion assumes that shares of Flemington Stock are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

     Flemington has received an opinion from Counsel to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes under Section 368(a)(1) of the Code, with the following federal income tax consequences:

          (1) Flemington shareholders will recognize no gain or loss as a result of the exchange of their Flemington Stock solely for shares of UJB Stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share, if any, as discussed below.

          (2) The aggregate adjusted tax basis of the shares of UJB Stock received by each Flemington shareholder in the Merger (including any fractional share of UJB Stock deemed to be received, as described in paragraph 4 below) will be equal to the aggregate adjusted tax basis of the shares of Flemington Stock surrendered.

          (3) The holding period of the shares of UJB Stock received by each Flemington shareholder in the Merger (including any fractional share of UJB Stock deemed to be received, as described in paragraph 4 below) will include the holding period of the shares of Flemington Stock exchanged therefor.

          (4) A Flemington shareholder who receives the Cash In Lieu Amount with regard to a fractional share of UJB Stock will be treated as if the fractional share had been received by such shareholder in the Merger and then redeemed by UJB in return for the Cash In Lieu Amount. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of UJB Stock allocable to the fractional share.

     Counsel's opinion is subject to the conditions and customary assumptions that are stated therein and relies upon various representations made by UJB, Flemington, and certain shareholders of Flemington. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion is also based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The receipt of Counsel's opinion again as of the date of the closing of the Merger is a condition to the consummation of the Merger. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service (the "Service"), has no binding effect on the Service. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court may reach a decision contrary to the opinion. Neither UJB nor Flemington has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

     THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CERTAIN FLEMINGTON SHAREHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH FLEMINGTON SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH FLEMINGTON SHAREHOLDER. ACCORDINGLY, EACH FLEMINGTON SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

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

Resale of UJB Stock

     The shares of UJB Stock into which shares of Flemington Stock are converted on the Effective Date will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of Flemington for purposes of Rule 145 under the Securities Act as of the date of the Flemington Special Meeting. Affiliates may not sell their shares of UJB Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Flemington generally include individuals or entities that control, are controlled by or are under common control with Flemington and may include certain officers and directors of Flemington as well as principal shareholders of Flemington.

     Flemington agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other persons deemed in the opinion of Flemington's counsel to be affiliates of Flemington to enter into an agreement with UJB providing that such persons agree to be bound by the rules which permit the Merger to be treated as a pooling-of-interests for accounting purposes and agree to be bound by the restrictions of Rule 145. See "THE MERGER--Accounting Treatment." The rules regarding pooling-of-interests accounting treatment includes restrictions on sales or other dispositions of Flemington Stock by affiliates of Flemington during the period commencing 30 days prior to the Merger and ending at the time of the publications of financial results covering at least 30 days of combined operations of UJB and Flemington.

Differences in Shareholders' Rights

     The rights of Flemington shareholders, which are determined by the National Bank Act and the Articles of Association and Bylaws of Flemington, differ from the rights accorded UJB shareholders, which are determined by New Jersey corporation law and the Restated Certificate of Incorporation and By-Laws of UJB. Some of the differences in shareholders' rights are attributable to differences between the National Bank Act of the United States, the jurisdiction of Flemington's incorporation, and the corporation law of New Jersey, the state of UJB's incorporation. The remaining differences in shareholders' rights are attributable to differences between the Articles of Association and Bylaws of Flemington and the Restated Certificate of Incorporation and By-Laws of UJB. Certain of the rights of Flemington shareholders described below that are provided by the National Bank Act or contained in the Articles of Association or Bylaws of Flemington, and that are not provided by New Jersey corporation law or contained in the Restated Certificate of Incorporation or By-Laws of UJB, are deemed to have an anti-takeover effect and will not be available to Flemington shareholders as UJB shareholders; however, certain rights provided for by New Jersey corporation law or the Restated Certificate of Incorporation or By-Laws of UJB are also deemed to have an anti-takeover effect and will be available to Flemington shareholders but only after becoming UJB shareholders. The following is a summary explanation of the material differences between the rights of shareholders of Flemington and the rights of shareholders of UJB. This summary is qualified in its entirety by reference to the National Bank Act, the corporation law of New Jersey and the governing documents of Flemington and UJB referred to above.

  Comparison of Incorporation Documents and By-laws

  Board and Related Provisions.

     Flemington. The Flemington Board currently consists of ten directors. The Flemington Board is not classified, and the shareholders elect the entire Flemington Board at their annual meeting each year.

     UJB. The Restated Certificate of Incorporation of UJB divides the UJB Board into three classes, with each class of directors serving a staggered term of the three years. Each class of directors must consist, as nearly as possible, of one third of the number of directors constituting the entire UJB Board. Presently there are four directors in Class I, five directors in Class II and four directors in Class III.

     The Restated Certificate of Incorporation of UJB further requires that resolutions increasing the number of directors be approved by 80% of, as the case may be, directors holding office or shares of capital stock of UJB entitled to vote generally in the election of directors, voting as a single class.

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

     The Restated Certificate of Incorporation of UJB also provides that the affirmative vote of the holders of 80% or more of the combined voting shares of UJB, voting as a single class, is required to amend, repeal or take any action inconsistent with the classified board of directors or the requirement for an 80% affirmative vote to approve any increase in the number of directors.

  Meetings and Consents.

     Flemington. Flemington's Articles of Association require that all actions by the shareholders of Flemington be taken at a duly called annual or special meeting; neither the Articles of Association nor the National Bank Act contain provisions for shareholders voting by written consent in lieu of a meeting.

     UJB. The Restated Certificate of Incorporation of UJB requires that all actions by the shareholders of UJB be taken at a duly called annual or special meeting of UJB's shareholders or by the unanimous, but not less than unanimous, written consent of the shareholders. An additional provision in the Restated Certificate of Incorporation of UJB provides that the affirmative vote of the holders of 80% or more of the combined voting shares of UJB, voting as a single class, is required to amend, alter, repeal or take any action inconsistent with this requirement.

  Shareholder Rights Plan.

     Flemington. Flemington has not adopted a shareholder rights plan comparable to that of UJB, and has no comparable mechanism for encouraging negotiation between potential acquirors and the Flemington Board.

     UJB. UJB has in effect a shareholder rights plan pursuant to which holders of shares of UJB Stock possess one preferred stock purchase right for each share of UJB Stock held. Each preferred stock purchase right entitles the holder to buy, as of the close of business on the tenth day following the occurrence of certain takeover-related events ("effective time"), one-hundredth of a share of a new series of Preferred Stock, designated the Series R Preferred Stock, at $90 per one-hundredth share ("exercise price"), with full shares having rights per share equal to 100 times the rights of UJB Stock with respect to voting, dividends and distributions upon liquidation or merger as well as entitling the holder to an additional preferential dividend. Upon the occurrence of certain subsequently occurring events, holders of the preferred stock purchase rights become entitled to purchase either shares of the Series R Preferred Stock (if not already purchased) or a number of shares of the "acquiring person" (as defined in the rights plan) equal in market value to twice the exercise price of the preferred stock purchase right. The UJB Board has the power to redeem the preferred stock purchase rights at any time but, after the effective time, it may do so only upon the majority vote of non-management directors in connection with a business combination it has approved. For a further description of UJB's shareholder rights plan, see "DESCRIPTION OF UJB CAPITAL STOCK--Shareholder Rights Plan." The combination of prohibitive dilution of the acquiring person's share values and the power of the UJB Board to redeem the preferred stock purchase rights is intended to encourage potential acquiring persons to negotiate with the UJB Board with respect to the terms of any acquisition or business combination and, to the extent possible, discourage or defeat partial or two-tiered acquisition proposals.

  Nominations to the Board, Shareholder Proposals and Conduct of Meetings.

     Flemington. Pursuant to Flemington's Articles of Association, shareholders of Flemington Stock may nominate directors for election by providing advance notice of the nominee's name and certain other information to Flemington's president and to the Comptroller of the Currency within the time frame prescribed by the Articles of Association. Holders of Flemington Stock may cumulate their votes in elections of directors.

     UJB. The By-Laws of UJB contain provisions that empower the UJB Board to adopt rules, regulations and procedures governing meetings of UJB shareholders and empower the chairman of a meeting of UJB shareholders, subject to the rules and regulations adopted by the UJB Board, to adopt such rules, regulations and procedures and to take such acts that the chairman deems necessary, appropriate or convenient for the proper conduct of a shareholder meeting. The UJB By-Laws also contain provisions that (1) establish rules governing nominations for director and shareholder proposals made at annual meetings of shareholders and, in general, empower the chairman of an annual meeting to disallow nominations and shareholder proposals that are not made at least 80 days in advance of the particular meeting or that otherwise fail to comply with the requirements of the By-Laws and (2) establish rules governing nominations for directors made at special meetings of shareholders and empower the chairman of a special meeting to disallow nominations that are not made at least 70 days prior to such special meeting or the 10th day following the day on which public announcement of such special meeting is first made or that otherwise fail to comply with the requirements of the By-Laws. Holders of UJB Stock may not cumulate their votes in elections of directors.

  Authorized Stock

     Flemington. Flemington has 1,500,000 authorized shares of Flemington Stock. As of September 30, 1995, there were 958,476 shares of Flemington Stock outstanding. Flemington's Articles of Association do not authorize preferred stock. Flemington's Articles of Association provide for preemptive rights to attach to the ownership of Flemington Stock.

     UJB. The Restated Certificate of Incorporation of UJB authorizes the issuance of 130,000,000 shares of UJB Stock and 4,000,000 shares of preferred stock, no par value. As of September 30, 1995, there were 57,581,872 shares of UJB Stock and 600,166 shares of the Adjustable Rate Cumulative Preferred Stock of UJB, Series B ($50 stated value) ("UJB Series B Preferred") outstanding and 600,000 shares of UJB Series R Preferred reserved in UJB's Restated Certificate of Incorporation for issuance under the shareholder rights plan of UJB. The Restated Certificated of Incorporation of UJB and the New Jersey Business Corporation Act authorize the UJB Board to amend the Restated Certificate of Incorporation without shareholder concurrence to divide the authorized shares of preferred stock into series, to determine the designations and the number of shares of any such series, and to determine the relative voting, dividend, conversion, redemption, liquidation and other rights, preferences and limitations of the authorized shares of preferred stock. No preemptive rights attached to the ownership of UJB Stock.

  Comparison of Corporate Laws of Jurisdiction of Incorporation

     Appraisal Rights in Merger or Consolidation. Under New Jersey corporation law, unless a certificate of incorporation otherwise provides, a dissenting shareholder of a New Jersey corporation that is a party to a consolidation, or that is not the surviving corporation in a merger, or that is the surviving corporation in a merger requiring shareholder approval, has appraisal rights with respect to any shares other than (1) shares listed on a national securities exchange or held of record by not less than 1,000 holders, and (2) shares in exchange for which, pursuant to the plan of merger or consolidation, the shareholder will receive cash and/or securities that will be listed on a national securities exchange or held of record by not less than 1,000 holders. UJB's Restated Certificate of Incorporation contains nothing that provides differently.

     Under the National Bank Act, shareholders who vote against a proposed merger or consolidation or who give written notice at or before the shareholder meeting at which the merger or consolidation is to be approved that they dissent from the plan, shall have the right to receive, in lieu of the merger consideration, the value of their shares on the date the transaction is consummated, as determined by appraisers selected by the dissenting shareholders (acting as a group) and the acquiring entity's board of directors and by such appraisers, or by the OCC in certain circumstances. See "THE MERGER--Dissenters' Rights."

     Appraisal Rights Relating to Disposition of Assets. Under New Jersey corporation law, a dissenting shareholder in a New Jersey corporation has appraisal rights in the case of any sale, lease, exchange or other disposition of substantially all of the assets of the corporation not in the usual or regular course of business as conducted by the corporation, except with respect to (1) shares listed on a national securities exchange or held of record by not less than 1,000 holders, or (2) a transaction pursuant to a plan of dissolution of the corporation that provides for the distribution of substantially all of its net assets to shareholders according to their interests within one year, where such transaction is wholly for cash and/or securities that will be listed on a national securities exchange or held of record by not less than 1,000 holders, or (3) a sale pursuant to court order. The National Bank Act does not address appraisal rights relating to a disposition of a national banking association's assets.

     Class Voting on Merger or Consolidation. Under New Jersey corporation law, any class or series of shares shall be entitled to vote as a class if the plan of merger or consolidation contains any provision that, if contained in a proposed charter amendment, would entitle the class or series to vote as a class on the amendment. Under the National Bank Act, a merger or consolidation of a national banking association with a state bank must be approved by shareholders holding at least two-thirds of the shares of each class outstanding. A merger or consolidation with a national banking association must be approved by holders of at least two-thirds of all shares outstanding without regard to class.

     Source of Dividends. Under New Jersey corporation law, dividends may not be paid if, after giving effect to the dividend, either (1) the corporation would be unable to pay its debts as they become due in the usual course of its business or (2) the corporation's total assets would be less than its total liabilities.

     Under the National Bank Act, directors of a national banking association may declare a dividend of so much of the undivided profits of the association as they think expedient, provided that the association's surplus fund equals or exceeds its common capital. The approval of the Comptroller of the Currency is required if the total of all dividends declared by the association in any calendar year exceeds the total of its net income of that year combined with its retained net income of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     Power to Adopt, Amend or Repeal By-laws. Under New Jersey corporation law, the power to adopt, amend and repeal by-laws of a corporation is vested in the board of directors unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board of directors may be amended and repealed and new by-laws adopted by the shareholders and the shareholders may prescribe in such by-laws that the board may not amend or repeal by-laws approved by shareholders. The National Bank Act is silent on the procedures for amendment of a national banking association's by-laws by its shareholders.

     Action by Shareholders by Written Consent in Lieu of a Meeting. Under New Jersey corporation law, except as otherwise provided in a certificate of incorporation, any action (other than the election of directors and the approval of a merger, consolidation or sale of substantially all of the assets of the corporation) required or permitted to be taken at a meeting of the corporation's shareholders, may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would have been necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted (except that the election of a director and the approval of a merger, consolidation or sale of substantially all of the assets of the corporation requires unanimous written consent of all shareholders). The corporation must give all shareholders advance notice of such proposed action if the proposed action involves a merger, consolidation or sale of substantially all of the assets of a corporation. As discussed earlier, UJB's Restated Certificate of Incorporation permits action by written consent only where the consent is unanimous. The National Bank Act does not provide for action by the shareholders of a national banking association by written consent in lieu of a meeting.

     Removal of Directors. Under New Jersey corporation law, one or more of all directors of a corporation may be removed for cause or, unless otherwise provided in the certificate of incorporation, without cause by shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote thereon. However, unless otherwise provided in the certificate of incorporation, shareholders of a corporation whose board of directors is classified may not remove a director without cause. The National Bank Act does not provide for the removal of a director of a national banking association by its shareholders.

     Special Meetings of Shareholders. Under New Jersey corporation law, holders of not less than 10% of a corporation's voting stock may apply to the New Jersey Superior Court for an order directing a special meeting of shareholders to be held. The National Bank Act does not specify the mechanism for calling special meetings of shareholders.

     De Facto Merger. Under New Jersey corporation law, shareholders have the same voting and dissent and appraisal rights as if they were shareholders of a surviving corporation in a merger, if (1) voting shares outstanding or issuable after the transaction exceed by more than 40% voting shares outstanding before the transaction or (2) shares entitled to participate without limitation in distributions outstanding or issuable after the transaction exceed by more than 40% such shares outstanding before the transaction. The National Bank Act has no comparable provision.

     Shareholder Approval of Mergers and Consolidations. While shareholder approval of a merger or consolidation is generally required under the New Jersey corporation law, the New Jersey corporation law provides that approval of the shareholders of a surviving corporation in a merger is not required if (i) the plan of merger does not make an amendment of the certification of incorporation of the surviving corporation that would otherwise require shareholder approval, (ii) the shares outstanding immediately before the effectiveness of the merger are not changed by the merger, and (iii) the number of voting or participating shares outstanding after the merger, after giving effect to the merger, will not exceed by more than 40% the number of voting and participating shares, as the case may be, of the surviving corporation outstanding immediately prior to the merger.

     Under the National Bank Act, before a national banking association may convert into, or merge or consolidate with, a State Bank, the plan of conversion, merger or consolidation must be approved by the association's Board of Directors, and at a duly called meeting of the shareholders, holders of at least two-thirds of each class of the association's capital stock must vote for the conversion, merger or consolidation. There are no statutory exceptions to the required shareholder vote.

     A national banking association may be consolidated with one or more national banking associations located within the same state with (1) prior approval of the Comptroller of the Currency, (2) approval of a majority of the board of directors of each association proposing to be consolidated, and (3) the affirmative vote of the shareholders of each such association owning at least two-thirds of the capital stock outstanding.

     Shareholders' Derivative Actions. New Jersey corporation law contains certain provisions that have the effect of discouraging derivative actions. Specifically, New Jersey law authorizes the court having jurisdiction over the action to award reasonable expenses and attorney's fees to the successful defendants in a derivative action upon a finding that the action was brought without reasonable cause. In addition, the corporation may require the plaintiff or plaintiffs to give security for the reasonable expenses, including attorneys' fees, that may be incurred by the corporation or by other named defendants for which the corporation may become legally liable if plaintiff or plaintiffs are holders of less than 5% of the outstanding shares of any class or series of such corporation (or voting trust certificates therefor) unless the shares or trust certificates so held have a market value in excess of $25,000. The National Bank Act does not address shareholders' derivative actions.

     Proxies. Under New Jersey corporation law, a proxy is valid for no longer than eleven months unless a longer period is specified. In addition, a proxy is revocable at will unless coupled with an interest. The death or incapacity of a shareholder does not revoke a proxy and it will continue in force until revocation by the shareholder's personal representative. The National Banking Act does not specify limitations on proxies.

     Inspection of Books and Records. Under New Jersey corporation law, a shareholder of record for at least 6 months immediately preceding his or her demand or any holder (or a person authorized on behalf of such holder) of at least 5% of the outstanding shares of any class or series shall have the right to examine for any proper purpose the corporation's books and records. The National Bank Act has no comparable provisions.

     Anti-Takeover Statutes. New Jersey has adopted a type of anti-takeover statute known as a "business combination" statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the transaction prior to the stockholder becoming an interested stockholder, the transaction receives the approval of two-thirds of the voting stock of the corporation or the transaction meets certain minimum financial terms. An "interested stockholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five-year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, inter alia, (1) merger or consolidation of the corporation with the interested stockholder or any corporation that after such merger or consolidation would be an affiliate or associate of the interested stockholder, (2) sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation's assets or (3) issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation. The effect of the statute is to protect non-tendering post-acquisition minority shareholders from mergers in which they will be "frozen out" after the merger by prohibiting transactions in which an acquiror could favor itself at the expense of minority shareholders. The New Jersey statute does not apply to New Jersey corporations that do not have either their principal executive offices or significant business operations located in New Jersey. The National Bank Act has no comparable anti-takeover provisions.

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

     Indemnification, Limitation of Director and Officer Liability. Under New Jersey corporation law, a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, against his or her reasonable expenses (including counsel fees) in connection with any pending, threatened or completed proceeding by or in the right of the corporation to procure a judgment in its favor that involves such person by reason of his or her corporate agent status, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of New Jersey or the court in which such proceeding was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Superior Court of New Jersey or such other court shall deem proper. In connection with any other proceeding, a corporation may indemnify any such person against his or her reasonable expenses and liabilities in connection with any such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not proposed to the best interests of the corporation and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. New Jersey corporation law requires that a corporation indemnify any such person against expenses to the extent such person has been successful on the merits or otherwise in any of the foregoing proceedings or in the defense of any claim, issue or matter therein, and provides that any such person may apply to a court for an award of indemnification by the corporation if the corporation has failed or refused to provide indemnification as provided under the statute.

     New Jersey corporation law also permits a corporation to purchase and maintain insurance on behalf of any such person against any expenses incurred in any proceeding and any liabilities asserted against such person by reason of his or her corporate agent status, whether or not the corporation would have the power to indemnify such person under the statute.

     New Jersey corporation law provides that directors and members of any committee designated by the board of directors are not liable to a corporation or its shareholders if, acting in good faith, in discharging their duties they rely upon (i) the opinion of counsel for the corporation, (ii) written reports setting forth financial data concerning the corporation and prepared by an independent public accountant or certified public accountant or firm of such accountants, (iii) financial statements, books of account or reports of the corporation represented to them to be correct by the president, the officer of the corporation having charge of its books of account, or the person presiding at a meeting of the board, or (iv) written reports of committees of the board.

     The New Jersey corporation law further provides that the certificate of incorporation of domestic corporations may contain provisions which limit the personal liability of directors and officers, in whole or in part, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders except for acts or omissions (i) in breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such person of an improper personal benefit. The New Jersey corporation law provides that the duty of loyalty is breached by an act or omission known or believed by a director or officer to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.

     Pursuant to the regulations under the National Bank Act, a national banking association may provide in its articles of association for the indemnification of directors, officers and employees of the association for expenses reasonably incurred in actions to which they are parties or potential parties; provided, however, that the association may not indemnify directors, officers and employees against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency when such proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the association.

     The OCC presumes that indemnification articles which substantially reflect general standards of law of the state in which the bank is headquartered is within the corporate powers of a national bank. Flemington's Articles of Association provide indemnification by the association to the fullest extent provided by the New Jersey Business Corporation Act (described above in the discussion of UJB's indemnification provisions), except as limited by 12 C.F.R.
(ss)7.5217 under the National Bank Act.

                              THE MERGER AGREEMENT

     The following discussion is a summary of the material provisions of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference, and is qualified in its entirety by reference to that agreement.

Effective Time

     If the Merger Agreement is approved by the requisite vote of Flemington Shareholders and the other conditions of the Merger, including receipt of all requisite regulatory approvals, are satisfied or waived, the Merger will become effective at 12:01 a.m. on the day immediately following the day the Merger Agreement and necessary certifications pursuant to the New Jersey Banking Act have been filed with the New Jersey Commissioner of Banking. It is presently contemplated that the Effective Time will occur during the first calendar quarter of 1996. The Merger Agreement may be terminated by either party if, among other things, the Effective Time does not occur on or before June30, 1996.

Closing of the Merger

     The Merger Agreement provides that, unless otherwise agreed, the closing of the Merger ("Closing") will be held on at least five business days notice ("Closing Notice") given to Flemington by UJB, on a date ("Closing Date") not earlier than the last to occur, but (subject to the exception described below) not later than 45 business days after the last to occur, of the following: (1) the date of approval of the Merger Agreement by the Flemington Shareholders; (2) if the transactions contemplated by the Merger Agreement are being contested in any legal proceedings, the date that all such proceedings have been brought to a conclusion favorable, in the judgment of UJB and Flemington, to the consummation of the transactions contemplated by the Merger Agreement or such prior date as UJB and Flemington shall elect, whether or not such proceedings have been brought to a conclusion; and (3) the date on which all governmental approvals are received and all required waiting periods have expired.

Determination of Exchange Ratio

     In the Merger, the shares of each holder of Flemington Stock will be converted into and represent the Merger Consideration, the amount of which is not yet fixed and will not be fixed until the Exchange Ratio is set on a date subsequent to the Special Meeting. The Merger Agreement provides for the Exchange Ratio to be fixed on the Determination Date--the date designated by UJB in the Closing Notice as the Determination Date, which may not be later than the Closing Date and may not be earlier than the date which is ten business days prior to the Closing Date. The Determination Date is the final trading day of the ten consecutive trading-day period during which the Average Price (the average of the closing prices of UJB Stock during this period) is determined.

     The Exchange Ratio will be determined as follows based on the Average
Price:

          (1) If the Average Price of a share of UJB Stock is greater than $37.00, the Exchange Ratio will be 1.3514.

          (2) If the Average Price of a share of UJB Stock is equal to or greater than $29.00 and equal to or less than $37.00, the Exchange Ratio will be equal to the quotient obtained by dividing $50.00 by the Average Price.

          (3) If the Average Price of a share of UJB Stock is less than $29.00 and greater than or equal to $26.10, the Exchange Ratio shall be 1.7241.

          (4) If the Average Price of a share of UJB Stock is less than $26.10, Flemington has the right to terminate the Merger Agreement by sending a notice of termination ("Termination Notice") to UJB within three business days following the Determination Date, but UJB has the right to nullify such Termination Notice by sending to Flemington within three business days of its receipt of the Termination Notice a notice agreeing to an Exchange Ratio equal to the quotient obtained by dividing $45.00 by the Average Price.

     The Exchange Ratio is also subject to appropriate adjustments in the event that, from the date of the Merger Agreement to the Effective Time, the outstanding shares of UJB Stock are increased or decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar changes.

Exchange of Flemington Certificates

     Prior to the Effective Time, UJB will appoint United Missouri Trust Company of New York or another entity reasonably satisfactory to Flemington, as the exchange agent ("Exchange Agent"). A letter of transmittal and other

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

appropriate and customary exchange materials will be mailed by the Exchange Agent to each holder of record of Flemington Stock as of the Effective Time for use in exchanging Flemington Certificates for UJB Certificates.

     To effect a proper surrender and exchange of Flemington Certificates, the Flemington Certificates must be surrendered to the Exchange Agent with properly executed and completed letters of transmittal. Until so surrendered, UJB may, at its option, refuse to pay to the holders of the Flemington Certificates dividends or other distributions, if any, payable to holders of UJB Stock; provided, however, that, upon surrender and exchange of the Flemington Certificates, there will be paid to such holders the amount, without interest, of dividends and other distributions, if any, which became payable prior thereto but which were not paid. No transfer of Flemington Stock will be effected on the stock transfer books of Flemington at and after the Effective Time.

     The Exchange Agent shall have reasonable discretion to determine whether letters of transmittal have been properly completed and executed and to disregard immaterial defects, and any good faith decisions of UJB regarding such matters as may be referred to it by the Exchange Agent shall be binding and conclusive.

     Neither certificates for fractions of shares of UJB Stock nor scrip certificates for such fractions will be issued, and holders of Flemington Certificates who would otherwise be entitled to receive fractions of shares of UJB Stock will have none of the rights with respect to such fractions of shares (including, without limitation, the right to receive dividends) that a holder of a full share of UJB Stock would possess in respect of such full share, and will receive in lieu thereof cash in an amount equal to such fraction multiplied by the Average Price. If more than one Flemington Certificate is surrendered for the same Flemington shareholder account, the number of full shares of UJB Stock for which UJB Certificates will be issued pursuant to the Merger Agreement will be computed on the basis of the aggregate number of shares of Flemington Stock represented by the Flemington Certificates so surrendered.

     Flemington shareholders should not surrender their Flemington Certificates for exchange until a letter of transmittal, instructions and other exchange materials are received from the Exchange Agent. However, Flemington shareholders are urged to notify Flemington's registrar and transfer agent now, at (212) 968-1990, if their Flemington Certificates are lost, stolen, destroyed or not properly registered, in order to begin the process of issuing replacement Flemington Certificates.

Termination Fee

     Flemington has agreed to pay UJB a fee of $3,000,000 in the event UJB demands such fee in writing within 90 days following a "Purchase Event." A "Purchase Event" is defined as either: (1) the acquisition by any person or group, other than UJB or a UJB subsidiary, of beneficial ownership of 25% or more of Flemington Stock; or (2) Flemington or any of its subsidiaries, without having received UJB's prior written consent, shall have entered into an agreement to engage in any "Acquisition Transaction" or the Flemington Board shall have recommended that the Flemington Shareholders approve or accept an "Acquisition Transaction" with anyone other than UJB or one of its subsidiaries. An "Acquisition Transaction" is defined for this purpose to mean (a) a merger, consolidation or any similar transaction involving Flemington or any Flemington subsidiary, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Flemington or any Flemington subsidiary, or (c) a purchase or other acquisition (including by way of merger, consolidation or share exchange) of securities representing 25% or more of the voting power of Flemington or any Flemington subsidiary.

     The right of UJB to receive such fee shall terminate, however, upon the earliest to occur of: (1) the time immediately prior to the Effective Time; (2) 24 months after (A) the termination of the Merger Agreement following (i) a "Preliminary Purchase Event," (ii) discussions relating to an acquisition of Flemington by a person other than UJB or a UJB subsidiary, or (iii) a determination by the Flemington Board not to submit the Merger Agreement to the Flemington Shareholders, (B) the termination of the Merger Agreement by UJB under certain provisions thereof (termination for material breach of a warranty, representation or covenant by Flemington, failure by Advest to deliver its opinion by November 30, 1995 or failure to consummate the Merger by June 30,
1996); or (C) the termination of the Merger Agreement by Flemington due to the failure of a mutual closing condition not caused by UJB except a failure to receive regulatory approvals; or (3) the termination of the Merger Agreement pursuant to any other section thereof prior to a Purchase Event or an event specified in clause (2)(B).

     A "Preliminary Purchase Event" is defined as any of the following events:
(1) the Flemington Board withdraws or modifies, in a manner adverse to UJB, its approval of, or its recommendation to the Flemington Shareholders to

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

approve, the Merger Agreement or the Merger; (2) Flemington or any of its subsidiaries, without having received UJB's prior written consent, enters into an agreement to engage in an "Acquisition Transaction," or the Flemington Board recommends that the Flemington Shareholders approve or accept an "Acquisition Transaction," with anyone other than UJB or one of its subsidiaries; (3) any person (other than UJB or a UJB subsidiary) acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Flemington Stock; (4) any person (other than UJB or a UJB subsidiary) makes a bona fide proposal to Flemington or its shareholders to engage in an "Acquisition Transaction" or files a registration statement with respect to a tender offer or exchange offer to acquire 10% or more of the outstanding Flemington Stock; (5) after a proposal is made by a third party to Flemington or its shareholders to engage in an "Acquisition Transaction," or such person states its intention to Flemington to make such a proposal if the Merger Agreement terminates, Flemington breaches any representation, covenant or obligation contained in the Merger Agreement that would entitle UJB to terminate the Merger Agreement (without regard to any cure period); or (6) the Flemington Shareholders do not approve the Merger Agreement at the Special Meeting or the Special Meeting is not held or is canceled prior to the termination of the Merger Agreement after any person (other than UJB or a UJB subsidiary) shall have (a) made or disclosed an intention to make a bona fide proposal to engage in an "Acquisition Transaction," (b) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer, or (c) filed an application or given a notice under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Bank Merger Act, or the Change in Bank Control Act of 1978 for approval to engage in an "Acquisition Transaction." For the purpose of the definition of "Preliminary Purchase Event," "Acquisition Transaction" is defined the same as it is for purposes of "Purchase Events" except 10% rather than 25% is the applicable percentage with respect to purchases and other acquisitions of voting securities of Flemington.

Amendment

     Flemington and UJB may jointly amend the Merger Agreement at any time; provided, however, that, after the Special Meeting, no amendment may change the forms of consideration to be received by the Flemington Shareholders unless such modification is submitted to a vote of the Flemington Shareholders.

Covenants

  Flemington Covenants.

     Pursuant to the Merger Agreement, Flemington has covenanted, among other things, that, until termination of the Merger Agreement, Flemington will advise UJB of any material adverse change in Flemington's business and certain other circumstances, and the business of Flemington and its subsidiaries will be carried on diligently and substantially in the same manner as prior to the execution of the Merger Agreement. Furthermore, until termination of the Merger Agreement, without the prior written consent of UJB, Flemington will refrain from taking certain other actions, including certain actions relating to changes in its capital stock, the incurrence of liabilities and the issuance of capital stock.

     Flemington also has agreed that, until termination of the Merger Agreement, it will not directly or indirectly through any agent solicit or initiate, or encourage any unsolicited inquiry respecting, any proposal or offer for, or enter into discussions or negotiate for, or authorize or enter into any agreement or agreement in principle providing for, any business combination or takeover transaction (other than the Merger), whether as the proposed surviving, disappearing, acquiring or acquired corporation, except to the extent that a response to unsolicited inquiries, discussions or the furnishing of information is legally required for the discharge of the fiduciary duties of the Flemington Board as advised in writing by the Flemington Board's outside counsel. Further, except as may be required by court order or decree or required by statute or regulation, Flemington has also agreed, during this period, that it will not furnish or cause to be furnished any information, except information previously made public and any information customarily furnished to the public in the ordinary course of business, concerning Flemington's business or properties to any person or entity making any inquiry or proposing a transaction described in the previous sentence other than UJB and except as noted above with respect to the discharge of the Flemington Board's fiduciary duties. In addition, Flemington has agreed to notify UJB by telephone promptly upon receipt of any inquiry with respect to a proposed merger, consolidation, business combination, assets acquisition or disposition, tender offer or other takeover transaction with another person or receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of Flemington or any of its subsidiaries or assets by another party, and to deliver as soon as possible by facsimile transmission to UJB a copy of any document relating thereto promptly after any such document is received by Flemington.

UJB Covenants.

     Pursuant to the Merger Agreement, UJB has covenanted, among other things, that until termination of the Merger Agreement UJB will advise Flemington of any material adverse change in UJB's business and certain other circumstances, and will use its best efforts to preserve its business organization intact and its relationship with customers and others having business dealings with it.

     UJB has also agreed to terminate the Defined Benefit Plan and distribute all benefits thereunder, provided such termination is consistent with accounting for the Merger as a pooling-of-interests, and to permit employees to participate in pension, savings, and health and welfare plans to the extent maintained by UJB unless a comparable plan of Flemington is retained.

Regulatory Approvals

     The Merger is subject to approval by the Federal Reserve Board under the BHC Act. The BHC Act provides that the Federal Reserve Board may not approve any transaction (1) that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (2) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate. The acquisition by UJB of 5% or more of Flemington's voting stock is subject to the same approval. The BHC Act provides that a transaction approved by the Federal Reserve Board may not be consummated for 30 days after such approval or, if certain conditions are met, a shorter period, but in no event less than 15 calendar days after the date of approval. During such period, the Justice Department may commence legal action challenging the transaction under the antitrust laws. If, however, the Justice Department does not commence legal action during the specified waiting period, it may not challenge the transaction thereafter except in an action commenced under Section 2 of the Sherman Antitrust Act. The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to the application for approval of the Merger and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approval required for consummation of the Merger. Satisfactory financial condition, particularly with regard to capital adequacy, and satisfactory Community Reinvestment Act ratings are generally prerequisites to obtaining Federal Reserve Board approval to make acquisitions. All of UJB's subsidiary banks are currently rated "satisfactory" or better under the Community Reinvestment Act.

     An application respecting the Merger has been filed by UJB with the Federal Reserve Board.

     The Merger of Flemington into UJBank is subject to the approval of the New Jersey Commissioner of Banking.

     Based on current precedents, the managements of UJB and Flemington anticipate that the Merger will be approved by the New Jersey Commissioner of Banking and by the Federal Reserve Board and believe it is not subject to challenge by the Justice Department under the antitrust laws. However, there is no assurance that the New Jersey Commissioner of Banking, the Federal Reserve Board or the Justice Department will not challenge the Merger or that any approval by the New Jersey Commissioner of Banking or the Federal Reserve Board will not contain conditions unacceptable to UJB or Flemington or both. Flemington shareholders should be aware that regulatory approvals of the Merger may be based upon different considerations than those that would be important to such shareholders in determining whether or not to approve the Merger. Any such approvals should in no event be construed by a Flemington shareholder as a recommendation by any regulatory agency with respect to the Merger.

     An application respecting the Merger was filed by UJB with, and accepted for processing by, the New Jersey Commissioner of Banking.

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

Conditions to the Merger; Termination

     The obligations of both parties to consummate the Merger are subject to the satisfaction of certain conditions including: (1) the number of Dissenting Shares not exceed five percent (5%) of shares of Flemington Stock outstanding on the Record Date; (2) net worth conditions; (3) receipt of all required regulatory approvals by UJB, UJBank and Flemington without such approvals containing restrictions or limitations, which, in the reasonable opinion of UJB or Flemington, would materially adversely affect the financial condition of UJB following the consummation of the Merger and the expiration of any waiting periods required by such approvals; (4) the receipt by UJB and Flemington of an opinion from Thompson & Mitchell as to certain federal income tax consequences of the Merger; (5) the UJB Stock to be issued in the Merger having been approved for listing on the NYSE, subject to official notice of issuance; and (6) other customary conditions described in the Merger Agreement. Any of such conditions may be waived by the party for whose benefit the condition was included.

     Either party may terminate the Merger Agreement if (1) the Flemington Shareholders fail to approve the Merger Agreement by the requisite vote, (2) the other party materially breaches a warranty, representation or covenant and such breach is not cured or capable of being cured within 30 days of the giving of written notice thereof, (3) a requisite regulatory approval is not received, or
(4) for any other reason the Merger has not been closed by June 30, 1996. In addition, the parties may terminate the Merger Agreement at any time by mutual agreement.

Expenses

     In the event that the Merger Agreement is terminated by either party, each party shall be mutually released and discharged from liability to the other party or to any third party hereunder, and no party shall be liable to any other party for any costs or expenses incurred in connection with the Merger Agreement, except that the expenses incurred in connection with the printing of this Proxy Statement-Prospectus and the Registration Statement and the filing fees with the Commission, the New Jersey Department of Banking and the NYSE shall be borne equally by Flemington and UJB. Notwithstanding the foregoing, should either party terminate the Merger Agreement because the other party has materially breached a warranty, representation or covenant or because the other party has not met its conditions to Closing, then the first party shall be reimbursed by the second party for the first party's out-of-pocket expenses reasonably incurred in connection with the Merger Agreement, including counsel fees, printing fees and filing fees, but excluding any brokers', finders' or investment bankers' fees.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Directors and executive officers of Flemington have interests in the Merger that are in addition to their interests as Flemington shareholders. These interests are described in more detail below.

Indemnification

     In the Merger Agreement UJBank has agreed to indemnify and to advance expenses in matters that may be subject to indemnification to persons who served as directors and officers of Flemington or any subsidiary of Flemington on or before the Effective Time with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time in accordance with and subject to the requirements and other provisions of the UJBank Restated Certificate of Incorporation and By-Laws in effect on the date the Merger Agreement was executed and applicable provisions of law to the same extent as UJBank is obliged to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service of UJBank.

     In the Merger Agreement UJBank also agreed that for a period of six (6) years after the Effective Time UJBank would use its best efforts to provide to the persons who served as directors or officers of Flemington or any subsidiary of Flemington on or before the Effective Time insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time comparable in coverage to that provided by UJBank to its own directors and officers, but, if not available on commercially reasonable terms, then coverage substantially similar in all material respects to the insurance coverage provided to them in such capacities on the date of the Merger Agreement; provided that in no event is UJBank required to expend more than 200% of the amount expended by Flemington prior to the execution of the Merger Agreement for its insurance coverage. UJBank has agreed to use its best efforts to obtain as much comparable insurance as is available for this amount. Flemington must

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renew any existing insurance or purchase any "discovery period" insurance provided for under existing insurance at UJBank's request.

The Flemington National Bank and Trust Company Defined Contribution Plan and Other Arrangements

     UJB has agreed that, following the Merger, it will terminate the Defined Contribution Plan and cause all accrued benefits, including benefits that had not vested prior to the Merger, in the Defined Contribution Plan to be distributed to participants or their beneficiaries, provided that such termination is consistent with pooling-of-interests accounting treatment. Following the Merger, Flemington employees will be permitted to participate in pension, savings and health and welfare plans maintained by UJB unless a comparable Flemington plan is retained.

Employment and Severance Arrangements

     Nathan C. Collins is party to an employment agreement with Flemington, dated February 28, 1995 (the "Collins Agreement"), pursuant to which Mr. Collins was employed as President and Chief Executive Officer of Flemington commencing March 1, 1995. The Collins Agreement provides for a two year term of employment at an annual rate of compensation of $190,000, plus standard perquisites (i.e., use of an automobile, five weeks paid vacation, moving allowance). The contract contemplates extensions thereafter, upon agreement of the parties, for further terms of not less than six months each. Under the Merger Agreement, UJBank is obligated to honor the terms of the Collins Agreement and would be so obligated, in any event, as a matter of law by reason of the effect of the Merger. UJB has advised Mr. Collins that it is unlikely that they will require his services after an approximate three month transition period following the Effective Time; however, by reason of the Collins Agreement, UJBank will remain obligated to compensate Mr. Collins at the stated rate through February of 1997.

     The Collins Agreement provided that Flemington was obligated to grant Mr. Collins stock options or stock appreciation rights in respect of 10,000 Flemington shares at a base price of $27.50 per share (the market price of Flemington shares at the time the Collins Agreement was entered into). Flemington determined to satisfy such obligation by means of cash-only stock appreciation rights and Flemington and Mr. Collins subsequently entered into an agreement, dated June 26, 1995, with respect thereto (the "Collins SAR Agreement"). Under the Collins SAR Agreement, cash-only stock appreciation rights were granted (i) with respect to 5,000 Flemington common shares which vested upon grant, and (ii) with respect to 5,000 Flemington common shares which vested upon the earlier of March 1, 1996 (the first anniversary date of the Collins Agreement) or a "change in control" of Flemington (as defined in the Collins SAR Agreement), all as required by the terms of the Collins Agreement. The Merger will constitute a change in control of Flemington for purposes of the Collins SAR Agreement and, accordingly, the stock appreciation rights with respect to the second 5,000 Flemington common shares will vest at the Effective Time (if not sooner vested on March 1, 1996). The stock appreciation rights granted by the Collins SAR Agreement have a maximum term of five years and may be exercised by Mr. Collins, prior to expiration, to the extent vested on December 31 or June 30 of any year; provided, (i) if Mr. Collins' employment is terminated for cause, any unexercised SARs will terminate on the date of such termination; (ii) if Flemington or any successor terminates Mr. Collins' employment other than for cause, any then unexercised SARs must be exercised, if at all, and then only to the extent exercisable, within three months of such termination; (iii) if Mr. Collins resigns or retires, any unexercised SARs must be exercised, to the extent exercisable on the date of retirement or resignation, within one year of such date (but not beyond the termination date), and (iv) if Mr. Collins dies, SARs must be exercised, to the extent exercisable at his death, by his personal representative within one year of death (but not beyond the expiration date). The Collins SAR Agreement provides for an equitable adjustment to both the number of shares in respect of the SARs granted thereby and the base price in the event Flemington shares are converted into shares of another entity. The closing price of Flemington common shares on NASDAQ/SmallCap on ___________, 1995 was $__________ per share. In the event that all SARs granted to Mr. Collins under the terms of the Collins Agreement and the Collins SAR Agreement had been vested and exercisable on such date (neither being the case) and Mr. Collins had exercised all such SARs on such date, the aggregate cash amount which would have been due Mr. Collins would have been $__________.

     On February 8, 1995, the Flemington Board approved a severance compensation package for J. Kirby Fowler. Mr. Fowler had been employed by Flemington since 1971, initially as Vice President of Personnel and Planning and, since 1975, as President and Chief Executive Officer. He was succeeded in those positions by Mr. Collins. A portion of the compensation package granted to Mr. Fowler by the Flemington Board on February 8, 1995 were options or SARs in respect of 2,500 Flemington common shares on terms, including base price, substantially identical to those to

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

be granted to Mr. Collins pursuant to the Collins Agreement. Accordingly, on the date of the Collins SAR Agreement, Flemington entered into a stock appreciation rights agreement with Mr. Fowler (the "Fowler SAR Agreement"). The Fowler SAR Agreement contains terms substantially identical to the Collins SAR Agreement, except that since the stock appreciation rights with respect to all 2,500 shares granted to Mr. Fowler vested upon grant, there is no provision for accelerated vesting upon a change in control of Flemington in the Fowler SAR Agreement. In the event that Mr. Fowler were to have exercised all of the 2,500 SARs granted to him under the terms of the Fowler SAR Agreement on ________, 1995, the aggregate cash amount which would have been due Mr. Fowler would have been $__________.

     On April 12, 1995, the Board of Directors of Flemington adopted a Change in Control Plan (the "Plan") pursuant to which each of Garrett P. Bromley, Thomas
C. Pickel and Victoria Ann Arcella, each an Executive Vice President of Flemington, will be entitled to receive the equivalent of one year of compensation in the event that, within one year following a "change of control" of Flemington (as that term is defined in the Plan), (i) the executive is involuntarily terminated (other than by reason of death, disability or the commission of a felony adversely affecting Flemington), or (ii) the executive resigns after having made a good faith determination that a significant reduction or adverse change has occurred in the nature or scope of his or her responsibilities and authority or compensation, or a change of more than thirty-five miles has occurred in the location of his or her office. The Merger will constitute a change in control of Flemington under the Plan. The annual rate of compensation of each of Mr. Bromley, Mr. Pickel and Ms. Arcella is $92,000, $82,787, and $84,800, respectively. Additionally, on August 1, 1995 Flemington entered into agreements with each of Ms. Arcella and Messrs. Bromley and Pickel providing for a bonus payment of $72,000 to be made to such of them as would remain employed by Flemington through the Effective Time and by UJB for a period of 30 days following the Effective Time.

     In order to further induce the continued presence at Flemington through the Effective Time of each of the executive vice presidents named in the preceding paragraph, each will be entitled to receive a one-time payment of $72,000 in the event they do not resign prior to the Effective Time or their employment is terminated by Flemington (other than for death, disability or cause) prior to the Effective Time.

     Flemington maintains a severance policy under which each employee is entitled to severance pay equal to one week's pay for each full year of employment served with Flemington, or any successor institution, on the date of termination (but in no event more than 26 weeks). Under the Merger Agreement, UJB is obligated to honor such policy for a period of nine months following the Effective Time. None of Messrs. Collins, Bromley, or Pickel or Ms. Arcella are eligible for such payments.

Affiliate Transaction

     On January 12, 1995, Flemington executed a lease (the "Lease") with Flemington Glass Enterprises, Inc. ("FGE") for approximately 6,000 square feet of commercial space in a portion of a building located at Block 30, Broad Street, Flemington, New Jersey (the "Premises"). Flemington will use the Premises as an operations center to house item processing and imaging equipment. The Lease provides for a one-year term and is renewable for one additional term of three years at the option of Flemington. The rent is $5,000 per month, or $60,000 on an annual basis, plus utilities. George D. Muller is Vice President and a greater than 10% shareholder of FGE. Mr. Muller is also the Chairman of the Board of Directors of Flemington. Over eleven locations were reviewed in 1994 to house the operations center. Most quotes received by Flemington were at $12 to $15 per square foot per annum plus payments for common maintenance areas. The cost per square foot for the Premises is $10 per square foot per annum, with no payment for common maintenance areas. After consideration by the disinterested directors of Flemington, the FGE proposal was considered the best and most reasonable from an expense point of view. Mr. Muller did not participate in the discussion or decision to approve the Lease. Flemington has expended approximately $300,000 in tenant improvements to the Premises, substantially all of which will inure to the benefit of the Premises upon termination of the Lease. Flemington has agreed with UJB that it would terminate the Lease for the operations center, with such termination to take effect in the second quarter of 1996.

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                               UJB FINANCIAL CORP.

Description of Business

     UJB commenced operations as a New Jersey corporation on October 1, 1970. As a bank holding company registered under the BHC Act, UJB owns two bank subsidiaries and eight active non-bank subsidiaries. At September 30, 1995, UJB had total consolidated assets of $15.5 billion on the basis of which it ranked as the third largest New Jersey bank holding company.

     The bank subsidiaries engage in a general banking business. United Jersey Bank is UJB's largest bank subsidiary, accounting for approximately 82.3% of UJB's total consolidated assets at September 30, 1995. UJB's non-bank subsidiaries engage primarily in discount brokerage, venture capital investment, commercial finance lending, lease financing, and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

     The bank subsidiaries operated 290 banking offices located in major trade centers and suburban areas in New Jersey and Pennsylvania as of September 30, 1995. The following table lists, as of September 30, 1995, each bank subsidiary, the location in New Jersey or Pennsylvania of its principal office, the number of its banking offices and, in thousands of dollars, its total assets and deposits. Both the New Jersey and Pennsylvania subsidiaries are state banks, however, only the New Jersey bank is a member of the Federal Reserve System.

             Location                     No. of
           of Principal                   Banking      Total            Total
             Offices                      Offices    Assets(1)       Deposits(1)
           ------------                   -------    ---------       -----------
United Jersey Bank, Hackensack, NJ          217     $12,789,672     $10,779,818
First Valley Bank, Bethlehem, PA             73       2,736,505       2,089,542
----------
(1) Not adjusted to exclude interbank deposits or other transactions among the subsidiaries.

     UJB is a legal entity separate and distinct from its subsidiaries. There are various legal limitations on the extent to which a bank subsidiary may finance or otherwise supply funds to UJB or its non-bank subsidiaries. Under federal law, no bank subsidiary may, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, UJB or its non-bank subsidiaries or take their securities as collateral for loans to any borrower. Each bank subsidiary is also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions. In addition, certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to UJB without the prior approval of the bank regulatory authorities. The Federal Reserve Act, which affects UJB's one state member bank, restricts the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. Both banks, as state-chartered banks, may each declare a dividend only if, after payment thereof, its capital would be unimpaired and its remaining surplus would equal 50 percent of its capital (New Jersey) or 100 percent of its capital (Pennsylvania). At September 30, 1995, the total undistributed net assets of the subsidiary banks were $1.3 billion of which $234 million was available under the most restrictive limitations for the payment of dividends to UJB.

Recent Developments

     On February 15, 1995, the UJB Board increased the quarterly dividend of UJB to $.29 a share from $.26 per share, for an annual rate of $1.16 per share, representing an 81.3% increase in the annual dividend rate from the $0.64 annual rate in effect in March 1993.

     On September 10, 1995, UJB entered into an Agreement and Plan of Merger with Summit pursuant to which Summit will merge with and into UJB under the name "Summit Bank Corp." Although T. Joseph Semrod, Chairman, President and Chief Executive Officer of UJB, John G. Collins, Vice Chairman of UJB, and Robert G. Cox, President and Chief Executive Officer of Summit had had general discussions about the possible merger of UJB and Summit over the years, Mr. Cox first expressed a specific interest in exploring the feasibility of a merger at a breakfast meeting with Mr. Collins on July 21, 1995. Mr. Collins, who had succeeded Mr. Cox as Chairman of the New Jersey Bankers Association, and Mr. Cox met regularly for breakfast every three or four months. The July 21, 1995 breakfast was scheduled prior to, but took place subsequent to a July 18, 1995 meeting of Summit's Executive Committee at which strategic alternatives for Summit were explored. The next contact between UJB and Summit regarding a merger took place on August 8, 1995. Several meetings were held among Messrs. Semrod, Collins and Cox between August 17, 1995 and September 10, 1995, the date both the Summit Board and UJB Board approved the merger agreement

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

between Summit and UJB. In addition to the merger of Summit into UJB, the merger agreement further provides for the merger of Summit Bank with and into UJBank under the name "Summit Bank." Upon consummation of the merger, each share of Summit common stock will be converted into a right to receive 0.90 shares of UJB Stock and cash in lieu of fractional shares. Further, each share of Summit Preferred will be converted into a right to receive a like number of shares of a newly created class of UJB Series C Preferred having the same relative rights, preferences and limitations as the Summit Preferred and having relative rights, preferences and limitations substantially similar to those of the UJB Series B Preferred Stock except for dividend payment dates, dividend interest rates and the voting rights that apply in the event of nonpayment of dividends. The Summit Acquisition is expected to be accounted for as a pooling-of-interests. At September 30, 1995, Summit had total consolidated assets, deposits and shareholders' equity of $5.6 billion, $4.6 billion and $484.6 million. Subject to the satisfaction of certain conditions, including the approval of the Summit Acquisition by the shareholders of UJB and Summit, the Summit Acquisition is expected to close late in the first quarter of 1996.

     In connection with the merger agreement between UJB and Summit, on September 11, 1995, UJB entered into a stock option agreement with Summit and Summit entered into a stock option agreement with UJB (the "UJB/Summit Stock Option Agreements"). Pursuant to the UJB/Summit Stock Option Agreements, UJB issued to Summit an option purchase 11,450,000 shares of UJB Stock, representing 19.9% of UJB Stock outstanding at that date, at $36.625 per share and Summit issued to UJB an option to purchase 6,730,000 shares of Summit common stock, representing 19.9% of Summit common stock outstanding at that date, at $26.75 per share. Generally, the options are exercisable upon the occurrence of a merger, consolidation or similar transaction between the issuer of the option and a third party, or an acquisition of 25% or more of such issuer's assets or voting stock by a third party without the prior written consent of the grantee of the option. The UJB/Summit Stock Option Agreements are intended to increase the likelihood that the merger of Summit with and into UJB will be consummated, and may be expected to discourage offers by third parties to acquire UJB or Summit prior to such merger.

     The merger agreement between UJB and Summit provides that at the effective time of the Summit Acquisition the Board of Directors of UJB will consist of the thirteen members of the Board of Directors of UJB at the effective time and six additional members selected by the Board of Directors of Summit from among those persons serving as directors of Summit both at the time the merger agreement was executed and the effective time of the Summit Acquisition. In addition, Robert
G. Cox, a Director and President of Summit, will be one of the six nominees of Summit to the UJB Board of Directors and will become President of UJB.

     Summit conducts its principal operations through its wholly owned commercial bank subsidiary, Summit Bank, a New Jersey chartered commercial bank. Summit Bank provides a broad range of commercial banking, retail banking, real estate, trust and other financial services through 90 branches located in 11 counties in Northern and Central New Jersey. As of September 30, 1995, Summit Bank had total assets of $5.6 billion and total deposits of $4.7 billion. As soon as practicable after the consummation of the Summit Acquisition, Summit Bank will merge with and into UJBank under the name "Summit Bank."

     On July 11, 1995, UJB completed the Bancorp Acquisition, which was accounted for on a purchase accounting basis. At July 11, 1995, Bancorp had assets of $506 million and deposits of $451 million. In the transaction, 60 percent of the outstanding Bancorp common stock was exchanged for UJB Stock at the exchange ratio of 1.5441 shares of UJB Stock for each share of Bancorp common stock, resulting in a total of 1,948,153 shares of UJB Stock being issued, and the remaining 40 percent of outstanding Bancorp common stock was exchanged for cash at the rate of $43.10 per share, for an aggregate cash payment of $36,273,463. As of July 11, 1995, Bancorp through its wholly owned subsidiary bank, New Jersey Savings Bank ("NJSB"), operated nine banking offices located in Basking Ridge, Bedminster, Bridgewater, Flemington, Hillsborough, Princeton, Somerville, Somerset and Whitehorse, New Jersey. NJSB's primary business consisted of attracting deposits from the general public and originating loans that are secured by residential properties, as well as originating commercial and consumer loans.

     On June 13, 1995, Summit entered into an Agreement and Plan of Merger with Garden State, pursuant to which Garden State will merge with and into Summit. Upon consummation of the merger, each share of Garden State Stock, will be converted into a right to receive 1.08 shares of Summit Stock and cash in lieu of fractional shares. The Garden State Acquisition will be accounted for on a pooling of interests basis. On September 30, 1995, Garden State had total consolidated assets, deposits and shareholders' equity of $314 million, $284 million and $29 million, respectively. As of September 30, 1995, Garden State, through its wholly owned subsidiary bank Garden State Bank ("GSBank"),

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

operated nine branches in Ocean and Monmouth Counties, New Jersey. GSBank is a full service commercial bank and offers services generally performed by commercial banks of similar size and character including checking, savings and time deposits accounts, certificates of deposit, secured and unsecured personal and commercial loans, and residential and commercial real estate loans.

                        DESCRIPTION OF UJB CAPITAL STOCK

     UJB is presently authorized to issue 130,000,000 shares of UJB Stock, par value $1.20 per share, and 4,000,000 shares of Preferred Stock, without par value ("UJB Preferred Stock"). As of September 30, 1995, there were 57,581,872 shares of UJB Stock and 600,166 shares of UJB Preferred Stock, Series B ("Series B Preferred Stock") outstanding and 600,000 shares of UJB Series R Preferred reserved for issuance in UJB's Restated Certificate of Incorporation under the UJB Rights Plan. Pursuant to New Jersey law, the UJB Board has authority to set the terms and conditions of the authorized but unissued UJB Preferred Stock. UJB may issue any authorized UJB Stock and UJB Preferred Stock without further shareholder vote, unless required for a particular transaction by applicable law or stock exchange rules, including rules of the NYSE, on which the UJB Stock and the Series B Preferred Stock are presently listed. The issuance of additional UJB Stock or UJB Preferred Stock, including UJB Preferred Stock that might be convertible into UJB Stock, may, among other things, affect the earnings per share applicable to existing UJB Stock and the equity and voting rights of existing holders of UJB Stock.

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of New Jersey law, UJB's Restated Certificate of Incorporation, including Certificates of Designation pursuant to which the UJB Series B Preferred Stock was issued and UJB's Shareholder's Rights Plan.

Common Stock

     The rights of holders of UJB Stock are subject to the preferences of holders of the Series B Preferred Stock described below and the preferences as to dividends and liquidation rights and other prior rights, if any, of any other class or series of UJB Preferred Stock that may be issued. The holders of UJB Stock are entitled to one vote for each share with respect to all matters voted upon by shareholders, including the election of directors, and are entitled to receive dividends when, as and if declared by the UJB Board out of funds of UJB legally available therefor. Shares of UJB Stock do not have cumulative voting rights; accordingly, at any Special Meeting of UJB shareholders (or at any special meeting of shareholders where an election of directors is conducted) the holders of 50 percent plus 1 of the shares presented at the Special Meeting (provided a quorum is present) can fill all positions on the UJB Board that are up for election at such Special Meeting if they so choose and, in such event, the holders of the remaining less than 50 percent of the shares will not be able to fill any of such positions. UJB has a classified Board of Directors, under which approximately one-third of the directors are elected each year. In the event of the liquidation of UJB, holders of UJB Stock are entitled to share pro rata in the distribution of UJB's assets available for such purpose. All shares of UJB Stock are fully paid and nonassessable. No preemptive rights attach to the ownership of UJB Stock and no personal liability is imposed on the holders thereof by reason of the ownership of such shares. First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for the UJB Stock. UJBank is the co-transfer agent.

Preferred Stock

     The Series B Preferred Stock is entitled to cumulative dividends that are payable quarterly on February 1, May 1, August 1 and November 1 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and will be 1.5 percent less than the highest of the 3-month U.S. Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, which are average yields on certain U.S. Treasury fixed rate securities, as published by the Federal Reserve Board. However, the dividend rate for any dividend period will not be less than 6 percent per annum nor greater than 11 percent per annum. The Series B Preferred Stock is redeemable at the option of UJB, in whole or in part, at $50 per share, in each case plus accrued and unpaid dividends. Holders of Series B Preferred Stock have the right to vote as a class on certain amendments to the Restated Certificate of Incorporation of UJB that may affect the Series B Preferred Stock and to elect two directors in the event of a failure to pay full cumulative dividends for six quarters. They have no other voting rights. The Series B Preferred Stock is not convertible into shares of UJB Stock and has no preemptive rights. The Series B Preferred Stock is not subject to any sinking fund or other repurchase or retirement obligation of UJB. First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for shares of the Series B Preferred Stock.

     In connection with the Summit Acquisition, UJB will be creating the UJB Series C Preferred. The UJB Series C Preferred will rank on a parity with the UJB Series B Preferred as to dividends and liquidation preference. The UJB

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Series C Preferred will be entitled to cumulative dividends that are payable quarterly on March 15, June 15, September 15, and December 15 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and will be 2.75 percent less than the highest of the 3-month U.S. Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Twenty Year Constant Maturity Rate, which are average yields on certain U.S. Treasury fixed rate securities, as published by the Federal Reserve Board. However, the dividend rate for any dividend period will not be less than 6 percent per annum nor greater than 12 percent annum. The UJB Series C Preferred will be redeemable at the option of UJB, in whole or in part, at $25 per share, plus accrued and unpaid dividends. Holders of UJB Series C Preferred will have the right to vote as a class on certain amendments to the Restated Certificate of Incorporation of UJB that may adversely affect the rights or preferences of the UJB Series C Preferred and in the event of a failure to pay full cumulative dividends for six quarters holders of the UJB Series C Preferred will be entitled to vote in the election of directors on the same basis as the holders of UJB Stock. Holders of the UJB Series C Preferred will have no other voting rights. The UJB Series C Preferred will not be convertible into shares of UJB Stock and will have no preemptive rights. The UJB Series C Preferred will not be subject to any sinking fund or other repurchase or retirement obligations of UJB. First Chicago Trust Company of New York will be the transfer agent, dividend disbursing agent and registrar for shares of the UJB Series C Preferred.

Shareholder Rights Plan

     In August 1989, UJB adopted a shareholder rights plan ("Rights Plan"), under which preferred stock purchase rights ("Rights") attached to UJB Stock outstanding as of the close of business on August 28, 1989. Holders of shares of UJB Stock issued subsequent to that date receive the Rights with their shares. Except as indicated below, each Right entitles the registered holder to purchase from UJB one-hundredth of a share of a new series of UJB Preferred Stock, designated the Series R Preferred Stock ("Series R Preferred Stock"). The Rights expire on August 16, 1999, and are subject to redemption and amendment in certain circumstances. The Rights trade automatically with shares of UJB Stock and become exercisable only under certain circumstances as described below.

     In general, the Rights will become exercisable upon the earlier to occur (a "Distribution Date") of the following: (1) ten days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the UJB Stock outstanding at that time or voting securities of UJB representing 15% or more of the total voting power of UJB (such person or group becoming an "Acquiring Person") or (2) ten business days (or such later date as the UJB Board may determine) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the outstanding UJB Stock or voting securities representing 30% or more of the total voting power of UJB.

     Generally, in the event a Distribution Date occurs by virtue of a person or group becoming an Acquiring Person (other than pursuant to an offer for all outstanding shares of UJB Stock and other voting securities that the UJB Board determines to be fair to shareholders and otherwise in the best interests of
UJB), each Right, other than Rights owned by the Acquiring Person, will thereafter entitle the holder to receive, upon exercise of the Right, Series R Preferred Stock having a value equal to two times the exercise price of the Right.

     In the event that a Distribution Date occurs (under either of the circumstances described above) and UJB is acquired in a merger or other business combination, or more than 50% of UJB's assets or earning power is sold or transferred, each Right will thereafter entitle the holder thereof to receive, upon the exercise of the Right, common stock of the acquiror having a value equal to two times the exercise price of the Right.

     The foregoing description of Rights Plan, does not purport to be complete and is qualified in its entirety by reference to the terms of the Rights Plan, which is more fully described in UJB's Registration Statement on Form 8-A filed August 28, 1989.

                 THE FLEMINGTON NATIONAL BANK AND TRUST COMPANY

Description of Business

     Flemington is a national banking association, which was organized in 1876 under the title of The National Bank of Flemington. Flemington is a member of the Federal Reserve System and the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") under the Bank Insurance Fund ("BIF"). Flemington conducts a general banking and trust business embracing the customary deposit, lending and trust functions of a commercial bank. Commercial banking involves accepting demand, time and savings deposits and making business, consumer, personal, construction and permanent mortgage loans. Through its trust department, Flemington renders services as trustee, executor, administrator, guardian, managing agent, custodian and investment advisor, and it engages in other personal and other corporate fiduciary activities authorized by law.

     Flemington maintains its legal and principal executive offices at 56 Main Street, Flemington, New Jersey and operates seven additional branches located in Hunterdon County, New Jersey. Flemington's lending division is housed at 80 Main Street, Flemington.

     Flemington has one wholly-owned subsidiary, The Flemington National Investment Co., Inc., a New Jersey investment company. This subsidiary began operations in October, 1988, and engages in the investment of securities for its own account. At December 31, 1994, The Flemington National Investment Co., Inc. had assets of approximately $43.2 million. At September 30, 1995, Flemington had total consolidated assets of $289.6 million, total deposits of $257.7 million and total shareholders' equity of $19.2 million.

Loan Portfolio

     Composition. The following sets forth the components of Flemington's loan portfolio at the dates indicated.


                                                                             December 31,
                                          September 30, -------------------------------------------------------
                                              1995        1994        1993       1992        1991       1990
                                          ------------  --------    --------   --------    --------    --------
                                                                     (dollars on thousands)

Commercial and financial ...............    $ 13,567    $ 14,178    $ 13,180   $ 15,889    $ 31,376    $ 23,382
Real estate construction ...............         120      11,108       5,957      2,306         978       2,515
Real estate mortgage ...................     163,152     142,686     123,163    108,125     101,509     103,401
Consumer ...............................       4,547       4,310       4,076      4,328       4,703       9,411
                                            --------    --------    --------   --------    --------    --------
Total loans ............................    $190,386    $172,282    $146,376   $130,648    $138,566    $138,709
                                            ========    ========    ========   ========    ========    ========


     Total loans averaged $182.9 million during the nine months ending September 30, 1995, an increase of $23.2 million, or 14.5%, compared to 1994. Actual loans outstanding increased from $172.3 million at December 31, 1994 to $190.4 million at September 30, 1995. Substantially all of Flemington's lending activity is to customers located within Hunterdon County, New Jersey, and secured by property in this area. While this market experienced weaknesses in real estate during the early 1990s, the residential real estate market has shown increases in purchase activity during 1993 and 1994. During the first nine months of 1995 and during 1994, Flemington concentrated its resources on mortgage lending in the residential market. Of the loan portfolio as a whole, 90.5% of Flemington's loans were secured by real estate at September 30, 1995.

     For purposes of monitoring credit quality, credit exposure and concentration of risk, Flemington tracks loans to related individuals and entities of which one person or entity may be associated as a principal or otherwise. At September 30, 1995, Flemington had 20 relationships with outstanding loan balances aggregating $25.8 million, of which each of 11 of these relationships had outstanding loan balances in excess of $1.0 million.

     Flemington's concentrated effort and the interest rate environment resulted in an increase of $19.5 million, or 15.9%, in its real estate mortgage portfolio. At December 31, 1994, and September 30, 1995, its real estate mortgage portfolio totaled $142.7 million and $163.2 million, respectively. The accompanying table illustrates the composition of the real estate mortgage portfolio.


                                                                        December 31,
                                                September 30, -------------------------------
                                                    1995        1994        1993       1992
                                                  --------   --------    --------    --------
                                                            (dollars in thousands)

Residential mortgages ........................... $100,440   $ 86,055    $ 71,840    $ 56,441
Home equity loans and lines of credit ...........   14,800     14,624      14,029      14,520
Commercial mortgages ............................   47,912     42,007      37,294      37,164
                                                  --------   --------    --------    --------
                                                  $163,152   $142,686    $123,163    $108,125
                                                  ========   ========    ========    ========


     Flemington benefited from the widening spread between short-term and long-term interest rates as homebuyers increasingly chose adjustable rate mortgages over fixed rate mortgages to finance purchases beginning in 1993. As a means of achieving Flemington's asset/liability strategy, Flemington generally retains adjustable rate mortgages for its own portfolio and sells fixed rate loans upon origination. During 1993, Flemington did, however, begin a program of retaining ownership of fifteen year fixed rate mortgages, committing approximately $18.0 million of funding to origination of these loans.

     Flemington experienced growth of approximately $14.4 million in its residential mortgage portfolio during 1995, primarily attributable to funding of three year adjustable rate mortgages. Flemington's home equity portfolio experienced a net increase of $176,000 during the nine months ended September 30, 1995. These portions of Flemington's total portfolio maintained adequate loan-to-value ratios throughout the downturn in the market, with nominal levels of delinquencies and losses.

     As loan funding requirements outpaced the growth in deposits, Flemington borrowed funds on an overnight basis until borrowed funds reached a high of $23.5 million in December 1994. Because of the significant use of alternate funding, Flemington sold $15.9 million of three year adjustable rate mortgages to an unrelated third party, using the proceeds to pay down its borrowings. The sales price, which represented 99.0% of the net book value of the loans and was determined based upon competitive bidding, resulted in a loss of $152,000. Flemington retained servicing rights to the loans. At September 30, 1995, borrowings to fund loans totaled $4.9 million.

     Flemington's commercial mortgage portfolio at September 30, 1995 increased $5.9 million, or 14.1%, compared to December 31, 1994. The growth experienced in 1995 is primarily attributable to funding $4.1 million for 18 commercial properties and $1.8 for four residential development properties. Flemington's commercial mortgages consist of both owner-occupied and investor-type properties. Flemington's lending policy generally requires a 70% loan-to-value ratio for commercial real estate mortgages with higher standards used for non-user or investor-type properties. Value is based upon independently prepared, conforming appraisals. Additionally, irrespective of the collateral value, the granting of commercial mortgage loans is based upon the cash flow ability of the borrower to repay the obligation as agreed.

     The commercial loan portfolio decreased $0.6 million from year end 1994 to September 30, 1995. Despite the decrease in total commercial loans, Business Manager loans increased $0.9 million, or 75%, from year end 1994. These loans are to customers who are located primarily within Flemington's market area and are generally for working capital purposes, secured by their accounts receivable. Introduced in September of 1994, the product provided $1.2 million in new business by year end 1994. Flemington's commercial portfolio continues to mirror the diversification of the region with no concentration of loans to any one particular industry.

     Flemington's consumer loan portfolio increased $237,000, or 5.5%, from December 31, 1994 to September 30, 1995. This portfolio consists certainly of automobile and boat loans, and has remained relatively stable over the past couple of years as Flemington has concentrated its lending efforts on mortgage products.

     The following table provides information concerning the interest rate sensitivity of Flemington's commercial and financial loans and real estate construction loans for the periods presented:


                                                                 September 30, 1995
                                                       -----------------------------------------
                                                                 Over one
                                                                   year
                                                      One year    through    Over five
                                                       or less  five years     years      Total
                                                      --------  -----------  ---------   -------
                                                                (dollars in thousands)

Loan categories:
  Commercial and financial .........................   $ 6,326     $4,213     $   20     $10,559
  Real estate construction .........................     6,603      2,369        244       9,216
                                                       -------     ------     ------     -------
                                                       $12,929     $6,582     $  264     $19,775
                                                       =======     ======     ======     =======
Amounts of loans based upon:
  Predetermined interest rates .....................   $ 5,053     $2,038     $  --      $ 7,091
  Floating or adjustable interest rates ............     7,876      4,544        264      12,684
                                                       -------     ------     ------     -------
                                                       $12,929     $6,582     $  264     $19,775
                                                       =======     ======     ======     =======


                                                                 December 31, 1994
                                                       -----------------------------------------
                                                                 Over one
                                                                   year
                                                      One year    through    Over five
                                                       or less  five years     years      Total
                                                      --------  -----------  ---------   -------
                                                                (dollars in thousands)

Loan categories:
  Commercial and financial .........................   $ 5,475     $4,753     $3,950     $14,178
  Real estate construction .........................     5,012      2,791      3,305      11,108
                                                       -------     ------     ------     -------
                                                       $10,487     $7,544     $7,255     $25,286
                                                       =======     ======     ======     =======
Amounts of loans based upon:
  Predetermined interest rates .....................   $ 5,015     $3,043     $   28     $ 8,086
  Floating or adjustable interest rates ............     5,472      4,501      7,227      17,200
                                                       -------     ------     ------     -------
                                                       $10,487     $7,544     $7,255     $25,286
                                                       =======     ======     ======     =======

     The loan maturity table is based upon contractual loan terms. In the ordinary course of business, loans maturing within one year are often renewed, in whole or in part, as to principal amount, at interest rates prevailing at the date of renewal.

     In the normal course of business, Flemington enters into a variety of financial instruments with off-balance sheet risk. Such financial instruments include commitments to extend credit and letters of credit both of which involve, to varying degrees, elements of risk in excess of the amounts recognized in the financial statements. Credit risk, the risk that a counterparty of a particular financial instrument will fail to perform, is the contract amount of commitments to extend credit and letters of credit. Flemington's maximum exposure to accounting loss, based upon the credit risk associated with unfunded loan commitments and letters of credit outstanding, is represented by the contract amount of these items. The contract amounts of off-balance sheet financial instruments at September 30, 1995 for commitments to extend credit and letters of credit were $31.7 million and $1.3 million, respectively.

     The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies to all activities with credit risk. Collateral is obtained based on management's credit assessment of the customer. The risks associated with these financial instruments are also included in Flemington's evaluation of the overall credit risk in determining the allowance for loan losses.

     At September 30, 1995, Flemington had identified approximately $192,000 of the allowance for loan losses as a general allocation of the reserve for potential losses due to off-balance sheet credit risk. During 1994 and the first nine months of 1995, Flemington recorded no charge-offs in connection with loan commitments or letters of credit. No material amount of commitments currently outstanding are to borrowers having prior outstanding balances which are classified as nonperforming or potential problem assets.

     Many of the commitments to extend credit are expected to expire without being drawn upon and, therefore, the total commitment amounts do not necessarily represent future cash flow requirements.

     Asset Quality. Through loan reviews and monthly monitoring of the portfolio, loan administration attempts to identify problem credits at an earlier stage to increase recoveries and prevent further loan deterioration. Increasing the quality of the loan portfolio, reducing concentrations of credit and reducing the exposure to the real estate market is the primary focus of loan administration.

     The loan underwriting process begins at the time a borrower and Flemington begin to discuss the origination of a loan. Documentation, including the borrower's credit history, financial statement analysis, documents establishing the value and liquidity of potential collateral, the purpose of the loan, the source and timing of the repayment of the loan and other factors, are analyzed before a loan is submitted for approval. Except for certain well-defined loans made by the retail banking sector, primarily to consumers, all credit extensions are approved by officers of the lending division and, where required by policy, the President and Chief Executive Officer.

     Flemington's written lending policies require underwriting, loan documentation and credit analysis standards to be met prior to funding any loan. After the loan has been approved and funded, continued periodic credit review is required. Due to the homogeneous nature of residential mortgages and installment loans and the standardization of underwriting of such credits, Flemington's underwriting standards are audited on an annual schedule by the internal auditor and an internal loan review is performed on these loans on an individual basis only as they relate to a borrower relationship as a whole.

     The loan portfolio is reviewed at least quarterly to determine whether specific loans should be placed in a nonperforming status. Nonperforming loans include nonaccrual loans and loans 90 days past due and still accruing. Recognition of interest on the accrual method is generally discontinued when interest or principal payments are 90 days or more in arrears, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against income in the current period. If ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions.

     A nonaccruing loan may not be returned to accruing status until the borrower has resumed paying the full amount of contractual interest and principal payments on loans or the loan otherwise becomes well secured. A loan is well secured by: (1) collateral in the form of liens on or pledges of real property, including securities that have a realizable value sufficient to discharge the debt, including accrued interest, in full; or (2) by the guarantee of a responsible third party.

     A loan may be returned to accrual status, even though the loan may not have been brought fully current, provided: (1) all principal and interest amounts contractually due, including arrearages, are reasonably assured of repayment within a reasonable period, and (2) there is a sustained period of repayment performance (generally a minimum of six months) by the borrower in accordance with the contractual terms involving payments of cash and cash equivalents. A loan may also be returned to accrual status if it otherwise becomes well secured and is in the process of collection. If the regulatory reporting criteria for restoration to accrual status are met, previous charge-offs taken do not have to be fully recovered before such loans are returned to accrual status.

     A loan should be considered in the process of collection if, based on a probable specific event, such as the closing of a negotiated sales contract, it is expected that the loan will be repaid or brought current. The commencement of collection efforts, plans to liquidate collateral, ongoing workouts, restructuring or settlements do not, in and of themselves, allow a loan to meet the definition of in process of collection. There must be evidence that collection in full of amounts due and unpaid will occur shortly. Generally, this collection period should not exceed 30 days. Only in cases where the timing and amount of repayment is certain, may there be a longer period of collection.

Nonperforming Assets

     Nonperforming assets increased 14.3%, or $434,000, at September 30, 1995 as compared to December 31, 1994. Included in nonperforming assets are nonperforming loans, restructured loans and other real estate owned. Substantially all of Flemington's nonperforming assets are secured by real estate. The accompanying table depicts the composition of Flemington's nonperforming assets for the periods indicated.


                                                                                    December 31,
                                                     September 30,     -----------------------------------------
                                                         1995           1994       1993        1992       1991
                                                        ------         ------     ------      ------     -------
                                                                         (dollars in thousands)

Nonaccruing loans:
  Commercial and financial ...........................   $  77         $  104      $   6       $  10     $ 1,008
  Real estate mortgage ...............................   2,506          2,139      1,716       2,722       3,434
  Consumer ...........................................     269            114          6          46          80
                                                        ------         ------     ------      ------     -------
                                                         2,852          2,357      1,728       2,778       4,522
                                                        ------         ------     ------      ------     -------
Loans 90 days or more past due:
  Commercial and financial ...........................       0              0         15           0          10
  Real estate mortgage ...............................       0              0        170           0         290
  Consumer ...........................................       5              0         32           0           0
                                                        ------         ------     ------      ------     -------
                                                             5              0        217           0         300
                                                        ------         ------     ------      ------     -------
    Total nonperforming loans ........................   2,857          2,357      1,945       2,778       4,822
Restructured loans ...................................     268            407        443         989       2,874
Other nonperforming assets:
  Other real estate owned ............................     328            125        243         924         479
   Insubstance foreclosures ..........................      14            144        218       3,378       3,481
                                                        ------         ------     ------      ------     -------
                                                           342            269        461       4,302       3,960
                                                        ------         ------     ------      ------     -------
     Total nonperforming assets ......................  $3,467         $3,033     $2,849      $8,069     $11,656
                                                        ======         ======     ======      ======     =======


     Nonperforming loans, which include nonaccrual loans and loans past due 90 days or greater and still accruing interest, amounted to $2.9 million at September 30, 1995, an increase of $500,000, or 21.2%, compared to December 31, 1994. The increase is primarily a result of placing ten residential loans totaling $1,148,000 on nonaccrual, offset by repayments of $648,000. Included in nonperforming loans at September 30, 1995, is $300,000 relating to three residential land development loans to one borrower, $1.6 million secured by residential real estate and $709,000 secured by commercial real estate.

     Restructured loans, loans for which the terms have been restructured to provide for a reduction or deferral of interest or a deferral of principal due to deterioration in the financial position of the borrower, declined at September 30, 1995, $139,000, or 34.0%, from December 31, 1994 and includes two loans to unrelated parties.

     Other real estate owned, which consists of properties acquired through foreclosure, amounted to $342,000 at September 30, 1995, an increase of $73,000, or 27.1%, compared to December 31, 1994. Other real estate owned is accounted for at the lower of cost or fair value less estimated costs to sell. During the first nine months of 1995, Flemington sold two properties recognizing a gain of $120,000. The accompanying table illustrates the activity in other real estate for the past two years.

                                                                December 31,
                                                             ----------------
                                         September 30, 1995   1994       1993
                                         ------------------  -----       ----
                                                  (dollars in thousands)

Balance, beginning of year ............       $ 269          $ 461     $4,302
Additions from loan portfolio .........         258            --         776
Sales and other reductions ............        (185)          (192)    (4,138)
Charge offs ...........................         --             --        (479)
                                              -----          -----     ------
Balance, end of year ..................       $ 342          $ 269     $  461
                                              =====          =====     ======

Allowance for Loan Losses

     Implicit in the lending function is the fact that loan losses will be experienced and that the risk of loss will vary with the type of loan being made, the credit worthiness of the borrower, and prevailing economic conditions. A standardized process has been established to assess the adequacy of the allowance for loan losses. This process includes a review to assess the risks inherent in the loan portfolio. It incorporates a credit review and gives consideration to areas of exposure such as concentration of credit, economic and industry conditions, and negative trends in delinquencies and collections. Consideration is also given to collateral coverage and the composition of the loan portfolio. Specific allocations are identified by loan category and allocated according to various categories of loans. Loans classified by regulators are incorporated in the standardized process of assessing the adequacy of the allowance for loan losses. The allowance is maintained at a level determined adequate to provide for potential losses on loans.

     The allowance for loan losses at September 30, 1995 was $2.4 million, compared to $2.1 million at December 31, 1994, an increase of $295,000, or 13.8%. As a percent of total loans, the allowance was 1.25% at September 30, 1995, compared to 1.24% at year end 1994. The ratio of the allowance for loan losses to nonperforming loans decreased to 85.17% at September 30, 1995, compared with 90.54% at December 31, 1994. Net recoveries for the nine months ended September 30, 1995, totaled $295,000, compared to net recoveries of $512,000 in 1994.

     Flemington recorded no provision for loan losses in the nine months ended September 30, 1994, as compared to a provision for loan losses of a negative $622,000 for the year ended December 31, 1994. The increase in amounts provided to the allowance reflects the effect on the adequacy of the allowance of five specific and significantly large recoveries, totaling a gross $622,000, received in 1994 on unrelated loans.

     The relationship for the past five years among loans, loans charged off and loan recoveries, the provision for loan losses and the allowance for loan losses is shown below:


                                            9/30/95      1994       1993        1992        1991        1990
                                           --------    --------    --------   --------    --------    --------
                                                                (dollars in thousands)
Loans:
  Average for the period ................  $182,894    $159,700    $133,775   $134,164    $142,478    $138,912
                                           ========    ========    ========   ========    ========    ========
Allowance:
  Balance, beginning of period ..........     2,134       2,244       3,092      4,207       2,409       1,000
Provisions charged (credited) to
  operations ............................         0        (622)        440        770       3,778       3,274
Loans charged-off:
  Commercial and financial ..............         0         103         462      1,864       1,526       1,692
  Real estate mortgage ..................        14         112       1,326        264         533          25
  Consumer ..............................        64          86         143        153         199         276
                                           --------    --------    --------   --------    --------    --------
                                                 78         301       1,931      2,281       2,258       1,993
                                           --------    --------    --------   --------    --------    --------
Recoveries of previously charged-off
  loans:
    Commercial and financial ............       218         481         438        299         161          37
    Real estate mortgage ................       122         312         168          6          47          25
    Consumer ............................        33          20          37         91          70          66
                                           --------    --------    --------   --------    --------    --------
                                                373         813         643        396         278         128
                                           --------    --------    --------   --------    --------    --------
Balance, end of period ..................  $  2,429    $  2,134    $  2,244   $  3,092    $  4,207    $  2,409
                                           ========    ========    ========   ========    ========    ========
Ratio of:
  Net charge-offs (recoveries) to
    average loans outstanding ...........     (0.16%)     (0.32%)      0.96%      1.40%       1.39%       1.34%
  Allowance to period-end loans .........      1.28%       1.24%       1.53%      2.37%       3.03%       1.74%
                                               ====        ====        ====       ====        ====        ====

     Flemington is unable to determine in what loan category future charge-offs and recoveries may occur. The following schedule sets forth the allocation of the allowance for loan losses among various categories. The allocation is based upon historical experience and Flemington's review of the specific amount or specific loan category in which future losses may ultimately occur. However, the entire allowance for loan losses is available to absorb future loan losses in any category.


                                          Allocation of the Allowance for Loan Losses as of December 31,
                  -----------------------------------------------------------------------------------------------------------------
                       9/30/95              1994               1993                1992              1991               1990
                  -----------------  ------------------  -----------------  -----------------  ----------------   -----------------
                            Percent             Percent            Percent            Percent           Percent             Percent
                           of loans            of loans           of loans           of loans          of loans            of loans
                           to total            to total           to total           to total          to total            to total
                  Amount    loans    Amount     loans    Amount    loans    Amount    loans    Amount    loans     Amount   loans
                  ------   --------  ------   ---------  ------   --------  ------   --------  ------  --------    ------  --------
                                                     (dollars in thousands)
Commercial
  and
  financial .... $  267       7%     $  334       8%    $  404       9%     $  301      12%    $  953      23%     $  406     17%
Real estate
  mortgages ....    894      90%      1,007      89%     1,229      88%      2,095      85%     3,113      74%      1,840     76%
Consumer .......    109       3%         86       3%        52       3%         82       3%       142       3%        163      7%
Off-balance
  sheet
  exposure .....    192       0%        183       0%       436       0%        219       0%         0       0%          0      0%
Unallocated ....    967       0%        524       0%       123       0%        395       0%         0       0%          0      0%
                 ------     ---      ------     ---     ------     ---      ------     ---     ------     ---      ------    ---
                 $2,429     100%     $2,134     100%    $2,244     100%     $3,092     100%    $4,208     100%     $2,409    100%
                 ======     ===      ======     ===     ======     ===      ======     ===     ======     ===      ======    ===

Securities Available for Sale and Investment Portfolio

     The accompanying table sets forth the book value and market value of Flemington's held to maturity portfolio ("investment securities") and securities available for sale portfolio at the periods indicated:

                          Securities Available for Sale

                                                              December 31,
                                                     ---------------------------
(dollars in thousands)                    9/30/95      1994       1993     1992
                                          -------    -------     ------  -------
U.S. Treasury securities ...............  $ 4,033    $ 4,054      $ 0    $     0
U.S. Government agency securities ......   20,287     18,078        0     28,935
Other securities .......................    1,261      1,261       60        957
                                          -------    -------      ---    -------
Total book value of securities .........  $25,581    $23,393      $60    $29,892
                                          =======    =======      ===    =======
U.S. Treasury securities ...............  $ 4,084    $ 4,062      $ 0    $     0
U.S. Government agency securities ......   20,261     17,335        0     29,631
Other securities .......................    1,261      1,261       60      1,008
                                          -------    -------      ---    -------
Total market value of securities .......  $25,606    $22,658      $60    $30,639
                                          =======    =======      ===    =======


                              Investment Securities

                                                             December 31,
                                                     ---------------------------
(dollars in thousands)                    9/30/95      1994     1993      1992
                                          -------    -------  -------    -------
U.S. Treasury securities ...............  $     0    $     0  $10,570    $32,685
U.S. Government agency securities ......   50,300     51,231   81,397     34,124
State and political subdivisions .......    6,108      6,238    4,698      4,630
Other securities .......................      125      1,615    1,471      1,936
                                          -------    -------  -------    -------
Total book value of securities .........  $56,533    $59,084  $98,136    $73,375
                                          =======    =======  =======    =======
U.S. Treasury securities ...............  $     0    $     0  $11,021    $32,679
U.S. Government agency securities ......   50,232     47,929   81,600     34,521
State and political subdivisions .......    6,112      5,934    4,813      4,625
Other securities .......................      117      1,542    1,492      1,936
                                          -------    -------  -------    -------
Total market value of securities .......  $56,461    $55,405  $98,926    $73,761
                                          =======    =======  =======    =======


     Securities Available for Sale. Securities available for sale amounted to $25.6 million at September 30, 1995, as compared to $22.7 million at December 31, 1994. Securities classified as available for sale are those securities which may be sold in response to changing market and interest rate conditions or as part of the Bank's asset/liability strategy. This portfolio is carried at market value and, at September 30, 1995, the market value exceeded the amortized cost of these securities by $25,000.

     During the nine months of 1995, securities available for sale appreciated $761,000 primarily as a result of the bond market's response to investor reaction to key economic indicators and Federal Reserve Bank interest rate policies. The market responded to an increasingly prevalent attitude that the Federal Reserve Bank's interest rate increases will provide enough slowdown in economic growth to avoid inflation, while not causing a recession.

     Effective January 1, 1994, the Bank adopted the provisions of the Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115) and placed securities with a fair market value of $69.1 million in its available for sale portfolio. In July, the Bank reevaluated its available for sale portfolio and, after giving consideration to its ability and positive intent to hold certain investments to maturity, transferred securities with a then current market value of $29.5 million to investment securities. The unrealized loss on those securities transferred totaled $1.5 million on the date of transfer and will be accredited back to book value from equity over the remaining life for the United States Government agency securities and the average life for the United States Government agency collateralized mortgage obligations ("CMOs") and mortgage-backed securities ("MBS") transferred. As of September 30, 1995, the remaining unaccredited loss amounted to $1.2 million.

     During 1994, the Bank sold $13.1 million of securities from its available for sale portfolio, recognizing a net loss of $328,000. Proceeds totaling $10.9 million from the sales in December were used to paydown the Bank's overnight borrowings. The Bank reinvested the $12.7 million of maturities and other cashflows from the available for sale portfolio into United States Treasury and Government agency securities, which currently provide a higher yielding investment vehicle for the cash flows from the Bank's portfolio.

     Investment Securities. Investment securities totaled $56.5 million at September 30, 1995 compared to $59.1 million at December 31, 1994. The Bank's investments in municipal securities were made in support of its community and surrounding areas.

     At September 30, 1995, securities having an amortized cost of approximately $19.7 million were pledged as collateral for public and trust funds, securities sold under agreements to repurchase and other purposes as required or permitted by law.

     Maintaining investment quality is a primary objective of the Bank's investment policy which, subject to certain minor exceptions, prohibits the purchase of any investment security below a Moody's Investor Service rating of "A." At September 30, 1995, 93.1% of the portfolio was rated AAA and 1.4% of the portfolio was rated below "A" or was unrated.

     The following table sets forth the maturity distribution of the investment securities portfolio at September 30, 1995. Average maturities are based upon original maturity dates with the exception of asset backed securities for which the average lives are used. At September 30, 1995, the Bank's investment portfolios, including securities available for sale, had an average maturity of approximately 2.30 years and an average cash flow payback of approximately 8.28 years.


             Maturity Distribution Analysis of Investment Securities

                                                          After one but       After five but
                                      Within one year   within five years    within ten years     After ten years        Total
(dollars in thousands)                Amount   Yield     Amount   Yield       Amount   Yield       Amount  Yield     Amount  Yield
                                      -------  -----    --------  -----      --------  -----      -------  -----    -------  -----

U.S. Government agency securities ... $ 3,002  4.65%     $39,548  5.53%       $ 7,624  6.51%      $ 2,990  7.54%    $53,164  5.73%
State & political subdivisions ......     395  3.46%       3,071  4.65%         2,360  5.17%          282  5.60%      6,108  4.82%
Other securities ....................     125  4.73%         --    -- %           125  7.13%          --    -- %        250  5.93%
                                      -------  ----      -------  ----        -------  ----       -------  ----     -------  ----
 Total book value of securities ..... $ 3,522  4.52%     $42,619  5.46%       $10,109  6.21%      $ 3,272  7.37%    $59,522  5.64%
                                      =======  ====      =======  ====        =======  ====       =======  ====     =======  ====
U.S. Government agency securities ... $ 2,978            $39,582              $ 7,588             $ 2,990           $53,138
State & political subdivisions ......     395              3,015                2,413                 289             6,112
Other securities ....................     125                --                   117                 --                242
                                      -------            -------              -------             -------           -------
 Total market value of securities ... $ 3,498            $42,597              $10,118             $ 3,279           $59,492
                                      =======            =======              =======             =======           =======



         Maturity Distribution Analysis of Securities Available for Sale


                                                          After one but        After five but
                                      Within one year   within five years     within ten years    After ten years        Total
(dollars in thousands)                Amount   Yield     Amount   Yield        Amount   Yield      Amount  Yield     Amount  Yield
                                      -------  -----     -------  -----       -------  -----      -------  -----    -------  -----

U.S. Treasury securities ............ $ 3,000  8.17%     $ 1,033  7.00%         $ --    -- %      $   --    -- %    $ 4,033  7.88%
U.S. Government agency securities ...   1,011  5.68%      13,704  6.29%         2,535  7.44%          --    -- %     17,250  6.42%
Other securities ....................     --    -- %          47   -- %           --    -- %          --    -- %         47   -- %
                                      -------  ----      -------  ----        -------  ----       -------  ----     -------  ----
 Total book value of securities ..... $ 4,011  7.54%     $14,784  6.32%       $ 2,535  7.44%      $   --    -- %    $21,330  6.68%
                                      =======  ====      =======  ====        =======  ====       =======  ====     =======  ====
U.S. Treasury securities ............ $ 3,027            $ 1,058              $   --              $   --            $ 4,085
U.S. Government agency securities ...   1,012             13,677                2,546                 --             17,235
Other securities ....................     --                  36                  --                  --                 36
                                      -------            -------              -------             -------           -------
 Total market value of securities ... $ 4,039            $14,771              $ 2,546             $   --            $21,356
                                      =======            =======              =======             =======           =======


Deposits

     Total deposits amounted to $257.7 million at September 30, 1995, an increase of $16.4 million, or 6.8%, over 1994. On average, deposits increased $7.3 million, or 3.0% from 1994 to September 1995. The Bank experienced on average $1.2 million, or 3.3%, of growth in noninterest bearing demand deposits. Interest bearing demand deposits decreased on average $7.8 million, or 10.3%, savings deposits decreased $8.3 million, or 12.8%. However, the average balance of time deposits increased $22.3 million, or 33.8% from December 31, 1994.

     During the first nine months of 1995 the Bank experienced a shift in its interest bearing core deposits to time deposits as a result of the rising interest rates offered in that product. That is evidenced by, the $1.8 million decrease in interest bearing demand deposits coupled with the $5.7 million decrease in savings deposits which was more than offset by a $22.7 million increase in time deposits. The growth experienced in time deposits was used primarily to fund loan demand. The Bank expects the trend of higher interest rates to level off throughout the remainder of 1995 in response to the Federal Reserve Board interest rate policies. The average rates paid on deposit balances increased 79 basis points to 3.45% during the first nine months of 1995, compared to 2.66% during 1994.


                            Analysis of Deposit Types
                             (dollars in thousands)

                                                  September 30, 1995                December 31, 1994
                                             ----------------------------      -----------------------------
                                              Average   Average     % of        Average   Average     % of
                                              Balance    Rate       total       Balance    Rate       total
                                             --------    ----      ------      --------    ----      ------
Noninterest bearing demand deposits .......  $ 37,284      --       14.92%     $ 36,072      --       14.87%
Interest bearing demand deposits ..........    67,813    2.13%      27.14%       75,638    1.74%      31.19%
Savings deposits ..........................    56,493    2.38%      22.61%       64,789    2.51%      26.72%
Time deposits .............................    88,271    5.16%      35.33%       66,016    3.88%      27.22%
                                             --------    ----      ------      --------    ----      ------
    Total deposits ........................  $249,861    2.94%     100.00%     $242,515    2.27%     100.00%
                                             ========    ====      ======      ========    ====      ======

                                                   December 31, 1993                December 31, 1992
                                             ----------------------------     ------------------------------
                                              Average   Average     % of       Average    Average     % of
                                              Balance    Rate       total      Balance     Rate       total
                                             --------    ----      ------      --------    ----      ------
Noninterest bearing demand deposits .......  $ 31,508      --       13.50%     $ 27,515      --       12.33%
Interest bearing demand deposits ..........    76,734    2.16%      32.88%       73,703    3.38%      33.02%
Savings deposits ..........................    59,069    2.77%      25.31%       48,197    3.62%      21.60%
Time deposits .............................    66,035    4.09%      28.30%       73,764    5.35%      33.05%
                                             --------    ----      ------      --------    ----      ------
    Total deposits ........................  $233,346    2.60%     100.00%     $223,179    3.71%     100.00%
                                             ========    ====      ======      ========    ====      ======

     The following table shows, by time remaining to maturity, all certificates of deposit $100,000 and over at September 30, 1995:

                                            (dollars in thousands)
              Maturing in:
                 Three months or less .........   $12,335
                 Over three through six months      2,877
                 Over six through twelve months       507
                 Over twelve months ...........       300
                                                  -------
                                                  $16,019
                                                  =======

Supervision and Regulation

     The banking industry is highly regulated. Statutory and regulatory controls increase a bank's cost of doing business and limit the options of its management to deploy the bank's assets and maximize its income. Areas subject to regulation and supervision by the bank regulatory agencies include: minimum capital levels; dividends; expansion of locations; acquisitions and mergers; interest rates paid on certain types of deposits; reserves against deposits; terms, amounts and interest rates charged to various types of borrowers; and investments.

     The operations of Flemington are subject to federal and state laws applicable to banks chartered under the banking laws of the United States, members of the Federal Reserve System and to banks whose deposits are insured by the FDIC. Flemington is regulated by the Office of the Comptroller of the Currency (the "OCC"), the FRB and the FDIC.

     The primary supervisory authority of Flemington is the OCC. Pursuant to the Financial Institutions Supervisory Act, the OCC has the authority to prevent a nationally, chartered bank from engaging in an unsafe or unsound practice in conducting its business. Flemington may not enter into certain transactions (such as the establishment or relocation of an office at which the banking business is conducted, or a merger or consolidation with another bank) unless certain regulatory tests are met and the transactions are approved by the OCC. Flemington is subject to regular examinations by the OCC of its loans, investments, management practices and other aspects of its operation. These examinations are for the protection of depositors and Flemington Insurance Fund administered by the FDIC and not for Flemington or its shareholders or other creditors. In addition to these regular examinations, Flemington must furnish periodic reports to its supervisors.

     Federal and state banking laws govern, among other things, the scope of a bank's business; the investments a bank may make; the reserves a bank must maintain against its checking and transactions accounts; the loans a bank may make and the collateral it takes; and bank activities with respect to mergers and consolidations and the establishment of branches. The OCC is required to grant approval only if it finds that there is a need for banking services or facilities such as those contemplated by a proposed branch and may disapprove the application if the bank does not have the capital and surplus deemed necessary by the OCC.

     Branching. In addition, the OCC may only grant a national bank's application to establish a branch if the statutory law of the state in which the national bank is situated authorizes state banks to establish and operate branches. Under the New Jersey Banking Act of 1948 (the "Banking Act"), a bank may establish a full branch office, a mini-branch office or communications terminal branch office anywhere in the State of New Jersey except that the bank shall not establish a full branch office or a mini-branch office in a municipality, other than a municipality in which it maintains its principal office, which has a population of less then 10,000 and in which another banking institution maintains its principal office. There is an exception to the aforestated conditions if the bank acquires an office by merger or consolidation with another bank. The Commissioner of Banking of New Jersey (the "Commissioner") may set aside the population requirement for full branch, mini-branch or communication terminal branch offices.

     A "full branch office" means a branch office of a bank not subject to the limitations or restrictions imposed upon mini-branch offices or communication terminal branch offices. A "mini-branch office" means a branch of a bank which does not occupy more than 500 square feet of floor space and which does not contain more than four teller stations, manned by employees of the bank. A "communication terminal branch office" means a branch office of a bank which is either manned by a bona fide third party under contract to a bank or unmanned and which consists of equipment, structures or systems, by means of which information relating to financial services rendered to the public is transmitted and through which transactions with banks are consummated, either instantaneously or otherwise.

     Moreover, if the Commissioner finds that the principal office of a bank will be located in a municipality which serves as a business or as a banking center for outlying districts not otherwise adequately provided with banking facilities, so that such bank will transact business with a substantial number of persons who do not reside in that municipality; or if the Commissioner finds that, because of location, a bank will transact a substantial part of its business with persons from a neighboring municipality or municipalities, the Commissioner may, in his discretion, require that the capital stock with which the bank shall commence business shall equal the minimum capital stock which would be required of the bank if its principal office were to be located in a municipality having a population equal to that of the combined populations of the municipality in which it is to be located and of the area, outside such municipality, which it will serve.

     For additional information on interstate branching, see the caption below entitled "Recent Legislative and Regulatory Developments."

     Capital Guidelines. The FRB, the FDIC and the OCC have issued risk-based capital guidelines to establish ratios to improve the comparability of capital standards under which banks must compete. These ratios are expressed as a percentage of risk-adjusted assets (as defined in the guidelines) whereby various risk-weighted percentages are applied to assets on the balance sheet as well as off-balance-sheet exposure. The guidelines require banking organizations to meet a minimum ratio of total capital to total risk-weighted assets of 8%.

     A banking organization's qualifying total capital consists of two components: Tier 1 Capital (core capital) and Tier 2 Capital (supplementary capital). Tier 1 Capital is an amount equal to the sum of the following: (1) common stockholders' equity, including adjustments for any surplus or deficit;
(2) qualifying noncumulative perpetual preferred stock; (3) the bank's minority interests in the equity accounts of consolidated subsidiaries; and (4) Tier 2 Capital elements in an amount up to 10% of Tier 1 Capital. At least 50% of the banking organization's total regulatory capital must consist of Tier 1 Capital.

     Tier 2 Capital is an amount equal to the sum of the following: (1) the allowance for loan losses in an amount up to 1.25% of risk-weighted assets; (2) cumulative perpetual preferred stock and related surplus; (3) hybrid instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (4) eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus, in an amount up to 50% of Tier 1 Capital. The inclusion of the foregoing elements of Tier 2 Capital are subject to certain further requirements and limitations of the federal bank regulatory agencies.

     Under the risk-weighted capital guidelines, the balance sheet assets and certain off-balance sheet items, such as standby letters of credit, are assigned to one of four risk weight categories (0%, 20%, 50% or 100%) according to the nature of the asset and its collateral or the identity of any obligor or guarantor. For example, cash is assigned to the 0% risk category, while loans secured by one-to-four family residences are assigned to the 50% category. The aggregate amount of such assets and off-balance sheet items in each risk category is adjusted by the risk weight assigned to that category to determine weighted values, which are added together to determine the total risk-weighted assets for the banking organization. Accordingly, an asset such as a commercial loan, which is assigned to a 100% risk category, is included in risk-weighted assets at its nominal face value, whereas a loan secured by a single-family home mortgage is included at only 50% of its nominal face value. The applicable ratios reflect capital, as determined, divided by risk-weighted assets, as determined.

     An institution must generally have a ratio of Tier 1 Capital to total risk-weighted assets of 4% and a ratio of Total Capital to total risk-weighted assets of 8%. At September 30, 1995, Flemington's Tier 1 and Total Capital ratios were 12.07% and 13.32%, respectively. In the absence of a formal order from banking regulatory agencies, most sound, well-run institutions engaged in the least risky operations must maintain minimum Tier 1 leverage ratios of at least 3%, with all others required to maintain higher levels of capital depending on their conditions. At September 30, 1995, Flemington's Tier 1 leverage ratio was 6.94%.

     The following table represents Flemington's capital ratios at September 30, 1995:
                                                 (dollars in thousands)
                                                 ----------------------
     Tier 1 Capital ................................   $    19,934
     Tier 2 Capital ................................   $     2,069
     Total capital .................................   $    22,003
     Total average assets ..........................   $   281,193
     Total risk-weighted assets(1) .................   $   165,199
     Tier 1 risk-based capital ratio(2) ............         12.07%
     Required Tier 1 risk-based capital ratio.......          4.00%
     Excess Tier 1 risk-based capital ratio ........          8.07%
     Total risk-based capital ratio(3) .............         13.32%
     Required total risk-based capital ratio........          8.00%
     Excess total risk-based capital ratio .........          5.32%
     Tier 1 leverage ratio(4) ......................          6.94%
     Required Tier 1 leverage ratio ................          3.00%
     Excess Tier 1 leverage ratio ..................          3.94%
-----------
(1) Includes off-balance sheet items at credit equivalent values.

(2) Tier 1 risk-based capital ratio is defined as the ratio of Tier 1 Capital to total risk-weighted assets.

(3) Total risk-based capital ratio is defined as the ratio of Tier 2 Capital to total risk-weighted assets.

(4) Tier 1 leverage ratio is defined as the ratio of Tier 1 Capital to total average quarterly assets.

     Flemington was required to adopt, on January 1, 1994, the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). For financial statements prepared in accordance with generally accepted accounting principles and regulatory capital reporting purposes, FAS 115 changed the composition of stockholders' equity by including as a separate component of equity, the amount of net unrealized holding gains or losses on debt and equity securities that are deemed to be available for sale.

     Effective January 27, 1995, the FDIC has issued a final rule with respect to the implementation of FAS 115 for regulatory capital reporting purposes. Under this final rule, net unrealized holding losses on available for sale equity securities (but not debt securities) with readily determinable fair values will be included (i.e., deducted) when calculating Flemington's consolidated Tier 1 Capital. All other unrealized holding gains and losses on available for sale securities will be excluded (i.e., not deducted) from Flemington's consolidated Tier 1 Capital. Based upon the composition of Flemington's investment portfolio as of the filing date of this report, such final rule will have no material effect on Flemington's consolidated Tier 1 Capital.

     Based upon regulatory guidance, Flemington prepared its September 30, 1995 regulatory capital ratios in conformity with the FDIC's final rule as discussed above. Flemington excluded from the calculation of Tier 1 Capital, the $17,000 of net unrealized gains on its available for sale portfolio, net of the related tax effect, and the $777,000 of net unrealized losses on securities transferred from available for sale to held to maturity net of the related tax effect.

     Flemington's ability to maintain the required levels of capital is substantially dependent upon the success of Flemington's capital and business plans; the impact of future economic events on Flemington's loan customers; and Flemington's ability to manage its interest rate risk and investment portfolio and control its growth and other operating expenses.

     Enforcement Powers. Flemington may, among other things, be subject to potential enforcement actions by the OCC or the FDIC or both for unsafe or unsound practices in conducting its business; and for violations of any law, rule or regulation, any cease and desist or consent order, or any written agreement with a Federal bank regulatory agency. Enforcement actions may include the imposition of a conservator or receiver, cease and desist orders and written agreements, the termination of insurance of deposits, the imposition of civil money penalties and removal and prohibition orders against institution-affiliated parties.

     The Financial Institutions Reform, Recovery & Enforcement Act of 1989 ("FIRREA") significantly expanded the enforcement powers of Federal bank regulatory agencies, increased the penalties for violations of law and substantially revised and codified the powers of receivers and conservators of depository institutions. These powers include the power to obtain cease and desist orders, the power to remove officers and directors, the power to disapprove all new directors and senior executive officers of certain depository institutions, and the power to assess criminal and civil money penalties for violations of law or regulations, or conditions imposed by, or agreements with, a Federal bank regulatory agency. The receivership and conservatorship provisions of FIRREA include a statutory claims procedure and provisions which expand and confirm the powers of the FDIC to obtain a stay of pending litigation and to repudiate certain contracts or leases it deems burdensome, in order to promote the orderly administration of the institution's affairs and to set aside preferential transfers. Under Section 914 of FIRREA and regulations adopted by the OCC, the OCC must be given 30 days notice of any changes in directors or senior executive officers of Flemington. The OCC may disapprove such changes.

Recent Legislative and Regulatory Developments

     Interstate Banking and Branching. On September 29, 1994, the President signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). The following discussion describes those provisions of the Interstate Banking Act that would pertain to Flemington. It is not an exhaustive description of all provisions of the Interstate Banking Act.

     In general, the OCC may approve an application by Flemington to acquire control of, or acquire all or substantially all of the assets of, a bank located outside of the State of New Jersey without regard to whether such acquisition is prohibited under the law of any state. The OCC may approve such application if it finds, among other things, that Flemington is "adequately capitalized" and "adequately managed." Moreover, the OCC may not approve such acquisition if the target bank has not been in existence for the minimum period of time, if any, required by such target bank's "host" state. The OCC may, however, approve the acquisition of the target bank that has been in existence for at least five years without regard to any longer minimum period of time required under the law of the "host" state of the target bank. These above provisions took effect on September 30, 1995.

     Furthermore, the Interstate Banking Act provides that, beginning June 1, 1997, appropriate federal supervisory agencies may approve a merger of Flemington with another bank located in a different state or the establishment by Flemington of a new branch office either by acquisition or de novo, unless the State of New Jersey enacts a law prior to June 1, 1997, allowing an interstate merger or expressly prohibiting merger with an out-of-state bank. As of the filing date of this report, the State of New Jersey has not enacted a law to "opt-in" or "opt-out" of interstate mergers. Moreover, the Interstate Banking Act provides that Flemington may establish and operate a de novo branch in any state that "opts-in" to de novo branching. A "de novo branch" is a branch office that is originally established as a branch and does not become a branch as a result of an acquisition or merger. As of the filing date of this report, the State of New Jersey has not enacted a law to "opt-in" to de novo interstate branching.

     As of the filing date of this report, Flemington has no plans to engage in interstate banking or branching.

     Deposit Insurance. On January 1, 1994, the FDIC implemented the permanent Risk Related Premium System (the "RRPS") with respect to the assessments and payment of deposit insurance premiums.

     Under the RRPS, the FDIC, on a semiannual basis, will assign each institution to one of three capital groups (well-capitalized, adequately capitalized or undercapitalized, in each case as these terms are defined for purposes of prompt corrective action rules described below) and further assign such institution to one of three subgroups within a capital group corresponding to the FDIC's judgment of its strength based on supervisor, evaluations, including examination reports, statistical analysis and other information relevant to gauging the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10.00% or greater, a Tier 1 capital to risk-adjusted assets ratio of 5% or a greater and a Tier 1 leverage ratio of 5% or greater, are assigned to the well-capitalized group.

     Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the bank regulatory provision of the Federal Deposit Insurance Act ("FDI Act") and several other federal banking statutes. Among other things, FDICIA requires federal banking agencies to broaden the scope of regulatory corrective action taken with respect to depository institutions that do not meet minimum capital and related requirements and to take such actions promptly in order to minimize losses to the FDIC. In connection with FDICIA, federal banking agencies are required to establish a capital measure (including both a leverage measure and a risk-based capital measure) and to specify for each capital measure the levels at which depository institutions will be considered well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized.

     Brokered Deposits. FDICIA amended the FDI Act to provide generally that an insured depository institution that is not well capitalized may not accept, renew or roll over brokered deposits. Flemington does not accept brokered deposits at this time.

     Safety and Soundness Standards. FDICIA requires that each of the federal bank regulatory agencies prescribe by regulation depository institution and depository institution holding company standards relating to operations and management, asset quality, earnings, and stock valuation and compensation.

     Other. FDICIA also contains a variety of other provisions that may affect the operations of Flemington, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provision, and the requirement that a depository institution give 90 days prior notice to customers and regulatory authorities before closing any branch.

Proposed Legislation

     Certain proposals affecting the banking industry have been discussed from time to time. Such proposals include limitations on investments that an institution may make with insured funds, regulation of all insured depository institutions by a single regulator, limitations on the number of accounts protected by the federal deposit insurance funds, reduction of the $100,000 coverage limit on deposits, imposition of responsibility on bank holding companies for losses of insured affiliates or subsidiaries and the repeal of the Glass-Steagall Act. It is uncertain which, if any, of the above proposals may become law and what effect they would have on Flemington.

Termination of Formal Agreement with the OCC

     On October 16, 1991 the Flemington Board entered into a Formal Agreement (the "Agreement") with the OCC, which relates generally to the administration and operation of Flemington. Under the Agreement, Flemington must, among other things, within specified time periods set forth in the Agreement: (1) appoint a five-member compliance committee of which a majority of the members shall not be officers of Flemington to monitor and coordinate Flemington's compliance with the Agreement; (2) develop a plan for an evaluation of the depth and structure of the senior management team and based upon the findings of this evaluation, develop and implement a written plan to eliminate deficiencies in bank management, staffing or in the supervision of management by the Board and prepare and adopt a management succession plan; (3) develop and adopt a written program for strengthening loan administration, including but not limited to procedures for obtaining and analyzing current and satisfactory credit information on borrowers prior to granting the extensions of credit and procedures to ensure the accuracy of internal management information systems;
(4) revise Flemington's written lending policy, correcting deficiencies pointed out by the OCC and including fundamental elements of sound loan policies; (5) adopt and implement a program to eliminate the basis of criticism of assets characterized as "doubtful," "substandard" or "other assets especially mentioned;" (6) develop and implement a monitoring program to ensure the timely and accurate identification of problem loans; (7) obtain the services of an independent certified appraiser to provide written or updated appraisals on any real property collateralizing a criticized asset; (8) review and revise its program for the maintenance of an adequate allowance for loan and lease losses;
(9) adopt and implement a three-year strategic plan, establishing objectives for earnings performance, growth, balance sheet mix, liability structure, capital adequacy, reduction in volume of under or nonperforming assets, product line and market segment development; (10) not accept any brokered deposits without prior written approval of the OCC; (11) develop a capital plan to maintain its regulatory capital ratios at acceptable levels, specifically to maintain a Tier 1 leverage ratio of at least 5%, maintain the required minimum levels of Tier 1 and total Capital to risk-weighted assets and provide for a dividend policy and projections of future dividend requirements; (12) take all steps necessary to correct violations of law, rule or regulation and adopt specific procedures to prevent future violations; and (13) provide monthly reports of progress in complying with the Agreement.

     On March 30, 1994, the OCC terminated the Agreement because Flemington had fulfilled its obligations under the Agreement.

Employees

     At September 30, 1995, Flemington had 100 full-time employees and 20 part-time employees. In management's opinion, Flemington enjoys a satisfactory relationship with its employees. Flemington is not a party to any collective bargaining agreement.

Description of Properties

     Flemington owns its principal operating office at 56 Main Street, Flemington, New Jersey, where it maintains its main banking and administrative offices. Flemington has leased property at 114 Broad Street, Flemington, New Jersey to house its item processing and imaging operations. The lending division of Flemington is housed in rented office space at 80 Main Street, Flemington, New Jersey. Flemington operates an additional seven branch offices at the following locations in Hunterdon County, New Jersey: Clinton Point, Delaware Township, Three Bridges, Ringoes, Lambertville and two additional offices in Flemington. All owned and leased offices are used in banking activity and are well maintained and suitable to their respective present needs and operation.

     Flemington owns the buildings in which, and the land on which, all of its branch offices are located except for the land and building for the Clinton Point branch, the office space occupied by the lending division, the commercial space to be occupied by Flemington's item processing and imaging operations, the space provided by Shop Rite, in Flemington, for the branch located therein, and the space occupied by Flemington's Lambertville branch. Flemington leases the space at these locations. The leases are noncancelable, nonfinancing leases, certain of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, which have renewal provisions, terminate from time to time through the year 2004. Rent expense amounted to $475,000 in 1994, $425,000 in 1993 and $410,000 in 1992.

Legal Proceedings

     In the opinion of the management of Flemington, there are no proceedings pending to which Flemington is a party or to which its property is subject, which, if determined adversely to Flemington, would be material in relation to Flemington's stockholders' equity or financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of Flemington. In addition, no material proceedings are pending or are known to be threatened or contemplated against Flemington by government authorities.

                     DESCRIPTION OF FLEMINGTON CAPITAL STOCK

Common Stock

     Flemington is presently authorized to issue 1,500,000 shares of Flemington Stock, par value $2.50 per share. As of September 30, 1995, there were 958,476 shares of Flemington Stock outstanding.

     Dividends. The holders of Flemington Stock are entitled to receive and share equally in such dividends as may be declared by the Flemington Board out of funds legally available therefor.

     Voting Rights. The holders of Flemington Stock possess exclusive voting rights. They elect the Flemington Board and act on such other matters as are required to be presented to them under the National Bank Act or as are otherwise presented to them by the Flemington Board. Each holder of Flemington Stock is entitled to one vote per share except that in the election of directors holders of Flemington Stock may cumulate votes. Directors of Flemington are elected by a plurality of votes cast.

     Preemptive Rights. Holders of Flemington Stock are entitled to preemptive rights with respect to any shares that may be issued.

         OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING

     The Flemington Board knows of no business that will be presented for consideration at the Special Meeting, other than that stated in the Notice of Special Meeting of Shareholders and this Proxy Statement--Prospectus. Should any other matter properly come before the Special Meeting or any adjournments thereof, it is intended that proxies will be voted on such matters in accordance with the judgment of the person or persons exercising the proxies, acting by a plurality of those present. Although the Special Meeting may be adjourned, proxies voting against the Merger Agreement may not be used by the proxy holders to vote in favor of the adjournment pursuant to such proxyholders' discretionary voting authority.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETINGS

     The Annual Meeting of Shareholders of Flemington is tentatively scheduled to be held ___________, 1996, subject to the earlier consummation of the Merger. In the event that the Flemington 1996 Annual Meeting is held, proposals of shareholders intended to be present at that meeting would have been required to be received by November 13, 1995, for inclusion in Flemington's proxy statement and form of proxy relating to such Annual Meeting. The submission of such proposals by shareholders and the consideration of such proposals by Flemington for inclusion in next year's proxy statement and form of proxy are subject to the applicable rules and regulations of the Commission. Proposals should be addressed to the Secretary of Flemington.

     The 1996 Annual Meeting of Shareholders of UJB is scheduled to be held April __, 1996. The UJB Board will consider and include in the Proxy Statement for the 1996 Annual Meeting proposals which meet the rules and regulations of the Commission and New Jersey law and which comply with the Company's By-Laws. In order to be considered for inclusion, proposals must be received on or before November 10, 1995. Proposals should be addressed to the Secretary of UJB.

     The By-Laws of UJB provide that shareholder proposals which do not appear in the Proxy Statement may be considered at an annual meeting of shareholders only if written notice of the proposal is received by the Secretary of UJB not less than 80 and not more than 100 days before the date of the first anniversary of the prior year's annual meeting; provided, however, that, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, written notice must be so delivered not less than 80 and not more than 100 days before the date of the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by UJB. Such shareholder's notice shall set forth: (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made and (B) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the UJB books, and of such beneficial owner and record owner of the shares beneficially owned, (ii) the class and number of shares of UJB which are owned beneficially and of record by such shareholder and such beneficial owner, (iii) a description of all agreements, arrangements or understandings between such shareholder and beneficial owner and any other shareholder or beneficial owner relating to the matter to be voted on and any financial or contractual interest of such shareholder or beneficial owner in the outcome of such vote and (iv) such other information regarding the matter to be voted on and the shareholder or beneficial owner intending to present the matter for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of such matter pursuant to the proxy rules of the Commission. Notwithstanding the foregoing, the shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth above. Nothing set forth above will be deemed to affect any rights of shareholders to request inclusion of proposals in UJB's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                                  LEGAL MATTERS

     The legality of the UJB Stock offered hereby will be passed upon for UJB by Richard F. Ober, Jr., Esq., Executive Vice President, General Counsel and Secretary of UJB. Mr. Ober owns 22,811 shares of UJB Stock and options to purchase 67,227 shares of UJB Stock at a weighted average exercise price of $19.11. Certain federal tax matters will be passed upon for UJB and Flemington by Thompson & Mitchell, Saint Louis, Missouri.

                                     EXPERTS

     The consolidated financial statements of UJB Financial Corp. and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, included in UJB's Annual Report on Form 10-K, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP with respect to UJB Financial Corp. and subsidiaries for the year ended December 31, 1994 refers to a change in the method of accounting for certain investments and post employment benefits in 1994 and to a change in the method of accounting for income taxes in 1993.

     The consolidated financial statements of The Flemington National Bank and Trust Company and subsidiary as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP with respect to The Flemington National Bank and Trust Company for the year ended December 31, 1994 refers to a change in the method of accounting for certain investments in debt and equity securities in 1994 and to a change in the method of accounting for income taxes in 1992.

     The consolidated financial statements of The Summit Bancorporation, and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, included in Summit's Annual Report on Form 10-K, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                       By Order of the Board of Directors

                                               VICTORIA ARCELLA
                                      -----------------------------------
                                               Victoria Arcella
                                                  Secretary

                   , 1995
-------------------

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
THE FLEMINGTON NATIONAL BANK AND TRUST COMPANY

Consolidated Financial Statements for the years ended
  December 31, 1994 and 1993:
   Independent Auditors' Report .......................................     F-2
   Consolidated Statements of Condition ...............................     F-3
   Consolidated Statements of Operations ..............................     F-4
   Consolidated Statements of Stockholders' Equity ....................     F-5
   Consolidated Statements of Cash Flows ..............................     F-6
   Notes to Consolidated Financial Statements .........................     F-7
   Distribution of Assets, Liabilities and Stockholders' Equity:
    Interest Rates and Interest Differential ..........................     F-20

Consolidated Interim Financial
  Statements for the period ended September 30, 1995:
   Consolidated Statements of Condition ...............................     F-21
   Consolidated Statements of Operations ..............................     F-22
   Consolidated Statements of Stockholders' Equity ....................     F-23
   Consolidated Statements of Cash Flows ..............................     F-24
   Notes to Consolidated Interim Financial Statements .................     F-25

[KPMG PEAT MARWICK LLP LOGO]



Certified Public Accountants

New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
The Flemington National Bank and Trust Company

     We have audited the accompanying consolidated statements of condition of The Flemington National Bank and Trust Company and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Flemington National Bank and Trust Company and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, the Bank changed its method of accounting for certain investments in debt and equity securities in 1994 to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115. "Accounting for Certain Investments in Debt and Equity Securities" and changed its method of accounting for income taxes in 1992 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                              KPMG Peat Marwick LLP

January 31, 1995

                      CONSOLIDATED STATEMENTS OF CONDITION


                                                               December 31,
                                                           -------------------
                                                            1994         1993
                                                           -----         ----
                                                          (dollars in thousands)
  ASSETS:
   Cash and due from banks (note 2) .................     $ 9,378      $ 8,309
   Federal funds sold ...............................         585        2,700
   Money market investments .........................          50           50
                                                          -------      -------
     Total cash and cash equivalents ................      10,013       11,059
                                                          -------      -------
   Securities available for sale ....................      22,658           60
   Investment securities (market value
    of $55,405 in 1994
    and $98,926 in 1993) (note 3) ...................      59,084       98,136
   Loans (note 4) ...................................     172,282      146,376
    Less allowance for loan losses ..................       2,134        2,244
                                                         --------     --------
   Net loans ........................................     170,148      144,132
                                                         --------     --------
   Bank premises and equipment (note 5) .............       3,223        3,560
   Other real estate owned (note 4) .................         269          461
   Accrued interest and other assets (note 8) .......       2,912        3,304
                                                         --------     --------
     Total Assets ...................................    $268,307     $260,712
                                                         ========     ========
  LIABILITIES AND STOCKHOLDERS' EQUITY:
   Deposits (note 6):
    Noninterest bearing .............................    $ 40,073     $ 35,326
    Interest bearing ................................     201,207      205,499
                                                         --------     --------
     Total deposits .................................     241,280      240,825
                                                         --------     --------
   Other borrowed funds (notes 3 and 7) .............       7,315          851
   Accrued interest and other liabilities ...........       2,184        1,915
                                                         --------     --------
     Total liabilities ..............................     250,779      243,591
                                                         --------     --------
  Commitments and contingent liabilities
   (notes 11, 12 and 14).
  Stockholders' equity (notes 9 and 10):
   Common stock, par value $2.50 per share;
    Authorized 1,500,000 shares: Issued and
    Outstanding 913,027 in 1994 and 869,730
    in 1993 .........................................       2,283        2,174
  Surplus ...........................................       9,249        8,361
  Retained earnings .................................       5,996        6,586
                                                         --------     --------
     Total stockholders' equity .....................      17,528       17,121
                                                         --------     --------
     Total Liabilities and Stockholders' Equity .....    $268,307     $260,712
                                                         ========     ========




          See accompanying notes to consolidated financial statements.

                                          CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                     Year ended December 31,
                                                                                --------------- ---------------
                                                                                 1994         1993         1992
                                                                                -----         ----         ----
                                                                                     (dollars in thousands,
                                                                                     except per share data)
  INTEREST INCOME:
   Interest and fees on loans (note 4) ...................................     $12,733       $10,952      $11,988
   Interest on investment securities (note 3):
    Taxable ..............................................................       5,380         6,094        6,516
    Tax-exempt ...........................................................         261           174           93
  Interest on Federal funds sold and other short-term investments ........          44           156          136
                                                                               -------       -------      -------
     Total interest income ...............................................      18,418        17,376       18,733
                                                                               -------       -------      -------
  INTEREST EXPENSE:
   Interest on deposits (note 6) .........................................       5,500         5,989        8,183
   Interest on other borrowed funds (note 7) .............................         467            89          103
                                                                               -------       -------      -------
     Total interest expense ..............................................       5,967         6,078        8,286
                                                                               -------       -------      -------
   Net interest income ...................................................      12,451        11,298       10,447
   Provision for loan losses (note 4) ....................................        (622)          440          770
                                                                               -------       -------      -------
   Net interest income after provison for loan losses ....................      13,073        10,858        9,677
                                                                               -------       -------      -------
  NONINTEREST INCOME:
   Service fees on deposit accounts ......................................         854           800          757
   Fees and other income .................................................         648           640          626
   Securities gains (losses) .............................................        (328)        1,512          208
                                                                               -------       -------      -------
     Total noninterest income ............................................       1,174         2,952        1,591
                                                                               -------       -------      -------
  NONINTEREST EXPENSE:
   Salaries and employee benefits (note 13) ..............................       5,745         5,023        4,622
   Net occupancy expense (notes 5 and 14) ................................       1,197           992          952
   Equipment expense (note 5) ............................................         759           692          698
   Loss on sale of loans (note 4) ........................................         152         1,486          --
   Other noninterest expense (notes 4 and 15) ............................       2,926         4,258        3,110
                                                                               -------       -------      -------
     Total noninterest expense ...........................................      10,779        12,451        9,382
                                                                               -------       -------      -------
  Income before income taxes and cumulative effect for change in
   accounting principle ..................................................       3,468         1,359        1,886
  Income taxes (note 8) ..................................................       1,288           450          740
                                                                               -------       -------      -------
  Income before cumulative effect for change in accounting principle .....       2,180           909        1,146
  Cumulative effect for change in accounting principle (note 8) ..........         --           --             85
                                                                               -------       -------      -------
  Net income .............................................................     $ 2,180        $  909      $ 1,231
                                                                               =======       =======      =======
  Net income per common share:
  Income before cumulative effect for change in accounting principle .....     $  2.39        $ 1.00      $  1.26
  Cumulative effect for change in accounting principle ...................         --            --          0.09
                                                                               -------       -------      -------
  Net income per common share ............................................     $  2.39        $ 1.00      $  1.35
                                                                               =======       =======      =======
  Weighted average shares outstanding ....................................     913,027       912,943      912,629
                                                                               =======       =======      =======




                           See accompanying notes to consolidated financial statements.


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              Outstanding   Common            Retained
                                                                Shares      Stock   Surplus   Earnings    Total
                                                              -----------   ------  -------   --------    -----
                                                                (in thousands, except for outstanding shares)

  Balance, December 31, 1991 ...............................     397,274    $1,987   $7,024    $6,002     $15,013
   Net income ..............................................        --         --      --       1,231       1,231
   4 1/4% stock dividend declared ..........................      16,884        85      540      (625)        --
   5% stock dividend declared ..............................      20,508       102      779      (891)        (10)
   Stock split (2 for 1) ...................................     434,666       --      --         --          --
   Net unrealized gain on securities available for sale,
    net of tax .............................................        --         --      --          46          46
                                                                 -------    ------   ------    ------     -------
  Balance, December 31, 1992 ...............................     869,332     2,174    8,343     5,763      16,280
   Net income ..............................................        --         --      --         909         909
   Issuance of 398 shares of common stock ..................         398       --        18       --           18
   Cash dividends ..........................................        --         --      --         (86)        (86)
                                                                 -------    ------   ------    ------     -------
  Balance, December 31, 1993 ...............................     869,730     2,174    8,361     6,586      17,121
   Net income ..............................................        --        --       --       2,180       2,180
   5% stock dividend declared ..............................      43,297       109      888    (1,001)         (4)
   Cash dividends ..........................................        --        --       --        (403)       (403)
   Net unrealized loss on securities transferred,
    net of tax .............................................        --         --      --        (904)       (904)
   Net unrealized loss on securities available for sale,
    net of tax .............................................        --         --      --        (462)       (462)
                                                                 -------    ------   ------    ------     -------
  Balance, December 31, 1994 ...............................     913,027    $2,283   $9,249    $5,996     $17,528
                                                                 =======    ======   ======    ======     =======





                           See accompanying notes to consolidated financial statements.


                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Year ended December 31,
                                                                              ---------------------------------
                                                                               1994          1993         1992
                                                                              -------        ----         ----
                                                                                   (dollars in thousands)
  CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ............................................................    $ 2,180      $   909      $ 1,231
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses and other real estate .....................       (622)         919        1,112
     Depreciation and amortization expense ...............................        721          515          581
     Amortization of premium on securities, net ..........................        289          297          239
     Loss on sale of securities available for sale .......................        328       (1,512)        (208)
     Loss on sale of loans ...............................................        152        1,486           --
     Gain on sale of other real estate ...................................         (3)         577           20
     Deferred income tax provision .......................................        409          322          469
     Change in accrued interest and other assets .........................        (17)         205           68
     Change in accrued interest and other liabilities ....................        269          433       (1,061)
                                                                              -------      -------      -------
     Net cash provided by operating activities ...........................      3,706        4,151        2,451
                                                                              -------      -------      -------
  CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of securities available for sale ...................     12,760       22,246          --
   Proceeds from maturities of securities available for sale .............     12,652        8,233          --
   Proceeds from maturities of investment securities .....................      5,159       10,427       24,968
   Proceeds from sale of investment securities ...........................         30       21,734        5,881
   Purchase of securities available for sale .............................    (10,283)        --            --
   Purchase of investment securities .....................................     (5,847)     (56,354)     (53,961)
   Proceeds from sale of loans ...........................................     15,716        1,893          --
   Change in loans made to customers .....................................    (42,075)     (21,814)       4,157
   Cash collected on previously charged-off loans ........................        813          643          396
   Bank premises and equipment expenditures ..............................       (384)        (637)        (854)
   Proceeds from sale of other real estate owned .........................        195        3,561          776
                                                                              -------      -------      -------
     Net cash used in investing activities ...............................    (11,264)     (10,068)     (18,637)
                                                                              -------      -------      -------
  CASH FLOWS FROM FINANCING ACTIVITIES:
   Change in interest and noninterest bearing demand deposits
    and savings deposits .................................................     (4,835)       8,863       25,999
   Change in certificates of deposit .....................................      5,290         (162)     (21,207)
   Change in other borrowed funds ........................................      6,464       (6,960)       5,995
   Proceeds from sale of common stock ....................................        --            18          --
   Cash dividends ........................................................       (407)         (86)         (10)
                                                                              -------      -------      -------
    Net cash provided by financing activities ............................      6,512        1,673       10,777
                                                                              -------      -------      -------
   Net decrease in cash and cash equivalents .............................     (1,046)      (4,244)      (5,409)
   Cash and cash equivalents as of beginning of year .....................     11,059       15,303       20,712
                                                                              -------      -------      -------
    Cash and cash equivalents as of end of year ..........................    $10,013      $11,059      $15,303
                                                                              =======      =======      =======
  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
    Interest .............................................................    $ 6,023      $ 6,350      $ 9,245
    Income taxes .........................................................        490           86          276
  SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
   ACTIVITIES:
   Transfer of securities available for sale to investments ..............     29,519          --           --
   Transfer of investments to securities available for sale ..............     68,167          --        29,892
   Transfer of loans to other real estate owned ..........................       --            776        1,480



                           See accompanying notes to consolidated financial statements.


                                      F-6


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

     The accompanying consolidated financial statements include the accounts of The Flemington National Bank and Trust Company and its wholly-owned subsidiary, Flemington National Investment Company. Significant intercompany accounts and transactions have been eliminated in consolidation. The significant accounting policies are summarized as follows:

     Basis of financial statement presentation: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of condition and revenues and expenses for the period. Actual results could differ from those estimates.

     Management believes that the allowance for loan losses is adequate and that the carrying value of real estate owned approximates fair value. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance and write-downs of real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and the recorded value of real estate owned. Such agencies may require the Bank to recognize additions to the allowance and reductions in the carrying value of other real estate owned based on their judgments about information available to them at the time of their examination.

     Fair value of financial instruments: Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" (FAS
107), requires that the Bank disclose estimated fair values for its financial instruments. The fair value estimates are made at a discrete point in time based on relevant market information about the financial instruments. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     In addition, the fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramification related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of these estimates. Fair value estimates, methods, and assumptions are set forth throughout each respective footnote regarding the Bank's financial instruments.

     Cash equivalents: For purposes of the consolidated statements of cash flows, the Bank considers cash on hand, amounts due from banks, Federal funds sold and other short-term investments to be cash equivalents.

     Securities available for sale: On January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Debt securities to be held for indefinite periods of time and not intended to be held to maturity, as well as marketable equity securities, are classified as available for sale. Securities available for sale include securities that management intends to use as part of its asset/liability management strategy. Such securities are carried at fair value and unrealized gains and losses, net of related tax effect, are excluded from earnings but are included in stockholders' equity. Gains or losses on the sale of such securities are recognized in the period in which such transactions are consummated and are included in noninterest income.

     Investment securities: Investment securities are carried at cost, adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to interest income, on a level yield basis. Gains and losses on disposition are included in non-interest income. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as investment securities and carried at amortized historical cost.

     Loans: Loans are generally carried at the principal amount outstanding, net of deferred loan origination fees and costs. Interest on loans is accrued and credited to interest income monthly as earned. Loan origination fees and certain direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to the loan's yield. Other loan fees are recorded as earned and included in noninterest income.

     Loans are placed on nonaccrual status when a default of principal or interest has existed for 90 days and if serious doubt exists as to the ability of the borrower to comply with the repayment terms. If the value of any collateral held equals or is greater than the principal and related interest due on a loan, that loan may not be placed on nonaccrual status. Once a loan is placed on nonaccrual status, interest previously accrued and not collected is charged against current earnings and interest is included in earnings thereafter only to the extent actually received in cash, or if ultimate collectibility of principal is in doubt, applied as principal reductions.

     Allowance for loan losses: The loan portfolio and other extensions of credit are regularly reviewed to determine the adequacy of the allowance for loan losses. The impact of economic conditions on the creditworthiness of the borrowers is given consideration, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risk inherent in the loan portfolio. These and other factors are used in assessing the overall adequacy of the allowance for loan losses and the resulting provision for loan losses.

     The allowance for loan losses is established through charges to earning in the form of a provision for loan losses. Losses on loans and loans which are determined to be uncollectible are deducted from the allowance and subsequent recoveries, if any, are credited to the allowance.

     Bank premises and equipment: Bank premises and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, except for leasehold improvements which are amortized over the shorter of the term of the lease or the estimated useful life of the asset. Estimated useful lives range from 10 to 50 years for premises and from 5 to 12 years for equipment. Upon disposition, assets are removed from the property accounts at their carrying amount and gains and losses, if any, are included in other noninterest expense. Repairs and maintenance costs are expensed as incurred.

     Other real estate owned: Other real estate owned includes both formally foreclosed and insubstance foreclosed property. Insubstance foreclosed property includes properties for which borrowers have little or no equity or prospects for building equity in the collateral and for which the loan repayment can only be expected from the operation or sale of the collateral. Insubstance foreclosed properties are generally in the process of formal foreclosure.

     When property is acquired through foreclosure or insubstance foreclosure, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. The properties are carried at the lower of cost or fair value less estimated cost to sell. Subsequent write-downs may be required to reduce the carrying value of the property and are included in other non-interest expense.

     Operating results from other real estate, including rental income, operating expenses and gains and losses realized from the sales of other real estate owned are recorded in other noninterest expense.

     Income taxes: Effective January 1, 1992, the Bank adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109), which required a change from the deferred method of accounting for income taxes of Accounting Principles Board Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Bank, in adopting FAS 109, has reported the cumulative effect of the change in the method of accounting for income taxes in the 1992 consolidated statement of operations.

     Other postretirement benefits: In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS
106), which requires a change from recognizing the cost of providing postretirement benefits other than pensions on a "pay as you go" basis to recognizing the cost over the employees' period of service.

     Effective January 1, 1993, the Bank adopted FAS 106 and elected to amortize the transition obligation over a twenty year period. The effect of adopting FAS 106 was not material to the consolidated financial statements.

     Earnings per share: Earnings per share is calculated based on the weighted average common shares outstanding during the year. The share and per share information have been restated to reflect the issuance of stock dividends and stock splits.

     Reclassifications: Certain amounts included in the 1993 and 1992 consolidated financial statements have been reclassified to conform to the 1994 presentation.

Note 2. Due from Banks

     The Bank maintains various deposits in other banks. The withdrawal or usage restrictions on those deposits do not have a significant impact on the consolidated operations of the Bank. During 1994 and 1993, the Bank maintained average balances of approximately $2,669,000 and $2,664,000, respectively, at the Federal Reserve Bank of New York in satisfaction of statutory reserve requirements.

Note 3. Securities Available for Sale and Investment Securities

     The authorized cost and estimated fair value of the investment portfolios as of December 31, 1994 and 1993 are as follows:


                                                                                Gross        Gross      Estimated
                                                               Amortized     unrealized   unrealized      fair
                                                                 cost           gains       losses        value
                                                               ---------     ----------   ----------    ---------
                                                                           (dollars in thousands)
  December 31, 1994
  Securities available for sale:
   U.S. Treasury securities ..............................     $ 4,054        $   26        $   18        $ 4,062
   U.S. Government and its agencies ......................      18,078           --            743         17,335
   Other securities ......................................       1,261           --            --           1,261
                                                               -------        ------        ------        -------
                                                               $23,393        $   26        $  761        $22,658
                                                               =======        ======        ======        =======
  Investment securities:
   U.S. Government and its agencies ......................     $51,231        $    4        $3,306        $47,929
   State and political subdivisions ......................       6,238             3           307          5,934
   Other securities ......................................       1,615           --             73          1,542
                                                               -------        ------        ------        -------
                                                               $59,084        $    7        $3,686        $55,405
                                                               =======        ======        ======        =======
  December 31, 1993
  Securities available for sale:
   Other securities ......................................      $   60        $  --         $  --          $   60
                                                               =======        ======        ======        =======
  Investment securities:
   U.S. Treasury securities ..............................     $10,570        $  451        $  --         $11,021
   U.S. Government and its agencies ......................      81,397           791           588         81,600
   State and political subdivisions ......................       4,698           125            10          4,813
   Other securities ......................................       1,471            24             3          1,492
                                                               -------        ------        ------        -------
                                                               $98,136        $1,391        $  601        $98,926
                                                               =======        ======        ======        =======



     The fair values for securities held for investment as well as securities available for sale are quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices of similar securities.

     The amortized cost and estimated fair value of securities available for sale and investment securities as of December 31, 1994, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Amortized
                                                        Cost         Estimated
                                                      ---------      ---------
                                                       (dollars in thousands)
   Securities available for sale:
    Due in one year or loss ........................   $ 4,592       $ 4,560
    Due after one year through five years ..........     9,581         9,249
    Due after five years through ten years .........     5,904         5,635
    Due after ten years ............................     3,316         3,214
                                                       -------       -------
                                                       $23,393       $22,658
                                                       =======       =======
   Investment securities:
    Due in one year or less ........................   $ 5,919       $ 5,509
    Due after one year through five years ..........    20,897        19,645
    Due after five years through ten years .........    12,984        12,078
    Due after ten years ............................    19,284        18,173
                                                       -------       -------
                                                       $59,084       $55,405
                                                       =======       =======

     Gross gains of $50,000 and $844,000 were recognized on the disposition of securities available for sale during 1994 and 1993, respectively. A gross loss of $378,000 was recognized on the disposition of securities available for sale in 1994. No gross losses were experienced during 1993. Gross gains of $668,000 and $208,000 were recognized on the disposition of investment securities during 1993 and 1992, respectively. No gross losses were experienced within this portfolio during this period.

     Securities having an amortized cost of approximately $29,835,000 as of December 31, 1994 and $13,632,000 as of December 31, 1993 were pledged as collateral for public and trust funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

     The Bank adopted FAS 115 (see note 1) as of January 1, 1994 which resulted in an immediate increase of $608,000 in retained earnings. There was no effect on net income as a result of this adoption. As of December 31, 1994, the net unrealized loss on securities available for sale, net of the related tax effect, reduced retained earnings by $485,000 and the net unrealized loss on securities transferred from available for sale, net of the related tax effect, reduced retained earnings by $904,000.

Note 4. Loans and Allowance for Loan Losses

     The composition of the loan portfolio, net of deferred origination fee and costs, as of December 31, 1994 and 1993 is as follows:

                                                        1994       1993
                                                        ----       ----
                                                      (dollars in thousands)

   Commercial and financial ....................     $ 14,178    $ 13,180
   Real estate construction ....................       11,108       5,957
   Real estate mortgage ........................      142,686     123,163
   Consumer and other loans ....................        4,310       4,076
                                                     --------    --------
                                                     $172,282    $146,376
                                                     ========    ========

     The fair value estimate of the loan portfolio as of December 31, 1994 and 1993 is $169,241,000 and $146,427,000, respectively. Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as residential and commercial real estate, commercial and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms, and by performing, and nonperforming categories.

     The fair value of loans is primarily calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing credit costs.

     Fair value of significant nonperforming loans is based on either recent external appraisals or estimated cash flows which are discounted using a rate commensurate with the associated risk. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

     An analysis of the changes in the allowance for loan losses for 1994, 1993 and 1992 is as follows:

                                                   1994        1993       1992
                                                   ----        ----       ----
                                                     (dollars in thousands)

  Balance as of the beginning of year ..........  $2,244      $3,092     $4,207
  Provisions charged (credited) to operations ..    (622)        440        770
  Recoveries of previously charged-off loans ...     813         643        396
  Loans charged-off ............................    (301)     (1,931)    (2,281)
                                                  ------      ------     ------
  Balance as of the end of year ................  $2,134      $2,244     $3,092
                                                  ======      ======     ======

     The allowance for loan losses presented in the accompanying consolidated financial statements exceeded the allowance for Federal income tax purposes by approximately $383,000, $1,005,000 and $2,166,000 at December 31, 1994, 1993 and
1992, respectively.

     Nonperforming assets include nonperforming loans, restructured loans and other real estate owned. The nonperforming loan category includes loans on which income under the accrual method has been discontinued with subsequent interest payments credited to income as received, or if ultimate collectibility of principal is in doubt, applied as principal reductions, and loans 90 days past due or greater and still accruing. Restructured loans are loans the terms of which have been restructured to provide for a reduction or deferral of interest or a deferral or principal due to deterioration in the financial position of the borrower. Other real estate consists of properties acquired through foreclosure. As of December 31, 1994 and 1993, nonperforming assets were as follows:

                                                         1994      1993
                                                         ----      ----
                                                     (dollars in thousands)

 Nonperforming loans ............................       $2,357    $1,945
 Restructured loans .............................          407       443
 Other real estate owned ........................          269       461
                                                        ------    ------
                                                        $3,033    $2,849
                                                        ======    ======

     Nonperforming loans as a percentage of total loans were 1.37% as of December 31, 1994 and 1.33% as of December 31, 1993. The Bank's nonperforming loan portfolio by type as of December 31, 1994 and 1993 is as follows:

                                                          1994      1993
                                                          ----      -----
                                                      (dollars in thousands)
   Nonaccruing loans:
    Commercial and financial ......................      $  104    $    6
    Real estate mortgage ..........................       2,139     1,716
    Consumer and other loans ......................         114         6
                                                         ------    ------
      Total nonaccruing loans .....................       2,357     1,728
                                                         ------    ------
   Past due 90 days or more:
    Commercial and financial ......................         --         15
    Real estate mortgage ..........................         --        170
    Consumer and other loans ......................         --         32
                                                         ------    ------
      Total loans past due 90 days or more ........         --        217
                                                         ------    ------
      Total nonperforming loans ...................      $2,357    $1,945
                                                         ======    ======

     On December 20, 1994, the Bank sold a $15,868,000 package of performing residential real estate loans to an unrelated third party. The Bank retained servicing rights to the loans. The sales price, which represented 99.0% of the net book value of the loans and was determined based upon competitive bidding, resulted in a loss of $152,000 and is included in noninterest expense in the accompanying consolidated statements of operations.

     On September 10, 1993, the Bank sold a $4,974,000 package of troubled real estate assets to an unrelated third party for $2,808,000 in cash, net of commissions and closing costs. Included in the package were performing loans with a book value of $2,048,000, net of reserves totaling $749,000, nonperforming loans with a book value of $1,306,000, net of reserves totaling $125,000, and other real estate owned with a book value of $1,620,000. Additionally, the Bank sold to the same party three notes for which the receivable had previously been charged-off the Bank's records for $61,000 in cash. The $1,486,000 loss on the sale of the performing and nonperforming loans and the $680,000 loss on the sale of the other real estate owned is included in other noninterest expense in the accompanying consolidated statements of operations. The proceeds from the sale of the charged-off notes was recorded as a recovery to the allowance for loan losses.

     Additional income before income taxes amounting to approximately $227,000 in 1994, $82,000 in 1993 and $69,000 in 1992 would have been recognized if interest on all loans, classified as nonaccruing at the respective year ends, had been recorded based upon original contract terms.

     Executive officers and directors of the Bank, and companies with which they are affiliated, were customers of, and had other transactions with the Bank in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or include other unfavorable features. As of December 31, 1994 and 1993, the aggregate outstanding loans to officers and directors, and companies in which they had an interest, aggregated $1,967,000 and $1,270,000, respectively. During 1994 approximately $1,231,000 of new loans were made and repayments totaled $534,000.

     The Financial Accounting Standards Board issued Statements No. 114, "Accounting by Creditors for Impairment of a Loan," and No. 118, "Accounting by Creditors for Impairment of a Loan--Interest Recognition and Disclosures." The new statements, which are effective for financial statements issued for fiscal years beginning after December 15, 1994, require impaired loans to be measured at the present value of expected future cash flows by discounting those cash flows generally at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The new statements also require troubled debt restructurings involving a modification of terms be re-measured on a discounted basis. Management has determined that these statements will not have a material impact on results of operations or financial position.

Note 5. Bank Premises and Equipment

     The components of bank premises, furniture and equipment as of December 31, 1994 and 1993 were as follows:

                                                          1994        1993
                                                          ----        ----
                                                       (dollars in thousands)

  Land ..............................................    $  380      $  380
  Premises and leasehold improvements ...............     2,366       2,409
  Furniture and equipment ...........................     3,721       4,243
                                                         ------      ------
                                                          6,467       7,032
  Less accumulated depreciation and amortization ....     3,244       3,472
                                                         ------      ------
                                                         $3,223      $3,560
                                                         ======      ======

     Depreciation and amortization charged to operations amounted to $721,000 in 1994, $515,000 in 1993 and $581,000 in 1992.

Note 6. Deposits

         As of December 31, 1994 and 1993, deposits consisted of the following:

                                                            1994        1993
                                                            ----        ----
                                                         (dollars in thousands)

     Noninterest bearing demand deposits                 $ 40,073    $ 35,326
     Interest bearing demand deposits                      69,393      78,040
     Savings deposits                                      60,734      61,669
     Time deposits of $100,000 and over                    11,088       6,491
     Other time deposits                                   59,992      59,299
                                                         --------    --------
                                                         $241,280    $240,825
                                                         ========    ========

     Under FAS 107, the fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings, and NOW and money market accounts, is equal to the amount payable on demand as of December 31, 1994 and 1993. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     Time deposits, including $100,000 and over, having an aggregate carrying value of $71,080,000 as of December 31, 1994 and $65,790,000 as of December 31, 1993 have an estimated fair value of $70,810,000 and $65,970,000 as of December 31, 1994 and 1993, respectively. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

     Interest expense incurred on time deposits of $100,000 and over amounted to $346,000 in 1994, $231,000 in 1993 and $309,000 in 1992.

Note 7. Other Borrowed Funds

     Other borrowed funds consisted of the following as of December 31, 1994 and 1993:

                                                           1944         1993
                                                           ----         ----
                                                        (dollars in thousands)

  Securities sold under agreements to repurchase ......   $6,565        $101
  Treasury tax and loan notes payable on demand .......      750         750
                                                          ------        ----
                                                          $7,315        $851
                                                          ======        ====

     Under FAS 107, the fair value of borrowed funds payable on demand and securities sold under agreementsto repurchase with stated maturity of three months or less is equal to the amount payable as of December 31, 1994 and 1993.

     A summary of certain information regarding securities sold under agreements to repurchase for 1994 and 1993 is as follows:

                                                            1994         1993
                                                            ----         ----
                                                         (dollars in thousands)

  Average amount outstanding for the year ............    $ 7,490      $2,326
  Average interest rate for the year .................       4.79%       3.08%
  Maximum amount outstanding at any month-end ........    $16,301      $8,316
  Average interest rate on year-end balance ..........       6.45%       2.90%

     Interest expense incurred on securities sold under agreements to repurchase of $100,000 and over aggregated $359,000 in 1994, $69,000 in 1993 and $59,000 in
1992.

Note 8. Income Taxes

     As discussed in note 1, the Bank adopted FAS 109 in 1992. The cumulative effect of this change in accounting for income taxes of $85,000 was determined as of January 1, 1992 and is reported separately in the consolidated statement of operations for the year ended December 31, 1992.

     The income tax provision for 1994, 1993 and 1992 aggregated $1,288,000, $450,000 and $740,000, respectively. The current and deferred amounts of such provisions are as follows:

                                                     1994      1993      1992
                                                     ----      ----      ----
                                                      (dollars in thousands)

Statements of Operations:
  Federal:
    Current expense ...........................    $  634      $  74     $ 112
    Deferred expense ..........................       409        322       469
  State:
    Current expense ...........................       245         54       159
                                                   ------      -----     -----
                                                   $1,288      $ 450     $ 740
                                                   ======      =====     =====
Statement of Condition:
  Deferred tax on securities transferred
    from available for sale ...................    $ (466)     $  --     $  --
  Deferred tax on securities available
    for sale ..................................      (250)        --        --
                                                   ------      -----     -----
                                                   $  716      $  --     $  --
                                                   ======      =====     =====

     Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% in 1994, 1993 and 1992 to income before income taxes as a result of the following:

                                                    1994       1993       1992
                                                    ----       ----       ----
                                                     (dollars in thousands)

Current "expected" tax expense ................    $1,179      $ 462     $ 641
Increase (decrease) in taxes
 resulting from:
  Tax exempt income ...........................       (96)       (61)      (34)
  State income taxes, net of
    Federal benefit ...........................       162         36       105
  Alternative minimum tax .....................        --         --        23
  Other .......................................        43         13         5
                                                   ------      -----     -----
                                                   $1,288      $ 450     $ 740
                                                   ======      =====     =====

     The significant components of deferred income tax expense for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                     1994       1993      1992
                                                     ----       ----      ----
                                                       (dollars in thousands)
Statements of Operations:
  Provision for loan losses ...................    $  212      $ 395     $ 459
  Interest on nonperforming loans .............       (55)        90        15
  Deferred loan fees ..........................       (53)       (52)       22
  Accretion of bond discount ..................        (7)        23        16
  Depreciation ................................       (16)        58       (49)
  Other real estate owned write downs .........         6         --       (25)
  Alternative minimum tax credit
    carryforward ..............................       322        (40)       23
  Gain on sale of investments over book .......        --       (134)       --
  Other .......................................        --        (18)        8
                                                   ------      -----     -----
                                                   $  409      $ 322     $ 469
                                                   ======      =====     =====
Statements of Condition:
  Deferred tax on securities transfered
    from available for sale ...................    $ (466)     $  --     $  --
  Deferred tax on securities available
    for sale ..................................      (250)        --        --
                                                   ------      -----     -----
                                                   $ (716)     $  --     $  --
                                                   ======      =====     =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1994 and 1993 are as follows:

                                                           1994        1993
                                                          ------      ------
                                                         (dollars in thousands)
Deferred tax assets:
  Allowance for loan losses ..........................    $  130      $  342
  Deferred loan fees .................................       145          92
  Other real estate owned write downs ................        19          25
  Interest on nonperforming loans ....................        97          42
  Nondeductible accrued expense ......................        18          18
  Alternative minimum tax carryforward ...............       174         496
  Unrealized loss on securities transferred
    from available for sale ..........................       466          --
  Unrealized loss on securities available for sale ...       250          --
                                                          ------      ------
    Total deferred tax assets ........................     1,299       1,015
                                                          ------      ------
  Deferred-tax liabilities:
  Unamortized discount accretion .....................       --           (7)
  Depreciation .......................................      (415)       (431)
                                                          ------      ------
    Total deferred tax liabilities ...................      (415)       (438)
                                                          ------      ------
    Net deferred tax asset ...........................    $  884      $  577
                                                          ======      ======

     Except for the effects of the reversal of net deductible temporary differences and tax exempt income, the Bank is not currently aware of any factors which would cause any significant differences between taxable income and pre-tax book income in future years. However, there can be no assurances that there will be no significant differences in the future between taxable income and pre-tax book income if circumstances change. In order to fully realize the deferred tax asset the Bank will need to generate future taxable income. Management believes it is more likely than not that the Bank will realize the benefit of the net deductible temporary differences and that such net deductible temporary differences will reverse during periods in which the Bank generates net taxable income. There can be no assurances, however, that the Bank will generate any earnings or any specific lever of continuing earnings.

     At December 31, 1994, the Bank has alternative minimum tax credit carryforwards of $174,000 which are available to reduce future Federal regular income taxes, if any, over an indefinite period.

Note 9. Restrictions on Bank Dividends and Other Regulatory Matters

     Certain limitations exist on the availability of the Bank's undistributed net assets for the payment of dividends without the prior approval of the regulatory authorities. Federal regulatory guidelines restrict the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. As of January 1, 1995, the Bank has $2,596,000 of available retained earnings with which it may declare cash dividends without regulatory approval.

     The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. The Bank is required to have minimum Tier I and Total Capital Ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at December 31, 1994 were 12.47% and 13.88%, respectively. The Bank's leverage ratio at December 31, 1994 was 6.68% (minimum regulatory guidelines for 1994 range between 3.00% and 5.00%).

     The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and regulations concerning internal controls, accounting and operations.

     The prompt corrective action regulations define five specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized", "adequately capitalized", "undercapital-ized", "significantly undercapitalized", and "critically undercapitalized". To be considered "well capitalized", an institution must generally have a leverage ratio of at least 5%, a Tier I risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. The Bank is considered to be "well capitalized" under the subject regulations.

Note 10. Stockholders' Equity

     Effective April 13, 1994, the Bank declared a 5% stock dividend for all stockholders of record on that date which resulted in the transfer of approximately $997,000 from retained earnings to common stock and surplus.

     On March 1, 1993, the Bank sold 398 shares of its authorized but unissued $2.50 par value common stock for cash proceeds of $18,000.

     Effective December 4, 1992, the Bank declared a 5% stock dividend for all stockholders of record on that date which resulted in the transfer of approximately $881,000 from retained earning to common stock and surplus. Simultaneously, the Bank declared a two-for-one stock split for all stockholders of record on December 4, 1992.

     Effective April 4, 1992, the Bank declared a 4.25% stock dividend for all stockholders of record on that date which resulted in the transfer of approximately $625,000 from retained earning to common stock and surplus.

Note 11. Commitments and Contingent Liabilities

     The Bank is party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from its business. Management does not consider that any such proceedings depart from usual routine litigation, and in its judgment, the Bank's consolidated financial position will not be affected materially by the final outcome of any pending legal proceedings.

Note 12. Off-Balance-Sheet Financial Instruments

     The Bank enters into a variety of financial instruments with off-balance-sheet risk in the normal course of business. Such financial instruments include commitments to extend credit and letters of credit both of which involve, to varying degrees, elements of risk in excess of the amounts recognized in the financial statements.

     Credit risk, the risk that a counterparty of a particular financial instrument will fail to perform, is the contract amount of commitments to extend credit and letters of credit. The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies to all activities with credit risk. Collateral is obtained based on management's credit assessment of the customer.

     The contract amounts of off-balance-sheet financial instruments at December 31, 1994 for commitments to extend credit and letters of credit were $36,727,000 and $1,590,000, respectively.

     Many commitments to extend credit are expected to expire without being drawn upon and, therefore, the total commitment amounts do not necessarily represent future cash flow requirements.

     The estimated fair value of the unused commitments to extend credit and the letters of credit approximates the contract amounts as of December 31, 1994. Fair value is estimated using the fees currently charged to enter into similar agreements. For fixed rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates.

Note 13. Benefit Plans

     The Bank has a trusteed, non-contributory profit sharing plan covering substantially all employees with one or more years of service. Under the plan, the Bank contributes 20% of its net profits, as defined. The Bank's annual contribution may not exceed the amount needed to provide each participant with an allocation equal to the lessor of $25,000 or 15% of each eligible participant's salary. Contributions to the plan amounted to $434,000 in 1994, $62,000 in 1993 and $70,000 in 1992.

     Effective April 1, 1993, the Bank adopted a savings plan under Section 401(k) of the Internal Revenue Code, which covers substantially all employees who have completed 1,000 hours of service during the previous year. Under the plan, employee contributions are partially matched by the Bank. Such matchings become vested when the employee reaches seven years of credited service. Contributions to the plan amounted to $55,000 in 1994 and $46,000 in 1993.

     In addition to profit sharing and savings benefits, the Bank provides additional postretirement health care benefits to retired employees and all employees eligible to retire with benefits as of January 1, 1993. Included in the group of eligible employees are those who, as of January 1, 1993, were over the age of 62 and had completed 20 years of service or were over the age of 55 and had completed 25 years of service. All retirees and eligible employees are required to contribute a portion of the cost of providing these benefits and the provisions may be changed at the discretion of the Bank.

     As discussed in note 1, the Bank adopted FAS 106 effective January 1, 1993 and elected to amortize its transition obligation of $558,000 over a twenty year period. Prior to 1993, expense was recognized on a "pay as you go" basis and amounted to $34,000 in 1992.

     The periodic postretirement benefit cost for 1994 and 1993 under FAS 106 were as follows:

                                                       1994        1993
                                                       ----        ----
                                                    (dollars in thousands)

      Interest cost ...............................     $32         $37
      Amortization of gain ........................      (3)         --
      Amortization of transition obligation .......      26          26
                                                        ---         ---
                                                        $55         $63
                                                        ===         ===

     The actuarial present value of benefit obligations and the amount recognized in the consolidated statements of condition for 1994 and 1993 were as follows:

                                                           1994        1993
                                                           ----        ----
                                                        (dollars in thousands)

   Actuarial present value of benefit obligations:
     Retirees ......................................       $327        $391
     Fully eligible active plan participants .......        149         167
                                                           ----        ----
   Accumulated postretirement benefit obligation ...        476         558
   Unrecognized gain ...............................        (81)         --
   Unrecognized transition obligation ..............        504         530
                                                           ----        ----
   Accrued postretirement benefit obligation .......       $ 53        $ 28
                                                           ====        ====

     The assumed annual rate of future increases in per capita cost of health care benefits was 12% for 1994. The rate was assumed to decline gradually to 6% in 2000 and remain at that level thereafter. Increasing the health care cost trend by 1% in each year would have an insignificant effect on the accumulated benefit obligation and the interest cost for fiscal 1994. The weighted average discount rate used in determining the accumulated benefit obligation was 7%.

Note 14. Lease Commitments

     Noninterest expense rentals for premises and equipment of $475,000 in 1994, $425,000 in 1993 and $410,000 in 1992. At December 31, 1994, the Bank was
obligated under a number of non-cancelable leases for premises and equipment, certain of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, most of which have renewal provisions, are principally non-financing leases. Minimum rentals under the terms of these leases for years 1995 through 1999 are $459,000, $390,000, $346,000, $307,000, and $309,000 respectively. Minimum rentals due after 1999 are $1,417,000.

Note 15. Other Noninterest Expense

     Other noninterest expense consists of the following:

                                              1994      1993        1992
                                            ------     ------      ------
                                                  (dollars in thousands)

   Communications and supplies ..........   $  583     $  560      $  526
   Professional and other fees ..........      620        763         698
   Promotion ............................      252        227         106
   Appraisal costs and other loan fees ..      105        114         282
   FDIC Insurance .......................      572        581         505
   Other insurance expense ..............       90        116         116
   Other real estate costs ..............      158      1,387         496
   Other ................................      546        510         381
                                            ------     ------      ------
                                            $2,926     $4,258      $3,110
                                            ======     ======      ======

Note 16. Fair Value of Financial Instruments

     The estimated fair value of the Bank's financial instruments as of December 31, 1994 are as follows:

                                                       Carrying      Estimated
                                                        amount       fair value
                                                       --------      ---------
                                                         (dollars in thousands)

  Financial assets:
   Cash and cash equivalents ....................      $ 10,013       $ 10,013
   Securities available for sale (note 3) .......        22,658         22,658
   Investment securities (note 3) ...............        59,084         55,405
   Loans (note 4) ...............................       172,282        169,241
  Financial liabilities:
   Deposits (note 6) ............................       241,280        241,010
   Other borrowed funds (note 7) ................         7,315          7,315
  Off-balance sheet financial instruments:
   Commitments to extend credit (note 12) .......        36,727         36,727
                                                       --------       --------
   Standby letters of credit (note 12) ..........      $  1,590       $  1,590
                                                       ========       ========

     The methods and assumptions used to measure the fair value of each class of financial instruments for which it is practical to estimate that value are described in note 1 and the above referenced notes to the accompanying consolidated financial statements.

Note 17. Quarterly Financial Data (Unaudited)

     The following summarizes certain 1994 and 1993 quarterly consolidated financial data for the Bank. In the opinion of management, all adjustments necessary for a fair presentation of the results for each quarter have been included.


                                          First     Second       Third     Fourth
                                         quarter    quarter     quarter    quarter
                                         -------    -------     -------    -------
                                       (dollars in thousands, except per share data)

Year ended December 31, 1994
Interest income .....................    $4,185      $4,520      $4,733     $4,980
Interest expense ....................     1,350       1,395       1,534      1,688
Provision for loan losses ...........       --          --          --        (622)
Income from earning assets ..........     2,835       3,125       3,199      3,914
Noninterest income (loss) ...........       402         393         406        (27)
Noninterest expense .................     2,557       2,598       2,643      2,981
Applicable income taxes .............       250         331         371        336
                                         ------      ------      ------     ------
Net income ..........................    $  430      $  589      $  591     $  570
                                         ======      ======      ======     ======
Net income per common share .........    $ 0.47      $ 0.64      $ 0.65     $ 0.62
                                         ======      ======      ======     ======

Year ended December 31, 1993
Interest income .....................    $4,479      $4,440      $4,093     $4,364
Interest expense ....................     1,680       1,592       1,416      1,390
Provision for loan losses ...........       210          90          90         50
Income from earning assets ..........     2,589       2,758       2,587      2,924
Noninterest income ..................       664         639       1,244        405
Noninterest income ..................     2,793       2,782       4,263      2,613
Applicable income taxes (benefit) ...       171         219        (109)       169
                                         ------      ------      ------     ------
Net income (loss) ...................    $  289      $  396      $ (323)    $  547
                                         ======      ======      ======     ======
Net income (loss) per common share ..    $ 0.32      $ 0.43      $(0.35)    $ 0.60
                                         ======      ======      ======     ======

          DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY:
                    INTEREST RATES AND INTEREST DIFFERENTIAL

     The following table reflects the Bank's consolidated assets, liabilities and stockholders' equity as well as the amount of interest income or interest expense and the average rate for each category of interest earning assets and interest bearing liabilities. Nonperforming loans are included in average loans. Interest on loans includes fees on loans, which fees are not material. Nontaxable income from investment securities and loans is presented on a tax equivalent basis assuming a 34% tax rate:


                                                                           December 31,
                                      ---------------------------------------------------------------------------------------
                                                  1994                         1993                         1992
                                      ---------------------------   --------------------------   ----------------------------
                                      Average             Average   Average            Average    Average             Average
                                      Balance   Interest    Rate    Balance  Interest   Rate      Balance  Interest     Rate
                                     --------   -------   -------  --------  --------  -------   --------  --------    ------
ASSETS:
Interest earning assets:
Federal funds sold ...............   $  1,069   $    39    3.65%   $  4,306   $   128    2.97%   $  3,772   $   136    3.61%

Money market investments .........        167         5    3.17%        941        28    2.98%      2,116        80    3.78%
Investment securities(1):
 Taxable .........................     91,538     5,379    5.88%     96,698     6,094    6.30%     86,426     6,624    7.42%
 Tax-exempt ......................      5,735       395    6.90%      3,588       263    7.33%      2,112       151    7.15%
                                     --------   -------    ----    --------   -------    ----    --------   -------    ----
  Total investment securities ....     97,273     5,774    5.94%    100,286     6,357    6.34%     88,736     6,577    7.41%
                                     --------   -------    ----    --------   -------    ----    --------   -------    ----
Loans(2) .........................    159,700    12,760    7.99%    133,775    10,966    8.20%    134,164    12,001    8.95%
                                     --------   -------    ----    --------   -------    ----    --------   -------    ----
  Total interest earning assets ..    258,209    18,578    7.19%    239,308    17,479    7.30%    228,788    18,794    8.21%
                                     --------   -------    ----    --------   -------    ----    --------   -------    ----
Cash and due banks ...............      8,810                         8,805                         8,321
Allowance for loan losses ........     (2,413)                       (3,057)                       (4,103)
  Other assets ...................      7,221                        10,120                        11,323
                                     --------                      --------                      --------
  Total Assets ...................   $271,827                      $255,176                      $244,329
                                     ========                      ========                      ========
LIABILITIES & STOCKHOLDERS'
  EQUITY:
Interest bearing liabilities:
 Demand deposits .................   $ 75,638   $ 1,316    1.74%   $ 76,734   $ 1,656    2.16%   $ 73,703   $ 2,493    3.38%
 Savings deposits ................     64,789     1,623    2.51%     59,069     1,635    2.77%     48,197     1,744    3.62%
 Time deposits ...................     66,016     2,561    3.88%     66,035     2,698    4.09%     73,764     3,946    5.35%
                                     --------   -------    ----    --------   -------    ----    --------   -------    ----
  Total interest bearing
   deposits ......................    206,443     5,500    2.66%    201,838     5,989    2.97%    195,664     8,183    4.18%
Other borrowed funds .............      9,688       467    4.82%      2,968        89    3.00%      3,327       103    3.10%
                                     --------   -------    ----    --------   -------    ----    --------   -------    ----
  Total interest bearing
   liabilities ...................    216,131     5,967    2.76%    204,806     6,078    2.97%    198,991     8,286    4.16%
                                     --------   -------    ----    --------   -------    ----    --------   -------    ----
Demand deposits ..................     36,072                        31,508                        27,515
Other liabilities ................      2,471                         2,115                         2,132
Stockholders' equity .............     17,153                        16,747                        15,691
                                     --------                      --------                      --------
  Total Liabilities and
   Stockholders' Equity ..........   $271,827                      $255,176                      $244,329
                                     ========                      ========                      ========
Net interest income on tax
 equivalent basis ................               12,611                        11,401                        10,508
Tax equivalent adjustment ........                 (161)                         (103)                          (61)
                                                =======                       =======                       =======
Net interest income ..............              $12,450                       $11,298                       $10,447
                                                =======                       =======                       =======
Net Interest Spread(3) ...........                         4.43%                          4.34%                        4.05%
                                                           ====                           ====                         ====
Net Interest Margin(4) ...........                         4.88%                          4.76%                        4.59%
                                                           ====                           ====                         ====
------------

(1)  Includes securities available for sale.

(2)  Average balances and rates include nonaccruing and renegotiated loans.

(3) Average rate earned on interest earning assets less average rate paid on interest bearing liabilities.

(4) Net interest income on tax equivalent basis divided by total interest earning assets.

                                      F-20

          THE FLEMINGTON NATIONAL BANK AND TRUST COMPANY AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION
                                   (Unaudited)


                                                                        Sept. 30,       December 31,
                                                                          1995              1994
                                                                        ---------       ------------
                                     ASSETS                                (dollars in thousands)
Cash and due from banks .........................................       $ 10,591          $  9,378
Federal funds sold ..............................................            800               585
Money market investments ........................................             50                50
                                                                        --------          --------
   Total cash and cash equivalents ..............................         11,441            10,013
                                                                        --------          --------
Securities available for sale, at market value (cost of
 $25,582 in 1995 and $23,393 in 1994) ...........................         25,607            22,658
Investment securities (market value of $56,501 in 1995
 and $55,405 in 1994) ...........................................         56,533            59,084
Loans ...........................................................        190,386           172,282
 Less allowance for loan losses .................................          2,429             2,134
                                                                        --------          --------
Net loans .......................................................        187,957           170,148
                                                                        --------          --------
Bank premises and equipment .....................................          3,657             3,223
Other real estate owned .........................................            342               269
Accrued interest and other assets ...............................          4,036             2,912
                                                                        --------          --------
   Total Assets .................................................       $289,573          $268,307
                                                                        ========          ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
 Noninterest bearing demand deposits ............................       $ 41,059          $ 40,073
 Interest bearing demand deposits ...............................         67,610            69,393
 Savings deposits ...............................................         55,019            60,734
 Other time deposits ............................................         75,341            59,992
 Time deposits of $100,000 and over .............................         18,306            11,088
                                                                        --------          --------
Total deposits ..................................................        257,335           241,280
                                                                        --------          --------
Other borrowed funds ............................................          8,640             7,315
Accrued interest and other liabilities ..........................          4,424             2,184
                                                                        --------          --------
   Total liabilities ............................................        270,399           250,779
                                                                        --------          --------
Commitments and contingent liabilities:
Stockholders' equity:
 Common Stock, par value $2.50 per share;  Authorized
  1,500,000 shares; Issued and Outstanding 958,476 in
  1995 and 913,027 in 1994 ......................................          2,397             2,283
Surplus .........................................................         10,237             9,249
Retained earnings ...............................................          6,540             5,996
                                                                        --------          --------
   Total stockholders' equity ...................................         19,174            17,528
                                                                        --------          --------
   Total Liabilities and Stockholders' Equity ...................       $289,573          $268,307
                                                                        ========          ========

          See accompanying notes to consolidated financial statements.

         THE FLEMINGTON NATIONAL BANK AND TRUST COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                 For the nine months      For the three months
                                                                   ended Sept. 30,           ended Sept. 30,
                                                                 -------------------        -------------------
                                                                  1995        1994           1995        1994
                                                                 --------    -------        -------     -------
                                                                 (dollars in thousands, except per share data)
INTEREST INCOME
Interest and fees on loans .................................     $ 11,387    $ 9,130        $ 3,986     $ 3,266
Interest on investment securities:
 Taxable ...................................................        3,553      4,078          1,187       1,383
 Tax-exempt ................................................          203        190             66          74
Interest on Federal funds sold and other short-term
 investments ...............................................           22         40              4          10
                                                                 --------    -------        -------     -------
Total interest income ......................................       15,165     13,438          5,243       4,733
                                                                 --------    -------        -------     -------
INTEREST EXPENSE:
Interest on deposits .......................................        5,489      4,052          1,947       1,355
Interest on other borrowed funds ...........................          448        227            152         179
                                                                 --------    -------        -------     -------
Total interest expense .....................................        5,937      4,279          2,099       1,534
                                                                 --------    -------        -------     -------
Net interest income ........................................        9,228      9,159          3,144       3,199
Provision for loan losses ..................................            0          0              0           0
                                                                 --------    -------        -------     -------
Net interest income after provision for loan losses ........        9,228      9,159          3,144       3,199
                                                                 --------    -------        -------     -------
NONINTEREST INCOME:
Service fees on deposit accounts ...........................          731        631            236         217
Fees and other income ......................................          436        520            142         189
Investment securities gains ................................            0         50              0           0
                                                                 --------    -------        -------     -------
Total noninterest income ...................................        1,167      1,201            378         406
                                                                 --------    -------        -------     -------
NONINTEREST EXPENSE:
Salaries and employee benefits .............................        4,470      4,185          1,548       1,403
Net occupancy expense ......................................          862        891            239         302
Equipment expense ..........................................          575        574            182         182
Other noninterest expense ..................................        2,073      2,148            593         756
                                                                 --------    -------        -------     -------
Total noninterest expense ..................................        7,980      7,798          2,562       2,643
                                                                 --------    -------        -------     -------
Income before income taxes .................................        2,415      2,562            960         962
Income taxes ...............................................          832        952            435         371
                                                                 --------    -------        -------     -------
Net income .................................................      $ 1,583    $ 1,610        $   525     $   591
                                                                  =======    =======        =======     =======
Net income per common share ................................      $  1.65    $  1.68        $  0.55     $  0.62
                                                                  =======    =======        =======     =======
Weighted average shares outstanding ........................      958,476    958,476        958,476     958,476
                                                                  =======    =======        =======     =======

          See accompanying notes to consolidated financial statements.

          THE FLEMINGTON NATIONAL BANK AND TRUST COMPANY AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Unaudited)


                                                      Outstanding   Common                Retained
                                                        Shares       Stock     Surplus    Earnings     Total
                                                      -----------   ------     -------    ---------   -------
                                                             (in thousands except for outstanding shares)
Balance, December 31, 1991 ........................     397,274     $1,987     $ 7,024    $ 6,002     $15,013
 Net income .......................................         --         --          --       1,231       1,231
 4 1/4% stock dividend declared ...................      16,884         85         540       (625)        --
 5% stock dividend declared .......................      20,508        102         779       (891)        (10)
 Stock split (2 for 1) ............................     434,666        --          --         --          --
 Change in valuation allowance for investment
  securities ......................................         --         --          --          46          46
                                                        -------     ------     -------    -------     -------
Balance, December 31, 1992 ........................     869,332      2,174       8,343      5,763      16,280
 Net income .......................................         --         --          --         909         909
 Issuance of 398 shares common stock ..............         398        --           18        --           18
 Cash dividends ...................................         --         --          --         (86)        (86)
                                                        -------     ------     -------    -------     -------
Balance, December 31, 1993 ........................     869,730      2,174       8,361      6,586      17,121
 Net income .......................................         --         --          --       2,180       2,180
 Cash dividends ...................................         --         --          --        (403)       (403)
 5% stock dividend declared .......................      43,297        109         888     (1,001)         (4)
 Change in valuation allowance for investment
  securities ......................................         --         --          --      (1,366)     (1,366)
                                                        -------     ------     -------    -------     -------
Balance, December 31, 1994 ........................     913,027      2,283       9,249      5,996      17,528
 Net income .......................................         --         --          --       1,583       1,583
 Cash dividends ...................................         --         --          --        (566)       (566)
 5% stock dividend declared .......................      45,449        114         988     (1,102)        --
 Change in valuation allowance for investment .....
  securities ......................................         --         --          --         629         629
                                                        =======     ======     =======    =======     =======
Balance, September 30, 1995 .......................     958,476     $2,397     $10,237    $ 6,540     $19,174
                                                        =======     ======     =======    =======     =======

          See accompanying notes to consolidated financial statements.

          THE FLEMINGTON NATIONAL BANK AND TRUST COMPANY AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                                                           For the nine months
                                                                                           ended September 30,
                                                                                           -------------------
                                                                                           1995        1994
                                                                                           -------    -------
                                                                                         (dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .......................................................................         $ 1,583    $ 1,610
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation and amortization expense ..........................................             499        564
  Amortization of premium on investment securities, net ..........................             123        236
  Gain on sale of securities available for sale ..................................             --         (50)
  Valuation allowance for investment securities ..................................            (630)       677
  Gain on sale of other real estate ..............................................            (123)        (2)
  Loss on sale of bank premises and equipment ....................................              11        --
  Change in accrued interest and other assets ....................................          (1,124)      (637)
  Change in accrued interest and other liabilities ...............................           2,240        556
                                                                                           -------    -------
Net cash provided by (used in) operating activities ..............................           2,579      2,954
                                                                                           -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities ................................           2,764      4,244
Proceeds from sale of securities for sale ........................................             --       2,075
Proceeds from maturities of securities available for sale ........................           7,714      8,371
Purchase of securities available for sale ........................................          (9,990)   (11,000)
Purchase of investment securities ................................................             (57)    (4,932)
Change in loans made to customers ................................................         (18,127)   (23,012)
Cash collected on previously charged-off loans ...................................             373        597
Bank premises and equipment expenditures .........................................            (950)      (172)
Proceeds from sale of other real estate owned ....................................             308        185
                                                                                           -------    -------
Net cash used in investing activities ............................................         (17,965)   (23,644)
                                                                                           -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:

Change in interest and noninterest bearing demand
 deposits and savings deposits ...................................................          (6,512)     2,474
Change in certificates of deposit ................................................          22,567        817
Change in other borrowed funds ...................................................           1,325     16,200
Cash dividends ...................................................................            (566)      (270)
                                                                                           -------    -------
Net cash provided by financing activities ........................................          16,814     19,221
                                                                                           -------    -------
Net increase in cash and cash equivalents ........................................           1,428     (1,469)
Cash and Cash equivalents as of beginning of period ..............................          10,013     11,059
                                                                                           -------    -------
Cash and cash equivalents as of end of period ....................................         $11,441    $ 9,590
                                                                                           =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
 Interest ........................................................................         $ 5,205    $ 4,316
 Income taxes ....................................................................             770        235
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Transfer to securities available for sale from investment securities .............              --      68,167
Transfer to investment securities from securities available for sale .............              --      29,519
Transfer of loans to other real estate owned .....................................             158         --

          See accompanying notes to consolidated financial statements.

          THE FLEMINGTON NATIONAL BANK AND TRUST COMPANY AND SUBSIDIARY

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1. Summary of Significant Accounting Policies

     The financial information in this report is unaudited and is subject to year-end adjustments and audit. However, in the opinion of management, the information reflects all adjustments (consisting of normal, recurring accruals) and disclosures which are necessary for a fair presentation of the consolidated financial data as of and for the three and nine month periods ended September 30, 1995 and 1994. The results of operations for the nine month period ended September 30, 1995 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1995.

     Basis of presentation. The accompanying consolidated financial statements include the accounts of The Flemington National Bank and Trust Company and its wholly-owned subsidiary, Flemington National Investment Company. All material intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of condition and revenues and expenses for the period. Actual results could differ from those estimates.

     Management believes that the allowance for loan losses is adequate and that the carrying value of real estate owned approximates fair value. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance and write-downs of real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and the recorded value of real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Certain information and footnote disclosures required under generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Office of the Comptroller of the Currency ("OCC"). These interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Bank's annual report for the year ended December 31, 1994.

     Fair value of financial instruments. Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" (FAS
107), requires that the Bank disclose estimated fair values for its financial instruments. The fair value estimates are made at a discrete point in time based on relevant market information about the financial instruments. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are notconsidered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in many of these estimates.

     The fair value estimates, methods and assumptions are set forth in the Bank's 1994 annual report. Management is not aware of any conditions during the first nine months of 1995 that would have materially affected the estimates of fair value as of December 31, 1994.

          THE FLEMINGTON NATIONAL BANK AND TRUST COMPANY AND SUBSIDIARY

                                   (Unaudited)

Note 1. Summary of Significant Accounting Policies--continued

     The following is a summary of the more significant accounting policies:

     Securities available for sale. On January 1, 1994, the Bank adopted Statement of Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Debt securities to be held for indefinite periods of time and not intended to be held to maturity, as well as marketable equity securities, are classified as available for sale. Securities available for sale include securities that management intends to use as part of its asset/liability management strategy. Such securities are carried at fair value and unrealized gains and losses, net of related tax effect, are excluded from earnings but are included in stockholders' equity. Gains or losses on the sales of such securities are recognized in the period in which such transactions are consummated and are included in noninterest income.

     Investment securities. Investment securities are carried at cost, adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to interest income, on a level yield basis. Gains and losses on disposition are included in noninterest income. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as investment securities and carried at amortized historical cost.

     Allowance for loan losses. The allowance for loan losses is based on management's on-going assessment of the Bank's credit exposure. The impact of economic conditions on the creditworthiness of the borrowers is given consideration, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risk inherent in the loan portfolio. These and other factors are used in assessing the overall adequacy of the allowance for loan losses and the resulting provision for loan losses.

     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Losses on loans and loans which are determined to be uncollectible are deducted from the allowance and subsequent recoveries, if any, are added back to the allowance.

     Other real estate. Other real estate consists of properties acquired through foreclosure and is carried at the lower of cost or fair value minus estimated costs to sell. Where fair value cannot be readily determined, the estimated net realizable value is used. When a property is acquired, the excess of the loan balance over fair value or the estimated net realizable value is charged to the allowance for loan losses. Subsequent write-downs may be required to reduce the carrying value of the property and are included in other noninterest expense. Operating results from other real estate, including rental income, operating expenses, and gains and losses realized from the sales of other real estate are recorded in other noninterest expense.

     Income taxes. Effective January 1, 1992, the Bank adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109), which required a change from the deferred method of accounting for income taxes of Accounting Principles Board Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Earnings per share. Earnings per share is calculated based on the weighted average common shares outstanding during the three and nine month periods ended September 30, 1995 and 1994. The share and per share information have been restated to reflect the issuance of stock dividends and stock splits.

     Reclassification. Certain amounts included in the 1994 consolidated financial statements have been reclassified to conform to the 1995 presentation.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") dated as of August 1, 1995 among UJB Financial Corp., a New Jersey corporation ("UJB"), United Jersey Bank, a New Jersey banking corporation ("UJBank" and the "Receiving Bank") and The Flemington National Bank and Trust Company, a national banking association ("Bank" and the "Merging Bank") recites and provides:

     A. The respective boards of directors of UJB, UJBank and Bank deem it advisable to merge Bank into UJBank (the "Merger") pursuant to this Agreement and to issue to the holders of shares of Common Stock of Bank, par value $2.50 per share ("Bank Stock"), in exchange for their Bank Stock in the Merger, shares of the Common Stock of UJB, par value $1.20 per share ("UJB Stock").

     B. To effectuate the foregoing, the parties desire to adopt a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as, amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                               GENERAL PROVISIONS

     Section 1.01. The Merger. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as defined in Section 1.06), Bank shall be merged with and into UJBank pursuant to and in accordance with the provisions of the New Jersey Banking Act of 1948, as amended, Chapter 67 of the Laws of 1948, New Jersey Revised Statutes 17:9:A-1 et seq. (the "New Jersey Banking Act").

     Section 1.02. Capital Stock of UJB. All shares of the capital stock of UJB outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding immediately thereafter.

     Section 1.03. Terms of Conversion of Bank Stock.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of any Bank shareholder:

(1) All shares of Bank Stock which immediately prior to the Effective Time are either owned beneficially by UJB, if any, or held in the treasury of Bank, if any, shall be cancelled and retired and no cash, securities or other consideration shall be paid or delivered under this Agreement in exchange for such Bank Stock; and

(2) Subject to Sections 1.07, 1.08 and 1.09, each share of Bank Stock outstanding immediately prior to the Effective Time shall be converted into the number of shares of UJB Stock equal to the exchange ratio determined in accordance with the following (the "Exchange Ratio"):

     (A) If the Average Price (as defined in Section 1.03(b) below) of a share of UJB Stock is greater than $37.00, the Exchange Ratio shall be 1.3514;

     (B) If the Average Price of a share of UJB Stock is equal to or greater than $29.00 and equal to or less than $37.00, the Exchange Ratio shall be equal to the quotient obtained by dividing $50.00 by the Average Price; and

     (C) If the Average Price of a share of UJB Stock is less than $29.00, the Exchange Ratio shall be 1.7241; provided, however, that if the Average Price of a share of UJB Stock is less than $26.10, the Board of Directors of Bank shall have the right, exercisable only until 11:59 p.m. on the third business day following the Determination Date (as defined in Section 9.01), to terminate this Agreement by giving UJB notice of such termination, referring to this Section 1.03(a)(2)(C), and this Agreement shall be terminated pursuant to such notice, subject to Section 9.02, effective as of 11:59 p.m. on the third business day following receipt of such notice by UJB, unless UJB shall, prior to 11:59 p.m. on the third business day following receipt of such termination notice, send notice to Bank agreeing that the Exchange Ratio shall be equal to the quotient obtained by dividing $45.00 by the Average Price.

(b) For purposes of this Agreement:

    (1) "Average Price" means the average (rounded to the nearest penny) of the closing prices of a share of UJB Stock on the New York Stock Exchange - Composite Transactions Tape for the 10 consecutive trading days ending on the Determination Date as reported in The Wall Street Journal, or if not reported therein, as reported in an authoritative source mutually agreeable to Bank and UJB.

    (2) "business day" shall mean a calendar day other than a Saturday or a Sunday, January 1, the third Monday in January, the third Monday in February, the last Monday in May, July 4, the first Monday in September, the second Monday in October, November 11, the fourth Thursday in November, or December 25. If

        January 1, July 4, November 11 or December 25 fall on a Sunday, the next Monday is not a business day.

(c) The provisions of Section 1.03(a)(2) and the Exchange Ratio shall be subject to appropriate adjustments in the event that, from the date hereof to the Effective Time, the outstanding UJB Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the outstanding shares of UJB Stock so that Bank shareholders who are entitled to receive UJB Stock pursuant to the provisions hereof shall be entitled to receive such number of shares of UJB Stock or other stock as they would have received if the Effective Time had occurred prior to the happening of such event.

     Section 1.04. Reservation of UJB Stock; Issuance of Shares Pursuant to the Merger. UJB shall reserve and make available for issuance to holders of Bank Stock in connection with the Merger, on the terms and subject to the conditions of this Agreement, sufficient shares of UJB Stock (which shares, when issued and delivered, will be duly authorized, legally and validly issued, fully paid and non-assessable). The shares of UJB Stock to be issued in accordance with the Agreement are sometimes referred to herein as the "Shares". Upon the terms, and subject to the conditions of this Agreement, including the conversion of Bank Stock according to the Exchange Ratio, UJB shall issue the Shares upon consummation of the Merger to holders of Bank Stock.

     Section 1.05. Exchange Agent Arrangements. Prior to the Effective Time, UJB shall appoint First Chicago Trust Company of New York or another entity reasonably satisfactory to Bank as the exchange agent (the "Exchange Agent") responsible for exchanging, in connection with and upon consummation of the Merger, certificates representing shares of Bank Stock for certificates representing the Shares (the "UJB Certificates") and Cash In Lieu Amounts (as defined at Section 1.08) and as disbursing agent for amounts required to be paid by Section 4.16, if any, and upon consummation of the Merger UJB shall deliver to the Exchange Agent sufficient certificates representing shares of UJB Stock and cash (representing the aggregate Cash In Lieu Amount) as shall be required to effect the exchange required by this Agreement and sufficient cash to pay any amounts required to be paid by Section 4.16.

     Section 1.06. Effective Time. The Merger shall be effective at 12:01 a.m. on the day after this Agreement and the necessary certifications pursuant to
Section 17:9A-137B of the New Jersey Banking Act have been filed with the Department of Banking of New Jersey. UJB shall file this Agreement and the aforedescribed certifications not later than one business day following the Closing Date (as defined at Section 9.01).

     Section 1.07. Exchange of Bank Certificates.

     (a) After the Effective Time, the holders of certificates theretofore representing shares of Bank Stock (the "Bank Certificates"), upon surrender of such certificates to the Exchange Agent, and only upon such surrender, shall be entitled to receive (i) in exchange therefor certificates representing the number of whole Shares to which the holders are entitled pursuant to the conversion effected by Section 1.03 and any Cash In Lieu Amount; provided, however, that each Dissenting Shareholder (as defined at Section 1.09) who becomes entitled to receive cash pursuant 12 U.S.C. ss.214a shall receive such payment in lieu of whole Shares and any Cash In Lieu Amount, and (ii) any cash required to be paid by Section 4.16. Until so surrendered, outstanding Bank Certificates, other than those not converted pursuant to
Section 1.03(a)(1), shall be deemed for all purposes, other than as provided below with respect to unsurrendered Bank Certificates and UJB's right to refuse the payment of dividends or other distributions, if any, in respect of UJB Stock, to represent (i) the number of whole Shares into which the shares of Bank Stock have been converted and the right to receive a Cash In Lieu Amount, if any, as provided in Section 1.08, and (ii) the right to receive amounts, if any, required to be disbursed under Section 4.16. Until Bank Certificates are so surrendered, UJB may, at its option, refuse to pay to the holders of such Bank Certificates dividends or other distributions, if any, payable to holders of UJB Stock; provided, however, that upon surrender and exchange of such Bank Certificates there shall be paid to such holders the Amount, without interest, of dividends and other distributions, if any, which became payable prior thereto but which were not paid.

     (b) Holders of Bank Certificates as of the Effective Time shall cease to be, and shall have no further rights as, shareholders of Bank.

     (c) As promptly as practicable after the Effective Time, if not previously sent, UJB shall cause the Exchange Agent to send to each holder of Bank Certificates instructions and transmittal materials for use in surrendering and exchanging Bank Certificates. If Bank Certificates are properly presented to the Exchange Agent, UJB shall cause the Exchange Agent to cancel and exchange them for UJB Certificates and Cash In Lieu Amounts, and, to the extent particular holders are entitled thereto, to disburse any cash amount required to be paid by
Section 4.16.

     (d) At and after the Effective Time there shall be no transfers on the stock transfer books of Bank of the shares of Bank Stock which were outstanding immediately prior to the Effective Time.

     Section 1.08. Fractional Shares. Each holder of a Bank Certificate who by virtue of this Article I would have been entitled to receive a fraction of a share of UJB Stock (after taking into account all shares of Bank Stock represented by the Bank Certificates then delivered by such holder) shall receive at the time such holder is to receive UJB Certificates, in lieu of such fraction of a share, cash in an amount equal to such fraction multiplied by the Average Price (the "Cash In Lieu Amount").

     Section 1.09. Dissenting Bank Shareholders. Bank shall give UJB (i) prompt notice of any Bank shareholder who gives notice in writing to the Bank at or prior to the meeting of Bank shareholders contemplated by Section 4.03 that such Bank shareholder dissents from this Agreement (ii) a list of those Bank shareholders who vote against the Merger, and (iii) the opportunity to participate in all negotiations and proceedings with a Bank shareholder described in clause (i) or (ii) (collectively, "Dissenting Shareholders") with respect to such Dissenting

Shareholder's Bank Stock. Any Dissenting Shareholder shall be entitled to payment for such shares of Bank Stock only to the extent required by and in accordance with the provisions of 12 U.S.C. ss.214a and UJB shall cause the Receiving Bank to pay such consideration with funds provided by UJB. Bank shall not, except with the prior written consent of UJB, voluntarily make any payment with respect to, or settle, any such demands for payments.

     Section 1.10. Additional Actions. If, at any time after the Effective Time, the Receiving Bank shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Receiving Bank its right, title or interest in, to or under any of the rights, properties or assets of Merging Bank acquired or to be acquired by the Receiving Bank as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Receiving Bank shall be authorized to execute and deliver, in the name and on behalf of Merging Bank or otherwise, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of Merging Bank, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Receiving Bank or otherwise to carry out this Agreement.

     Section 1.11. Offices of the Receiving Bank. The Receiving Bank on the date hereof has offices located as set forth in Exhibit B hereto.

     Section 1.12. Offices of the Merging Bank. The Merging Bank on the date hereof has offices located as set forth in Exhibit C hereto.

     Section 1.13. Name of Receiving Bank. The name by which the Receiving Bank will be known will be UNITED JERSEY BANK.

     Section 1.14. Directors of the Receiving Bank. The names of the persons who will be Directors of the Receiving Bank from and after the Effective Time are as set forth in Exhibit D.

     Section 1.15. Principal Officers of Receiving Bank. The names of the persons who will be the Principal Officers of the Receiving Bank are as set forth in Exhibit E. All other officers of the Receiving Bank at the Effective Time shall retain their then current titles.

     Section 1.16. Principal Office of Receiving Bank. The location of the principal office of the Receiving Bank to be maintained after the Effective Time shall be the location now occupied by the principal office of the Receiving Bank, being 210 Main Street, Hackensack, Bergen County, New Jersey.

     Section 1.17. Branch Offices of Receiving Bank. The location now occupied by the main office of Merging Bank at 56 Main Street, Flemington, New Jersey, will continue as a branch office of the Receiving Bank. All branch office locations of Merging Bank listed on Exhibit C not closed prior to the Effective Time, in addition to its main office referred to above, will continue as branch offices of the Receiving Bank. All branch office locations of the Receiving Bank listed on

Exhibit B not closed prior to the Effective Time, in addition to its principal office referred to in Section 1.16, will continue as branch offices of the Receiving Bank. UJBank and Bank shall revise Exhibits B and C, as appropriate, to reflect branch openings and closings between the date hereof and the Effective Time.

     Section 1.18. Capital Stock of Receiving Bank.

     (a) The shares of the common stock of the Receiving Bank outstanding immediately prior to the Effective Time shall remain outstanding. At the Effective Time, the Receiving Bank shall issue to UJB an amount of its common stock equal to the number of shares of Bank Stock outstanding immediately prior to the Effective Time divided by two.

     (b) The amount of issued and outstanding capital stock of the Receiving Bank upon the Effective Time shall be $113,548,265 consisting of 21,509,653 shares of common stock with a par value of $5.00 per share, and 120,000 shares of preferred stock with a par value of $50.00 per share. The Receiving Bank will have $355,063,000 of surplus at the Effective Time.

     Section 1.19. Preferred Stock of UJBank. The Series A Preferred Stock of the Receiving Bank (par value $50.00) outstanding immediately prior to the Merger shall remain outstanding.

     Section 1.20. Certificate of Incorporation. The Certificate of Incorporation of the Receiving Bank upon the Effective Time shall be the Restated Certificate of Incorporation as in effect on the date hereof until duly amended as provided by law.

     Section 1.21. By-Laws of Receiving Bank. The By-Laws of the Receiving Bank upon the Effective Time shall be the By-Laws of the Receiving Bank which are in effect immediately prior to the Effective Time, until duly amended in accordance with the By-Laws.

     Section 1.22. Effect of Merger.

     (a) At the Effective Time the corporate existence of Merging Bank shall be merged into that of the Receiving Bank, and the property and rights of Merging Bank shall thereupon vest in the Receiving Bank without further act or deed, and the rights and obligations of Merging Bank shall become the rights and obligations of the Receiving Bank, and all fiduciary and agency duties and relationships of Merging Bank shall vest in the Receiving Bank and be performed by it in the same manner as though the Receiving Bank itself originally assumed such fiduciary and agency duties and relationships, and any pending action by or against Merging Bank or the Receiving Bank shall survive the Merger, and the Receiving Bank shall be substituted for Merging Bank.

     (b) At the Effective Time, and to the fullest extent not prohibited by law, all and singular the rights, powers, privileges, franchises, licenses, effects and property of Merging Bank, of whatever kind, nature or description, and all debts, obligations and liabilities, due or owing or to grow due or owing to Merging Bank, choses in action as well as all other things in action or belonging to Merging Bank, and all and every right, title and interest of Merging Bank in and to any cash, assets or property, shall, together with the banking business of Merging Bank, be vested in the Receiving Bank, and be as effectually the property of the Receiving Bank as the same was of Merging Bank before the Merger.

     Section 1.23. Manner of Disposing of UJB Stock Not Taken By Dissenting Shareholders. Shares of UJB Stock otherwise issuable in the Merger pursuant to this Agreement in exchange for shares of Bank Stock shall not be issued to a Dissenting Shareholder who requests in writing to receive in cash the value of the Bank Stock held by such Dissenting Shareholder before thirty days after the date of consummation of the Merger. Such UJB Stock shall remain authorized and unissued common stock of UJB.

                                  ARTICLE II.

                     REPRESENTATIONS AND WARRANTIES OF BANK

     Bank represents and warrants to UJB and UJBank as follows:

     Section 2.01. Organization, Capital Stock.

     (a) Each of Bank and its nonbank subsidiaries (the term "subsidiary", as used herein, shall mean any corporation or other organization or entity of which 25% or more of the outstanding shares of any class of capital stock or other equity security is directly or indirectly owned), all of which are listed, together with their respective states of incorporation, on Bank Schedule 2.01, is, as the case may be, a national banking association or a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, qualified to transact business in and in good standing under the laws of all jurisdictions where the failure to be so qualified would have a material adverse effect on the business, results of operations, assets or financial condition of Bank and its subsidiaries on a consolidated basis (a "Bank Material Adverse Change"). However, a Bank Material Adverse Change will not include a change resulting from a change in law, rule, regulation or generally accepted or regulatory accounting principles, or from any other matter affecting financial institutions generally. Each of Bank and its subsidiaries has all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease its properties, to occupy its premises and to engage in its business and activities as presently engaged in, and each has complied in all material respects with all applicable laws, regulations and orders.

     (b) Bank or one of its subsidiaries is the holder and beneficial owner of all of the issued and outstanding capital stock of all of Bank's direct and indirect nonbank subsidiaries.

     (c) The authorized capital stock of Bank consists of 1,500,000 shares of Bank Stock, of which at the date of hereof 958,476 shares were issued and outstanding. Except as set forth above, or in Section 2.01 (a) hereof, there are no other Equity Securities of Bank or any subsidiary of Bank outstanding. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other Equity Securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other Equity Securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other Equity Securities. Since April 28, 1995, no Equity Securities of Bank have been issued. All of the issued and outstanding shares of Bank Stock and shares of capital stock of each subsidiary of Bank have been fully paid, were duly authorized and validly issued, and except as otherwise provided by Federal law relating to national banking associations are non-assessable, have been issued pursuant to an effective registration statement and current prospectus under the Securities Act of 1933 (the "Securities Act") or an appropriate exemption from registration under the Securities Act, and were not issued in violation of the preemptive rights of any shareholder of Bank or any subsidiary of Bank. Bank has previously delivered a valid list of shareholders dated not earlier than the fifth business day prior to the date of this Agreement.

     (d) Bank owns no bank subsidiary ("bank" is hereby defined to include commercial banks, savings banks, private banks, trust companies, savings and loan associations, building and loan associations and similar institutions receiving deposits and making loans).

     (e) All Equity Securities of its direct and indirect subsidiaries beneficially owned by Bank or a subsidiary are held free and clear of any claims, liens, encumbrances or security interests.

     Section 2.02. Financial Statements. The financial statements and schedules contained or incorporated in Bank's (a) annual report to shareholders for the fiscal year ended December 31, 1994, (b) annual report on Form 10-KSB pursuant to the Exchange Act for the fiscal year ended December 31, 1994, and (c) quarterly report on Form 10-QSB pursuant to the Exchange Act for the fiscal quarter ended March 31, 1995 (the "Bank Financial Statements") are true and correct in all material respects as of their respective dates and each fairly presents, in accordance with generally accepted accounting principless consistently applied, the consolidated statements of condition, income, changes in shareholders' equity and cash flows of Bank and its subsidiaries at its respective date and for the period to which it relates. Except as may otherwise be described therein or in related notes or in accountants' reports thereon, the Bank Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied. The Bank Financial Statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders the Bank Financial Statements, in light of the circumstances under which they were made, misleading in any respect.

     Section 2.03. No Conflicts. Bank and each of its subsidiaries is not in, and has received no notice of, violation or breach of, or default under, nor will the execution, delivery and performance of this Agreement by Bank, or the consummation of the transactions contemplated hereby, including the Merger, by Bank upon the terms provided herein (assuming receipt of the Required Consents, as that term is defined in Section 4.01), violate, conflict with, result in the breach of, constitute a default under, give rise to a claim or right of termination, cancellation, revocation of, or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the material rights, permits, licenses, assets or properties of Bank or any of its subsidiaries or upon any of the Equity Securities of Bank or any of its subsidiaries, or constitute an event which could, with the lapse of time, action or inaction by Bank or any of its subsidiaries or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of:

     (a) the Articles of Association or By-Laws of Bank or the Certificate or Articles of Incorporation or By-Laws of any of Bank's subsidiaries;

     (b) any law, statute, rule, ruling, determination, ordinance or regulation of or agreement with any governmental or regulatory authority;

     (c) any judgment, order, writ, award, injunction or decree of any court or other governmental authority; or

     (d) except as set forth in Bank Schedule 2.03, any material note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement or other instrument;

to which Bank or any of its subsidiaries is a party or by which Bank or any of its subsidiaries or any of their assets or properties are bound or committed, the consequences of which individually or in the aggregate, would be a Bank Material Adverse Change, or enable any person to enjoin the transactions contemplated hereby.

     Section 2.04. Absence of Undisclosed Liabilities. To the best knowledge of Bank management, except as set forth in Bank Schedule 2.04, Bank and its subsidiaries have no liabilities, whether contingent or absolute, direct or indirect, matured or unmatured (including but not limited to liabilities for federal, state and local taxes, penalties, assessments, lawsuits or claims against Bank or any of its subsidiaries), and no loss contingency (as defined in Statement of Financial Accounting Standards No. 5) other than (a) those reflected in the Bank Financial Statements or disclosed in the notes thereto,
(b) commitments made by Bank or any of its subsidiaries in the ordinary course of its business which are not in the aggregate material in frequency or amount to Bank and its subsidiaries, taken as a whole, and (c) liabilities arising in the ordinary course of its business since December 31, 1994 which are not in the aggregate material in frequency or amount to Bank and its subsidiaries, taken as a whole. Neither Bank nor any of its subsidiaries has, since December 31, 1994, become obligated on any debt due in more than one year from the date of this Agreement in excess of $150,000, other than intra-corporate debt and deposits received, repurchase agreements and borrowings of federal funds from correspondent banks and the Federal Home Loan Bank of New York all entered into in the ordinary course of business.

     Section 2.05. Absence of Litigation, Agreements with Bank Regulators. There is no outstanding order, injunction or decree of any court or governmental or self-regulatory body against or affecting Bank or any of its subsidiaries which materially and adversely affects Bank and its subsidiaries, taken as a whole, and there are no actions, arbitrations, claims, charges, suits, investigations or proceedings (formal or informal) material to Bank and its subsidiaries, taken as a whole, pending or, to Bank's knowledge, threatened, against or involving Bank or any of its subsidiaries or their officers or directors (in their capacity as such) in law or equity or before any court, panel or governmental agency. Neither Bank nor any subsidiary is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter to, or has submitted a board of directors resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its business, or in any manner relates to regulatory examinations, its capital adequacy, its credit or reserve policies or its management. Bank has not been advised by any governmental or regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any of the foregoing. Bank has resolved to the satisfaction of the applicable regulatory agency any significant deficiencies cited by any such agency in its most recent examinations of each aspect of Bank's business.

     Section 2.06. Brokers' Fees. Bank has entered into this Agreement with UJB as a result of direct negotiations without the assistance or efforts of any finder, broker, financial advisor or investment banker, other than Advest, Inc. ("Advest"). Bank Schedule 2.06 contains a true and complete copy of all agreements between Bank and Advest with respect to fees payable on account of the transactions contemplated by this Agreement.

     Section 2.07. Material Information. The representations and warranties made by Bank in this Agreement and the Bank Schedules hereto, and, at the time of filing, all filings made by Bank and its subsidiaries after December 31, 1988 with the Office of the Comptroller of the Currency (the "OCC") do not or did not contain any untrue statement of a material fact and do not or did not omit to state any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Such filings complied in all material respects with all applicable rules and regulations of the OCC and with the Securities Act and Exchange Act. Bank has timely made all filings required by the Securities Act, and the Exchange Act and other federal laws of like import relating to national banking associations.

     Section 2.08. Corporate Action. Assuming due execution and delivery by each of the other parties hereto, and subject to the approval by the shareholders of Bank of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Bank's Articles of Association at a meeting of such holders to be duly called and held, Bank has the corporate power and is duly authorized by all necessary corporate action to execute, deliver and perform this Agreement. The Board of Directors of Bank has taken all action required by law, its Articles of

Association, its By-Laws or otherwise to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement of Bank enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally. The Board of Directors of Bank in authorizing the execution of this Agreement has determined to recommend to the shareholders of Bank the approval of this Agreement, the Merger and the other transactions contemplated hereby.

     Section 2.09. Absence of Changes. There has not been, since December 31, 1994, any Bank Material Adverse Change. Except as disclosed in Bank Schedule 2.09, neither Bank nor any of its subsidiaries has, since December 31, 1994: (a) declared, set aside or paid any dividend or other distribution in respect of its capital stock, other than dividends from subsidiaries to Bank or other subsidiaries of Bank, or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock held by persons other than Bank and its subsidiaries; (b) incurred current liabilities since that date other than in the ordinary course of business; (c) sold, exchanged or otherwise disposed of any of their assets except in the ordinary course of business; (d) made any extraordinary officers' salary increase or wage increase, entered into any employment, consulting, severance or change of control contract with any present or former director, officer or salaried employee, or instituted any employee or director welfare, bonus, stock option, profit-sharing, retirement, severance or other benefit plan or arrangement or modified any of the foregoing so as to increase its obligations thereunder in any material respect; (e) suffered any taking by condemnation or eminent domain or other damage, destruction or loss in excess of $30,000, whether or not covered by insurance, adversely affecting its business, property or assets, or waived any rights of value in excess of $30,000; (f) entered into any transactions which in the aggregate exceeded $150,000 other than in the ordinary course of business; or (g) acquired the assets or capital stock of another company, except in a fiduciary capacity or in the course of securing or collecting loans or leases.

     Section 2.10. Allowance for Loan and Lease Losses. At December 31, 1994 and thereafter Bank's allowance for loan and lease losses is adequate in all material respects to provide for all losses on loans and leases outstanding and, to the best of Bank's knowledge, the loan and lease portfolios of Bank in excess of such allowances are collectible in the ordinary course of business. Bank
Schedule 2.10 constitutes a list of all loans and leases made by Bank or any of its subsidiaries that have been "classified" as to quality by any internal or external auditor, accountant or examiner, and such list is accurate and complete in all material respects.

         Section 2.11. Taxes and Tax Returns. Neither Bank nor any of its subsidiaries has at any time filed a consent pursuant to Section 341(f) of the Code or consented to have the provisions of Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Bank or any of its subsidiaries. None of the property being acquired by UJB or its subsidiaries in the Merger is property which UJB or its subsidiaries will be required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code. Proper and accurate amounts have been withheld from employees by Bank and each of its subsidiaries for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state and local law. Proper and accurate federal, state and local returns have been timely filed by Bank and each of its subsidiaries for all periods for which returns were due, including with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provision therefor has been included on the books of Bank or its appropriate subsidiary. Neither Bank nor any of its subsidiaries is required to file tax returns with any state other than the State of New Jersey. Provision has been made on the books of Bank or its appropriate subsidiary for all unpaid taxes, whether or not disputed, that may become due and payable by Bank or any of its subsidiaries in future periods in respect of transactions, sales or services previously occurring or performed. The status of federal and New Jersey tax audits are as disclosed in Bank Schedule 2.11. Neither Bank nor any of its subsidiaries is subject to an audit or review of its tax returns by any state other than the State of New Jersey. Bank is not and has not been a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Bank nor any of its subsidiaries is currently a party to any tax sharing or similar agreement with any third party. There are no material matters, assessments, notices of deficiency, demands for taxes, proceedings, audits or proposed deficiencies pending or, to Bank's knowledge, threatened against Bank or any of its subsidiaries and there have been no waivers of statutes of limitations or agreements related to assessments or collection in respect of any federal, state or local taxes. Neither Bank nor any of its subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by Bank or any of its subsidiaries, and neither Bank nor any of its subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method. Bank and its subsidiaries have complied in all material respects with all requirements relating to information reporting and withholding (including back-up withholding) and other requirements relating to the reporting of interest, dividends and other reportable payments under the Code and state and local tax laws and the regulations promulgated thereunder and other requirements relating to reporting under federal law including record keeping and reporting on monetary instruments transactions.

     Section 2.12. Properties. Bank, directly or through its subsidiaries, has good and marketable title to all of its properties and assets, tangible and intangible, including those reflected in the most recent consolidated balance sheet included in the Bank Financial Statements (except individual properties and assets disposed of since that date in the ordinary course of business with gross proceeds not in excess of $30,000 and individual OREO property disposed of since that date with gross proceeds not in excess of $50,000), which properties and assets are not subject to any mortgage, pledge, lien, charge or encumbrance other than as reflected in the Bank Financial Statements or which in the aggregate do not materially adversely affect or impair the operation of Bank and its subsidiaries taken as a whole. Bank and each of its subsidiaries enjoys peaceful and undisturbed possession under all material leases under which it or any of its subsidiaries is the lessee, where the failure to enjoy such peaceful and undisturbed possession would have a material adverse effect on Bank and its subsidiaries taken as a whole, and none of such leases contains any unusual or burdensome provision which would materially and adversely affect or impair the operations of Bank and its subsidiaries taken as a whole.

     Section 2.13. Condition of Properties; Insurance. All real and tangible personal properties owned by Bank or any of its subsidiaries or used by Bank or any of its subsidiaries in its business are in a good state of maintenance and repair, are in good operating condition, subject to normal wear and tear, conform in all material respects to all applicable ordinances, regulations and zoning laws, and are adequate for the business conducted by Bank or such subsidiary subject to exceptions which are not, in the aggregate, material to Bank and its subsidiaries, taken as a whole. Bank and each of its subsidiaries maintains insurance (with companies which, to the best of Bank's knowledge, are authorized to do business in New Jersey) against loss relating to such properties in amounts which are customary, usual and prudent for corporations or banks, as the case may be, of their size. Such policies are in full force and effect, are carried in an amount and form and are otherwise adequate to protect Bank and each of its subsidiaries from any adverse loss resulting from risks and liabilities reasonably foreseeable at the date hereof, and are disclosed on Bank
Schedule 2.13. All material claims thereunder have been filed in a due and timely fashion. Since December 31, 1988, neither Bank nor any of its subsidiaries has ever been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request).

     Section 2.14. Contracts.

     (a) Except as set forth in Bank Schedule 2.14(a), neither Bank nor any of its subsidiaries is a party to and neither they nor any of their assets are bound by any written or oral lease or license with respect to any property, real or personal, as tenant or licensee involving an annual consideration in excess of $50,000.

     (b) Except as set forth in Bank Schedule 2.14(b), neither Bank nor any of its subsidiaries is a party to and neither they nor any of their assets is bound by any written or oral: (i) employment or severance contract (including, without limitation, any collective bargaining contract or union agreement) which is not terminable without penalty by Bank or a subsidiary, as appropriate, on 60 days' or less notice; (ii) contract or commitment for capital expenditures in excess of $50,000 in the aggregate for any one project or in excess of $150,000 in the aggregate for all projects; (iii) contract or commitment whether or not made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving consideration in excess of $50,000 (including advertising and consulting agreements and retainer agreements with attorneys, accountants, actuaries, or other professionals); (iv) contract or option to purchase or sell any real or personal property involving consideration in excess of $50,000; or (v) other contracts material to the business of Bank and its subsidiaries taken as a whole and not made in the ordinary course of business.

     (c) Except as previously disclosed to UJB, neither Bank nor any of its subsidiaries is a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which, in the reasonable opinion of management of Bank, is materially adverse, onerous, or harmful to any aspect of the business of Bank and its subsidiaries taken as a whole.

     Section 2.15. Interest of Management and Affiliates. All loans presently on the books of Bank or any of its subsidiaries to its present or former directors or executive officers, or their related interests, affiliates, associates, or any members of their immediate families, have been made in the ordinary course of business and on the same terms and interest rates as those prevailing for comparable transactions with others and do not involve more than the normal risk of repayment or present other unfavorable features. Except as set forth in Bank
Schedule 2.15, no present or former officer or director of Bank or any of its subsidiaries or any of their associates or any members of their immediate families has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Bank or any of its subsidiaries except for the normal rights of a shareholder; no such person is indebted to or has a contract or commitment for the purchase or sale of real or personal property, materials, supplies or services in excess of $10,000 per annum or for longer than one year whether or not in the ordinary course of business with Bank or any of its subsidiaries, except for normal business expense advances and loans or other extensions of credit of not more than $25,000 in the aggregate; neither Bank nor any of its subsidiaries has any commitment, whether written or oral, to lend any funds to any such person; and neither Bank nor any of its subsidiaries is indebted to any such person except for deposits taken in the ordinary course of business and amounts due for normal compensation or reimbursement of expenses incurred in furtherance of the business of such person's employer and reimbursable according to a policy of Bank or such subsidiary, as appropriate, as in effect immediately prior to the date hereof. Except as set forth in Bank Schedule 2.15, the consummation of the transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, the lapse of time, or the giving of notice and failure to cure) result in any payment (severance or other) becoming due from Bank or any of its subsidiaries or any successor or assign thereof to any director, officer or employee of Bank or any of its subsidiaries or any successor or assign of such subsidiary.

     Section 2.16. Pension and Benefit Plans.

     (a) Neither Bank nor any of its subsidiaries maintains an employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or has made any contributions to any such employee pension benefit plan except employee pension benefit plans listed in Bank Schedule 2.16(a) (individually a "Bank Plan" and collectively the "Bank Plans"). In its present form each Bank Plan complies in all material respects with all applicable requirements under ERISA and the Code. Except as disclosed in Bank Schedule 2.16(a), each Bank Plan and the trust created thereunder is qualified and exempt under Sections 401(a) and 501(a) of the Code, and Bank or the subsidiary whose employees are covered by such Bank Plan has received from the IRS a determination letter to that effect. Each Bank Plan has been administered and communicated to the participants and beneficiaries in all material respects in accordance with its terms and ERISA. Except as disclosed in Bank Schedule 2.16(a), no employee or agent of Bank or any subsidiary whose employees are covered by a Bank Plan has engaged in any action or has failed to act in such manner that, as a result of such action or failure: (i) the IRS could revoke, or refuse to issue (as the case may be), a favorable determination as to such Bank Plan's qualification and the associated trust's exemption or impose any liability or penalty under the Code, or (ii) a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under such

Bank Plan or has been misled as to his or her rights under such Bank Plan.
No Bank Plan is subject to Section 412 of the Code or Title IV of ERISA. Except as disclosed in Bank Schedule 2.16(a), no person has engaged in any prohibited transaction involving any Bank Plan or associated trust within the meaning of
Section 406 of ERISA or Section 4975 of the Code. All reports, filings, disclosures, and other communications which have been required to be made to the participants and beneficiaries, other employees, the SEC, the IRS, the U.S. Department of Labor, or any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation have been made in a timely manner and all such reports and communications were true and correct in all material respects. Except as disclosed in Bank Schedule 2.16(a), no liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. "ERISA Affiliate" where used in this Agreement means any trade or business (whether or not incorporated) which is a member of a group of which Bank is a member and which is under common control within the meaning of Section 414 of the Code. Except as disclosed in Bank Schedule 2.16(a), there are no unfunded benefit or pension plans or arrangements or any individual agreements, whether qualified or not, to which Bank or any of its subsidiaries or ERISA Affiliates has any obligation to contribute. There has been no change in control of any Bank Plan since the last effective date of any such change of control disclosed to UJB in Bank Schedule 2.16(a).

     (b) All bonus, deferred compensation, profit-sharing, retirement, pension, stock option, stock award and stock purchase plans and all other employee benefit plans with an annual cost in excess of $25,000 other than medical, major medical, disability, life insurance or dental plans covering employees generally, maintained by Bank or any of its subsidiaries (collectively "Benefit Plans") are listed in Bank Schedule 2.16(b) and, except as disclosed thereon, comply in all material respects with all applicable requirements imposed by the Securities Act, the Exchange Act, ERISA, the Code, and all applicable rules and regulations thereunder. Except as disclosed on Bank Schedule 2.16(b), the Benefit Plans have been administered and communicated to the participants and beneficiaries in all material respects in accordance with their terms and ERISA, and no employee or agent of Bank or any of its subsidiaries has engaged in any action or failed to act in such manner that, as a result of such action or failure: (i) the IRS could revoke, or refuse to issue, a favorable determination as to a Benefit Plan's qualification and any associated trust's exemption or impose any liability or penalty under the Code; or (ii) a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under the Benefit Plans or has been misled as to their rights under the Benefit Plans. All reports, filings, disclosures, and other communications which have been required to be made to the participants and beneficiaries, other employees of Bank or any of its subsidiaries, the SEC, the IRS, the U.S. Department of Labor, the PBGC, and any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation have been made in a timely manner and all such reports and communications were true and correct in all material respects. No material liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements.

     Section 2.17. Fidelity Bonds. Since at least January 1, 1989, Bank and each of its subsidiaries has continuously maintained fidelity bonds insuring them against acts of dishonesty by each of the respective insured's employees in such amounts as are customary, usual and prudent for organizations of its size and business. All material claims thereunder have been filed in a due and timely fashion. Since January 1, 1989, the aggregate amount of all claims under such bonds has not exceeded the policy limits of such bonds (excluding, except in the case of excess coverage, a deductible amount of not more than $30,000) and neither Bank nor any of its subsidiaries is aware of any facts which would form the basis of a claim or claims under such bonds aggregating in excess of the applicable deductible amounts under such bonds. Neither Bank nor any of its subsidiaries has reason to believe that its respective fidelity coverage will not be renewed by its carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Bank's and its subsidiaries' past claim experience.

     Section 2.18. Labor Matters. Hours worked by and payment made to employees of Bank and each of its subsidiaries have not been in violation of the Fair Labor Standards Act or any applicable law dealing with such matters; and all payments due from Bank and each of its subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Bank or its appropriate subsidiary. Bank is in compliance with all other laws and regulations relating to the employment of labor, including all such laws and regulations relating to collective bargaining, discrimination, civil rights, safety and health, plant closing (including the Worker Adjustment Retraining and Notification Act), workers' compensation and the collection and payment of withholding and Social Security and similar taxes, except for any immaterial non-compliance. No labor dispute, strike or other work stoppage has occurred and is continuing or is threatened with respect to Bank or any of its subsidiaries. No employee of Bank or any of its subsidiaries has been terminated, suspended, disciplined or dismissed under circumstances that are likely to result in a material claim, suit, action, complaint or proceeding against Bank or any of its subsidiaries. No employees of Bank or any of its subsidiaries are unionized nor has such union representation been requested by any group of employees or any other person within the last two years. There are no organizing activities involving Bank pending with, or, to the knowledge of Bank, threatened by, any labor organization or group of employees of Bank.

     Section 2.19. Books and Records. The minute books of Bank and each of its subsidiaries contain complete and accurate records of and fairly reflect all actions taken at all meetings and accurately reflect all other corporate action of the shareholders and the boards of directors and each committee thereof. The books and records of Bank and each of its subsidiaries fairly and accurately reflect the transactions to which Bank and each of its subsidiaries is or has been a party or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

     Section 2.20. Concentrations of Credit. Except as disclosed on Bank
Schedule 2.20, no customer or affiliated group of customers (a) is owed by Bank or any subsidiary of Bank an aggregate amount equal to more than 5% of the shareholders' equity of Bank or such subsidiary (including deposits, other debts and contingent liabilities) or (b) owes to Bank or any of its subsidiaries an aggregate amount equal to more than 5% of the shareholders' equity of Bank or such subsidiary (including loans and other debts, guarantees of debts of third parties, and other contingent liabilities).

     Section 2.21. Trademarks and Copyrights. Neither Bank nor any of its subsidiaries has received notice or otherwise knows that the manner in which Bank or any of its subsidiaries conducts its business including its current use of any material trademark, trade name, service mark or copyright violates asserted rights of others in any trademark, trade name, service mark, copyright or other proprietary right.

     Section 2.22. Equity Interests. Except as disclosed in Bank Schedule 2.22, neither Bank nor any of its subsidiaries owns, directly or indirectly, any equity interest, other than by virtue of a security interest securing an obligation not presently in default, in any bank, corporation, partnership or other entity, except: (a) in a fiduciary capacity; or (b) an interest valued at less than $25,000 acquired in connection with a debt previously contracted.

     Section 2.23. Environmental Matters. Except as set forth in Bank Schedule 2.23, no Hazardous Substances (as hereinafter defined) have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on (1) any property now owned, occupied or leased ("Present Property") by Bank or any of its subsidiaries, (2) any property previously owned, occupied or leased ("Former Property") by Bank or any of its subsidiaries during the time of such previous ownership, occupancy or lease; or (3) any Participation Facility (as hereinafter defined) during the time that Bank or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility. Neither Bank nor any of its subsidiaries has disposed of, or arranged for the disposal of, Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances from a Participation Facility during the time that Bank or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility. No Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any Loan Property (as hereinafter defined), nor is there, with respect to any such Loan Property, any violation of environmental law which could materially adversely affect the value of such Loan Property to an extent which could prevent or delay Bank or any of its subsidiaries from recovering the full value of its loan in the event of a foreclosure on such Loan Property.

     As used in this Agreement, (a) "Participation Facility" shall mean any property or facility of which the relevant person or entity (i) has at any time participated in the management or (ii) may be deemed to be or to have been an owner or operator, (b) "Loan Property" shall mean any real property in which the relevant person or entity holds a security interest in an amount greater than $30,000 and (c) "Hazardous Substances" shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Federal or state law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata) and (ii) friable asbestos, polychlorinated biphenyls, urea formaldehyde, and petroleum and petroleum-based products.

     It shall be considered material for all purposes of this Agreement if the cost of taking all remedial or other corrective actions and measures (as required by applicable law, as recommended or suggested by phase two investigation reports or as may be prudent in light of serious life, health or safety concerns) with respect to matters required to be disclosed pursuant to this Section 2.23 but not so disclosed, is in the aggregate in excess of $1,000,000, as reasonably estimated by an environmental expert retained for such purpose by UJB, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty.

                                  ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF UJB AND UJBANK

     UJB represents and warrants to Bank as follows:

     Section 3.01. Organization, Capital Stock.

     (a) UJB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with authorized capital stock consisting of 130,000,000 shares of Common Stock, each of par value $1.20, of which 55,468,117 shares were issued and outstanding as of June 30, 1995 and 4,000,000 shares of Preferred Stock, each without par value, of which 600,166 shares of Series B Adjustable Rate Cumulative Preferred Stock ($50 stated value) were issued and outstanding and 600,000 shares of Series R Preferred Stock were reserved for issuance as of June 30, 1995. UJBank is a banking corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with authorized capital stock consisting of 25,000,000 shares of common stock par value $5.00 per share, of which 19,957,687 shares are currently issued and outstanding and 250,000 shares of preferred stock of which 120,000 shares are currently issued and outstanding.

     (b) UJB is qualified to transact business in and is in good standing under the laws of all jurisdictions where the failure to be so qualified would have a material adverse effect on the business, results of operations, assets or financial condition of UJB and its subsidiaries on a consolidated basis (a "UJB Material Adverse Change"). However, a UJB Material Adverse Change will not include a change resulting from a change in law, rule, regulation or generally accepted or regulatory accounting principles, or from any other matter affecting financial institutions or their holding companies generally. The bank subsidiaries of UJB are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization. UJB and its bank subsidiaries have all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease their respective properties, occupy their respective premises, and to engage in their respective businesses and activities as presently engaged in. UJB is duly registered as a bank holding company under the Bank Holding Company Act.

     (c) All issued shares of the capital stock of UJB and of each of its bank subsidiaries have been fully paid, were duly authorized and validly issued, are non-assessable, have been issued pursuant to an effective registration statement and current prospectus under the Securities Act or an appropriate exemption from registration under the Securities Act and were not issued in violation of the preemptive rights of any shareholder. UJB or one of its subsidiaries is the holder and beneficial owner of all of the issued and outstanding capital stock of its bank subsidiaries. No options covering capital stock of UJB or any of its bank subsidiaries, warrants to purchase or contracts to issue capital stock of UJB or any of its bank subsidiaries, or any other contracts, rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from UJB or any of its subsidiaries or obligating them to issue any capital stock, or securities convertible into or exchangeable for shares of capital stock, of UJB or any of its bank subsidiaries are outstanding, in existence, or the subject of an agreement, except for UJB Stock issuable pursuant to employee stock options granted under stock option plans of UJB, UJB Stock issuable pursuant to UJB's Dividend Reinvestment and Stock Purchase Plan, UJB Savings Incentive Plan and 1993 Incentive Stock and Option Plan and Series R Preferred Stock issuable pursuant to the UJB Shareholder Rights Plan.

     Section 3.02. Financial Statements. The financial statements and schedules contained or incorporated in UJB's (a) annual report to shareholders for the fiscal year ended December 31, 1994, (b) annual report on Form 10-K pursuant to the Exchange Act for the fiscal year ended December 31, 1994, (c) quarterly report on Form 10-Q pursuant to the Exchange Act for the fiscal quarter ended March 31, 1995, and (d) news release, the Second Quarter Report dated August 1, 1995 and bank regulatory call report relating to financial results for the fiscal quarter ended June 30, 1995 (the "UJB Financial Statements") are true and correct in all material respects as of their respective dates and each fairly presents, in accordance with generally accepted accounting principles consistently applied, the consolidated balance sheets, statements of income, statements of shareholders' equity and statements of cash flows of UJB and its subsidiaries at its respective date and for the period to which it relates. Except as may otherwise be described therein or in the related notes or in accountants' reports thereon, the UJB Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied. The UJB Financial Statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders the UJB Financial Statements, in light of the circumstances under which they were made, misleading in any respect.

     Section 3.03. No Conflicts. Each of UJB and UJBank is not in, and has received no notice of, violation or breach of, or default under, nor will the execution, delivery and performance of this Agreement by UJB or UJBank, or the consummation of the Merger by UJB and UJBank upon the terms and conditions provided herein (assuming receipt of the Required Consents), violate, conflict with, result in the breach of, constitute a default under, give rise to a claim or right of termination, cancellation, revocation of, or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any rights, permits, licenses, assets or properties material to UJB and its subsidiaries, taken as a whole, or upon any of the capital stock of UJB or UJBank, or constitute an event which could, with the lapse of time, action or inaction by UJB or UJBank, or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of:

     (a) the Restated Certificate of Incorporation or the By-Laws of UJB or UJBank;

     (b) any law, statute, rule, ruling, determination, ordinance, or regulation of any governmental or regulatory authority;

     (c) any judgment, order, writ, award, injunction, or decree of any court or other governmental authority; or

     (d) any material note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement, or other instrument;

to which UJB or UJBank is a party or by which UJB or UJBank, or any of its assets or properties are bound or committed, the consequences of which would be a UJB Material Adverse Change, or enable any person to enjoin the transactions contemplated hereby.

     Section 3.04. Absence of Litigation, Agreements with Bank Regulators. There is no outstanding order, injunction, or decree of any court or governmental or self-regulatory body against or affecting UJB or its subsidiaries which materially and adversely affects UJB and its subsidiaries, taken as a whole, and there are no actions, arbitrations, claims, charges, suits, investigations or proceedings (formal or informal) material to UJB and its subsidiaries, taken as a whole, pending or, to UJB's knowledge, threatened, against or involving UJB or their officers or directors (in their capacity as such) in law or equity or before any court, panel or governmental agency, except as disclosed in the Forms 10-K and 10-Q of UJB referred to in Section 3.02 or as previously provided to Bank. Neither UJB nor any bank subsidiary of UJB is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter to, or has submitted a board of directors resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management. Neither UJB nor any bank subsidiary of UJB, has been advised by any governmental or regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any of the foregoing. UJB and the bank subsidiaries of UJB have resolved to the satisfaction of the applicable regulatory agency any significant deficiencies cited by any such agency in its most recent examinations of each aspect of UJB or such bank subsidiary's business except for examinations received within the 30 days prior to the date hereof.

     Section 3.05. Material Information. The representations and warranties made by UJB in this Agreement and, at the time of filing, all filings made by UJB and its subsidiaries after December 31, 1989 with the SEC and appropriate bank regulatory authorities do not contain any untrue statement of a material fact and do not omit to state any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the extent such filings were subject to the Securities Act or Exchange Act, such filings complied in all material respects with the Securities Act or Exchange Act, as appropriate, and all applicable rules and regulations thereunder of the SEC. UJB has timely made all filings required by the Securities Act and the Exchange Act.

     Section 3.06. Corporate Action. Assuming due execution and delivery by each of the other parties thereto, and subject to the approval by UJB of this Agreement as the sole shareholder of UJBank pursuant to Section 5.14, each of UJB and UJBank has the corporate power and is duly authorized by all necessary corporate action to execute, deliver, and perform this Agreement. The Board of Directors of UJB has taken all action required by law or by the Restated Certificate of Incorporation or By-Laws of UJB or otherwise to authorize the execution and delivery of this Agreement. Approval by the shareholders of UJB of this Agreement, the Merger or the transactions contemplated by this Agreement are not required by applicable law. The sole shareholder and the Board of Directors of UJBank have taken all action required by law or by the Restated Certificate of Incorporation or By-Laws of UJBank or otherwise to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement of UJB enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally.

     Section 3.07. Absence of Changes. Except as disclosed in the UJB Financial Statements, there has not been, since December 31, 1994, any UJB Material Adverse Change and there is no matter or fact which may result in any such UJB Material Adverse Change in the future.

     Section 3.08. Non-bank Subsidiaries. The non-bank subsidiaries of UJB did not, taken in the aggregate, constitute a "significant subsidiary" of UJB, as that term is defined in Rule 1-02(v) of Regulation S-X of the SEC (17 CFR ss.210.1-02(v)), at December 31, 1994.

     Section 3.09. Absence of Undisclosed Liabilities. The UJB Financial Statements are prepared on an accrual basis and reflect all known assets and liabilities. There are no material undisclosed liabilities to the best knowledge of management.

                                  ARTICLE IV.

                               COVENANTS OF BANK

     Bank hereby covenants and agrees with UJB and UJBank that:

     Section 4.01. Preparation of Registration Statement and Applications for Required Consents. Bank will cooperate with UJB in the preparation and filing with the SEC of a Registration Statement on Form S-4 (the "Registration Statement"), including the Bank proxy statement to be included as a part thereof (the "Proxy Statement"), for the registration of the UJB Stock to be issued in connection with the Merger. In connection therewith, Bank will furnish all information concerning Bank reasonably deemed necessary by counsel to UJB for the filing or preparation for filing under the Securities Act of the Registration Statement. Bank will cooperate with UJB and provide such information as may be advisable in obtaining an order of effectiveness for the Registration Statement, appropriate permits or approvals under state securities and "blue sky" laws, the required approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the required approval from the Department of Banking of the State of New Jersey, the listing of the Shares on the New York Stock Exchange (subject to official notice of issuance) and any other governmental or regulatory consents or approvals or the taking of any other governmental or regulatory action necessary or, in the reasonable judgment of UJB, advisable to consummate the Merger (the "Required Consents"). Bank covenants and agrees that all information furnished by Bank for inclusion in the Registration Statement, the Proxy Statement and applications or submissions for the Required Consents will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC, Federal Reserve Board and OCC, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Bank will furnish to Advest, investment bankers advising Bank, such information as they may reasonably request for purposes of the opinion referred to in Section 8.07.

     Section 4.02. Notice of Adverse Changes. Bank will promptly advise UJB in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Bank contained in this Agreement or the Bank Schedules or the materials furnished pursuant to the Post-Signing Disclosure List (as defined in Section 4.09), if made on or as of the date of such event or the Closing Date (as defined at Section 9.01), untrue or inaccurate in any material respect, (b) any Bank Material Adverse Change, (c) any inability or perceived inability of Bank to perform or comply with the terms or conditions of this Agreement, (d) the institution or threat of institution of litigation or administrative proceedings involving Bank or any of its subsidiaries or assets, which, if determined adversely to Bank or any of its subsidiaries, would have a material adverse effect upon Bank and its subsidiaries taken as a whole or the Merger and the related transactions, and
(e) any governmental complaint, investigation, hearing, or communication indicating that such litigation or administrative proceedings are contemplated,
(f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Bank or a subsidiary subsequent to the date hereof and prior to the Effective Time, under any agreement, indenture or instrument to which Bank or a subsidiary is a party or is subject and which is material to the business, operation or condition (financial or otherwise) of Bank and its subsidiaries taken as a whole, and (g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Merger. Bank agrees that the delivery of such notice shall not constitute a waiver by UJB of any of the provisions of Articles VI or VII.

     Section 4.03. Meeting of Shareholders. Bank will call a meeting of its shareholders for the purpose of voting upon this Agreement, the Merger and the transactions contemplated hereby to be held as promptly as practicable and, in connection therewith, will comply with the National Bank Act, the Exchange Act, the New Jersey Banking Act and all regulations promulgated thereunder governing, to the extent appropriate, shareholder meetings and proxy solicitations. In connection with such meeting, Bank shall mail the Proxy Statement to its shareholders and use its best efforts, subject to the fiduciary duties of the Board of Directors of Bank, to obtain shareholder approval of this Agreement, the Merger and the transactions contemplated hereby.

     Section 4.04. Copies of Filings. Without limiting the provisions of Section 4.01, Bank will deliver to UJB, at least twenty-four hours prior to an anticipated date of filing or distribution, all documents to be filed with any bank regulatory authority or to be distributed in any manner to the shareholders of Bank or the public, together with, in the case of all quarterly financial statements provided pursuant to this section, a written opinion of the chief financial officer of Bank to the effect that such financial statements are true, correct and complete in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein, and with the books and records of Bank, and present fairly the consolidated financial position of Bank and its subsidiaries at the date thereof and the results of operations and cash flows for the period covered thereby.

     Section 4.05. No Material Transactions. Until the Effective Time, Bank will not and will not allow any of its subsidiaries to, without the prior written consent of UJB: (a) pay (or make a declaration which creates an obligation to pay) any cash dividends, other than dividends from subsidiaries of Bank to Bank or other subsidiaries of Bank, except that Bank may declare a dividend for each quarter in which UJB, after the date hereof, declares a dividend equal to the dividend so declared by UJB multiplied by 1.3514; (b) fail to coordinate with UJB the declaration of any dividends or the setting of any record or payment dates; (c) declare or distribute any stock dividend or authorize or effect a stock split; (d) merge with, consolidate with, or sell any material asset to any other corporation, bank, or person (except for mergers of subsidiaries of Bank into other subsidiaries of Bank) or enter into any other transaction not in the ordinary course of business; (e) incur any liability or obligation other than intracompany obligations, make or agree to make any commitment or disbursement, acquire or dispose or agree to acquire or dispose of any property or asset (tangible or intangible), make or agree to make any contract or agreement or engage or agree to engage in any other transaction, except transactions in the ordinary course of business and other transactions aggregating not more than $150,000; (f) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of business and for amounts not material in the aggregate to the Bank and its subsidiaries taken as a whole; (g) increase or enter into any agreement to increase the rate of compensation of the employees on the date hereof at an annualized rate exceeding five percent (5%), or pay any employee bonus other than bonuses listed on Bank Schedule 4.05(g) which may be paid to employees pursuant to the bonus plan of Bank and the "staying bonuses" listed on
Schedule 4.05(g) which may be paid to the employees specified on such Schedule if such employee remains in the employ of the Bank through the Closing Date; (h) except as set forth in Bank Schedule 4.05(h), create, adopt or modify any employment or severance arrangement or any pension or profit sharing plan, bonus, deferred compensation, death benefit, retirement or other employee or director benefit plan of whatsoever nature, or change the level of benefits under any such arrangement or plan, or increase any severance or termination pay benefit or any other fringe benefit; (i) distribute, issue, sell or grant any of its Equity Securities or any stock appreciation rights; (j) except in a fiduciary capacity, purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise, or enter into any agreement providing for any of the foregoing transactions; (k) amend, its Articles of Association or its Certificate or Articles of Incorporation or By-laws; (l) modify, amend or cancel any of its existing borrowings other than intra-corporate borrowings and borrowings of federal funds from correspondent banks and the Federal Home Loan Bank of New York or enter into any contract, agreement, lease or understanding, respecting the sale of OREO property with an individual sale price in excess of $50,000 or any contracts, agreements, leases or understandings other than those in the ordinary course of business or which do not involve the creation of any material obligation or release of any material right of Bank or any of its subsidiaries;
(m) create, or accelerate the exercisability of, any stock appreciation rights or options or the release of any restrictions on stock issued under the Benefit Plans; (n) except as otherwise permitted by Section 4.05(e), directly or indirectly through any investment banker, broker, financial or investment advisor or other agent, solicit or initiate, or encourage any unsolicited inquiry respecting, any proposal or offer for, or enter into discussions or negotiate for, or authorize or enter into any agreement or agreement in principle providing for, any merger, consolidation, sale or other disposition of assets or securities, tender offer, exchange offer or other acquisition of outstanding securities issued by it or other business combination or takeover transaction (other than the Merger); (o) except as may be required by court order or decree or required by statute or regulation, furnish or cause to be furnished any information relating to any inquiry or proposal described in the foregoing subsection (n), except information previously made public and any information customarily furnished to the public in the ordinary course of business concerning its business or properties, to any person or entity making any inquiry or proposing any transaction described in subsection (n), other than UJB; or (p) make any employer contribution to a Bank Plan or a Benefit Plan which under the terms of the particular Plan is voluntary and within the sole discretion of the Bank to make. In addition, Bank will notify UJB by telephone to its chief executive officer or general counsel promptly upon receipt of any inquiry with respect to a proposed merger, consolidation, business combination, assets acquisition or disposition, tender offer or other takeover transaction with another person or receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of Bank or any of its subsidiaries or assets by another party, and will immediately deliver as soon as possible by facsimile transmission, receipt acknowledged, to the UJB officer notified as required above a copy of any document relating thereto promptly after any such document is received by Bank. Anything in clauses (n) or (o) of the foregoing sentence to the contrary notwithstanding, Bank may, after written notice to UJB, respond to unsolicited inquiries from third parties and/or engage in discussions with third parties and/or furnish information to third parties, if, in each case, it receives a written opinion of its counsel that to fail to do so would constitute a breach or failure on the part of members of the Bank's Board of Directors to perform the fiduciary duties of their office.

     Section 4.06. Operation of Business in Ordinary Course. Bank, on behalf of itself and its subsidiaries, covenants and agrees that from and after the date hereof and until the Effective Time, it and its subsidiaries: (a) will carry on their business diligently and substantially in the same manner as heretofore and will not institute any unusual or novel methods of management or operation of their properties or business and will maintain such in their customary manner;
(b) will use their best efforts to continue in effect their present insurance coverage on all properties, assets, business and personnel; (c) will use their best efforts to preserve their business organization intact, preserve their present relationships with customers, suppliers, and others having business dealings with them, and keep available their present employees, provided, however, that Bank or any of its subsidiaries may terminate any employee for unsatisfactory performance or other reasonable business purpose, and provided further, however, that Bank will notify and consult with UJB prior to terminating any of the five highest paid employees of Bank; (d) will use their best efforts to continue to maintain fidelity bonds insuring Bank and its subsidiaries against acts of dishonesty by each of their employees in such amounts (not less than present coverage) as are customary, usual and prudent for corporations or banks, as the case may be, of their size; (e) will not do anything or fail to do anything which will cause a breach of or default under any representation, warranty or covenant of Bank or any contract, agreement, commitment or obligation to which they or any one of them is a party or by which they or any of their assets or properties may be bound or committed if the consequence of such, individually or in the aggregate, may have a material adverse effect on Bank and its subsidiaries taken as a whole; and (f) will not change their methods of accounting in effect at December 31, 1994, or change any of their methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of their Federal income tax returns for the taxable year ending December 31, 1994, except as required by changes in laws, regulations or generally accepted accounting principles or changes that are to a preferable accounting method, and approved in writing by Bank's independent certified public accountants.

     Section 4.07. Further Actions. Bank will: (a) execute and deliver such instruments and take such other actions as UJB may reasonably require to carry out the intent of this Agreement; (b) use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its best efforts, subject to the qualification with respect to the fiduciary duties of the Board in
Section 4.03, so that the other conditions precedent to the obligations of UJB set forth in Articles VI and VII hereof are satisfied.

     Section 4.08. Cooperation. Until the Effective Time, Bank will give to UJB and to its representatives, including its accountants, KPMG Peat Marwick LLP, and its legal counsel, full access during normal business hours to all of its property, documents, contracts and records, will provide such information with respect to its business affairs and properties as UJB from time to time may reasonably request, and will cause its managerial employees, counsel and independent certified public accountants to be available on reasonable request to answer questions of UJB's representatives covering the business and affairs of Bank or any of its subsidiaries.

     Section 4.09. Copies of Documents. As promptly as practicable, but not later than 30 days after the date hereof, Bank will furnish to or make available to UJB all the documents, contracts, agreements, papers, and writings called for by the list or lists provided by UJB to Bank on or prior to the date hereof (the "Post-Signing Disclosure List").

     Section 4.10. Applicable Laws. Bank and its subsidiaries will use their best efforts to comply promptly with all requirements which federal or state law may impose on Bank or any of its subsidiaries with respect to the Merger and will promptly cooperate with and furnish information to UJB in connection with any such requirements imposed upon UJB or on any of its subsidiaries in connection with the Merger.

     Section 4.11. Agreements of Affiliated Shareholders. Bank agrees to furnish to UJB, not later than 10 business days prior to the date of mailing of the Proxy Statement, a list of each person who, in the opinion of Drinker Biddle & Reath, special counsel to Bank, is an affiliate of Bank for the purposes of Rule 145 under the Securities Act (a "Bank Affiliate"), shall cause each Bank Affiliate to enter into, prior to the date of mailing of the Proxy Statement, an agreement, satisfactory in form and substance to UJB, substantially in the form of Exhibit F hereto, and effective prior to such date (an "Affiliate Agreement"), which provides that, among other things, (a) the UJB Stock to be acquired by a Bank Affiliate upon consummation of the Merger (such shares of UJB Stock being sometimes referred to herein as "Acquired Shares") will not be acquired with a view to the sale or distribution thereof except as permitted by Rule 145, (b) the shares of Bank Stock beneficially owned by such person on the effective date of the Affiliate Agreement and the Acquired Shares (collectively, the "Affiliate Shares") will not be disposed of in such a manner as to violate the Securities Act or the Affiliate Agreement and without UJB having first received evidence of compliance with Rule 145 and the Affiliate Agreement (e.g., copies of brokers' representation letters or any other forms customarily required to effectuate a brokers' transaction under Rule 145), in each case satisfactory to UJB (the Office of the Corporate Secretary of UJB can be consulted for guidance on what constitutes satisfactory evidence of compliance),
(c) the certificates representing the Acquired Shares may bear a legend referring to the foregoing restrictions on disposition and UJB may issue to its transfer agent appropriate stop transfer instructions with respect to the Acquired Shares, and (d) in a transfer of Affiliate Shares not complying with Rule 145, each Bank Affiliate will obtain an agreement, and deliver a copy of such to UJB, from the transferee in such a transfer which is substantially similar to an Affiliate Agreement, unless such transferee may under the Securities Act dispose of the Affiliate Shares without registration under the Securities Act and without violation of the Affiliate Agreement.

     Section 4.12. Loans and Leases to Affiliates. All loans and leases hereafter made by Bank or any of its subsidiaries to any of its present or former directors, executive officers, or their respective associates shall be made only in the ordinary course of business and on the same terms and at the same interest rates as those prevailing for comparable transactions with others and shall not involve more than the normal risk of repayment or present other unfavorable features.

     Section 4.13. ERISA. Bank shall maintain and cause each of its ERISA affiliates to maintain Bank Plan assets that are at least equal in value to Plan benefits guaranteed under Title IV of ERISA, and not permit any Prohibited Transaction within the meaning of Section 406 of ERISA to exist.

     Section 4.14. Fee.

     (a) Bank hereby agrees to pay UJB, and UJB shall be entitled to payment of, a fee (the "Fee") of $3,000,000 following the occurrence of a Purchase Event (as defined below); provided that UJB shall have sent written demand for such Fee within 90 days following such Purchase Event; and provided further that the right to receive the Fee shall terminate and be of no further force and effect upon the earliest to occur of:

          (i)  the Effective Time;

          (ii) 24 months after

               (A)  the termination of this Agreement following:

                    (x) the occurrence of a Preliminary Purchase Event (as defined below),

                    (y)  discussions occurring pursuant to the last sentence of
                         Section 4.05, or

                    (z) a determination by the Board of Directors of Bank not to submit this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to Bank's shareholders; or

               (B)  the termination of this Agreement by UJB pursuant to:

                    (x) Section 9.02(a)(ii), other than a termination occurring due to a breach of a Bank representation or warranty existing on the date hereof,

                    (y)  Section 9.02(a)(iii),

                    (z) Section 9.02(b), other than a termination by UJB occurring due to a breach of a Bank representation or warranty existing on the date hereof or a failure of either of the conditions set forth in Section 7.07 or
                         Section 7.09;

               (C)  the termination of this Agreement by Bank pursuant to
                    Section 9.02(a)(iv), other than a termination occurring during such time as UJB shall have failed to perform or observe an agreement set forth in this Agreement which was required to be performed or observed on or prior to the Closing Date and other than a termination due to a failure of the condition set forth at Section 6.01; or

         (iii) termination of this Agreement pursuant to any Section other than those listed in clause (ii)(B) above, provided such termination occurs prior to any Purchase Event or any other event or circumstance described in clause (ii)(A).

Payment of the Fee shall be made in immediately available funds within five business days after delivery of such written demand.

     (b) The term "Preliminary Purchase Event" shall mean any of the following event or transactions occurring after the date hereof:

          (i) The Board of Directors of Bank shall withdraw or modify in a manner adverse to UJB its approval of, or its recommendation to the shareholders of Bank to approve, this Agreement or the transactions contemplated hereby, including, without limitation, the Merger.

          (ii) Bank or any of its subsidiaries (each a "Bank Subsidiary"), without having received UJB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than UJB or any of its subsidiaries (each a "UJB Subsidiary") or the Board of Directors of Bank shall have recommended that the shareholders of Bank approve or accept any Acquisition Transaction with any person other than UJB or any UJB Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or any similar transaction, involving Bank or any Bank Subsidiary, (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Bank or any Bank Subsidiary, or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Bank or any Bank Subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only one or more of Bank and the Bank Subsidiaries.

         (iii) Any person (other than UJB or any UJB Subsidiary) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Bank Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), or (B) any group (as such term "group" is defined in Section 13(d)(3) of the Exchange Act), other than a group of which UJB or any UJB Subsidiary is a member, shall have been formed that beneficially owns 10% or more of the Bank Stock then outstanding.

          (iv) Any person other than UJB or any UJB Subsidiary shall have made a bona fide proposal to Bank or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than UJB or any UJB Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Bank Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Bank Stock (such an offer referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

          (v) After a proposal is made by a third party to Bank or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to Bank to make such a proposal if the Agreement terminates, Bank shall have breached any representation, covenant or obligation contained in this Agreement, other than a breach of a representation existing on the date hereof, and such breach would entitle UJB to terminate this Agreement under Section 9.02 of this Agreement (without regard to the cure periods provided for in said Section 9.02 of this Agreement unless such cure is promptly effected prior to a termination of this Agreement by UJB without jeopardizing consummation of the Merger pursuant to the terms of this Agreement); or

          (vi) The holders of Bank Stock shall not have approved this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement or such meeting shall not have been held or shall have been canceled prior to termination of this Agreement, in each case after any person (other than UJB or any UJB Subsidiary) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the New Jersey Banking Act, the Bank Holding Company Act, the Bank Merger Act or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction.

     (c) The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person, other than UJB or any UJB Subsidiary, alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d)(3) of the Exchange Act), of beneficial ownership of 25% or more of the Bank Stock; or

          (ii) The occurrence of a Preliminary Purchase Event described in subsection (b)(ii) of this Section 4.14 except that the percentage referred to in clause (C) shall be 25%.

     (d) Bank shall notify UJB promptly in writing of its knowledge of the occurrence of any Preliminary Purchase Event or Purchase Event or the occurrence of either of the events or circumstances described at Section 4.14(a)(ii)(A)(y) and Section 4.14(a)(ii)(A)(z); provided, however, that the giving of such notice by Bank shall not be a condition to the right of UJB to the Fee.

     (e) This Section 4.14 shall survive any termination of this Agreement.

     Section 4.15. Confidentiality. All information furnished by UJB to Bank or its representatives pursuant hereto shall be treated as the sole property of UJB and, if the Merger shall not occur, Bank and its representatives shall return to UJB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information, except that any such confidential information or notes or abstracts therefrom presented to the Board of Directors of Bank or any committee thereof for the purpose of considering this Agreement, the Merger and the related transactions may be kept and maintained by Bank with other records of Board, and Board committee, meetings subject to a continuing obligation of confidentiality. Bank shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to: (i) any information which (x) was legally in Bank's possession prior to the disclosure thereof by UJB, (y) was then generally known to the public, or (z) was disclosed to Bank by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, Bank is nonetheless, in the written opinion of its outside counsel, compelled to disclose information concerning UJB to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Bank may disclose such information to such tribunal or governmental body or agency without liability hereunder and shall so notify UJB in advance to the extent practicable. This
Section 4.15 shall survive any termination of this Agreement.

     Section 4.16. Dividend Equivalency. In the event the Exchange Ratio is greater than 1.3514, shareholders of record of Bank at the Effective Time shall become entitled to receive a cash payment per share of Bank Stock held by them at the Effective Time equal in amount to the difference between the dividends per share Bank would have been able to pay pursuant to Section 4.05(a) had the multiplier stated therein been the Exchange Ratio and the dividends per share actually paid by Bank. The payment to which Bank shareholders may become entitled pursuant to this Section 4.16 shall be distributed by UJB simultaneously with the distribution of Shares and Cash In Lieu Amounts provided for in Article I.

     Section 4.17. Dividends. Bank will coordinate with UJB the declaration of any dividends and the record and payment dates thereof so that the holders of Bank Stock will not be paid two dividends for a single calendar quarter with respect to their shares of Bank Stock and any shares of UJB Stock they become entitled to receive in the Merger or fail to be paid one dividend in each calendar quarter.

     Section 4.18. Tax Opinion Certificates. Bank shall execute and deliver to Thompson & Mitchell a tax opinion certificate dated as of the date of effectiveness of the Registration Statement and as of the Closing Date substantially in the form of Exhibit G, and Bank shall use its best efforts to cause each of its executive officers, directors and holders of five percent (5%) or more of outstanding Bank Stock (including shares beneficially held) to execute and deliver to Thompson & Mitchell a tax opinion certificate dated as of the date of effectiveness of the Registration Statement and as of the Closing Date substantially in the form of Exhibit H hereto.

     Section 4.19. Best Efforts to Ensure Pooling. Bank agrees to use, and agrees to cause each of its subsidiaries to use, its and their best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment.

                                   ARTICLE V.

                                COVENANTS OF UJB

     UJB hereby covenants and agrees with Bank that:

     Section 5.01. Approvals and Registrations. Based on such assistance and cooperation of Bank as UJB may reasonably request, UJB will use its best efforts to prepare and file (a) with the SEC, the Registration Statement, (b) with the Federal Reserve Board, an application for approval of the Merger, (c) with the New Jersey Department of Banking, an application for approval of the Merger, and
(d) with the New York Stock Exchange, an application for the listing of the shares of UJB Stock issuable upon the Merger, subject to official notice of issuance, except that UJB shall have no obligation to file a new registration statement or a post-effective amendment to the Registration Statement covering any reoffering of UJB Stock by Bank Affiliates. UJB shall cooperate with Bank in the preparation and filing of the Proxy Statement by Bank with the OCC and, in connection therewith, UJB will furnish all information concerning UJB reasonably deemed necessary by counsel to Bank for such filing or preparation for filing. UJB covenants and agrees that all information furnished by UJB for inclusion in the Registration Statement, the Proxy Statement, and all applications and submissions for the Required Consents will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC, Federal Reserve Board and OCC, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. UJB will furnish to Advest, investment bankers advising Bank, such information as they may reasonably request for purposes of the opinion referred to in Section 8.07.

     Section 5.02. Notice of Adverse Changes. UJB will promptly advise Bank in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of UJB or UJBank contained in this Agreement or the UJB Schedules, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) any UJB Material Adverse Change, (c) any inability or perceived inability of UJB or UJBank to perform or comply with the terms or conditions of this Agreement, (d) the institution or threat of institution of material litigation or administrative proceedings involving UJB or its assets which, if determined adversely to UJB, would have a material adverse effect on UJB and its subsidiaries taken as a whole or the Merger, (e) any governmental complaint, investigation, or hearing or communication indicating that such litigation or administrative proceedings are contemplated, (f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by UJB subsequent to the date hereof and prior to the Effective Time, under any agreement, indenture or instrument to which UJB or UJBank is a party or is subject and which is material to the business, operation or condition (financial or otherwise) of UJB and its subsidiaries taken as a whole, and (g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Merger. UJB agrees that the delivery of such notice shall not constitute a waiver by Bank of any of the provisions of Articles VI or VIII.

     Section 5.03. Copies of Filings. UJB shall promptly provide to Bank copies of the application for approval of the Merger filed with the Federal Reserve Board and the New Jersey Department of Banking and all reports filed by it with the SEC on Forms 10-Q, 8-K and 10-K.

     Section 5.04. Further Actions. UJB will: (a) execute and deliver such instruments and take such other actions as Bank may reasonably require to carry out the intent of this Agreement; (b) use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its best efforts so that the other conditions precedent to the obligations of Bank set forth in Articles VI and VIII hereof are satisfied.

     Section 5.05. Applicable Laws. UJB will use its best efforts to comply promptly with all requirements which federal or state law may impose on UJB with respect to the Merger and will promptly cooperate with and furnish information to Bank in connection with any such requirements imposed upon Bank or on any of its subsidiaries in connection with the Merger.

     Section 5.06. Unpaid Bank Dividends. By virtue of the Merger and without further action on anyone's part, UJB shall assume the obligation of Bank to pay dividends, if any, on Bank Stock which has a record date prior to the Effective Time but are not payable until after the Effective Time.

     Section 5.07. Cooperation. Until the Effective Time, UJB will provide such information with respect to its business affairs and properties as Bank from time to time may reasonably request, and will cause its managerial employees, counsel and independent certified public accountants to be available on reasonable request to answer questions of Bank's representatives covering the business and affairs of UJB or any of its subsidiaries.

     Section 5.08. Confidentiality. All information furnished by Bank to UJB or its representatives pursuant hereto shall be treated as the sole property of Bank and, if the Merger shall not occur, UJB and its representatives shall return to Bank all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information, except that any such confidential information or notes or abstracts therefrom presented to the Board of Directors of UJB or any committee thereof for the purpose of considering this Agreement, the Merger and the related transactions may be kept and maintained by UJB with other records of Board, and Board committee, meetings subject to a continuing obligation of confidentiality. UJB shall, and shall use its best efforts, to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to: (i) any information which (x) was legally in UJB's possession prior to the disclosure thereof by Bank, (y) was then generally known to the public, or (z) was disclosed to Bank by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, UJB is nonetheless, in the written opinion of its counsel, compelled to disclose information concerning Bank to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, UJB may disclose such information to such tribunal or governmental body or agency without liability hereunder and shall so notify Bank in advance to the extent practicable. This Section 5.08 shall survive any termination of this Agreement.

     Section 5.09. Further Transactions. UJB continually evaluates possible acquisitions and may prior to the Effective Time enter into one or more agreements providing for, and may consummate the acquisition by it of another bank, association, bank holding company, savings and loan holding company or other company (or the assets thereof) for consideration that may include UJB Stock. In addition, prior to the Effective Time, UJB may, depending on market conditions and other factors, otherwise determine to issue equity-linked or other securities for financing purposes. Notwithstanding the foregoing, UJB will not take any action that would (i) prevent the transactions and contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) materially impede or delay receipt of any Required Consent or the consummation of the transactions contemplated by this Agreement.

     Section 5.10. Indemnification.

     (a) UJBank shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of Bank or any subsidiary of Bank on or before the Effective Time with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time in accordance with and subject to the requirements and other provisions of UJBank Restated Certificate of Incorporation and By-Laws in effect on the date of this Agreement and applicable provisions of law to the same extent as UJBank is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service for UJBank.

     (b) For a period of six (6) years after the Effective Time, UJBank will use its best efforts to provide to the persons who served as directors or officers of Bank or any subsidiary of Bank on or before the Effective Time insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time comparable in coverage to that provided by UJBank to its own directors and officers, but, if not available on commercially reasonable terms, then coverage substantially similar in all material respects to the insurance coverage provided to them in such capacities at the date hereof; provided, however, that in no event shall UJBank be required to expend more than 200% of the current amount expended by Bank (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and, further provided, that if UJBank is unable to maintain or obtain the insurance called for by this Section 5.10, UJBank shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount. Bank shall renew any existing insurance or purchase any "discovery period" insurance provided for thereunder at UJBank's request.

     (c) This Section 5.10 shall be construed as an agreement as to which the directors and officers of Bank referred to herein are intended to be third party beneficiaries and shall be enforceable by the such persons and their heirs and representatives.

     (d) If UJB or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then in each such case, UJB or such successor or assign shall take such actions as shall be necessary for the successors or assigns of UJBank to assume the obligations set forth in this
Section 5.10.

     Section 5.11. Employee Matters.

     (a) After the Effective Time, UJB may in its discretion maintain, terminate, merge or dispose of (i) the Bank Plans, (ii) the Benefit Plans, and
(iii) all other medical, major medical, disability, life insurance, accidental death and dismemberment insurance, dental, vision care, or other health or welfare plan maintained by Bank (the "Health or Welfare Plans"); provided, however, that any action taken by UJB shall comply with ERISA and other applicable laws, including laws regarding the preservation of employee pension benefit plan benefits and, provided further, that if UJB maintains a plan available to all its employees generally which is similar in character or nature to, or which covers risks similar to those covered by, a Bank Plan, a Benefit Plan or a Health or Welfare Plan available to all Bank employees generally, then, if such Bank plan is terminated by UJB or is otherwise rendered inactive by UJB, UJB shall offer to the former employees of Bank affected by such plan termination or cessation of activity the opportunity to participate in the similar plan of UJB without being subject to any exclusions due to pre-existing conditions and such employees shall be given credit for years of service with Bank for purposes of eligibility, vesting and benefit accrual purposes, except benefit accruals under the UJB Retirement Plan, supplemental employee retirement plans and severance plans.

     (b) After the Effective Time, Bank employees shall not be entitled to participate automatically in benefits plans, programs or arrangements of UJB not maintained by UJB for its employees generally, including without limitation bonus plans, stock option plans, stock award plans, severance plans and reduction in force plans, but shall be allowed to participate if and only if selected for participation by the persons authorized by the terms of such plans to select participants.

     (c) Following the Effective Time, UJBank shall assume the obligations of Bank with respect to the following agreements, policies or plans existing prior to the date hereof which have been disclosed in the Bank Schedules: (i) employment agreements, (ii) stock appreciation rights agreements, (iii) change of control plan (but only with respect to the three participants on the date hereof), (iv) for the nine-month period following the Effective Time, severance policies, but excluding from the coverage of this clause (iv) the President of Bank and the participants in the change of control plan referred to in clause
(iii), and (v) bonus plan, but only with respect to the bonuses listed in Bank
Schedule 4.05(g) payable by Bank with respect to services rendered in 1995 but not paid by Bank at or prior to the Effective Time.

     (d) In the event Bank shall not have terminated the Bank Savings Plan prior to the Effective Time, UJB or UJBank shall terminate the Bank Savings Plan provided such termination would be consistent with accounting for the Merger as a pooling of interests.

     Section 5.12. Best Efforts to Ensure Pooling. UJB agrees to use, and agrees to cause its subsidiaries to use, its and their best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment.

     Section 5.13. Publication of Results of Combined Operations. If the Closing Date is a date within the first or third month of any calendar quarter, UJB will publish financial results including not less than 30 days of post-merger combined operations which shall be published promptly following the first full calendar month following the Closing Date and which shall be in accordance with
Section 201.01 of the SEC's Codification of Financial Reporting Policies, and UJB shall file a Form 8-K for this purpose if necessary.

     Section 5.14. Approval of Sole Shareholder of UJBank. UJBank will call a meeting of its sole shareholder for the purpose of voting upon this Agreement, the Merger and the transactions contemplated hereby to be held as promptly as practicable and, in connection therewith, will comply with the New Jersey Banking Act and all regulations promulgated thereunder governing shareholder meetings. UJB shall at the shareholder meeting so called, or by means of a written consent in lieu of meeting, approve this Agreement, the Merger and the transactions contemplated hereby.

                                  ARTICLE VI.

           CONDITIONS PRECEDENT TO THE RESPECTIVE OBLIGATIONS OF UJB,
                                UJBANK AND BANK

     The respective obligations of UJB, UJBank and Bank under this Agreement to consummate the Merger are subject to the satisfaction of all the following conditions, compliance with which or the occurrence of which may only be waived in whole or in part in writing by UJB, UJBank and Bank:

     Section 6.01. Receipt of Required Consents. UJB, UJBank and Bank shall have received the Required Consents; the Required Consents shall not, in the reasonable opinion of UJB or Bank, contain restrictions or limitations which would materially adversely affect the financial condition of UJB after consummation of the Merger; the Required Consents and the transactions contemplated hereby shall not on the Closing Date be contested by any federal or state governmental authority; and on the Closing Date the Required Consents needed for the Merger shall have been obtained and shall not have been withdrawn or suspended.

     Section 6.02. Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC; no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect on the Closing Date; and no proceeding for that purpose shall have been initiated or, to the knowledge of UJB or Bank, shall be contemplated or threatened by the SEC on the Closing Date.

     Section 6.03. Tax Matters. At the time of effectiveness of the Registration Statement and at the Closing Date, each of UJB and Bank shall have received from Thompson & Mitchell an opinion (the "Tax Opinion"), reasonably satisfactory in form and substance to it, to the effect that (a) the Merger will constitute a reorganization within the meaning of Section 368 of the Code, (b) except with respect to fractional share interests, holders of Bank Stock who receive solely UJB Stock in the Merger will not recognize gain or loss for federal income tax purposes, (c) the basis of such UJB Stock (including any fractional share for which cash is received) will equal the basis of the Bank Stock for which it is exchanged, (d) the holding period of such UJB Stock (including any fractional share for which cash is received) will include the holding period of the Bank Stock for which it is exchanged, assuming that such Bank Stock is a capital asset in the hands of the holder thereof at the Effective Time, and (e) holders of Bank Stock who dissent and receive solely cash in exchange for their Bank Stock will recognize gain or loss, provided that the cash payment does not have the effect of the distribution of a dividend under Code Section 302.

In addition, no condition or set of facts or circumstances shall exist at the Closing Date which will either (x) preclude any of the parties to this Agreement from satisfying the terms or conditions of, or assumptions made in, the Tax Opinions, as the case may be, or (y) result in any of the factual assumptions contained in the Tax Opinions being untrue.

     Section 6.04. Absence of Litigation. At the Closing Date, no investigation by any state or federal agency, and no action, suit, arbitration or proceeding before any court, state or federal agency, panel or governmental or regulatory body or authority, shall have been instituted or threatened against UJB or any of its subsidiaries, or Bank or any of its subsidiaries, that is material to the Merger or to the financial condition of UJB and its subsidiaries taken as a whole or Bank and its subsidiaries taken as a whole, as the case may be. At the Closing Date, no order, decree, judgment, or regulation shall have been entered or law or regulation adopted by any such agency, panel, body or authority which enjoined or has a material adverse effect upon the Merger or on the financial condition of UJB and its subsidiaries taken as a whole or Bank and its subsidiaries taken as a whole, as the case may be.

     Section 6.05. NYSE Listing. At the Closing Date, the shares of UJB Common Stock to be issued in the Merger shall have been listed on the New York Stock Exchange subject to official notice of issuance.

     Section 6.06. Shares of Dissenting Shareholders. The number of shares of Bank Stock, if any, represented by Dissenting Shareholders shall not exceed five percent (5%) of the shares of Bank Stock outstanding on the Closing Date.

                                  ARTICLE VII.

           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UJB AND UJBANK

     The obligation of UJB and UJBank to consummate the Merger is subject to the satisfaction of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by UJB and UJBank in writing:

     Section 7.01. No Adverse Changes. During the period from December 31, 1994 to the Closing Date there shall not have been any Bank Material Adverse Change, and Bank and its subsidiaries shall have not sustained any material loss or damage to their properties, whether or not insured, which materially affects the ability of Bank and its subsidiaries, taken as a whole, to conduct their business.

     Section 7.02. Representations and Covenants. Except with respect to matters resulting from transactions specifically contemplated by this Agreement, all representations and warranties made by Bank in this Agreement and the Bank Schedules and the material furnished pursuant to the Post-Signing Disclosure List shall be true and correct on the date of this Agreement, and in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made on the Closing Date. Bank shall have complied in all material respects with all covenants and agreements contained herein to be performed by Bank on or before the Closing Date.

     Section 7.03. Secretary's Certificate. Bank shall have furnished to UJB a certificate signed by the Secretary of Bank and dated the Closing Date, certifying to the satisfaction of the conditions set forth in Section 7.11 herein and the effectiveness of all resolutions adopted by the Board of Directors (including committees thereof) and shareholders of Bank relating to this Agreement, the Merger Agreement and the Merger and related transactions, a copy of which resolutions shall be attached to such certificate.

     Section 7.04. Officer's Certificate. Bank shall have furnished to UJB a certificate signed by the Chairman or President of Bank, dated the Closing Date, certifying to the satisfaction of the conditions set forth in Sections 6.01, the last paragraph of Section 6.03, and Section 6.04 as they relate to Bank and in Sections 7.01, 7.02, 7.08, 7.09 and 7.12.

     Section 7.05. Opinion of Bank's Counsel. UJB shall have received an opinion of Drinker Biddle & Reath, dated the Closing Date and reasonably satisfactory in form and substance to counsel for UJB, substantially to the effect provided in
Exhibit I.

     Section 7.06. Affiliate Agreements and Tax Opinion Certificates. Each person who is a Bank Affiliate shall have delivered to UJB an executed Affiliate Agreement.

     Section 7.07. Approvals of Legal Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to UJB, and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

     Section 7.08. Consents to Bank Contracts. All consents, approvals or waivers, in form and substance reasonably satisfactory to UJB, required to be obtained in connection with the Merger from other parties to each mortgage, note, lease, permit, franchise, loan or other agreement, or other contract to which Bank or any of its subsidiaries is a party or by which they or any of their assets or properties may be bound or committed, which contract is material to the business, franchises, operations, assets, financial condition or prospects (financial or otherwise) of Bank and its subsidiaries on a consolidated basis, shall have been obtained.

     Section 7.09. Net Worth. The sum of (i), (ii), (iii), (iv) and (v) (where
(i) is the sum of consolidated shareholders' equity and consolidated allowance for loan losses of Bank (as determined in accordance with generally accepted accounting principles consistently applied with those used in preparing the Bank Financial Statements as of December 31, 1994) at the last day of the month preceding the Closing Date, (ii) is the sum of expenses incurred or accrued by Bank in respect of the Merger and related transactions as of the Closing Date and expenses attributable to stock appreciation rights agreements as of the Closing Date, (iii) is the acceleration, if any, in amortization of leasehold improvements arising from notice of termination by Bank of existing leases, (iv) is the net negative effect after June 30, 1995, if any, of mark-to-market accounting for securities available for sale, and (v) is the sum of the "staying bonuses" payable on the Closing Date to the three individuals named on Bank
Schedule 4.05(g) to the extent acrued by the Bank prior to such date) shall be not less than the sum of consolidated shareholders' equity and consolidated allowance for loan losses of Bank (as determined in accordance with generally accepted accounting principles consistently applied with those used in preparing the Bank Financial Statements as of December 31, 1994) at June 30, 1995.

     Section 7.10. FIRPTA Affidavit. Bank shall have delivered to UJB an affidavit of an executive officer of Bank stating, under penalties of perjury, that Bank is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     Section 7.11. Shareholder Approval. The shareholders of Bank, at the meeting contemplated by this Agreement, shall have authorized and approved the Merger and this Agreement and all transactions contemplated by this Agreement as and to the extent required by all applicable laws and regulations and the provisions of Bank's Articles of Association and By-Laws.

     Section 7.12. Absence of Regulatory Agreements. Neither Bank nor any Bank subsidiary shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of directors resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its respective business or has a material adverse effect upon the Merger or upon the financial condition of Bank or Bank and its subsidiaries taken as a whole, and neither Bank nor Bank shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

The receipt of the documents required by this Article VII by UJB shall in no way constitute a waiver by UJB of any of the provisions of or its rights under this Agreement.

                                  ARTICLE VIII

                 CONDITIONS PRECEDENT TO THE OBLIGATION OF BANK

     The obligation of Bank to consummate the Merger is subject to the satisfaction of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Bank in writing:

     Section 8.01. No Adverse Changes. During the period from December 31, 1994 to the Closing Date there shall not have been any UJB Material Adverse Change, and UJB and its subsidiaries shall not have sustained any material loss or damage to their properties, whether or not insured, which materially affects the ability of UJB and its subsidiaries, taken as a whole, to conduct their business.

     Section 8.02. Representations and Covenants. Except with respect to matters resulting from transactions specifically contemplated by this Agreement, all representations and warranties made by UJB in this Agreement shall be true and correct on the date of this Agreement and, in all material respects, on the Closing Date with the same force and effect as if such representations and warranties were made on the Closing Date. UJB shall have complied in all material respects with all covenants and agreements contained herein or therein to be performed by UJB on or before the Closing Date. The entry by UJB after the date hereof into any agreement to acquire any company or other entity, the issuance of up to $400 million of debt equity, and the issuance of Series R Preferred Stock pursuant to UJB's Shareholder Rights Plan, the redemption or repurchase by UJB of its Common Stock, Series B Adjustable Rate Cumulative Preferred Stock, the Rights attached to UJB Common Stock or the Series R Preferred Stock issuable pursuant to UJB's Shareholder Rights Plan, and any transactions reasonably necessary or appropriate in connection therewith, are specifically permitted by this Agreement.

     Section 8.03. Secretary's Certificate. UJB shall have furnished to Bank a certificate signed by the Secretary of UJB and dated the Closing Date, certifying to the satisfaction of the condition set forth in Section 6.05 and the effectiveness of all resolutions adopted by the Board of Directors (including committees thereof) of UJB relating to this Agreement, the Merger Agreement and the Merger and related transactions, a copy of which resolutions shall be attached to such certificate.

     Section 8.04. Officer's Certificate. UJB shall have furnished to Bank a certificate signed by the Chairman, Vice Chairman, President or an Executive Vice President of UJB, dated the Closing Date, certifying to the satisfaction of the conditions set forth at Sections 6.01 and 6.02, the next to last paragraph of Section 6.03, and Section 6.04 as they relate to UJB and Sections 8.01, 8.02 and 8.08.

     Section 8.05. Opinions of UJB Counsel. Bank shall have received an opinion of General Counsel for UJB, dated the Closing Date and reasonably satisfactory in form and substance to counsel for Bank, substantially to the effect provided in Exhibit J.

     Section 8.06. Approvals of Legal Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to Bank, and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

     Section 8.07. Fairness Opinion. The Proxy Statement shall have contained the favorable signed opinion of Advest, dated the date of the Proxy Statement or not more than five business days prior thereto, regarding the fairness from a financial point of view of the consideration to be received by the shareholders of Bank in the Merger.

     Section 8.08. Absence of Regulatory Agreements. Neither UJB nor any of its bank subsidiaries shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of directors resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of UJB's business or has a material adverse effect upon the Merger or upon the financial condition of UJB and its subsidiaries taken as a whole, except for such of the foregoing as was previously disclosed to Bank, and neither UJB nor any of its bank subsidiaries shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

     Section 8.09. Bank Shareholder Approval. The shareholders of Bank, at the meeting contemplated by this Agreement, shall have authorized and approved the Merger and this Agreement and all transactions contemplated by this Agreement as and to the extent required by all applicable laws and regulations and the provisions of Bank's Articles of Association and By-Laws.

     Section 8.10. UJBank Shareholder Approval. UJB as sole shareholder of UJBank shall have authorized and approved the Merger, this Agreement and all transactions contemplated by this Agreement, either pursuant to a meeting held for that purpose or by means of a written consent of sole shareholder, as and to the extent required by all applicable laws and regulations and the provisions of UJBank's Restated Certificate of Incorporation and By-Laws.

The receipt of the documents required by this Article VIII by Bank shall in no way constitute a waiver by Bank of any of the provisions of or its rights under this Agreement.

                                   ARTICLE IX

                          CLOSING; TERMINATION RIGHTS

     Section 9.01. Closing. Unless a different place and time are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place on a date determined by UJB on at least five business days notice (the "Closing Notice") given to Bank, at the office of UJB, 301 Carnegie Center, Princeton, New Jersey, commencing at 10:00 a.m., which date shall not be later than 45 business days after the last to occur of the following:

     (a) the date of the approval of the Merger by the shareholders of Bank in accordance with Section 7.11;

     (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding, the date that such proceeding has been brought to a conclusion favorable, in the judgment of UJB and Bank, to the consummation of the transactions contemplated herein or such prior date as UJB and Bank shall elect, whether or not such proceeding has been brought to a conclusion; or

     (c) the date of receipt of the last of the Required Consents (and the expiration of any required waiting period required by statute or incorporated into such Required Consents);

Such date is sometimes referred to herein as the "Closing Date". In the Closing Notice, UJB shall specify the "Determination Date" for purposes of determining the Average Price, which date shall be not more than ten business days prior to the Closing Date. At the Closing, the parties will exchange certificates, legal opinions and other documents for the purpose of determining whether the conditions precedent to the obligations of the parties set forth herein have been satisfied or waived. After all such conditions have been satisfied or waived, UJB shall cause to be filed with the New Jersey Department of Banking in accordance with Section 1.06, the Merger Agreement and certifications required under the New Jersey Banking Act. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed so taken, executed and delivered simultaneously, and no proceedings shall be deemed taken or any documents executed or delivered until all have been taken, executed or delivered.

     Section 9.02. Termination Rights.

     (a) The Boards of Directors of Bank and UJB may terminate this Agreement by mutual consent at any time prior to the Effective Time. In addition, if either party shall refuse to close because, on the date on which the Closing must be held as determined by Section 9.01, all the conditions precedent to its obligation to close under Article VI shall not have been met, the Board of Directors of such party may terminate this Agreement by giving written notice of such termination to the other party. Furthermore, the Board of Directors of either party may terminate this Agreement in the event that:

          (i) the shareholders of Bank at the meeting of shareholders contemplated by Section 4.03, called for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement, upon voting, shall have failed to approve by the requisite vote, or

          (ii) a material breach of a warranty or representation or covenant made by the other party shall have occurred and such breach has not been cured, or is not capable of being cured, within 30 days after written notice of the existence thereof shall have been given to the other party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (iii) Bank's investment banker is unable to deliver to Bank by November 30, 1995 the opinion required by Section 8.07; or

          (iv) the Closing is not consummated on or before June 30, 1996, unless the failure of such occurrence shall be due solely to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date.

     (b) If either party shall refuse to close because, on the date on which the Closing must be held as determined by Section 9.01, all the conditions to its obligation to close (other than a condition set forth in Article VI) shall not have been met (other than a failure of the condition set forth at Section 7.11 or 8.07 due to the circumstances set forth in Section 9.02(a)(i) hereof or a failure of the condition set forth at Section 8.07 due to the circumstances set forth at Section 9.02(a)(iii) hereof), the Board of Directors of such party may terminate this Agreement by giving written notice of such termination to the other party.

     (c) Upon a termination of this Agreement pursuant to this Section 9.02 or
Section 1.03(a)(2)(C) hereof:

          (i) the obligations of the parties under this Agreement (except for those under this Section 9.02 and Sections 4.14, 4.15 and 5.08) shall terminate and be of no further force or effect and each party shall be mutually released and discharged from liability to the other party or to any third parties hereunder except for any liability arising out of any uncured wilful breach of any covenant or other agreement contained herein or any fraudulent breach of a representation or warranty contained herein, and

          (ii) no party shall be liable to any other party for any costs or expenses paid or incurred in connection herewith by such other party, except that expenses incurred in connection with printing the Proxy Statement and the Registration Statement, and the filing fees of regulatory authorities or self-regulatory organizations, shall be borne equally by UJB and Bank; provided, however, that: (A) if Bank terminates this Agreement pursuant to Section 9.02(a)(ii) or Section 9.02(b), UJB shall reimburse Bank for its out-of-pocket expenses reasonably incurred in connection with this Agreement, including counsel fees and the printing and filing fees referred to above, but excluding any brokers', finders' or investment bankers' fees; and (B) if UJB terminates this Agreement pursuant to Section 9.02(a)(i) or (a)(ii) or Section 9.02(b), Bank shall reimburse UJB for its out-of-pocket expenses reasonably incurred in connection with this Agreement, including counsel fees and the printing and filing fees referred to above, but excluding any brokers', finders' or investment bankers' fees.

     (d) Notwithstanding any termination of this Agreement, (i) Bank shall indemnify and hold UJB harmless from and against any claim by any broker or finder asserting a right to brokerage commissions or finders' fees as a result of any action allegedly taken by or understanding allegedly reached with Bank and (ii) UJB shall indemnify and hold Bank harmless from and against any claim by any broker or finder asserting a right to brokerage commissions or finders' fees as a result of any action allegedly taken by or understanding allegedly reached with UJB.

     (e) Except as provided otherwise herein in the event of a termination of this Agreement, Bank and its subsidiaries shall bear their own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, provided, however, that UJB shall pay all printing and mailing expenses and filing fees associated with the Registration Statement, the Proxy Statement and regulatory applications.

                                   ARTICLE X

                                 MISCELLANEOUS

     Section 10.01. Press Releases. At all times until the Closing Date or the termination of this Agreement, each party shall promptly advise and consult with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other information to the press or any third party with respect to this Agreement, or the transactions contemplated hereby.

     Section 10.02. Article and Section Headings. Article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.03. Entire Agreement; Amendments. This Agreement, the Bank Schedules, the Post-Signing Disclosure List and the Exhibits hereto and thereto, if any, entered into contemporaneously herewith by the parties hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or therein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby (or in the case of a termination occurring pursuant to Section 9.02 or Section 1.03(a)(2)(C) hereof by the party exercising a right to terminate this Agreement). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof or thereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided in the instrument granting such waiver. The parties hereto may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by the parties, except that, after the meeting described in Section 7.11 hereof, no such amendment or modification shall reduce the amount of, or change the forms of consideration to be received by the shareholders of Bank contemplated by this Agreement, unless such modification is submitted to a vote of the shareholders of Bank.

     Section 10.04. Survival of Representations, Warranties and Covenants. No investigation made by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those representations, covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     Section 10.05. Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given, unless otherwise specified in a particular provision of this Agreement, if placed in the mail, registered or certified, postage prepaid, or if delivered personally or by courier, receipt requested, or by facsimile transmission, receipt acknowledged addressed as follows:

     UJB or UJBank:                 UJB Financial Corp.
                                    Attn: John G. Collins
                                    301 Carnegie Center
                                    P.O. Box 2066
                                    Princeton, NJ 08543-2066
                                    Telephone No.:  609-987-3422
                                    Facsimile No.:  609-987-3435

     With a copy to:                Richard F. Ober, Jr., Esq.
                                    UJB Financial Corp.
                                    301 Carnegie Center
                                    P.O. Box 2066
                                    Princeton, NJ 08543-2066
                                    Telephone No.:  609-987-3430
                                    Facsimile No.:  609-987-3435

     Bank:                          The Flemington National Bank and
                                    Trust Company
                                    Attn: Nathan C. Collins
                                    56 Main Street
                                    Flemington, NJ 08822
                                    Telephone No.: 908-782-3151
                                    Facsimile No.: 908-782-9787

      With a copy to:               Henry S. Bryans, Esq.
                                    Drinker Biddle & Reath
                                    Philadelphia National Bank Building
                                    Broad & Chestnut Streets
                                    Philadelphia, PA   19107
                                    Telephone No.: 215-988-2823
                                    Facsimile No.:  215-988-2757

or to such other address as such party may designate by notice to the others, which change of address shall be deemed to have been given upon receipt.

     A notice or other communication hereunder shall be deemed delivered (i) if mailed by certified or registered mail to the proper address, with adequate postage prepaid, on the fifth business day following posting or (ii) if delivered by other means, when received by the party to whom it is directed.

         Section 10.06. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws except that matters affecting the validity of corporate action taken by Bank shall be governed by the laws of the United States.

     Section 10.07. Counterparts. This Agreement is being executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     Section 10.08. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 10.09. Extensions; Waivers and Consents. Either party hereto, by written instrument signed by its Chairman, Vice Chairman, President, or Chief Financial Officer, may extend the time for the performance of any of the obligations of the other party hereto, and may waive, at any time before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of Bank, subject to the provisions of Section 10.03 hereof: (i) any inaccuracies of the other party in the representations and warranties in this Agreement or any other document delivered pursuant hereto or thereto; (ii) compliance with any of the covenants or agreements of the other party contained in this Agreement; (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations hereunder or thereunder; and (iv) the satisfaction of any conditions to the obligations of the waiving party hereunder or thereunder. Any consent or approval of a party hereunder shall be effective only if signed by the Chairman, Vice Chairman, President or Chief Financial Officer of such party. Subject to
Section 10.03, no such instrument, consent or approval may modify the form or amount of consideration to be received by the shareholders of Bank.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

         CORPORATE SEAL                          UJB FINANCIAL CORP.

 Attest  /S/ RICHARD F. OBER, JR.          By  /S/  JOHN G. COLLINS
       -------------------------             -----------------------------------
             Richard F. Ober, Jr.,                  John G. Collins
             Secretary                              Vice Chairman of the Board

         CORPORATE SEAL                          UNITED JERSEY BANK

Attest  /S/ RICHARD F. OBER, JR.           By  /S/  JOHN G. COLLINS
        ------------------------             -----------------------------------
            Richard F. Ober, Jr.                    John G. Collins
            Secretary                               Vice Chairman of the Board

          CORPORATE SEAL                    THE FLEMINGTON NATIONAL BANK
                                                  AND TRUST COMPANY

Attest  /S/ VICTORIA C. ARCELLA            By  /S/  NATHAN C. COLLINS
        ------------------------             ----------------------------------
            Victoria A. Arcella                     Nathan C. Collins
            Secretary                               President & Chief
                                                    Executive Officer

                                                                      APPENDIX B

                                ADVEST LETTERHEAD










                                 FORM OF OPINION


                                              December  , 1995

Board of Directors
The Flemington National Ban
56 Main Street
Flemington, New Jersey 08822

Members of the Board:

     The Flemington National Bank and Trust Company ("Flemington"), UJB Financial Corp. ("UJB") and United Jersey Bank, a wholly-owned subsidiary of UJB ("UJBank") have entered into an Agreement and Plan of Merger dated as of August 1, 1995 (the "Agreement"), pursuant to which Flemington will be merged with and into UJBank.

     Pursuant to the Agreement, each outstanding share of Flemington common stock, par value $2.50, will be converted into the right to receive the number of shares of UJB Common Stock ("UJB Common Stock") equal to the exchange ratio (the "Exchange Ratio") determined as set forth below, subject to certain adjustments set forth in the Agreement. For purposes of the Agreement, the Exchange Ratio shall be determined as follows: (i) if the Average Price (as defined in the Agreement) of a share of UJB Common Stock is greater than $37.00, the Exchange Ratio shall be 1.3514; (ii) if the Average Price of a share of UJB Common Stock is equal to or greater than $29.00 and equal to or less than $37.00, the Exchange Ratio shall be equal to the quotient obtained by dividing $50 by the Average Price, and (iii) if the Average Price of a share of UJB Common Stock is less than $29.00, the Exchange Ratio shall be 1.7241 provided, however, that if the Average Price of a share of UJB Common Stock is less than $26.10, Flemington may terminate the Agreement unless UJB agrees that the Exchange Ratio shall be equal to the quotient obtained by dividing $45.00 by the Average Price. In addition, Flemington has the right to declare, set aside or pay cash dividends per share of Flemington common stock equivalent to cash dividends per share declared, set aside or paid by UJB multiplied by the lowest Exchange Ratio provided above up to the Effective Time (the "Equivalent Rate Dividend"), and UJB will be required to make up any difference in cash upon closing if the actual Exchange Ratio is higher.

     The terms and conditions of the proposed transaction are described in more detail in the Agreement. The Agreement also provides for the payment of a $3,000,000 fee to UJB upon the occurrence of certain events specified in the Agreement. The Agreement is expected to be considered by the shareholders of Flemington at a shareholders' meeting and consummated shortly after the receipt of shareholder and state and federal regulatory approvals.

     You have requested our opinion, as investment bankers, as to whether the Exchange Ratio is fair, from a financial point of view, to the shareholders of Flemington.

     In arriving at the opinion set forth below, we have among other things: reviewed the Agreement and the exhibits and schedules thereto; reviewed the Annual Reports on form 10-KSB for Flemington and 10-K for UJB for each of the (three) fiscal year(s) ended December 31, 1994, as well as unaudited financial information for the quarters ended September 30, 1995 for each of Flemington and UJB and earnings press releases for the quarters and nine months ended September 30, 1995; reviewed certain financial information as filed with federal banking agencies for the three years ended December 31, 1994, as well as for the nine months September 30, 1995, for each of Flemington and UJB, including comparative financial and operating data on the banking industry and certain institutions which we deemed to be comparable to both companies; reviewed the historical market prices and trading activity for the common stock of each of Flemington and UJB and compared them with certain publicly-traded companies which we deemed to be comparable to each company; considered the beneficial financial impact to the shareholders of Flemington of the Equivalent Rate Dividend; reviewed certain bank mergers and acquisitions on a state, regional and nationwide basis for institutions which we deemed to be comparable to Flemington and compared the proposed consideration with the consideration paid in such other mergers and acquisitions which we deemed relevant; conducted limited discussions with members of senior management of each of Flemington and UJB concerning the financial condition, business, and prospects of each respective company; and reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In preparing this opinion we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion, and we have not independently verified such information nor we have undertaken an independent evaluation of the assets or liabilities of Flemington or UJB. Advest has been retained by the Board of Directors of Flemington to act as financial advisor to Flemington with respect to the Merger and will receive a fee for its services including a fee for this opinion. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated by us as of the date of this letter. We have assumed for purposes of this opinion that there has been no material change in the financial condition of either Flemington or UJB from that existing on September 30, 1995.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Flemington.

                                     Very truly yours,


                                     ADVEST, INC.


                                     By: ________________________________
                                                  Edward T. Lutz
                                                 Managing Director

                                                                      APPENDIX C
                     SECTION 214a OF THE NATIONAL BANK ACT

(SS)214a. Procedure for conversion, merger, or consolidation;
          vote of stockholders

     A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

(a) Approval of board of directors; publication of notice of stockholders' meeting; waiver of publication; notice by registered or certified mail.

     The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders' meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks:
Provided, that the newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

(b) Rights of dissenting stockholders

     A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversation, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     With respect to the indemnification of directors and officers, Section 5 of
Article IX of the By-Laws of UJB provides:

     Section 5. Indemnification and Insurance. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding, by reason of the fact that he or she is or was a corporate agent of the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a corporate agent or in any other capacity while serving as a corporate agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the laws of the State of New Jersey as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses and liabilities in connection therewith, and such indemnification shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of such corporate agent's heirs, executors, administrators and other legal representatives; provided, however, that except as provided in Section 5(c) of this By-Law, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that the advancement of counsel fees to a claimant other than a claimant who is or was a director or Executive Vice President or higher ranking officer of the Corporation shall be made only when the Board of Directors or the General Counsel of the Corporation determines that arrangements for counsel are satisfactory to the Corporation; and provided, further, that if the laws of the State of New Jersey so require, the payment of such expenses incurred by a corporate agent in such corporate agent's capacity as a corporate agent (and not in any other capacity in which service was or is rendered by such person while a corporate agent, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such corporate agent to repay all amounts so advanced if it shall ultimately be determined that such corporate agent is not entitled to be indemnified under this By-Law or otherwise.

     (b) To obtain indemnification under this By-Law, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 5(b), a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by a claimant who is or was a director or Executive Vice President or higher ranking officer of this Corporation, by independent counsel (as hereinafter defined) in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant; or (2) if the claimant is not a person described in Section 5(b)(1), or is such a person and if no request is made by such a claimant for a determination by independent counsel, (A) by the Board of Directors by a majority vote of a quorum consisting of disinterested directors (as hereinafter defined), or (B) if a quorum of the Board of Directors consisting of disinterested directors is not obtainable or, even if obtainable, such quorum of disinterested directors so directs, by independent counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant. In the event the determination of entitlement to indemnification is to be made by independent counsel at the request of the claimant, the independent counsel shall be selected by the Board of Directors and paid by the Corporation. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 20 days after such determination.

     (c) If a claim under Section 5(a) of this By-Law is not paid in full by the Corporation within thirty days after a written claim pursuant to Section 5(b) of this By-Law has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim, including attorney's fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the laws of the State of New Jersey for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or independent counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the laws of the State of New Jersey, nor an actual determination by the Corporation (including its Board of Directors or independent counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (d) If a determination shall have been made pursuant to Section 5(b) of this By-Law that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 5(c) of this By-Law.

     (e) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this By-Law shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of shareholders or disinterested directors or otherwise. No repeal or modification of this By-Law shall in any way diminish or adversely affect the rights of any corporate agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     (f) The Corporation may maintain insurance, at its expense, to protect itself and any corporate agent of the Corporation or other enterprise against any expense or liability, whether or not the Corporation would have the power to indemnify such person against such expense or liability under the laws of the State of New Jersey.

     (g) If any provision or provisions of this By-Law shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this By-Law (including, without limitation, each portion of any section of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this By-Law (including, without limitation, each such portion of any section of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     (h) For purposes of this By-Law:

          (1) "disinterested director" means a director of the Corporation who is not and was not a party to or otherwise involved in the matter in respect of which indemnification is sought by the claimant.

          (2) "independent counsel" means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this By-Law.

          (3) "corporate agent" means any person who is or was a director, officer, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any subsidiary of the Corporation or of any other enterprise, serving as such at the request of this Corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

          (4) "other enterprise" means any domestic or foreign corporation, other than the Corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

          (5) "expenses" means reasonable costs, disbursements and counsel fees;

          (6) "liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

          (7) "proceeding" means any pending, threatened or completed civil, criminal, administrative, legislative, investigative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

          (8) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation."

     (i) Any notice, request or other communication required or permitted to be given to the Corporation under this By-Law shall be in writing and either delivered in person or sent by facsimile, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

     (j) This By-Law shall be implemented and construed to provide any corporate agent described above who is found to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation the maximum indemnification, advancement of expenses, and reimbursement for liabilities and expenses allowed by law.

     Such provision is consistent with Section 14A:3-5 of the Business Corporation Act of the State of New Jersey, the state of UJB's incorporation, which permits the indemnification of officers and directors, under certain circumstances and subject to specified limitations, against liability which any officer or director may incur in such capacity.

     UJB carries officers' and directors' liability insurance policies which provide coverage against judgements, settlements and legal costs incurred because of actual or asserted acts or omissions of such officers and directors of UJB arising out of their duties as such, subject to certain exceptions, including, but not limited to, damages based upon illegal personal profits or adjudicated dishonesty of the person seeking indemnification. The policies provide coverage of $35,000,000 in the aggregate.

Item 21. Exhibits and Financial Statement Schedules

     (a) Exhibits

     This Registration Statement includes the following exhibits:

Exhibit No.                         Description
-----------                         -----------
 2 Agreement and Plan of Merger dated August 1, 1995, between UJB, and UJBank and Flemington. (Included without exhibits as Appendix A to the Proxy Statement--Prospectus included in this Registration Statement; with exhibits A, B and C incorporated by reference to Exhibit (4) to the Current Report on Form 8-K of UJB, dated August 1,
        1995).
 3(a)   Restated Certificate of Incorporation of UJB, as restated July 1,
        1988, as amended through May 19, 1994 (incorporated by reference to Exhibit (3)A.(i) on Form 10-Q for the quarter ended September 30,
        1994).
  (b) By-Laws of UJB as amended through October 18, 1995 (incorporated by reference to Exhibit (3)(b) to Registration Statement on Form S-4
        No. 33-63783).
 5* Opinion of Richard F. Ober, Jr., Esq. regarding legality of securities being issued.
 8(a)*  Opinion of Thompson & Mitchell, regarding tax matters.
23(a)   Consent of KPMG Peat Marwick LLP (UJB).
  (b)   Consent of KPMG Peat Marwick LLP (Flemington)
  (c)   Consent of KPMG Peat Marwick LLP (Summit)
  (d)*  Consent of Richard F. Ober, Jr., Esq.--included in his opinion filed as
        Exhibit 5 to this Registration Statement.
  (e)*  Consent of Thompson & Mitchell--included in its opinion filed as
        Exhibit 8(a) to this Registration Statement.
----------
* To be filed by amendment

Exhibit No.                         Description
-----------                         -----------

24 Power of Attorney--included on the signature page of this Registration Statement.
99(a)   Form of Proxy.
  (b) Opinion of Advest Inc. (Included as Appendix B to the Proxy Statement--Prospectus included in this Registration Statement).
  (c)*  Consent of Advest, Inc.
  (d)   Agreement and Plan of Merger dated September 10, 1995, between UJB and Summit (incorporated by reference to Exhibit 10(a) to the
        Schedule 13D dated September 11, 1995 filed by UJB with respect to the Common Stock, no par value, of The Summit Bancorporation.
  (e) Summit Stock Option Agreement, dated September 11, 1995 between UJB, as grantee and Summit, as issuer (incorporated by reference to
        Exhibit 10(b) to the Schedule 13D dated September 11, 1995 filed by UJB with respect to the Common Stock, no par value, of The Summit Bancorporation).
  (f) UJB Stock Option Agreement, dated September 11, 1995, between Summit, as grantee and UJB, as issuer (incorporated by reference to Exhibit
        (4) to the Current Report on Form 8-K of UJB, dated September 10,
        1995).
----------
* To be filed by amendment

     (b) Financial Statement Schedules.

     All financial statement schedules either are not required or are included in the notes to the financial statements incorporated by reference herein.

Item 22. Undertakings.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 20 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Windsor, and the State of New Jersey on the 9th day of November, 1995.


                             UJB FINANCIAL CORP.


                             By: /s/  T. JOSEPH SEMROD
                                --------------------------------------
                                T. Joseph Semrod,
                                Chairman of the Board of Directors and President


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Joseph Semrod, John R. Haggerty, William J. Healy and Richard F. Ober, Jr., and each of them, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 9th day of November, 1995 by the following persons in the capacities indicated.


              Signatures                                 Titles
              ----------                                 ------

     /s/   T. JOSEPH SEMROD
--------------------------------------   Chairman of the Board of Directors and
           T. Joseph Semrod                 President (Chief Executive Officer)


     /s/   JOHN R. HAGGERTY
--------------------------------------  Senior Executive Vice President-Finance
           John R. Haggerty                   (Principal Financial Officer)


    /s/    WILLIAM J. HEALY
--------------------------------------  Executive Vice President and Comptroller
           William J. Healy                  (Principal Accounting Officer)


    /s/    ROBERT L. BOYLE
--------------------------------------                  Director
           Robert L. Boyle


    /s/    JOHN G. COLLINS
--------------------------------------                  Director
           John G. Collins


   /s/    T.J. DERMOT DUNPHY
--------------------------------------                  Director
          T.J. Dermot Dunphy


   /s/   ANNE EVANS ESTABROOK
--------------------------------------                  Director
         Anne Evans Estabrook

              Signatures                                 Titles
              ----------                                 ------

   /s/     ELINOR J. FERDON
--------------------------------------                  Director
           Elinor J. Ferdon



--------------------------------------                  Director
            Fred G. Harvey



--------------------------------------                  Director
            John R. Howell


   /s/     FRANCIS J. MERTZ
--------------------------------------                  Director
           Francis J. Mertz


   /s/   GEORGE L. MILES, JR.
--------------------------------------                  Director
         George L. Miles, Jr.


   /s/  HENRY S. PATTERSON II
--------------------------------------                  Director
        Henry S. Patterson II


   /s/  RAYMOND SILVERSTEIN
--------------------------------------                  Director
        Raymond Silverstein


   /s/    JOSEPH M. TABAK
--------------------------------------                  Director
          Joseph M. Tabak

                                  EXHIBIT INDEX

Exhibit No.                         Description
-----------                         -----------
 2 Agreement and Plan of Merger dated August 1, 1995, between UJB, and UJBank and Flemington. (Included without exhibits as Appendix A to the Proxy Statement--Prospectus included in this Registration Statement; with exhibits A, B and C incorporated by reference to Exhibit (4) to the Current Report on Form 8-K of UJB, dated August 1, 1995).

 3(a) Restated Certificate of Incorporation of UJB, as restated July 1, 1988, as amended through May 19, 1994 (incorporated by reference to Exhibit
       (3)A.(i) on Form 10-Q for the quarter ended September 30, 1994).

  (b) By-Laws of UJB as amended through October 18, 1995 (incorporated by reference to Exhibit (3)(b) to Registration Statement on Form S-4, No. 33-63783).

 5* Opinion of Richard F. Ober, Jr., Esq. regarding legality of securities being issued.

 8(a)* Opinion of Thompson & Mitchell, regarding tax matters.

23(a)  Consent of KPMG Peat Marwick LLP (UJB).
  (b)  Consent of KPMG Peat Marwick LLP (Flemington)
  (c)  Consent of KPMG Peat Marwick LLP (Summit)
  (d)* Consent of Richard F. Ober, Jr., Esq.--included in his opinion filed as
       Exhibit 5 to this Registration Statement.
  (e)* Consent of Thompson & Mitchell--included in its opinion filed as Exhibit 8(a) to this Registration Statement.

24 Power of Attorney--included on the signature page of this Registration Statement.

99(a)  Form of Proxy.
  (b) Opinion of Advest Inc. (Included as Appendix B to the Proxy Statement--Prospectus included in this Registration Statement).
  (c)* Consent of Advest, Inc.

99(d) Agreement and Plan of Merger dated September 10, 1995, between UJB and Summit (incorporated by reference to Exhibit 2 to the Current Report on Form 8-K of UJB, dated September 10, 1995).

99(e) Summit Stock Option Agreement, dated September 11, 1995 between UJB, as grantee and Summit, as issuer (incorporated by reference to Exhibit 10(b) to the Schedule 13D dated September 11, 1995 filed by Registrant with respect to the Common Stock, no par value, of The Summit Bancorporation).

99(f) UJB Stock Option Agreement, dated September 11, 1995, between Summit, as grantee and UJB, as issuer (incorporated by reference to Exhibit (4) to the Current Report on Form 8-K of UJB, dated September 10, 1995).

----------
* To be filed by amendment